Exhibit 10.2

MASTER PROFESSIONAL SERVICES AGREEMENT

BETWEEN

KRAFT FOODS GROUP, INC.,

AND

HP ENTERPRISE SERVICES, L.L.C.

As amended and restated pursuant to Amendment 90

KRAFT / HP CONFIDENTIAL

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MASTER PROFESSIONAL SERVICES AGREEMENT

This Master Professional Services Agreement (this “MPSA”) is entered into effective April 27, 2006 (the “Effective Date”) by and between Kraft Foods Group, Inc. (formerly, Kraft Foods Global, Inc.), having a principal place of business at Three Lakes Drive, Northfield, Illinois 60093 (“Kraft”), and HP Enterprise Services, L.L.C. a Delaware limited liability company, having a place of business at 5400 Legacy Drive, Plano, Texas 75024 ( “Supplier”).

WHEREAS, Kraft and Supplier have engaged in extensive negotiations, discussions and due diligence that have culminated in the formation of the contractual relationship described in this Agreement; and

WHEREAS, Kraft desires to procure from Supplier, and Supplier desires to provide to Kraft and the Eligible Recipients, the information technology and other products and services described in this Agreement, on the terms and conditions specified herein;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and of other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, Kraft and Supplier (collectively, the “Parties” and each, a “Party”) hereby agree as follows:

1. BACKGROUND AND OBJECTIVES

1.1	Performance and Management by Supplier.

Kraft desires that certain information technology and other functions and services presently performed and managed by or for Kraft and the Eligible Recipients, as each is described in this Agreement, be performed and managed by Supplier. Supplier has carefully reviewed Kraft’s requirements, has performed all due diligence it deems necessary, and desires to perform and manage such information technology and other business processes and services for Kraft and the Eligible Recipients.

1.2	Goals and Objectives.

The Parties acknowledge and agree that the specific goals and objectives of the Parties in entering into this Agreement are to:

(1)	Reduce Kraft infrastructure capital and operating expenses, both initially and over the Term of this Agreement, in accordance with this Agreement;

(2)	Utilize enabling technologies to add value to Kraft’s business processes;

(3)	Continue to deliver year-on-year cost reductions;

(4)	Design new capabilities and innovations to enable growth;

(5)	Implement common processes and move toward an integrated enterprise-wide reporting system across Kraft;

(6)	Provide committed levels of service quality that are consistent and harmonized across differentiating or core processes;

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(7)	Enhance the morale and career opportunities of displaced employees by transitioning Kraft information technology personnel to positions of opportunity with a first-tier provider of information technology services;

(8)	Gain access to world class capabilities by contracting with a first tier Supplier that can attract the “best and brightest” individuals;

(9)	Enhance the ability of Kraft and its affiliated companies to focus on their core businesses;

(10)	Provide Kraft with a service structure that will enhance its ability to quickly and effectively adapt to changing business requirements and changes in the Kraft business environment;

(11)	Standardize and reduce complexity in similar processes, taking into account relative advantages of cost and functionality;

(12)	Institutionalize ongoing governance to ensure a new way of working is maintained with continuous improvement opportunities;

(13)	Create the potential for sustainable long-term cost savings due to continuous improvement and reduction or spreading of fixed costs over a multi-year period;

(14)	Enhance Kraft’s ability to manage its business to predictable costs;

(15)	Provide a contract structure that will minimize the occurrence of true-ups after the Effective Date that would result in unplanned changes in the Services, Service performance, pricing or to other costs to Kraft;

(16)	Leverage the Supplier’s scale in the procurement of goods and services associated with the agreement;

(17)	Minimize and/or eliminate Third Party Contract breakage penalties and costs;

(18)	Provide the information required to support Kraft’s internal chargeback and support Kraft’s management of individual services and cost; and

(19)	Obtain access to best practices in the area of information technology business processes and services.

1.3	Interpretation.

The provisions of this Article 1 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties’ obligations or alter the plain meaning of this Agreement’s terms and conditions, as set forth hereinafter. However, to the extent the terms and conditions of this Agreement are unclear or ambiguous, such terms and conditions are to be construed so as to be consistent with the background and objectives set forth in this Article 1.

1.4	Effectiveness.

The Parties’ obligations and responsibilities under this Agreement with respect to Services shall commence as of the “GroceryCo Start Date” as defined in that certain Amendment No. 90 to the Legacy

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Agreement (the “Spin-Off Amendment”), as determined pursuant to Section F of such Spin-Off Amendment (including with respect to all Companion Agreements in effect for the Snack Business as of the Start Date under this Agreement).

1.5	Commencement of Services Under this Agreement.

Supplier shall provide the Services set forth in this Agreement from and after the GroceryCo Start Date. Supplement A to this Agreement which sets forth the hosting Services to be provided under this Agreement for Kraft shall also become effective as of the Grocery Start Date. For the avoidance of doubt, the term stated in any Supplement each shall continue without change (e.g., the Term of a novated Supplement will not “reset” upon the GroceryCo Start Date).

2. DEFINITIONS AND DOCUMENTS

2.1	Definitions.

The terms used with initial capital letters in this Agreement shall have the meanings ascribed to them in Schedule 1.

2.2	Other Terms.

The terms defined in this Article include the plural as well as the singular and the derivatives of such terms. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision. Article, Section and Subsection references refer to articles, sections and subsections of this Agreement. The words “include” and “including” shall not be construed as terms of limitation. The words “day,” “month,” and “year” mean, respectively, calendar day, calendar month and calendar year. As stated in Section 21.3, the word “notice” and “notification” and their derivatives shall mean notice or notification in writing. Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

2.3	Framework Approach.

2.3.1	Framework Agreement. The body of this agreement (i.e., the introductory paragraph through Article 21) and all schedules, attachments and exhibits hereto (the “Framework Agreement”) sets forth terms and conditions pursuant to which the Parties may enter into supplementary agreements for the provision of Services.

2.3.2	Supplements and Work Orders. To the extent the Parties desire to enter into an agreement for Supplier to perform Services, the Parties shall execute a supplement to this Framework Agreement, a form for which is set forth in Exhibit 2. Each supplement, together with any schedules, attachments or exhibits thereto and amendments of any of the foregoing, shall be referred to as a “Supplement”. After execution of a Supplement, the Parties may modify the scope or nature of the Services to be provided under such Supplement by executing an amendment referring to such Supplement. Supplements and amendments thereto are not binding on the Parties until fully executed by authorized representatives of each Party.

2.3.3

Relationship of the Framework Agreement and Supplements. For purposes of determining the rights and obligations under a Supplement, the term “Agreement” means, collectively, the Framework Agreement and the Supplements. For all other purposes, the term “Agreement” shall

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mean collectively, the MPSA, the Framework Agreement, and the Supplements. All of the terms and conditions of this Framework Agreement shall be deemed to be incorporated into each Supplement unless otherwise provided in a particular Supplement or unless, given the context of a particular term or condition, the term or condition is clearly inapplicable to such Supplement. For example, if this Framework Agreement contains a term regarding Service Levels, and a particular Supplement does not contain Service Levels, such term would not apply to such Supplement. The terms and conditions of a particular Supplement (including incorporated Framework Agreement terms and conditions as such may have been modified for such Supplement), apply only to such Supplement unless otherwise expressly provided. Thus, for example, a pricing term in Supplement 1 will not apply to Supplement 2 unless otherwise expressly agreed. However, information in a Schedule to the Framework Agreement, for example, Schedule 8, will apply to all Supplements.

2.3.4	References to a Schedule, Attachment, Exhibit or Appendix includes all subparts of such documents. For example, a reference to Schedule 2.6 will be deemed to include reference to Attachments 2.6-A, 2.6-B, and 2.6-C to Schedule 2.6.

2.4	Companion Agreements.

2.4.1	Operation. The Parties will enter into one or more companion agreements to this Agreement between Eligible Recipients outside of the United States and corresponding Supplier Affiliates in those same countries for the purpose of memorializing the implementation of this Agreement with respect to such Eligible Recipients, compliance with Laws applicable to such Eligible Recipients or otherwise to effect the intent of the Parties under this Agreement with respect to such Eligible Recipients (each, a “Companion Agreement”). All references to this Agreement include all Companion Agreements. Each Companion Agreement will be in form of Exhibit 1, unless otherwise agreed by the Parties. Kraft and Supplier agree that the execution of Companion Agreements shall in no way limit or reduce the obligations of either Party under this Agreement, including with respect to the provision of Services to any Eligible Recipient, except (i) for provisions in a particular Companion Agreement that are expressly acknowledged to be an amendment to this Agreement for purposes of such Companion Agreement, or (ii) as required by applicable local law.

2.4.2

Enforcement. Kraft and Supplier acknowledge and agree that with respect to each Companion Agreement, Kraft shall be fully responsible and liable for all obligations of the applicable Eligible Recipient, and Supplier shall be fully responsible and liable for all obligations of itself or any Supplier Affiliate or Subcontractor, as may be applicable. Kraft shall have the right to enforce this Agreement (including the terms of all Companion Agreements) on behalf of each Eligible Recipient that enters into a Companion Agreement, and to assert all rights and exercise and receive the benefits of all remedies (including monetary damages) of each such Eligible Recipient, to the same extent as if Kraft were such Eligible Recipient, subject to the limitations of liability applicable under this Agreement. Supplier shall have the right to enforce this Agreement (including the terms of all Companion Agreements) on behalf of each Affiliate or Subcontractor that enters into a Companion Agreement, and to assert all rights and exercise and receive the benefits of all remedies (including monetary damages) of each such Affiliate or Subcontractor hereunder, to the same extent as if Supplier were such Affiliate or Subcontractor, subject to the limitations of liability applicable under this Agreement. Notwithstanding anything to the contrary in any Companion Agreement, any and all disputes arising under or relating to any Companion Agreement shall be subject to the provisions of Article 19, and under no circumstances shall

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Kraft or any Eligible Recipient, on the one hand, or Supplier or any Supplier Affiliate or Subcontractor, on the other hand, bring or attempt to bring any claim or other action arising under or relating to any Companion Agreement or this Agreement in any jurisdiction except as provided in Article 19. Any amendment, variation or modification to this Agreement will be binding upon each Supplier Affiliate and each Kraft Affiliate to the extent that the provisions of this Agreement apply (expressly or by implication) to the business arrangements entered into by those parties pursuant to the Companion Agreement, whether such Companion Agreement was entered into before or after the said amendment, variation or modification came into effect.

2.5	Associated Contract Documents.

This Agreement includes each of the following Schedules and Exhibits, all of which are attached to this Agreement and incorporated into this Agreement by this reference. Unless otherwise expressly stated, references to specific Schedules include all numbered subsidiary Schedules (e.g., references to Schedule 1 mean, collectively, Schedule 1 and Schedule 1.1, and references to Schedule 2 mean, collectively, Schedules 2.1, 2.2, 2.3, 2.4, and 2.5).

1	Definitions
1.1	Common Terms and Acronyms
5.4	Key Supplier Personnel
6	Governance
7	Kraft Sites
7.1	Kraft Facilities
8	Technical Architecture and Standards
10	Kraft Provided Equipment
11.1	Kraft Software
12.1	Kraft Third Party Contracts
12.3	Transitioned Third Party Contracts
17.1	Data Security
17.2	Physical Security
17.3	Kraft Rules
17.4	Kraft Internal Controls
17.5	Kraft Labor Policies
18	Network Services Demarcation
21.1	Policies and Procedures Manual Content
23	Termination Assistance Services
24.1	Direct Kraft Competitors
24.2	Direct Supplier Competitors
25	Approved Benchmarkers
27	Global Personal Data Protection Principles

Exhibit 1	Form of Companion Agreement
Exhibit 2	Form of Supplement
Exhibit 3	Form of Non-Disclosure Agreement
Exhibit 4	Form of Invoice
Exhibit 5	Form Source Code Escrow Agreement

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3. TERM

3.1	Initial Term and Supplement Term.

Unless otherwise terminated as set forth in Article 20, this Agreement shall remain in effect from the Effective Date until the second anniversary of the first date on which no Supplement is then in effect between the Parties, and the term for each Supplement (each, a “Term” with respect to such Supplement) shall be as set forth therein, unless such Supplement is terminated earlier in accordance with this Agreement.

3.2	Extension.

Supplier shall offer to Kraft complete terms and conditions for renewal of this Agreement, including pricing, at least 12 months prior to any scheduled expiration of the Term. If Kraft desires to renew the applicable Supplement after the corresponding initial Term, Kraft will notify Supplier at least 180 days prior to the scheduled expiration date. If the Parties are unable to reach agreement and execute such renewal at least 30 days prior to the scheduled expiration of the Term, then Kraft, at its sole option, may extend such Term for up to two extension periods of up to one year each, on the terms and conditions then set forth in the applicable Supplement, including applicable pricing and price adjustments specified therein. Unless otherwise agreed by the Parties in writing, no Termination Charges shall be applicable to any termination on or after the expiration of the initial term of the applicable Supplement, unless, during any such extension period, it becomes necessary for Supplier to enter into new commitments (such as refresh of equipment, in order to provide the Services or meet the Service Levels), in which case Termination Charges may be payable with regard to such commitments, provided that Supplier notifies Kraft in advance of such commitments and the associated costs and obtains Kraft’s prior approval thereof, which approval will not be unreasonably withheld.

4. SERVICES

4.1	Overview.

4.1.1	Services. Supplier shall provide the Services to Kraft, and, upon Kraft’s request, to Eligible Recipients and Authorized Users designated by Kraft, including for all Kraft Sites, subject to the initial delay in the start date for Services to be provided in Deferred Countries. The Services shall consist of the following, as they may evolve during the Term of this Agreement or be supplemented, enhanced, modified or replaced:

4.1.1.1	The services, functions, processes and responsibilities described in this Agreement and the applicable Supplements, which include the Technological Evolution and the following:

4.1.1.1.1	the Services described in the applicable Supplement.

4.1.1.1.2	the Transition Services, as described in Section 4.2 and the applicable Supplement;

4.1.1.1.3	the Transformation Services, as described in Section 4.3 and the applicable Supplement; and

4.1.1.1.4	the Termination Assistance Services, as described in Section 4.4 and Schedule 23.

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4.1.1.2	The following additional services, functions, processes and responsibilities, even if not specifically described in this Agreement, so long as they are related to the services, functions, processes and responsibilities described in Section 4.1.1.1 above (provided that, in the event of a direct conflict between the applicable Supplement and the scope of services, functions and responsibilities described in this Section 4.1.1.2, this Section 4.1.1.2 shall not be construed as altering and/or superseding the applicable Supplement):

4.1.1.2.1	for services, functions and responsibilities related to those in the applicable Supplement performed by Supplier for Kraft prior to the Commencement Date, the services, functions and responsibilities other than Projects performed by Supplier for the Snack Business during the 12 months preceding the Commencement Date and not (a) excluded from this Agreement by a specific change to the applicable Supplement or (b) discontinued pursuant to an affirmative decision by Kraft as reflected in a Kraft writing to discontinue such service, function or responsibility;

4.1.1.2.2	for services, functions and responsibilities not performed by Supplier for Kraft prior to the Commencement Date, unless otherwise expressly specified in the applicable Supplement, the services, functions, processes and responsibilities related to the activities described in the applicable Supplement that were performed by Kraft Personnel in the 18 months preceding the Commencement Date (or for Services to be performed in the Deferred Countries such later date as determined in accordance with this Agreement), and not discontinued during such 18 month period so that such discontinued services are not being performed on a recurring basis as of the Commencement Date, by Kraft Personnel who were displaced or whose functions were displaced as a result of this Agreement, including all Affected Personnel (including, for the avoidance of doubt, those services, functions and responsibilities performed by Directed Employees); and

4.1.1.2.3	where a detailed Kraft Base Case is attached to the applicable Supplement, the services, functions, processes and responsibilities reflected in those categories of the Kraft Base Case that Supplier is assuming pursuant to this Agreement.

4.1.2	Included Services. If any services, functions or responsibilities not specifically described in this Agreement are an inherent, necessary or customary part of the Services or are required for proper performance or provision of the Services in accordance with this Agreement, they shall be deemed to be included within the scope of the Services to be delivered for the Charges, as if such services, functions or responsibilities were specifically described in this Agreement.

4.1.3	Commencement of Services. Supplier shall commence providing the Services as follows:

4.1.3.1	in the case of the Transition Services and the Transformation Services, on the date stated in the Transition Plan or Transformation Plan of the applicable Supplement, respectively;

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4.1.3.2	in the case of the Services described in the applicable Supplement, at 12:00:01 a.m., United States Central Time on the Commencement Date (or at such later time as Kraft may specify);

4.1.3.3	in the case of Services comprising Projects, New Services and Termination Assistance Services, on the date determined in accordance with this Agreement or the applicable Supplement; and

4.1.3.4	the value add Services provided pursuant to the applicable Supplement.

4.1.4	Required Resources. Except as otherwise expressly provided in the applicable Supplement or this Agreement, Supplier shall be responsible for providing the facilities, personnel, Equipment, Software, technical knowledge, expertise and other resources necessary to provide the Services.

4.1.5	Supplier Responsibility. Supplier shall be responsible for the provision of the Services in accordance with this Agreement even if, by written agreement of the Parties, such Services are actually performed or dependent upon services performed by (i) Subcontractors, (ii) subject to Section 10.2, non-Supplier Personnel, including Kraft employees, or (iii) subject to Section 6.6, Managed Third Parties.

4.2	Transition Services.

This Section 4.2 shall only apply if a Supplement specifically refers to Transition Services in its Services description.

4.2.1	Transition. During the Transition Period, Supplier shall perform the Transition Services and provide the deliverables described in the Transition Plan, which will be attached to the applicable Supplement. If any services, functions or responsibilities not specifically described in the Transition Plan are an inherent, necessary or customary part of the Transition Services or are required for the proper performance of the Transition Services in accordance with this Agreement, they shall be deemed to be included within the scope of the Transition Services to be delivered for the transition charges, as if such services, functions or responsibilities were specifically described in the Transition Plan. During the Transition Period, Kraft will perform those tasks which are designated to be Kraft’s responsibility in the Transition Plan, provided that, Kraft shall not be obligated to perform any tasks during the Transition Period that are not set forth in such Transition Plan, other than any services, functions or responsibilities that are an inherent, necessary or a customary part of the designated tasks. Unless otherwise agreed, Kraft shall not incur any charges, fees or expenses payable to Supplier or third parties in connection with the Transition Services, other than those charges, fees and expenses specified in the applicable Supplement and those incurred by Kraft in connection with its performance of tasks designated in the Transition Plan as Kraft’s responsibility. During the Transition Period, Supplier shall confer with Kraft regarding the Deferred Countries and the timetable for Supplier’s assumption of responsibility for the Services originating from such Deferred Countries. In addition, after the Commencement Date and until Supplier’s assumption of responsibility therefor, Supplier shall cooperate and coordinate with Kraft’s management of the services originating from such Deferred Countries so as to coordinate such Services with the Services provided by Supplier during such period.

4.2.2	Initial Transition Plan. The initial Transition Plan will be attached to the applicable Supplement. During the 30 days immediately following the Effective Date, Supplier shall

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prepare and deliver to Kraft a detailed Transition Plan for Kraft’s review, comment and approval. The proposed detailed Transition Plan shall describe in greater detail the specific transition activities to be performed by Supplier, but, unless otherwise agreed by Kraft, shall be consistent in all respects with the initial Transition Plan, including the activities, deliverables, Transition Milestones and Deliverable Credits described therein and in the applicable Supplement. Supplier shall address and resolve any questions or concerns Kraft may have as to any aspect of the proposed detailed Transition Plan and incorporate any modifications, additions or deletions to such Transition Plan requested by Kraft, to the extent such modifications, additions or deletions are not inconsistent with the Transition Plan set forth in the applicable Supplement. If approved by Kraft, or if Kraft fails within ten business days of receipt of the Transition Plan to provide any comments and Supplier provides Kraft with notice thereof and an additional seven days to provide comments, the detailed Transition Plan shall be appended to and incorporated in the applicable Supplement.

4.2.3	Transition Plan. The detailed Transition Plan shall identify, among other things, (i) the transition activities to be performed by Supplier and the significant components and subcomponents of each such activity for each Eligible Recipient, (ii) the deliverables to be completed by Supplier, (iii) the date(s) by which each such activity or deliverable is to be completed (the “Transition Milestones”), (iv) Supplier’s plans for the hiring and retention of Transitioned Employees, (v) a process and set of standards acceptable to Kraft to which Supplier will adhere in the performance of the Transition Services and that will enable Kraft to determine whether Supplier has successfully completed the transition and the activities and deliverables associated with each Transition Milestone, including measurable success criteria by each Tower that Supplier must meet before transitioning the work any further, (vi) a process for Kraft to delay all or any part of the transition if Kraft determines that any part of the transition poses a risk or hazard to Kraft’s or an Eligible Recipient’s business interests (without any increase in Supplier’s Charges to the extent Kraft’s determination is based on Supplier’s failure to perform satisfactorily its transition obligations), (vii) the contingency or risk mitigation strategies to be employed by Supplier in the event of disruption or delay, (viii) any transition responsibilities to be performed or transition resources to be provided by Kraft or the Eligible Recipients and (ix) a detailed work plan identifying the specific transition activities to be performed by Supplier Personnel (at the individual or team level, as appropriate) on a weekly basis during the Transition Period. The Transition Plan also shall identify any related documents contemplated by the applicable Supplement and/or required to effectuate the transition to be executed by the Parties.

4.2.4

Performance. Supplier shall perform the Transition Services described in the Transition Plan in accordance with the timetable and the Transition Milestones set forth in the Transition Plan. Supplier shall provide all cooperation and assistance reasonably required or requested by Kraft in connection with Kraft’s evaluation or testing of the deliverables set forth in the Transition Plan. Supplier shall perform the Transition Services in a manner that will not (i) disrupt or have an unnecessary adverse impact on the business or operations of Kraft or the Eligible Recipients, (ii) degrade the Services then being received by Kraft or the Eligible Recipients, or (iii) disrupt or interfere with the ability of Kraft or the Eligible Recipients to obtain the full benefit of the Services, except as may be otherwise provided in the Transition Plan. Prior to undertaking any transition activity, Supplier shall discuss with Kraft all known Kraft-specific material risks and shall not proceed with such activity until Kraft is reasonably satisfied with the plans with regard to such risks (provided that, neither Supplier’s disclosure of any such risks to Kraft, nor Kraft’s acquiescence in Supplier’s plans, shall operate or be construed as limiting Supplier’s responsibilities under this Agreement). Supplier shall identify and resolve, with Kraft’s

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reasonable assistance, any problems that may impede or delay the timely completion of each task in the Transition Plan that is Supplier’s responsibility and shall use commercially reasonable efforts to assist Kraft with the resolution of any problems that may impede or delay the timely completion of each task in the Transition Plan that is Kraft’s responsibility.

4.2.5	Reports. Supplier shall meet at least weekly with Kraft to report on its progress in performing its responsibilities and meeting the timetable set forth in the Transition Plan. Supplier also shall provide written reports to Kraft at least weekly regarding such matters, and shall provide oral reports more frequently if reasonably requested by Kraft. Promptly upon receiving any information indicating that Supplier may not perform its responsibilities or meet the timetable or Transition Milestones set forth in the Transition Plan, Supplier shall notify Kraft in writing of material delays and shall identify for Kraft’s consideration and reasonable approval specific measures to address such delay and mitigate the risks associated therewith.

4.2.6	Suspension or Delay of Transition Activities. Kraft reserves the right, in its sole discretion and subject to Change Control Procedures, to suspend or delay the performance of the Transition Services and/or the transition of all or any part of the Services. If Kraft elects to exercise this right and Kraft’s decision is based, at least in material part, on reasonable concerns about Supplier’s ability to perform the Services or Supplier’s failure to perform its obligations under this Agreement, Kraft shall not incur any additional Charges or reimbursable expenses in connection with such decision. If Kraft’s decision is not based in material part on reasonable concerns about Supplier’s ability to perform the Services or Supplier’s failure to perform its obligations under this Agreement, Kraft shall reimburse Supplier for any additional costs reasonably incurred by Supplier as a result of such decision, but only to the extent Supplier notifies Kraft in advance of such costs, obtains Kraft’s approval prior to incurring such costs, and uses commercially reasonable efforts to minimize such costs. The Parties acknowledge that the Transition Milestones and any Service or Service Levels directly dependent upon achieving those Milestones may be equitably adjusted as a result of Kraft's decision to delay the performance of the Transition Services and/or the transition of all or any part of the Services.

4.2.7	Failure to Meet Transition Milestones. The Parties acknowledge and agree that the Transition Plan specifies various Transition Milestones by which Transition activities and/or deliverables are to be completed. Supplier recognizes that its failure to meet the Transition Milestones may have a material adverse impact on the business and operations of Kraft and the Eligible Recipients and that the damages resulting from Supplier’s failure to meet such Transition Milestones are not capable of precise determination. Accordingly, if Supplier fails to meet a Transition Milestone, then, in addition to any other remedies available to Kraft under this Agreement, at law, or in equity, and subject to any exceptions to meeting Service Levels or Transition Milestones set forth in the applicable Supplement, Supplier shall be subject to the imposition of the Deliverable Credits specified in the applicable Supplement for such Transition Milestone, as compensation for Kraft’s damages and not as a penalty. If Kraft recovers other monetary damages from Supplier as a result of Supplier’s failure to meet one or more Transition Milestones, Supplier shall be entitled to set off against such damages any Deliverable Credits paid for the failures giving rise to such recovery. Neither the transition nor the activities and deliverables associated with individual Transition Milestones shall be deemed complete until the Parties have mutually determined that Supplier has successfully completed them in accordance with the process and standards identified in the Transition Plan.

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4.2.8	Termination for Cause. Notwithstanding the foregoing, Kraft may terminate this Agreement for cause if (i) Supplier fails to comply with its obligations with respect to the provision of Transition Services and such failure causes or will cause a material disruption to or otherwise has or will have a material adverse impact on the operations or businesses of Kraft or the Eligible Recipients, and, in the case of a failure that will have a material adverse impact that has not yet occurred, Supplier fails to cure such failure within 15 days after its receipt of notice of such failure or, in the case of a failure that has caused a material adverse impact, Supplier fails to cure such failure within 5 days after its receipt of notice of such failure, (ii) Supplier materially breaches its obligations with respect to the provision of Transition Services and fails to cure such breach within 15 days after its receipt of notice, or (iii) Supplier fails to meet a Transition Milestone and such failure constitutes a material breach of the applicable Supplement and Supplier fails to cure such breach within 15 days after its receipt of notice. In addition, unless otherwise agreed, if Supplier fails to meet the Transition Milestone for the completion of the transition of all Services to Supplier by more than 45 days, Kraft may terminate this Agreement for cause without requirement of notice or opportunity to cure. In all such events, subject to Section 18.3, Kraft may recover the damages suffered by Kraft or the Eligible Recipients in connection with such a termination, provided that, if such termination is based on Supplier’s failure to meet a Transition Milestone, Supplier shall be entitled to set off against such damages any Deliverable Credits Supplier has paid for the failure to meet such Transition Milestone.

4.3	Transformation Services.

This Section 4.3 shall only apply if a Supplement specifically refers to Transformation Services in its Services description.

4.3.1	Transformation. Without limiting any of Supplier’s other obligations hereunder with respect to Technological Evolution, Supplier shall perform the transformational activities and implement the technology and other changes described in the Transformation Plan described in the applicable Supplement. If any services, functions or responsibilities not specifically described in the Transformation Plan are an inherent, necessary or customary part of the Transformation Services or are required for proper performance or provision of the Transformation Services or the completion of the changes described in the Transformation Plan in accordance with this Agreement, they shall be deemed to be included within the scope of the Transformation Services to be delivered without additional charge, as if such services, functions or responsibilities were specifically described in the Transformation Plan. Kraft will perform those tasks which are designated to be Kraft’s responsibility in the Transformation Plan, and any services, functions or responsibilities that are an inherent, necessary or a customary part of the designated tasks. Unless otherwise agreed in writing, Kraft shall not incur any charges, fees or expenses payable to Supplier in connection with the transformation, other than those charges, fees and expenses specified in the applicable Supplement and those incurred by Kraft. At Supplier’s request or as specified in the Transformation Plan, Kraft shall provide reasonable cooperation to Supplier in connection with its performance of the Transformation Services.

4.3.2	Transformation Plan. The initial Transformation Plan will be described in the applicable Supplement.

4.3.3

Contents of Transformation Plan. The Transformation Plan shall identify, among other things, (i) the transformational activities to be performed by the Supplier and the changes in technology and business processes to be implemented by Supplier, (ii) the date(s) by which each such activity

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or implementation is to be completed (“Transformation Milestones”), (iii) a process and set of standards acceptable to Kraft to which Supplier will adhere in the performance of the transformation and that will enable Kraft to determine whether Supplier has successfully completed the transformation and the activities and deliverables associated with each Transformation Milestone, including measurable success criteria by each Tower that Supplier must meet before transforming the work any further, (iv) providing a process for Kraft to delay Supplier from proceeding with any part of the transformation, either current or future plans, or altering the timing for implementation of parts of the transformation without any increase in Supplier’s Charges, if Kraft reasonably determines that any part of the transformation poses a risk or hazard to Kraft’s or an Eligible Recipient's business interests, (v) the contingency or risk mitigation strategies to be employed by Supplier in the event of disruption or delay, and (vi) any transformational activities to be performed by Kraft or the Eligible Recipients (provided that Kraft and the Eligible Recipients shall not be obligated to perform any transformational activities that are not specifically contemplated by this Agreement and expressly set forth in the Transformation Plan).

4.3.4	Implementation Plan. Within 45 days after the Commencement Date, and thereafter at least 30 days before the end of each calendar year during the Term, Supplier shall deliver to Kraft for Kraft’s review, comment and approval a detailed plan for the implementation of the activities required for the implementation of the Transformation Plan for the succeeding calendar year. In addition, until implementation of the Transformation Plan is completed, Supplier shall deliver to Kraft, at least 30 days before the end of each calendar quarter, a detailed plan, consistent with the annual plan, for the implementation of transformational activities related to the Transformation Plan that will be taking place during the succeeding quarter, for Kraft’s review, comment and approval. Such implementation plan shall be based on and consistent with the initial Transformation Plan set forth in the applicable Supplement, and shall identify each transformational activity to be performed by Supplier Personnel, and the acceptance testing and review process for the changes being implemented. If approved by Kraft, each such plan for each calendar year shall become a part of the Transformation Plan and be incorporated in the applicable Supplement. In addition, Supplier may propose an update of the overall Transformation Plan in the applicable Supplement at the time it submits its annual implementation plan, which update shall be subject to Kraft’s review, comment, and approval. The implementation plans described above are in addition to and separate from the annual Technology Plan described in Section 9.5.5, though Supplier’s update to the Transformation Plan may arise from changes contemplated by the Technology Plan.

4.3.5

Performance. Supplier shall perform the Transformation Services and implement the Transformation Plan in accordance with the timetable and Transformation Milestones set forth in the Transformation Plan, and Kraft shall reasonably cooperate with Supplier to assist Supplier in implementing the Transformation Plan. Supplier shall provide all cooperation and assistance reasonably required or requested by Kraft in connection with Kraft’s evaluation or testing of the deliverables resulting from implementation of the Transformation Plan. Supplier shall implement the Transformation Plan in a manner that will not (i) disrupt or have an unnecessary adverse impact on the business or operations of Kraft or the Eligible Recipients, (ii) degrade the Services then being received by them, or (iii) interfere with their ability to obtain the full benefit of the Services, except as may be otherwise provided in the Transformation Plan. Prior to undertaking any transformation activity, Supplier shall discuss with Kraft all known Kraft-specific material risks and shall not proceed with such activity until Kraft is reasonably satisfied with the plans with regard to such risks (provided that neither Supplier’s disclosure of any such risks to Kraft

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nor Kraft’s acquiescence in Supplier’s plans shall operate or be construed as limiting Supplier’s responsibilities under this Agreement). Supplier shall identify and resolve, with Kraft’s reasonable assistance, any problems that may impede or delay the timely completion of any phase of the Transformation Plan.

4.3.6	Failure to Meet Transformation Milestones.

4.3.6.1	The Parties acknowledge and agree that the Transformation Plan specifies various Transformation Milestones by which transformational activities and/or deliverables are to be completed. Supplier recognizes that its failure to meet the Transformation Milestones may have a material adverse impact on the business and operations of Kraft and the Eligible Recipients and that the damages resulting from Supplier’s failure to meet such Transformation Milestones are not capable of precise determination. Accordingly, if Supplier fails to meet a Transformation Milestone, then, in addition to any other remedies available to Kraft under this Agreement, at law, or in equity, and subject to any exceptions to meeting Service Levels or Transformation Milestones set forth in the applicable Supplement, Supplier shall be subject to the imposition of Deliverable Credits specified in the applicable Supplement for such Transformation Milestone, as compensation for Kraft’s damages and not as a penalty. If Kraft recovers other monetary damages from Supplier as a result of Supplier’s failure to meet one or more Transformation Milestones, Supplier shall be entitled to set off against such damages any Deliverable Credits paid for the failures giving rise to such recovery.

4.3.6.2	Neither the transformation nor the activities and deliverables associated with individual Transformation Milestones shall be deemed complete until the Parties have mutually determined that Supplier has successfully completed them in accordance with the process and standards identified in the Transformation Plan.

4.4	Termination Assistance Services.

4.4.1	Availability. As part of the Services, and for the Charges set forth in Section 4.4.2.8 and the applicable Supplement, Supplier shall provide to Kraft, the Eligible Recipients and/or their designee(s) the Termination Assistance Services described in Section 4.4.2 and Schedule 23 and any termination assistance services described in the applicable Supplement. Any Termination Assistance Services provided in connection with the expiration or termination of a Supplement shall apply with respect to the Services and associated personnel, Software, Equipment, contracts, Facilities and other resources associated with the discontinued Services.

4.4.1.1

Period of Provision. Supplier shall provide such Termination Assistance Services to Kraft and the Eligible Recipients, or their designee(s) (i) with reasonable prior written notice given the nature of the tasks being requested, with such services commencing on the date specified in the notice, which may be up to six months prior to the expiration of the Term or on such earlier date as Kraft may reasonably request given the nature of the tasks being requested, and continuing for the period of time requested by Kraft in its notice to Supplier, which may be up to 12 months following the effective date of the expiration of the Term (as such Term may be extended pursuant to Section 3.2), (ii) commencing upon any notice of termination (including notice based upon breach

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or default by Kraft, breach or default by Supplier, or termination in whole or in part for convenience by Kraft) of the Term with respect to all or any part of the Services, and continuing for the period of time requested by Kraft in its notice to Supplier, which may be up to 12 months following the effective date of such termination of all or part of the Services, or (iii) commencing upon notice of termination of all or part of the Services to an Eligible Recipient no longer Controlled by Kraft and continuing for the period of time requested by Kraft in its notice to Supplier, which may be up to 12 months following the effective date of such termination.

4.4.1.2	Extension of Termination Assistance Services. Kraft may elect, upon 30 days’ prior notice, to extend the effective date of any expiration/termination of all or part of the Termination Assistance Services, in its sole discretion, provided that the total of all such extensions will not exceed 180 days following the originally specified effective date without Supplier’s prior written consent. If Kraft provides less than 30 days’ prior notice of an extension, Supplier shall nonetheless use commercially reasonable efforts to comply with Kraft’s request and provide the requested Services and/or Termination Assistance Services.

4.4.1.3	Extension of Other Services. As part of the Termination Assistance Services, for a period of 12 months following the expiration or termination date, Supplier shall provide to the Eligible Recipient(s), under the terms and conditions of this Agreement, at Kraft’s request in a written notice provided to Supplier at least 60 days in advance of such expiration or termination date, any or all of the Services being performed by Supplier prior to the expiration or termination date, including those Services described in Article 4 and the applicable Supplement; provided that Kraft may extend the period for the provision of such Services for up to an additional 180 days in accordance with Section 4.4.1.2. To the extent Kraft requests such Services, Kraft will pay Supplier the Charges specified in the applicable Supplement that Kraft would have been obligated to pay Supplier for such Services if this Agreement had not yet expired or been terminated. To the extent Kraft requests a portion (but not all) of the Services included in a particular Charge, the amount to be paid by Kraft will be equitably adjusted by the amount attributable to the portion of the Services that Supplier will not be providing or performing.

4.4.1.4	Firm Commitment. Supplier shall provide Termination Assistance Services to Kraft and the Eligible Recipients, or their designee(s) regardless of the reason for the expiration or termination of the Term; provided, if this Agreement is terminated by Supplier under Section 20.1.2 for failure to pay undisputed amounts, Supplier may require payment by Kraft in advance for Termination Assistance Services to be provided or performed under this Section 4.4. At Kraft’s request, Supplier shall provide Termination Assistance Services directly to an Eligible Recipient or an Entity acquiring Control of an Eligible Recipient; provided that, unless otherwise agreed by the Parties, all such Termination Assistance Services shall be performed subject to and in accordance with the terms and conditions of this Agreement.

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4.4.1.5	Performance. All such Termination Assistance Services shall be provided subject to and in accordance with the terms and conditions of this Agreement. Supplier shall perform the Termination Assistance Services with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency as it provided and was required to provide with respect to the same or similar Services during the Term. The quality and level of performance of the Termination Assistance Services provided by Supplier following the expiration or termination of the Term as to all or part of the Services or Supplier’s receipt of a notice of termination or non-renewal shall continue to meet or exceed the Service Levels and shall not be degraded or deficient in any respect. Accordingly, Service Level Credits may still be assessed for failure to meet Service Levels during the period Termination Assistance Services are provided. Supplier Personnel (including all Key Supplier Personnel) reasonably considered by Kraft to be critical to the performance of the Services and Termination Assistance Services that are performing or overseeing Services Kraft has requested Supplier to continue performing shall be retained on the Kraft account through the completion of the Services, including Termination Assistance Services, they are performing. If Kraft requests Supplier to perform less than all of the Services as part of the Termination Assistance Services, and at such time Supplier can reasonably demonstrate that the Service Levels for the remaining Services will be negatively impacted due to the partial termination of a Tower or the termination of any Services within the Cross Functional Services Tower, then the Parties agree to work together to adjust the Service Levels and the Service Level Credits accordingly.

4.4.2	Scope of Termination Assistance Service. As part of the Termination Assistance Services, Supplier will timely transfer the control and responsibility for all Services previously performed by or for Supplier to Kraft, the Eligible Recipients and/or their designee(s) by the execution of any documents reasonably necessary to effect such transfers. Additionally, Supplier shall provide any and all reasonable assistance requested by Kraft to allow, among other things:

(a)	the Systems and processes associated with the Services to operate efficiently;

(b)	the Services to continue with as little interruption or adverse effect as is reasonable under the circumstances; it being understood that Supplier shall not be responsible for Kraft’s or the replacement supplier’s failure to properly perform any in-sourced or re-sourced part of the Services; and

(c)	the orderly transfer of the Services to Kraft, the Eligible Recipients and/or their designee(s).

The Termination Assistance Services shall include, as requested by Kraft, the Services, functions and responsibilities set forth on Schedule 23. In addition, in connection with such termination or expiration, Supplier will provide the following assistance and Services at Kraft’s direction:

4.4.2.1

General Support. Supplier shall (i) assist Kraft, an Eligible Recipient and/or their designee(s) in developing a written transition plan for the transition of the Services to Kraft, such Eligible Recipient, or their designee(s), which plan shall include (as requested by Kraft) capacity planning, business process planning, facilities planning, human resources planning, telecommunications planning and

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other planning necessary to effect the transition, (ii) perform programming and consulting services as requested to assist in implementing the transition plan, (iii) train personnel designated by Kraft, an Eligible Recipient and/or their designee(s) in the use of any business processes or associated Equipment, Software, Systems, Materials or tools used in connection with the provision of the Services, (iv) provide Kraft a catalog all business processes, Software, Kraft Data, Equipment, Materials, Third Party Contracts and tools used to provide the Services, (v) provide machine readable and printed listings and associated documentation for source code for Software owned by Kraft and source code to which Kraft is entitled under this Agreement and assist in its re-configuration, (vi) analyze and report on the space required for the Kraft Data and the Software needed to provide the Services, (vii) assist in the execution of a parallel operation, data migration and testing process until the successful completion of the transition to Kraft, an Eligible Recipient and/or their designee(s), (viii) create and provide copies of the Kraft Data in the format and on the media reasonably requested by Kraft, an Eligible Recipient and/or their designee(s), (ix) provide a complete and up-to-date, electronic copy of the Policy and Procedures Manual in the format and on the media reasonably requested by Kraft, an Eligible Recipient and/or their designee(s), and (x) provide other technical assistance as requested by Kraft, an Eligible Recipient and/or their designee(s).

4.4.2.2	Personnel.

4.4.2.2.1	Kraft, the Eligible Recipients and/or their designee(s) shall be permitted to undertake, without interference from Supplier, Supplier Subcontractors or Supplier Affiliates (including counter-offers), to hire, effective after the later of the termination of the Term or completion of any Termination Assistance Services, any Supplier Personnel primarily assigned to the performance of Services within the 12-month period prior to the expiration or termination date. Supplier shall waive, and shall cause its Subcontractors and Affiliates to waive, their rights, if any, under contracts with such personnel restricting the ability of such personnel to be recruited or hired by, or to provide any services to, Kraft, the Eligible Recipients and/or their designee(s). Supplier shall provide Kraft, the Eligible Recipients and/or their designee(s) with reasonable assistance in their efforts to hire such Supplier Personnel, and shall give Kraft, the Eligible Recipients and/or their designee(s) reasonable access to such Supplier Personnel for interviews, evaluations and recruitment. Kraft shall endeavor to conduct the above-described hiring activity in a manner that is not unnecessarily disruptive of the performance by Supplier of its obligations under this Agreement.

4.4.2.2.2	Promptly upon Kraft providing notice for provision of Termination Assistance Services, Supplier shall provide to Kraft a list, organized by country, of the Supplier Personnel who are eligible for solicitation for employment pursuant to this Section 4.4.2.2. Subject to applicable Privacy Laws, such list shall specify each such Supplier Personnel's job title and annual rate of pay.

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4.4.2.3	Software. Supplier shall provide Software in accordance with Section 14.6.

4.4.2.4	Equipment. Subject to Section 6.4.3, Kraft, the Eligible Recipients and/or their designee(s) shall have the right (but not the obligation, except with respect to Committed Equipment Purchase obligation specified in the applicable Supplement) to purchase, or assume the lease for, any Equipment (including the Acquired Assets) owned or leased by Supplier that is primarily used by Supplier, Supplier Subcontractors or Supplier Affiliates to perform the Services. Such Equipment shall be transferred in good working condition, reasonable wear and tear excepted, as of the expiration or termination date or the completion of any Services requiring such Equipment, whichever is later. Supplier shall maintain such Equipment for which Supplier has the maintenance obligation under the terms of this Agreement through the date of transfer so as to be eligible for the applicable manufacturer’s maintenance program at no additional charge to Kraft, so long as Kraft’s instructions to Supplier under this Agreement regarding such Equipment have not voided the applicable manufacturer’s maintenance program and such maintenance program is available (provided that Supplier has notified Kraft in writing in advance that Kraft’s instructions will void the applicable manufacturer’s maintenance program and Kraft does not change its instructions following receipt of Supplier’s notification). In the case of Supplier-owned equipment, Supplier shall grant to Kraft, the Eligible Recipients and/or their designee(s) a warranty of title and a warranty that such Equipment is free and clear of all liens and encumbrances. Such conveyance by Supplier to Kraft, the Eligible Recipients and/or their designee(s) shall be at the net book value which shall be calculated in accordance with GAAP, a depreciation method that is either straight line (or, at Supplier’s option, accelerated) for a period of time that is no longer than the refresh cycle specified in the applicable Supplement for the applicable Equipment. At Kraft’s request, the Parties shall negotiate in good faith and agree upon the form and structure of the purchase. In the case of leased Equipment, Supplier shall (i) represent and warrant that Supplier, or its Affiliate or Subcontractor if such entity is the lessee, is not in default under the Lease, (ii) represent and warrant that all payments thereunder have been made through the date of transfer, and (iii) notify Kraft of any lessor defaults of which it is aware at the time.

4.4.2.5	Kraft Facilities, Equipment and Software. Supplier shall vacate the Kraft Facilities and return to Kraft, if not previously returned, any Kraft owned or leased Equipment, Kraft Owned Software and Kraft licensed Software, in condition at least as good as the condition when made available to Supplier, ordinary wear and tear excepted. Such Kraft Facilities, Equipment and Software shall be vacated and returned at the expiration or termination date of the Term or the completion of any Services requiring such Kraft Facilities, Equipment and Software, whichever is later.

4.4.2.6

Supplier Subcontracts and Third Party Contracts. Supplier shall inform Kraft of all subcontracts or Third Party Contracts primarily used by Supplier, Supplier Subcontractors or Supplier Affiliates to perform the Services. Subject to Sections 6.4.3, Supplier shall, at Kraft’s request, cause any such Subcontractors (other than product vendor specialists who Supplier engages on a

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temporary basis to address urgent problems, and excluding Supplier Overhead Materials), Supplier Affiliates or third party contractors to permit Kraft, the Eligible Recipients and/or their designee(s) to assume prospectively any or all such contracts or to enter into new contracts with Kraft, the Eligible Recipients and/or their designees on substantially the same terms and conditions, including price. Supplier shall so assign the designated subcontracts and Third Party Contracts to Kraft, the Eligible Recipients and/or their designee(s) as of the expiration or termination date or the completion of any Termination Assistance Services requiring such subcontracts or Third Party Contracts, whichever is later. There shall be no charge or fee imposed on Kraft, the Eligible Recipients and/or their designee(s) by Supplier or its Subcontractors, Affiliates or third party contractors for such assignment. Supplier shall (i) represent and warrant that it is not in default under such subcontracts and Third Party Contracts, (ii) represent and warrant that all payments thereunder through the date of assignment are current, and (iii) notify Kraft of any Subcontractor’s or third party contractor’s default with respect to such subcontracts and Third Party Contracts of which it is aware at the time.

4.4.2.7	Other Subcontracts and Third Party Contracts. In addition to its obligations under Section 4.4.2.6, and subject to Kraft’s consent to the contrary in Section 6.4.3, Supplier shall make available to Kraft, the Eligible Recipients and/or their designee(s), pursuant to reasonable terms and conditions, any Subcontractor or third party services then being utilized by Supplier in the performance of the Services. Supplier shall retain the right to utilize any such Subcontractor or third party services in connection with the performance of services for any other Supplier customer. Kraft and the Eligible Recipients shall retain the right to contract directly with any such subcontractor or third party previously utilized by Supplier to perform any Services or to assume Supplier’s contract with such Subcontractor or third party to the extent provided in Section 4.4.2.6.

4.4.2.8

Rates and Charges. Except as otherwise provided in this Section 4.4.2.8 and Section 4.4.2.9, if Kraft requests that Supplier provide or perform Termination Assistance Services in accordance with this Agreement, Kraft shall pay Supplier the rates and charges specified in the applicable Supplement for the additional Supplier Personnel or resources required to perform such Termination Assistance Services. To the extent rates and charges for such Supplier Personnel or resources are not specified in the applicable Supplement, Kraft shall pay Supplier a negotiated fee, which will be [ * * * ] that is [ * * * ] the [ * * * ] reflected in the applicable rates under the applicable Supplement from Supplier’s [ * * * ]. To the extent the Termination Assistance Services requested by Kraft can be provided by Supplier using personnel and resources already assigned to Kraft to provide the Services and that are not removed as a result of Kraft's request that Services be reduced, and without adversely impacting the remaining personnel’s ability to perform their responsibilities in accordance with this Agreement, including the applicable Service Levels, there will be no additional charge to Kraft for such Termination Assistance Services. If the Termination Assistance Services requested by Kraft cannot be provided by Supplier using personnel and resources as described in the preceding sentence, Kraft, in its sole discretion, may forego or delay any work activities or temporarily or permanently adjust the work

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to be performed by Supplier, the schedules associated therewith or the Service Levels to permit the performance of such Termination Assistance Services using such personnel or resources already assigned to perform the Services that are not removed as a result of Kraft's request that Services be reduced.

4.4.2.9	Proprietary Communications Network. If Supplier uses a proprietary communications network to provide Services to Kraft or the Eligible Recipients, then for a period of up to two years following the expiration or termination date, upon Kraft’s request Supplier shall continue to provide such proprietary communications network and other Network Services at the rates, and subject to the terms and conditions, set forth in this Agreement.

4.4.3	Resources. Supplier shall ensure that, at all times during the Term, on 30 days’ notice, it is able to deploy all necessary resources to perform Termination Assistance Services in accordance with this Section 4.4.

4.4.4	Survival of Terms. This Section 4.4 shall survive termination/expiration of the Term.

4.5	Use of Third Parties.

4.5.1	Right of Use. Nothing in this Agreement shall be construed as a requirements contract, and notwithstanding anything to the contrary contained herein, this Agreement shall not be interpreted to prevent Kraft or any Eligible Recipient from obtaining from third parties (each, a “Kraft Third Party Contractor”), or providing to itself, any or all of the Services or any other services. Nor shall anything in this Agreement be construed or interpreted as limiting Kraft’s right or ability during the Term to change the requirements of Kraft or the Eligible Recipients, move parts of Towers in and out of scope, add or delete Eligible Recipients or to increase or decrease its demand for Services. To the extent Kraft or an Eligible Recipient obtains from Kraft Third Party Contractors, or provides to itself, any of the Services, the amount to be paid to Supplier by Kraft will be adjusted in accordance with the applicable Supplement, and such adjustments [ * * * ] (unless [ * * * ] elects to declare a [ * * * ] pursuant to [ * * * ]). Similarly, to the extent Kraft adds or deletes Eligible Recipients or increases or decreases its demand for Services, the amount to be paid to Supplier by Kraft will be adjusted in accordance with the applicable Supplement and the rates specified therein. Without limiting the forgoing, if and to the extent Kraft purchases telecom transport services from Supplier, Kraft will have the right to discontinue purchase of any or all telecom transport services from Supplier on [ * * * ] notice in the United States and [ * * * ] notice outside the United States [ * * * ], and, at its election, to include any replacement telecom transport services contract that Kraft enters into as a Managed Telecom Transport Agreement.

4.5.2

Supplier Cooperation. Supplier shall fully cooperate with and work in good faith with Kraft or Kraft Third Party Contractors as described in the applicable Supplement or requested by Kraft and, except as provided below, at no additional charge to Kraft. Such cooperation may include: (A) timely providing access to any facilities being used to provide the Services, as necessary for Kraft personnel or Kraft Third Party Contractors to perform the work assigned to them; (B) timely providing reasonable electronic and physical access to the business processes and associated Equipment, Software and/or Systems to the extent necessary and appropriate for Kraft personnel or Kraft Third Party Contractors to perform the work assigned to them; (C) timely providing written requirements, standards, policies or other documentation for the business processes and associated Equipment, Software or Systems procured, operated, supported or used by Supplier in connection with the Services; (D) ensuring that there is no degradation in the

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provision of the Services caused by the adjustments made by Supplier in transferring Services to a third party, Kraft or an Eligible Recipient; or (E) any other cooperation or assistance reasonably necessary for Kraft personnel or Kraft Third Party Contractors to perform the work in question. Kraft personnel and Kraft Third Party Contractors shall comply with Supplier’s reasonable security and confidentiality requirements, and shall, to the extent performing work on Software, Equipment or Systems for which Supplier has operational responsibility, or accessing any Supplier facilities, comply with Supplier’s reasonable standards, methodologies and procedures, so as to not compromise the confidentiality or security of any Supplier information, including information of any other customer of Supplier. If, in connection with providing the foregoing assistance to Kraft Third Party Contractors, Supplier is required to use resources it would not otherwise have been required to use to provide the Services either because of the specific skill levels involved or to avoid any adverse impact on the Services or the Service Levels, and Supplier is not compensated for such additional resources through the charging mechanism in the applicable Supplement, then Kraft will compensate Supplier for such assistance on a time and materials basis provided that (i) Supplier notifies Kraft prior to its final decision that Supplier will not be able, using commercially reasonable efforts, to cooperate with the Kraft Third Party Contractor without such additional resources under such circumstances and Supplier provides a reasonable estimate of any impact of such additional resources on the Charges, (ii) Supplier identifies and considers commercially reasonable alternatives, if any, available to avoid such additional resource requirement, and (iii) Supplier uses commercially reasonable efforts to minimize usage of such additional resources.

4.5.3	Notice by Supplier. Supplier shall immediately notify Kraft when it becomes aware that an act or omission of a Kraft Third Party Contractor will cause, or has caused, a problem or delay in providing the Services, and shall use commercially reasonable efforts, using existing Supplier Personnel assigned to perform the Services, to work with Kraft, the Eligible Recipients and the Kraft Third Party Contractor to prevent or circumvent such problem or delay; provided, that the Parties acknowledge and agree that Supplier has no responsibility for the work of Kraft Third Party Contractors or any delays therein or problems therewith, unless and to the extent Supplier or its Affiliates or Subcontractors are responsible for managing such third parties or have caused such problems or delays. Supplier shall cooperate with Kraft, the Eligible Recipients and Kraft Third Party Contractors to resolve differences and conflicts arising between the Services and other activities undertaken by Kraft, the Eligible Recipients or Kraft Third Party Contractors. Any notification provided by Supplier in accordance with this Section 4.5.3 shall not excuse Supplier from the performance of any of its obligations under this Agreement.

4.6	Projects.

4.6.1

Procedures and Performance. Supplier shall perform Projects requested and approved by Kraft as part of the Services. The Projects underway as of the Effective Date are specified in the applicable Supplement. If Supplier desires to make any change to a Project that is underway as of the Effective Date, then Supplier shall submit to Kraft a written proposal describing such change and the potential impact of such change, and Kraft may, in its sole discretion approve or reject such proposal. A “Project” is a discrete unit of non-recurring work that is (i) not an inherent, necessary or customary part of the day-to-day Services, (ii) not required to be performed by Supplier to meet the existing Service Levels (other than Service Levels related to Project performance and except as provided in the applicable Supplement), and (iii) unless as otherwise provided in the applicable Supplement, that requires at least [ * * * ] of a Supplier Personnel’s effort to complete. A Project may consist of or include work that would otherwise be treated as

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New Services. The Supplier Personnel assigned to perform such Projects shall possess the training, education, experience, competence and skill to perform such work. The Kraft Contract Manager or his or her designee shall request, define and set the priority for such Projects. Supplier shall maintain appropriate continuity of personnel assigned to perform Projects. Kraft shall pay for Projects performed by Supplier at Kraft’s request in accordance with the applicable Supplement.

4.6.2	Project Proposals. To the extent required under this Agreement, the applicable Supplement or the Policy and Procedures Manual, Supplier shall prepare a Project proposal that conforms with the requirements for New Services proposals in accordance with Section 11.5.1 prior to beginning such Project. Kraft may accept or reject such Project proposal in its sole discretion. The hours expended by Supplier in preparing proposals or plans or reporting on the status of such Projects shall be included in the Monthly Base Charges and shall not be counted as FTE Services. If there is significant growth in the monthly number of Project proposals or plans requested by Kraft as compared to the monthly number of Project proposals and plans typically prepared by Kraft prior to the Effective Date, the Parties agree to meet and develop an equitable solution.

4.6.3	Additional Work or Reprioritization. In addition to the FTEs provided for in accordance with Section 4.6.1, the Kraft Contract Manager or his or her designee may identify new or additional work activities to be performed by Supplier Personnel (including work activities that would otherwise be treated as New Services) or reprioritize or reset the schedule for existing work activities to be performed by such Supplier Personnel. Unless otherwise agreed, Kraft shall incur no additional charges for the performance of such work activities by Supplier Personnel to the extent then assigned to Kraft. Supplier shall use commercially reasonable efforts to perform such work activities without impacting the established schedule for other tasks or the performance of the Services in accordance with the Service Levels. If after using such efforts it is not possible to avoid such an impact, Supplier shall notify Kraft of the anticipated impact and obtain its consent prior to proceeding with such work activities. Kraft, in its sole discretion, may forego or delay such work activities or temporarily adjust the work to be performed by Supplier, the schedules associated therewith or the Service Levels to permit the performance by Supplier of such work activities. The foregoing shall not be interpreted to and is not intended to diminish Supplier’s right to reduce the resource assigned to Kraft, so long as such reduction is not in contravention of its obligations hereunder, and does not require that Supplier Personnel work longer hours than normally required of full time FTEs.

4.6.4	Baselining Non-Billable Project Work.

4.6.4.1

A “Non-Billable Project” is a discrete unit of non-recurring project work initiated by Kraft that is (i) not an inherent, necessary or customary part of the day–to-day Services, (ii) not required to be performed by Supplier to meet the existing Service Levels (other than Service Levels related to Non-Billable Project performance), and (iii) unless otherwise provided in the applicable Supplement, that requires less than [ * * * ] of a Supplier Personnel’s effort to complete. The Parties acknowledge that Non-Billable Projects will not include the effort required of Supplier to meet its obligations under this Agreement, including performing activities such as: (i) System maintenance activities, including the correction of security deficiencies and flaws (ii) maintenance and continuous improvement in Service Levels, (iii) Technological Evolution (except as otherwise provided in Section 9.17.1), including technology refresh requirements

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and Software currency requirements; (iv) changes required to comply with all Supplier Laws; (v) “run the business” changes of type periodically performed by Kraft Personnel prior to the Effective Date (or by Supplier Personnel if Supplier was performing such Services prior to the Effective Date); and (vi) compliance with the Kraft Standards as of the Effective Date. A Non-Billable Project may consist of or include work that would otherwise be treated as New Services.

4.6.4.2	The Supplier Personnel assigned to perform Non-Billable Projects shall possess the training, education, experience, competence and skill to perform such work. Supplier shall maintain appropriate continuity of personnel assigned to perform Non-Billable Projects. Except as provided in this Section 4.6.4, Non-Billable Project Work will be performed by Supplier as part of the Monthly Base Charges.

4.6.4.3	Reserved.

4.6.4.4	Reserved.

4.6.4.5	Reserved.

4.6.4.6	If, during any calendar quarter during the Term, Supplier is requested to perform a significant number of Non-Billable Projects over or under the agreed baseline, then through the governance process described in Schedule 6, the Parties will meet and agree on appropriate adjustments, including working with Kraft to reduce the number of Non-Billable Projects, adjusting priorities of Supplier's then existing personnel, or adding or decreasing the FTEs to handle the increased or reduced number of Non-Billable Projects, or some other approach as the governance committee may determine is appropriate.

4.6.5	Reserved

4.7	Acquisition and Divestiture Services.

Supplier shall provide the following Services related to Entities acquired or divested by Kraft.

4.7.1	Acquisition and New Entity Support. With respect to a potential acquisition by Kraft, or formation by Kraft of a new Affiliate, partnership, joint venture or other Entity that may become an Eligible Recipient, upon Kraft’s request, Supplier will provide support (including assessments of the current technology environments to be acquired, potential integration approaches, and the potential net economic impact of the acquisition in connection with the Services) as reasonably necessary to assist Kraft’s assessment of the portion of the acquisition or new Entity to which the Services will relate and subsequently provide the Services as they apply to such Entity on the terms and conditions of this Agreement, including Section 11.5, if and to the extent that the Services as they apply to such Entity satisfy the definition of New Services. Such support will be provided within the timeframe reasonably requested by Kraft or as required by the timing of the acquisition or formation of such Entity.

4.7.2

Migration of Systems and Business Processes. As requested by Kraft and as they relate to the Services, Supplier will migrate the business processes, systems, applications and data of such Entity to the Kraft environment on the terms and conditions of this Agreement, including Section

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11.5, if and to the extent that the Services as they apply to such Entity satisfy the definition of New Services.

4.7.3	Personnel Support. As requested by Kraft, Supplier will provide personnel, at the rates set forth in the applicable Supplement or such other rates as may be agreed upon by the Parties, to staff vacancies and to provide management for the information technology functions needed to support such Entity, including on-site support at the location of such Entity.

4.7.4	Divestitures. From time to time, Kraft may divest business units or Affiliates. In such cases, Supplier will provide transition support services to Kraft, the divested Entity or the acquiring Entity as if such services are Termination Assistance Services. Supplier shall provide the services described in Sections 4.7.1 through 4.7.3 and Section 11.1.6 to the divested Entity or the acquiring Entity with respect to such divestitures as described in Section 11.1.6.

5. REQUIRED CONSENTS

5.1	Supplier Responsibility.

At no additional cost to Kraft, Supplier shall undertake all administrative activities necessary to obtain all Required Consents. At Supplier’s request, Kraft will cooperate with Supplier in obtaining the Required Consents by executing appropriate Kraft-approved written communications and other documents prepared or provided by Supplier. In addition, in those instances where Kraft is the contracting party or licensee, Kraft will make the initial contact with and make introductions to the applicable third parties as Supplier may reasonably request. With Kraft’s approval, Supplier shall exercise for the benefit of Kraft and the Eligible Recipients any rights Supplier has to utilize or transfer license rights or other applicable rights under Supplier’s existing third party licenses, leases or contracts, and the Parties shall cooperate in minimizing or eliminating any costs associated therewith.

5.2	Financial Responsibility.

[ * * * ] shall pay all transfer, re-licensing or termination fees or expenses associated with obtaining any Required Consents or terminating any licenses or agreements as to which [ * * * ] is unable to obtain such Required Consents. [ * * * ] will cooperate with [ * * * ] in good faith to minimize such fees and expenses.

5.3	Contingent Arrangements.

If, despite using commercially reasonable efforts, Supplier is unable to obtain a Required Consent with Kraft's reasonable cooperation, with respect to Kraft licensed Third Party Software, Supplier shall, at Supplier’s option and with Kraft’s approval (which shall not be unreasonably withheld), (i) replace the Kraft license for such Third Party Software with a Supplier license; (ii) replace such Third Party Software with other Software offering equivalent features and functionality, or (iii) secure the right to manage the Kraft licensed Third Party Software on behalf of Kraft. If, despite using commercially reasonable efforts with Kraft's reasonable cooperation, Supplier is unable to obtain a Required Consent with respect to any other Kraft Third Party Contract, then, unless and until such Required Consent is obtained, Supplier shall manage such Third Party Contract on Kraft’s behalf and perform all obligations and enforce all rights under such Third Party Contract as if Supplier were a party to the agreement in Kraft’s place. If, despite using commercially reasonable efforts with Kraft's reasonable cooperation, management of such Third Party Contract is not legally or contractually possible or Supplier is unable to obtain any other Required Consent, Supplier shall use all commercially reasonable efforts to determine and adopt, subject to Kraft’s

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prior approval, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consent. If such alternative approaches are required for a period longer than 90 days following the Commencement Date (or, in the case of Required Consents specific to a Deferred Country, 90 days after Supplier begins performing Services for such Deferred Country), the Parties will equitably adjust the terms and reduce the prices specified in this Agreement to reflect any additional costs being incurred by Kraft and any Services not being received by Kraft and the Eligible Recipients. In addition, if Supplier fails to obtain any Required Consent within 90 days after the Commencement Date (or, in the case of a Deferred Country, the applicable start date for the Services for such Deferred Country requiring such consent) and such failure has a material adverse impact on the use or enjoyment of such Services by Kraft or the Eligible Recipients, [ * * * ] may terminate the affected [ * * * ] of any [ * * * ]. Except as otherwise expressly provided herein, the failure to obtain any Required Consent shall not relieve Supplier of its obligations under this Agreement and [ * * * ] shall not be entitled to any [ * * * ] in connection with [ * * * ] any Required Consent or implementing any alternative approach.

6. FACILITIES, SOFTWARE, EQUIPMENT, CONTRACTS AND ASSETS ASSOCIATED WITH THE PROVISION OF SERVICES

6.1	Service Facilities.

6.1.1	Service Facilities. The Services shall be provided at or from (i) the Kraft Facilities described on Schedule 7.1, (ii) the Supplier Facilities described in the applicable Supplement, or (iii) any other service location approved by Supplier and Kraft, including work performed remotely by Supplier Personnel using methods of remote access approved by Kraft according to procedures set forth in the Policy and Procedures Manual. Supplier may from time to time determine that the relocation by Supplier, its Affiliates or Subcontractors of the provision of a Service Function to a new Supplier Facility is necessary or desirable. In such event, Supplier shall notify Kraft of the location and timing of such relocation. Such notification shall include all information that Supplier reasonably believes is required for Kraft to determine whether the new location will result in: (A) increased costs to Kraft or the Eligible Recipients, (B) a negative impact to the Services or Service Levels, or (C) increased business (including public relations), operational or regulatory risk to Kraft or the Eligible Recipients. If Kraft requires additional information from Supplier in order to complete its evaluation, Kraft will notify Supplier, and Supplier will promptly provide such additional information. If Kraft reasonably believes that the new location will have such an impact, then Kraft will promptly provide Supplier with a list of Kraft’s concerns. Supplier will address those concerns before executing any such relocation. Supplier shall not proceed with such relocation until Kraft has determined that it will not have one of the effects described above. If Supplier believes that Kraft’s concerns are unfounded, Supplier may challenge Kraft’s determination according to the dispute resolution processes under Article 19 of this Agreement. Supplier agrees that help desk relocation will be more broadly subject to Kraft’s approval, which approval may be subject to sharing of cost savings associated with such relocation in the event the relocation is to a different country from the prior location. Kraft acknowledges and has approved the Supplier Facilities set forth on the applicable Supplement as of the Supplement Effective Date for the provision of the Services and scope thereof described therein. Supplier shall be financially responsible for all additional costs, Service Taxes (including telecom taxes) and property taxes or expenses related to or resulting from any Supplier-initiated relocation to a new or different Supplier Facility, including any costs or expenses incurred or experienced by Kraft or any Eligible Recipient as a result of such relocation.

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6.1.2	Kraft Facilities. Kraft shall provide Supplier with the use of and access to the Kraft Facilities (or equivalent space) described in Schedule 7.1 for the periods specified therein solely as necessary for Supplier to perform its obligations under this Agreement. All Kraft owned or leased assets provided for the use of Supplier under this Agreement shall remain in Kraft Facilities unless Kraft otherwise agrees. In addition, all improvements or modifications to Kraft Facilities requested by Supplier shall be (i) subject to review and approval in advance by Kraft, (ii) in strict compliance with Kraft’s then-current policies, standards, rules and procedures, and (iii) performed by and through Kraft at Supplier’s expense. THE KRAFT FACILITIES ARE PROVIDED BY KRAFT TO SUPPLIER ON AN AS-IS, WHERE-IS BASIS. KRAFT EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE KRAFT FACILITIES, OR THEIR CONDITION OR SUITABILITY FOR USE BY SUPPLIER.

6.1.3	Office Space, Furniture, Fixtures and Equipment. At the Kraft Facilities described in Schedule 7.1, Kraft shall provide office space and office furniture for the number of Supplier Personnel and for such periods specified in Schedule 7.1. Except as otherwise provided in Schedule 7.1 or to the extent Supplier agrees otherwise, the office space and office furniture provided by Kraft for the use of Supplier Personnel will be office space and office furniture that reasonably meets Supplier Personnel’s requirements, provides reasonably acceptable working conditions, is equivalent to office space and office furniture provided by Kraft to other contractors performing information technology or similar services at the same Kraft Facility, except to the extent Supplier provides lesser quality office space and office furniture to its own similarly situated employees. In the case of Transitioned Employees only, for the first two Contract Years, such office space shall be located in such part of the Kraft Facility as is generally made available to similarly situated Kraft employees, except to the extent Supplier provides lesser quality office space and office furniture to its own similarly situated employees. Supplier shall be financially responsible for providing all other office space, office furniture and fixtures needed by Supplier or Supplier Personnel (including Transitioned Employees) to provide the Services, and for all upgrades, replacements and additions to such office furniture or fixtures; provided that any such office furniture and fixtures in Kraft Facilities must meet Kraft’s then-current standards and procured by Kraft on Supplier’s behalf, but only with Supplier’s prior written consent to the terms of the procurement; and provided further that Supplier shall use commercially reasonable efforts to purchase and use surplus Kraft furniture and fixtures to the extent available and where to be used by Supplier within Kraft Facilities. Supplier Personnel using the office facilities provided by Kraft will be accorded reasonable access to the communications wiring in such facilities (including fiber, copper and wall jacks, subject to Section 6.1.4) and the use of certain shared office equipment and services, such as photocopiers, local and long distance telephone service for Kraft-related calls, telephone handsets, mail service, office support service (e.g., janitorial), heat, light, and air conditioning; provided that such access and usage shall be solely for and in connection with the provision of Services by such Supplier Personnel; and provided further that Supplier shall reimburse Kraft for the additional incremental costs incurred by Kraft or the Eligible Recipients if and to the extent Supplier’s technology solution, service delivery model and/or inefficiency cause its usage or consumption of such resources to exceed historical levels. Supplier shall be responsible for providing all other office related equipment and services needed by Supplier or Supplier Personnel at such Kraft Facilities to provide the Services, and for upgrades, improvements, replacements and additions to such equipment or services.

6.1.4	Supplier’s Responsibilities Regarding Kraft’s Network. To the extent any Equipment provided or used by Supplier or Supplier Personnel is connected directly to the network(s) of

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Kraft or any Eligible Recipient, such Equipment (and all Software installed thereon or that may be subsequently added) shall be (i) subject to review and approval in advance by Kraft (Supplier shall cooperate with Kraft in the testing, evaluation and approval of such Equipment), (ii) in strict compliance with Kraft’s then-current security policies, architectures, standards, rules and procedures, and (iii) in strict compliance with Kraft’s then-current hardware and software specifications. Supplier shall promptly investigate any security breach of Kraft’s networks or Systems associated with Supplier Personnel or the performance of the Services. Supplier shall notify Kraft and permit Kraft to participate in any audit or investigation of any such security breach. Supplier shall promptly report the findings of any such audit or investigation to Kraft and, within five business days after the report of such audit or inspection is completed, shall provide Kraft with a written statement of the details of such report to the extent it pertains to Kraft, and, to the extent not provided in such statement, a written summary of such report that includes at least the following: (A) scope of the audit; (B) control weaknesses found; (C) the impact to Kraft (financial, operational or otherwise) of such security breach; and (D) Supplier’s plan for remediation within 60 days; provided that Supplier may redact name or other identifying information of other Supplier customers from any information provided to Kraft and Supplier will be under no obligation to disclose any Supplier cost information (other than Pass-Through Expenses and reimbursable costs) or any information that is the proprietary or confidential information of any other Supplier customer or vendor.

6.1.5	Supplier’s Responsibilities. Except as provided in Sections 6.1.1, 6.1.2 and 6.1.3 and Section 6.4, Supplier shall be responsible for providing all furniture, fixtures, Equipment, space and other facilities required to perform the Services and all upgrades, improvements, replacements and additions to such furniture, fixtures, Equipment, space and facilities. Without limiting the foregoing, Supplier shall provide (i) all maintenance, site management, site administration and similar services for the Supplier Facilities, (ii) uninterrupted power supply services for the Supplier Facilities and for the Software, Equipment and Systems in Kraft Facilities as designated in Schedule 7.1 and (iii) telecommunications transport (voice and data) between Supplier Facilities and Kraft Sites and Facilities.

6.1.6	Physical Security. Kraft is responsible for the physical security of the Kraft Facilities; provided, that Supplier shall be responsible for the safety and physical access and control of the areas that are dedicated solely for use by Supplier for its performance of the Services and Supplier shall not permit any person to have access to, or control of, any such area unless such access or control is permitted in accordance with control procedures approved by Kraft, including the procedures described in Schedule 17.2, or any higher standard agreed to by Kraft and Supplier. Supplier shall be solely responsible for compliance by Supplier Personnel with such control procedures, including obtaining advance approval to the extent required.

6.1.7	Standards, Requirements and Procedures at Kraft Facilities. Supplier shall adhere to and enforce, and cause Supplier Personnel to adhere to and enforce, the operational, safety and security standards, requirements and procedures described in the applicable lease and/or then in effect at the Kraft Facilities, as such standards, requirements and procedures may be modified by Kraft from time to time. Supplier shall regularly advise Kraft of other operational, safety and security practices, procedures and safeguards that Supplier sees in general use in the industry.

6.1.8

Employee Services. Subject to applicable security requirements, Kraft will permit Supplier Personnel to use certain employee facilities (e.g., designated parking facilities, cafeteria and common facilities) at the Kraft Facilities that are generally made available to the employees and

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contractors of Kraft or the Eligible Recipients. The employee facilities in question and the extent of Supplier Personnel’s permitted use shall be specified in writing by Kraft and shall be subject to modification in Kraft’s sole discretion with the same advance notice, if any, that Kraft provides its own employees. Supplier Personnel will not be permitted to use employee facilities designated by Kraft for the exclusive use of certain Kraft or Eligible Recipient employees and will not be entitled to the provision or reimbursement of paid parking.

6.1.9	Use of Kraft Facilities.

6.1.9.1	Unless Supplier obtains Kraft’s prior written agreement, which Kraft may withhold in its sole discretion, Supplier shall use the Kraft Facilities, and the Equipment and Software located therein, only to provide the Services to Kraft and the Eligible Recipients.

6.1.9.2	Kraft reserves the right to relocate any Kraft Facility from which the Services are then being provided by Supplier to another geographic location; provided that, in such event, Kraft will provide Supplier with comparable office space in the new geographic location. In such event, Kraft shall pay the applicable labor rate(s) for additional personnel reasonably required by Supplier, for the incremental Out-of-Pocket Expenses reasonably incurred by Supplier in physically relocating to such new geographic location, and for any additional ongoing costs incurred by Supplier that would not have been incurred but for the required relocation; provided that such relocation is not expressly contemplated in this Agreement, and that Supplier notifies Kraft of such additional required personnel, incremental Out-of-Pocket Expenses, and ongoing costs, obtains Kraft’s approval prior to using such personnel or incurring such expenses and costs, and uses commercially reasonable efforts to minimize such personnel, expenses and costs.

6.1.9.3	Kraft also reserves the right to direct Supplier to cease using all or part of the space in any Kraft Facility from which the Services are then being provided by Supplier and to thereafter use such space for its own purposes. In such event, Kraft shall reimburse Supplier for any reasonable incremental Out-of-Pocket Expenses incurred by Supplier in leasing required substitute new space, and for any additional ongoing costs incurred by Supplier that would not have been incurred but for the required relocation; provided that such relocation direction is not expressly contemplated in this Agreement and that Supplier notifies Kraft of such additional required incremental Out-of-Pocket Expenses and ongoing costs, obtains Kraft’s approval prior to incurring such expenses and costs, and uses commercially reasonable efforts to minimize such expenses and costs.

6.1.9.4	In connection with any decision by Kraft to relocate any Kraft Facility or to direct Supplier to cease using any Kraft Facility as described in Section 6.1.9.2 or 6.1.9.3, Supplier will provide to Kraft for its review, comment, and approval, a written plan for such relocation which shall include the cost of such plan, and any commercially reasonable alternatives for reducing such costs, which alternatives may in some cases include limited impacts of the availability of the affected Services.

6.1.10	Conditions for Return. When the Kraft Facilities are no longer to be used by Supplier as contemplated by Section 6.1.2 or are otherwise no longer required for performance of the

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Services, Supplier shall notify Kraft as soon as practicable and shall vacate and return such Kraft Facilities (including any improvements to such facilities made by or at the request of Supplier) to Kraft in substantially the same condition as when such facilities were first provided to Supplier, subject to reasonable wear and tear.

6.1.11	No Violation of Laws. Supplier shall (i) treat, use and maintain the Kraft Facilities in a reasonable manner, and (ii) ensure that neither Supplier nor any of its Subcontractors commits, and use commercially reasonable efforts to ensure that no business visitor or invitee commits, any act in violation of any Laws in such Supplier occupied Kraft Facility or any act in violation of Kraft’s insurance policies or in breach of Kraft’s obligations under the applicable real estate leases in such Supplier occupied Kraft Facilities (in each case, to the extent Supplier has received notice of such insurance policies or real estate leases or should reasonably be expected to know of such obligations or limitations). Such commercially reasonable efforts include, by way of example, providing the visitor or invitee with notice of any requirements regarding such facilities that are not common or self-evident; accompanying visitors and invitees while in Kraft facilities; and exercising appropriate oversight over such visitors and invitees activities while in Kraft facilities.

6.2	Use of Supplier Facilities.

During the Term and solely for the purpose of conducting audits, and reviews of the Services and other work directly related to the Services, Supplier will provide to Kraft at no charge (i) reasonable access to and use of Supplier Facilities from which the Services are being performed, and (ii) access to reasonable work/conference space at such Supplier Facilities, for the conduct of Kraft’s business pertaining to the Services. All such access shall be in compliance with Supplier’s security rules and procedures communicated in advance and applicable to other parties visiting Supplier’s facility.

6.3	Kraft Rules/Employee Safety.

6.3.1	Kraft Rules and Compliance. In performing the Services and using the Kraft Facilities, Supplier shall observe and comply with all Kraft policies, rules and regulations applicable to Kraft Facilities or the provision of the Services which have been communicated to Supplier or Supplier Personnel in advance by such means as are generally used by Kraft to disseminate such information to its employees or contractors, including those set forth on Schedule 17.3 and those applicable to specific Kraft Sites (collectively, “Kraft Rules”). The Parties acknowledge and agree that, as of the Commencement Date, Supplier is fully informed as to the Kraft Rules, both through due diligence and its hiring of the Transitioned Employees. Supplier shall be responsible for the promulgation and distribution of Kraft Rules to Supplier Personnel as and to the extent necessary and appropriate. Additions or modifications to the Kraft Rules may be (i) communicated orally by Kraft or an Eligible Recipient directly to Supplier or Supplier Personnel, (ii) disclosed to Supplier and Supplier Personnel in writing, (iii) conspicuously posted at a Kraft Facility, (iv) electronically posted, or (v) communicated to Supplier or Supplier Personnel by means generally used by Kraft to disseminate such information to its employees or contractors. Supplier and Supplier Personnel shall observe and comply with such additional or modified Kraft Rules. If Supplier believes that any new or modified Kraft Rule negatively impacts Supplier’s ability to provide the Services, or meet the Service Levels, Supplier shall notify Kraft and Kraft and Supplier will meet to discuss appropriate workarounds.

6.3.2	Safety and Health Compliance. Supplier and Supplier Personnel shall familiarize themselves with the premises and operations at each Kraft Site or Facility at or from which Services are

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

rendered and the Kraft Rules applicable to each such Site or Facility. Supplier and Supplier Personnel shall observe and comply with all Laws applicable to the use by it and them of each Kraft Facility or Site or the provision of the Services, including environmental Laws and Laws regarding occupational health and safety. Supplier shall be responsible for the compliance of Equipment, Software, Systems and Services for which it is operationally responsible with such Laws and shall be responsible for any acts or omissions of Supplier Personnel in contravention of such Laws. Supplier and Supplier Personnel also shall observe and comply with all Kraft Rules with respect to safety, health, security and the environment and shall take commercially reasonable precautions to avoid injury, property damage, spills or emissions of hazardous substances, materials or waste, and other dangers to persons, property or the environment. To the extent required by Kraft, Supplier Personnel shall receive prescribed training prior to entering certain Kraft Sites or Facilities.

6.4	Software, Equipment and Third Party Contracts.

6.4.1	Financial Responsibility. Supplier shall be responsible for any third party fees or expenses attributable to periods on or after the Commencement Date that are associated with Software, Equipment, Equipment Leases and related Third Party Contracts used to provide the Services, except those for which Kraft is financially responsible under the the applicable Supplement (i.e., not including the sub schedules attached thereto). Kraft shall be responsible for third party fees or expenses incurred on or after the Commencement Date that are associated with Software, Equipment, Equipment Leases and Third Party Contracts used to provide the Services for which Kraft is financially responsible under such the applicable Supplement. Unless otherwise expressly provided, each Party also shall be responsible for any third party fees or expenses attributable to periods on or after the Commencement Date that are associated with new, substitute, renewal or replacement Software, Equipment, Equipment leases or Third Party Contracts (including Upgrades, enhancements, new versions or new releases of such Software or Equipment) for which such Party is financially responsible under such the applicable Supplement. With respect to Third Party Software licenses, Equipment Leases and Third Party Contracts that are transferred to Supplier by Kraft or for which Supplier otherwise assumes financial responsibility under this Agreement, Supplier shall (i) pay all amounts becoming due under such licenses, leases or contracts, and all related expenses, to the extent attributable to periods on or after the Commencement Date in connection with which such licenses, leases and contracts are transferred to Supplier; (ii) rebate to Kraft any prepayment of such amounts in accordance with Section 11.9.1; (iii) pay all modification, termination, cancellation, late payment, renewal or other fees, penalties, charges, interest or other expenses relating to periods on or after the Commencement Date; (iv) pay all costs associated with the transfer of such licenses, leases and contracts to Supplier, including all taxes associated with such transfer; and (v) be responsible for curing any defaults in Supplier’s performance under such licenses, leases and contracts on or after the Commencement Date. Kraft will remain responsible for all amounts due under such license, leases and contracts that are attributable to periods prior to the Commencement Date.

6.4.2

Operational Responsibility. With respect to Software, Equipment, Equipment leases and Third Party Contracts for which Supplier is operationally responsible under Schedule 11.1, 12.1, or 12.3 or the applicable Supplement and any other Third Party Contracts (excluding Third Party Contracts administered by Supplier on a pass-through basis, which are addressed in Section 11.2) used by Supplier to provide the Services, Supplier shall be responsible for (i) the evaluation, procurement (i.e., performing administrative activities, but not assuming financial responsibility unless otherwise provided herein), testing, installation, rollout, use, support, management,

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administration, operation and maintenance of such Software, Equipment, Equipment leases and Third Party Contracts; (ii) the evaluation, procurement (i.e., performing administrative activities, but not assuming financial responsibility unless otherwise provided herein), testing, installation, rollout, use, support, management, administration, operation and maintenance of new, substitute or replacement Software, Equipment, Equipment leases and Third Party Contracts (including Upgrades, enhancements, new versions or new releases of such Software); (iii) the performance, availability, reliability, compatibility and interoperability of such Software, Equipment and Third Party Contracts each in accordance with this Agreement, including the Service Levels and Change Control Procedures; (iv) the compliance with and performance of all operational, administrative and contractual obligations specified in the applicable licenses, leases and contracts; (v) the administration and exercise as appropriate of all rights available under such licenses, leases and contracts; and (vi) the payment of any fees, penalties, charges, interest or other expenses due and owing under or with respect to such licenses, leases and contracts that are incurred, caused by or result from Supplier’s failure to comply with or perform its obligations under this Section 6.4.2 (except to the extent that such failure directly results from the acts or omissions of Kraft under those licenses, leases or contracts in contravention of its obligations under this Agreement). Kraft agrees that, during the Term, Supplier, in consultation with Kraft, shall direct the actions of the applicable third party vendors with respect to the leases, licenses and Third Party Contracts for which Supplier has operational responsibility hereunder.

6.4.3

Rights Upon Expiration/Termination. With respect to all Third Party Software licenses, Equipment leases and Third Party Contracts for which Supplier is financially responsible under this Agreement, except for (a) product vendor specialists who Supplier engages on a temporary basis to address urgent problems and (b) contracts for Supplier Overhead Materials, Supplier shall use commercially reasonable efforts to (i) obtain for Kraft, the Eligible Recipients and/or their designee(s) the license, sublicense, assignment and other rights specified in Sections 4.4.2 and 14.6, (ii) ensure that the granting of such license, sublicense, assignment and other rights is not subject to subsequent third party approval or the payment by Kraft, the Eligible Recipients or their designee(s) of license, assignment or transfer fees, (iii) ensure that the terms, conditions and prices applicable to Kraft, the Eligible Recipients and/or their designee(s) following expiration or termination of this Agreement (or any portion thereof) are no less favorable than those otherwise applicable to Supplier, and at least sufficient for the continuation of the activities comprising the Services, (iv) ensure that neither the expiration or termination of this Agreement (or any portion thereof) nor the assignment of the license, lease or contract will trigger less favorable terms, conditions or pricing, and (v) not replace any perpetual software licenses with subscription term licenses or use subscription term licenses for any new Software not currently licensed by Kraft. If Supplier is unable to obtain any such rights and assurances, it shall notify Kraft in advance and, except for those licenses, leases or Third Party Contracts made available to Supplier by Kraft pursuant to this Agreement, shall not use such Third Party Software license, Equipment lease or Third Party Contract without Kraft’s approval (and absent such approval, Supplier’s use of any such Third Party Software license, Equipment lease or Third Party Contract shall obligate Supplier to obtain or arrange, at no additional cost to Kraft, for such license, sublicense, assignment or other right for Kraft, the Eligible Recipients and their designee(s) upon expiration or termination). The exception in the preceding sentence which permits Supplier to use licenses and contracts made available by Kraft under this Agreement shall not be interpreted to be a consent which excuses Supplier’s obligation to obtain post-termination rights for Kraft under those licenses and contracts, except to the extent permitted by Section 5.3. If Kraft consents to Supplier’s use of specific Third Party Software licenses, Equipment leases or Third Party Contracts under these circumstances, such consent shall be deemed to be conditioned on

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Supplier’s commitment to use commercially reasonable efforts to cause such third party to agree at expiration or termination of this Agreement or the applicable Supplement or the completion of Termination Assistance Services to permit Kraft, the Eligible Recipients and/or their designee(s) to assume prospectively the license, lease or contract in question or to enter into a new license, lease or contract with Kraft, the Eligible Recipients and/or their designee(s) on substantially the same terms and conditions, including price. Kraft consents to the specific exceptions set forth in the applicable Supplement with respect to the corresponding Third Party Contracts described in that Schedule.

6.4.4	Evaluation of Third Party Software, Equipment. In addition to its obligations under Section 6.4.1 and 6.4.2 and in order to facilitate Kraft’s control of architecture, standards and plans pursuant to Section 9.5, Supplier shall use commercially reasonable efforts to evaluate any Third Party Software and Equipment selected by or for Kraft or an Eligible Recipient to determine whether such Software and Equipment will adversely affect Kraft’s environment, Kraft’s ability to interface with and use the Software, Equipment and Systems and/or Supplier’s ability to provide the Services. Supplier shall develop and provide such an evaluation to Kraft within 15 days of its receipt of Kraft’s request and receipt of the Software or Equipment Supplier is being asked to evaluate; provided that (i) Supplier shall use commercially reasonable efforts to respond more quickly in the case of a pressing business need or an emergency situation, and (ii) if the complexity of the evaluation would make it impractical to complete the evaluation within 15 days, Supplier shall promptly notify and confer with Kraft regarding the time Supplier will reasonably require to complete the evaluation.

6.4.5	Kraft Provided Equipment.

6.4.5.1	Provision. Kraft shall provide Supplier with the use of the Kraft owned and leased Equipment identified on Schedule 10 (collectively, the “Kraft Provided Equipment”) for the periods specified in such Schedule solely for and in connection with the provision of the Services. THE KRAFT PROVIDED EQUIPMENT IS PROVIDED BY KRAFT TO SUPPLIER ON AN AS-IS, WHERE-IS BASIS. KRAFT EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE KRAFT PROVIDED EQUIPMENT, OR ITS CONDITION OR SUITABILITY FOR USE BY SUPPLIER TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Notwithstanding the foregoing, Kraft will pass through to Supplier any representations and warranties for such Equipment provided by the vendors and manufacturer that Kraft is able to pass through without additional cost to Kraft.

6.4.5.2

Upgrades. If and to the extent Supplier upgrades (including adding components or features or otherwise modifying) any Kraft Provided Equipment, Supplier will retain ownership of such upgrade until the earlier of (i) the date Supplier has fully expensed or amortized such upgrade; or (ii) the date Supplier ceases to use the upgraded Equipment to provide the Services (whether due to refresh, decline in resource requirements or any other reason), at which time Supplier shall be deemed to have hereby automatically transferred title and ownership of such upgrade to Kraft or the applicable Eligible Recipient that owns the corresponding Kraft Provided Equipment. Supplier shall take any and all actions necessary,

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including executing any documents, to transfer title of such upgrades to, and vest title of such Kraft Provided Equipment upgrades in, Kraft or the applicable Eligible Recipient to the extent provided above.

6.4.5.3	Return. Upon the expiration of the period specified in Schedule 10 for each item of Kraft Provided Equipment (or when such Kraft Provided Equipment is no longer required by Supplier for the performance of the Services), Supplier shall promptly return such Kraft Provided Equipment to Kraft in substantially the same condition (as it may have been modified or improved by Supplier with Kraft’s approval) as when such Kraft Provided Equipment was first provided to Supplier, subject to reasonable wear and tear.

6.4.5.4	Responsibility for Other Equipment. Notwithstanding the foregoing, except as provided in this Section 6.4.6, 6.1.2, 6.1.3 and 6.4.1, and the applicable Supplement, Supplier shall be responsible for providing all Equipment required to perform the Services and all Upgrades, improvements, replacements and additions thereto.

6.4.6	Surplus Equipment. Supplier shall, at its cost, prepare surplus Kraft owned Equipment for shipment. The responsibilities of the Parties with respect to transportation and disposal of such Equipment is set forth in the applicable Supplement. If and to the extent Supplier is responsible for disposal of any Kraft-owned Equipment, Supplier shall (i) obtain Kraft’s consent to dispose of such Equipment before disposing of it; and (ii) maintain reasonable documentation regarding the disposition, including the costs of and revenues from disposal and as proof of appropriate disposal, and shall make such documentation available to Kraft upon Kraft’s request.

6.5	Assignment of Licenses, Leases and Related Agreements.

6.5.1	Assignment and Assumption. Subject to Supplier obtaining any Required Consents, on and as of the Commencement Date on which Supplier assumes responsibility for the Services in question, Kraft shall assign to Supplier, and Supplier shall assume and agree to perform all obligations arising on or after the applicable Commencement Date that are related to, the Third Party Software licenses, Equipment Leases and Third Party Contracts for which Supplier is financially responsible under Sections 6.4 or the applicable Supplement, unless otherwise specified in Schedule 11.1, 12.1 or 12.3 or the applicable Supplement; provided, however, that such assignment shall not include any assignment or transfer of any intellectual property rights in Materials developed under such Third Party Software licenses, Equipment Leases and Third Party Contracts prior to the date of such assignment and, as between the Parties, Kraft hereby expressly reserves and retains such intellectual property rights. Kraft and Supplier shall execute and deliver a mutually satisfactory assignment and assumption agreement with respect to such leases, licenses and agreements, evidencing the assignment and assumption provided for herein.

6.5.2

Items Not Assignable by Commencement Date. With respect to any such Third Party Software licenses, Equipment Leases or Third Party Contracts for which Supplier is financially responsible under Section 6.4 or the applicable Supplement and that can not, as of the Commencement Date on which Supplier assumes responsibility for the Services in question, be assigned to Supplier without breaching their terms or otherwise adversely affecting the rights or obligations of Kraft or Supplier thereunder, the performance obligations shall be deemed to be subcontracted or delegated to Supplier until any requisite consent, notice or other prerequisite to assignment can be obtained, given or satisfied by Supplier. It is understood that Supplier, as a subcontractor or

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delegatee, shall be financially and operationally responsible for all obligations arising on or after the applicable Commencement Date under such Third Party Software license, Equipment Lease or Third Party Contract as Kraft’s agent pursuant to Section 9.11.2. Supplier shall use commercially reasonable efforts to satisfy the consent, notice or other prerequisites to assignment and, upon Supplier doing so, the Third Party Software license, Equipment Lease or Third Party Contract shall immediately be assigned and transferred to and assumed by Supplier.

6.5.3	Non-Assignable Items. If, after using commercially reasonable efforts for a reasonable period of time but not longer than 90 days after the Commencement Date, Supplier cannot assign a Third Party Software license, Equipment Lease or Third Party Contract without breaching its terms or otherwise adversely affecting the rights or obligations of Kraft or Supplier thereunder, the Parties shall take such actions and execute and deliver such documents as may be necessary to cause the Parties to realize the practical effects of the allocation of responsibilities intended to be effected by this Agreement.

6.5.4	Modification and Substitution. Supplier may terminate, shorten, modify or extend the Third Party Software licenses, Equipment Leases and Third Party Contracts for which Supplier is financially responsible under the applicable Supplement and, subject to Section 9.12, may substitute or change vendors relating to goods or services covered thereby; provided that, except as otherwise disclosed by Supplier and agreed to by Kraft, such change(s) (i) shall not constitute a breach of any obligation of Kraft or the Eligible Recipients under such Software licenses, Equipment Leases or Third Party Contracts, (ii) shall not result in additional financial obligations, financial or operational risk or Losses to Kraft or the Eligible Recipients, (iii) shall not result in any increase to Kraft or the Eligible Recipients in the cost of receiving the Services, and (iv) if assumable by Kraft or the Eligible Recipients, shall not provide for less favorable terms, conditions or prices for Kraft, the Eligible Recipients and/or their designee(s) following the expiration or termination of the Term or any applicable Service than would otherwise be applicable to Supplier (except for terms, conditions or prices available to Supplier because of its volume purchases). Supplier’s rights under the immediate preceding sentence are conditioned upon Supplier paying all applicable termination or cancellation charges, Losses and other amounts due to the applicable vendor associated with such action and indemnifying Kraft and the Eligible Recipients against any such charges, Losses or other amounts associated therewith. Notwithstanding anything to the contrary herein, Supplier shall not terminate, shorten or modify without Kraft’s prior written consent any license for Third Party Software either created exclusively for Kraft or the Eligible Recipients or otherwise not commercially available. Supplier shall reimburse Kraft and the Eligible Recipient(s) for any termination charges, cancellation charges, or other amounts paid by them at Supplier’s direction in connection with obtaining any such modification.

6.6	Managed Third Parties.

6.6.1	Responsibility.

6.6.1.1	Supplier shall cause Managed Third Parties to perform in accordance with this Agreement, including Service Levels set forth in the applicable Supplement, and comply with all applicable duties and obligations imposed on Supplier under this Agreement, except that:

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6.6.1.1.1	Supplier shall be excused of such obligation to the extent the terms of Kraft’s agreement with a Managed Third Party do not permit Supplier to enforce the terms of the applicable Supplement;

6.6.1.1.2	Supplier will not be liable for a Managed Third Party’s breach of this Agreement with respect to matters not involving performance of the Services, such as confidentiality obligations, but only if and to the extent that (i) such breach is not a result of Supplier’s failure to properly manage such Managed Third Party, (ii) Supplier, following discovery of the breach, promptly notifies Kraft of such breach and takes prompt action to demand the Managed Third Party to so comply and (iii) Supplier uses commercially reasonable efforts, in cooperation with Kraft, to mitigate any damage resulting from such breach (with any incremental expense of mitigation being borne by the Party which has financial responsibility for such Managed Third Party’s performance); and

6.6.1.1.3	Supplier will be excused from its failure to comply with its Service-related obligations, including meeting the Service Levels set forth in the applicable Supplement, under this Agreement if and to the extent Supplier (i) confirms through a Root Cause Analysis that a Managed Third Party caused Supplier to fail to perform any Services in accordance with the applicable Service Levels for such Services, and (ii) Kraft declines to take such action demanded by Supplier under its agreement with the Managed Third Party which Kraft is contractually entitled to take; provided that Supplier shall indemnify and defend Kraft from any third party claims (including any increased costs payable by Kraft or an Eligible Recipient under its agreement with such Managed Third Party) resulting from Kraft compliance with Supplier’s direction. In the event Kraft declines to take the requested action, Supplier shall nonetheless use commercially reasonable efforts without additional costs to Supplier to perform such Services notwithstanding the Managed Third Party’s failure to perform.

6.6.1.2	Unless otherwise specified in the applicable Supplement, Section 6.6.2, or agreed in writing by the Parties, Supplier is responsible for all costs and charges associated with Managed Third Parties and, subject to the exceptions noted in Sections 6.6.1.1.1, 6.6.1.1.2, and 6.6.1.1.3, for any failure by any Managed Third Party or its personnel to perform in accordance with this Agreement or to comply with any duties or obligations imposed on Supplier under this Agreement, to the same extent as if such failure to perform or comply was committed by Supplier or Supplier Personnel. Supplier shall be Kraft’s and the Eligible Recipients’ sole point of contact regarding the services provided by such Managed Third Parties.

6.6.2

Modification. If a Managed Third Party’s Third Party Contract is terminated (other than by Kraft for convenience) or a Managed Third Party ceases to perform or fails to perform in accordance with this Agreement, Supplier shall be responsible for the continued performance of the Services in accordance with this Agreement and shall either provide such Services itself or enter into an agreement for such Services with a replacement Managed Third Party. In that event, if and to the extent Kraft is financially responsible for that Managed Third Party, Kraft (i) will

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determine whether Supplier provides the Services itself or through a replacement Managed Third Party, and (ii) will either pay Supplier amounts to be mutually agreed where Supplier assumes responsibility at Kraft's direction for performance or will pay the replacement Managed Third Party directly as a Pass-Through Expense. Kraft reserves all rights to modify, amend, renew, terminate, extend or otherwise replace any Managed Third Party and/or the applicable Third Party Contract, and to negotiate any Pass-Through Expenses associated therewith. If a modification, amendment or replacement of a Managed Third Party materially affects Supplier’s ability to meet its obligations under this Section 6.6, then, within 30 days after Supplier receives notice of such modification, amendment or replacement, Supplier shall notify Kraft in writing in sufficient detail to explain Supplier’s concerns, and thereafter the Parties shall meet and agree to any appropriate modifications or relief to Supplier’s obligations that are directly affected by such change. Kraft shall agree to reimburse Supplier for reasonable, actual and demonstrable increases in costs and expenses incurred by Supplier as a direct result of Kraft’s modification, amendment or replacement of such a Third Party Contract or Managed Third Party, provided that Supplier (i) notifies Kraft in writing of all such costs and expense within 30 days after Supplier’s receipt of a copy of the modification, amendment or replacement to the applicable Third Party Contract, and (ii) uses commercially reasonable efforts to minimize such costs and expenses.

6.7	Notice of Defaults.

Kraft and Supplier shall promptly inform the other Party in writing of any material breach of, or misuse or fraud in connection with, any Third Party Contract, Equipment lease or Third Party Software license used in connection with the Services of which it becomes aware and shall cooperate with the other Party to prevent or stay any such breach, misuse or fraud.

6.8	Acquired Assets.

6.8.1

To the extent Acquired Assets are specifically identified in a Supplement, Kraft agrees to convey (or shall cause the applicable Eligible Recipient to convey) to Supplier, and Supplier agrees (or shall cause an Affiliate to agree) to accept, as of the Commencement Date, all of Kraft’s (or the applicable Eligible Recipient’s) right, title and interest in and to the Acquired Assets, other than the Acquired Assets in the Deferred Countries. In consideration for such conveyance, Supplier agrees to pay Kraft on the Commencement Date the Acquired Assets Credit specified in the applicable Supplement. In addition, Supplier shall be responsible for, and shall pay, or provide evidence of exemption from, all sales, use, goods and services and other similar taxes arising out of the conveyance of the Acquired Assets, excluding income taxes and franchise taxes. Kraft represents and warrants to Supplier that Supplier (or its Affiliates) shall take good title to the Acquired Assets as of the Commencement Date, free and clear of all liens. The conveyance of the Acquired Assets shall be effected by the delivery of each Acquired Asset to the Supplier where possible or, where this is not possible, by the delivery of a bill of sale in substantially the form set forth in Exhibit 2. Except as otherwise expressly provided in this Section 6.8, Kraft CONVEYS THE ACQUIRED ASSETS TO SUPPLIER ON AN AS-IS, WHERE-IS AND WITH-ALL-FAULTS BASIS. KRAFT HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED ASSETS, OR THE CONDITION OR SUITABILITY OF SUCH ACQUIRED ASSETS FOR USE BY SUPPLIER TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Kraft shall convey and Supplier shall pay for the Acquired Assets in each Deferred Country, on the same terms

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described in this Section 6.8.1, on the date Supplier assumes responsibility for providing Services from such country.

6.8.2	Taxes. The Acquired Assets Credit is exclusive of all taxes. Supplier shall be responsible for, and shall pay, or provide evidence of exemption from, all sales, use, goods and services and other similar taxes arising out of the conveyance of the Acquired Assets. Kraft and Supplier intend that Article 5 of the Sixth Council Directive 77/388/EEC of May 17, 1977, as implemented in the relevant jurisdiction, and similar applicable Laws will apply to the conveyance of the Acquired Assets pursuant to this Agreement in those jurisdictions in which such Laws apply and agree to use all reasonable endeavors to secure that the conveyance is treated neither as a supply of goods nor a supply of services. If, nevertheless, any Service Taxes are chargeable in respect of any supply in connection with the conveyance of the Acquired Assets pursuant to this Agreement, then Supplier shall forthwith pay or procure the payment to Kraft of an amount equal to any such tax in respect of the conveyance of the Acquired Assets (in addition to the consideration or any other sum payable to Kraft) subject to the production of a valid tax invoice in respect of such conveyance, and shall indemnify Kraft for any fines, penalties or interest imposed by any Tax Authority arising out of the treatment by Kraft and Supplier of such conveyance. Supplier warrants to Kraft that Supplier is registered for any Service Tax or will be registered for such tax with effect from a date not later than the Commencement Date and shall, on or before that date, provide Kraft with proof of such registration reasonably satisfactory to Kraft. Supplier warrants to Kraft that the Acquired Assets are to be used by Supplier in carrying on the same kind of business as that carried on by Kraft and Supplier will after the Commencement Date continue to carry on such business. In relation to records pertaining to Service Taxes: (i) Kraft shall on the Commencement Date deliver to Supplier all records required to be so delivered under the applicable legislation; and (ii) Supplier shall preserve or shall procure to be preserved those records for such period as may be required by law and during that period permit Kraft reasonable access to them to inspect or make copies of them. All sums payable in connection with the transfer of the Acquired Assets are exclusive of Service Taxes and Supplier shall, in addition to such sums, pay any Service Taxes properly chargeable thereon, on receipt of a valid invoice for such Service Taxes.

7.	SERVICE LEVELS

7.1	General.

7.1.1	General Performance Standards. Beginning on the Commencement Date, unless otherwise provided in the applicable Supplement or for the Deferred Countries, such later date as Supplier assumes responsibility for providing Services in those Deferred Countries, Supplier shall perform the Services at levels of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency that are at least equal to those received by Kraft or the Eligible Recipients 12 months prior to such date. In addition, for those Services for which there are no Service Levels, Supplier shall perform such Services at levels of accuracy, quality, completeness, timeliness, responsiveness, resource efficiency and productivity that are equal to or higher than the accepted industry standards of first tier providers of such business process and outsourcing services. This Section 7.1.1 shall not be deemed to supersede the Service Levels specified in the applicable Supplement.

7.1.2	Service Level Performance Standards. Beginning on the dates specified in the applicable Supplement, Supplier shall perform the Services so as to meet or exceed the Service Levels, as set forth in the applicable Supplement.

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7.1.3	Multiple Service Levels. If more than one Service Level applies to any particular obligation of Supplier, Supplier shall perform in accordance with the most stringent of such Service Levels.

7.1.4	Responsibility. Supplier shall be responsible for meeting or exceeding the applicable Service Levels even where doing so is dependent on the provision of Services by (i) Subcontractors, (ii) subject to Section 10.2, non-Supplier Personnel, including Kraft employees, or (iii) subject to Section 6.6, Managed Third Parties.

7.2	Service Level Credits; Deliverable Credits.

7.2.1	Service Level Credits. Supplier recognizes that Kraft is paying Supplier to deliver the Services at specified Service Levels. If Supplier fails to meet such Service Levels, then, in addition to other remedies available to Kraft, Supplier shall pay or credit to Kraft the performance credits specified in the applicable Supplement (“Service Level Credits”) in recognition of the diminished value of the Services resulting from Supplier’s failure to meet the agreed upon level of performance, and not as a penalty. Under no circumstances shall the imposition of Service Level Credits be construed as Kraft’s sole or exclusive remedy for any failure to meet the Service Levels. However, if Kraft recovers monetary damages from Supplier as a result of Supplier’s failure to meet a Service Level, Supplier shall be entitled to set off against such damages any Service Level Credits paid for the failure giving rise to such recovery, as reduced by any applicable earnback pursuant to the applicable Supplement.

7.2.2	Deliverable Credits. Supplier recognizes that Kraft is paying Supplier to provide certain Critical Deliverables by the time and in the manner agreed by the Parties. If Supplier fails to meet its obligations with respect to such Critical Deliverables, then, in addition to other remedies available to Kraft, Supplier shall pay or credit to Kraft the Deliverable Credits specified in the applicable Supplement or established by Kraft as part of the Project approval process on a case by case basis in recognition of the diminished value of the Services resulting from Supplier’s failure to meet the agreed-upon level of performance, and not as a penalty. If Kraft recovers monetary damages from Supplier as a result of Supplier’s failure to meet its obligations with respect to one or more Critical Deliverables, Supplier shall be entitled to set off against such damages any Deliverable Credits paid for the failures giving rise to such recovery.

7.3	Problem Analysis.

If Supplier fails to provide Services in accordance with the Service Levels and this Agreement, Supplier shall (after restoring service or otherwise resolving any immediate problem) (i) promptly investigate and report on the causes of the problem; (ii) provide a Root Cause Analysis of such failure as soon as practicable after such failure or at Kraft’s request; (iii) correct the problem as soon as practicable (regardless of cause or fault) or coordinate the correction of the problem if Supplier does not have responsibility for the cause of the problem; (iv) advise Kraft of the status of remedial efforts being undertaken with respect to such problem; (v) demonstrate to Kraft’s reasonable satisfaction that the causes of such problem have been or will be corrected on a permanent basis and (vi) take all commercially reasonable actions to prevent any recurrence of such problem. Supplier shall complete all Root Cause Analyses in accordance with the requirements of the applicable Supplement. If the Root Cause Analysis indicates that neither Supplier nor any Directed Employee while performing a function under Supplier’s direction was responsible for the cause of the breach or potential breach and Supplier is unable to perform remediation efforts without adding substantial additional Supplier resources or third party contractors (beyond the Subcontractor personnel then assigned to perform Services for Kraft), Kraft

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may elect to either (i) reprioritize the Services, in which event Supplier will perform the remediation at no additional charge, or (ii) authorize Supplier to perform the remediation as a Project.

7.4	Continuous Improvement Reviews.

7.4.1	Improvement of Services Quality. Supplier acknowledges that the quality of the Services provided in certain Service areas can and will be improved during the Term and agrees that the Service Levels in such Service areas will be enhanced periodically in recognition of the anticipated improvement in service quality. Supplier will improve the quality of the Services provided in such areas to meet or exceed the enhanced Service Levels and will do so at no additional charge to Kraft.

7.4.2	Increase of Service Levels. In addition to the foregoing, Kraft and Supplier shall periodically review the Service Levels and the performance data collected and reported by Supplier in accordance with the applicable Supplement and relevant industry data and trends on an annual basis (or more frequently if requested by Kraft). Supplier shall give Kraft any assistance it reasonably requires to review and verify such data. As part of this review process, the Parties shall, [ * * * ], increase the Service Levels to reflect the higher performance levels actually attained or attainable by Supplier in accordance with the applicable Supplement. In addition, subject to the applicable Supplement, the Parties shall agree, to the extent reasonable and appropriate, to (i) increase the Service Levels to reflect improved performance capabilities associated with advances in the proven processes, technologies and methods available to perform the Services; (ii) add new Service Levels to permit further measurement or monitoring of the accuracy, quality, completeness, timeliness, responsiveness, cost-effectiveness, or productivity of the Services; (iii) modify or increase the Service Levels to reflect changes in the processes, architecture, standards, strategies, needs or objectives defined by Kraft; and (iv) modify or increase the Service Levels to reflect agreed upon changes in the manner in which the Services are performed by Supplier.

7.5	Measurement and Monitoring.

Supplier shall, not later than the date by which Supplier is required to collect Service Level related data to enable it to comply with the requirements set forth in the applicable Supplement, implement measurement and monitoring tools and metrics as well as standard reporting procedures, all acceptable to Kraft, to measure and report Supplier’s performance of the Services at a level of detail sufficient, as determined by Kraft, to verify Supplier’s compliance with the applicable Service Levels. Kraft or its designee shall have the right to audit all such measurement and reporting tools, performance metrics and reporting procedures. Supplier shall provide Kraft with on-line access to up-to-date problem management data and other data regarding the status of service problems, service requests and user inquiries. Supplier also shall provide Kraft with access to the data used by Supplier to calculate its performance against the Service Levels and the measurement and monitoring tools and procedures utilized by Supplier to generate such data for purposes of audit and verification. Kraft shall not be required to pay any amount in addition to the Charges for such measurement and monitoring tools or the resource utilization associated with their use.

7.6	Satisfaction Surveys.

7.6.1

General. Within 90 days after the applicable Commencement Date or within such other time as may be specified in the applicable Supplement, and at agreed upon intervals thereafter, Supplier and/or independent third parties engaged by Supplier shall conduct the satisfaction surveys of

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Kraft’s management and Authorized Users in accordance with the survey protocols and procedures specified in the applicable Supplement in order to determine their satisfaction with Supplier’s provision of the Services. To the extent Supplier engages an independent third party to perform all or any part of any satisfaction survey, such third party shall be approved in advance by Kraft. Supplier shall be responsible for all costs associated with conducting the satisfaction surveys.

7.6.2	Kraft Conducted Surveys. In addition to the satisfaction surveys to be conducted by an independent third party pursuant to Section 7.6.1, Kraft may survey Authorized User satisfaction with Supplier’s performance in connection with and as part of broader Authorized User satisfaction surveys periodically conducted by Kraft. At Kraft’s request, Supplier shall cooperate and assist Kraft with the formulation of the survey questions, protocols and procedures and the execution and review of such surveys.

7.6.3	Survey Follow-up. If the results of any satisfaction survey conducted pursuant to Section 7.6.1 or 7.6.2 indicate that the level of satisfaction with Supplier’s performance is less than the target level specified in the applicable Supplement, Supplier shall promptly: (i) conduct a Root Cause Analysis as to the cause of such dissatisfaction; (ii) develop an action plan to address and improve the level of satisfaction, provided that Kraft will be responsible for taking action where it has agreed to do so as part of such plan; (iii) present such plan to Kraft for its review, comment and approval; and (iv) take action in accordance with the approved plan and as necessary to improve the level of satisfaction. Kraft and Supplier shall establish a schedule for completion of a Root Cause Analysis and the preparation and approval of the action plan which shall be reasonable and consistent with the severity and materiality of the problem; provided, that the time for completion of such tasks shall not exceed 30 days from the date such user survey results are finalized and reported, or such longer period as may be agreed upon by the Parties. Supplier’s action plan developed hereunder shall specify the specific measures to be taken by Supplier and the dates by which each such action shall be completed. Following implementation of such action plan, Supplier shall conduct follow-up surveys with the affected Kraft users and management to confirm that the cause of any dissatisfaction has been addressed and that the level of satisfaction has improved.

7.7	Notice of Adverse Impact.

If Supplier becomes aware of any failure by Supplier to comply with its obligations under this Agreement or any other situation (i) that has impacted or reasonably could impact the maintenance of Kraft’s or any Eligible Recipient’s financial integrity or internal controls, the accuracy of Kraft’s or any Eligible Recipient’s financial, accounting, quality, inventory, procurement or human resources records and reports or compliance with Kraft Rules, Kraft Standards or applicable Laws, or (ii) that has had or reasonably could have any other material adverse impact on the Services in question or the impacted business operations of Kraft or the Eligible Recipients, then, Supplier shall immediately inform Kraft in writing of such situation and the impact or expected impact and Supplier and Kraft shall meet to formulate an action plan to minimize or eliminate the impact of such situation.

8.	PROJECT PERSONNEL

8.1	Transitioned Personnel.

The provisions of this Agreement that involve or impact any Transitioned Personnel shall apply only to the extent there are Transitioned Personnel in the applicable Supplement.

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8.1.1	Offers and Employment.

8.1.1.1	Supplier Offers of Employment. Except as otherwise provided with respect to employees in Deferred Countries and Directed Employees, Supplier shall extend offers of at-will employment to all Affected Kraft Foods Global Personnel (other than contractors) at least 30 days before the Commencement Date, on a schedule and in a manner that is pre-approved and in coordination with Kraft and the Eligible Recipients. Supplier shall extend offers to the Directed Employees who are designated in the applicable Supplement as receiving an offer, at least 30 days before the end of such employee’s Directed Employee Period (except for those Directed Employees who prior to the Directed Employee Period were extended an offer by Supplier and subsequently turned down such offer) and shall extend offers to the Affected Employees in the applicable Supplement (other than contractors) who are in a Deferred Country at least 30 days before Supplier is scheduled to begin performing Services in that country. Such offers will be made in accordance with Supplier’s normal employment policies to the extent such policies are consistent with the requirements of this Agreement. Except as provided in the applicable Supplement, Supplier shall waive any preconditions to such offers, including background checks, drug testing and/or medical examinations. Such offers shall be for employment for an indeterminate period of time with Supplier in positions comparable to those held by such employees at Kraft or another Eligible Recipient, as applicable, and with initial base wages or salaries at least equal to that paid or provided to such personnel as of the Effective Date, except for those employees in Deferred Countries who, with Kraft’s approval, transition to Supplier on or after April 1, 2007, in which event such offers will be at initial base wages or salaries at least equal to that paid or provided to such personnel as of April 1, 2007. In addition, Supplier will allocate and pay the amounts described in the applicable Supplement. Unless otherwise specified in the applicable Supplement or agreed by the Parties, personnel accepting such offers shall be hired by Supplier effective as of the Commencement Date.

8.1.1.2

On-Leave Employees. With respect to any Affected Personnel who, on the Commencement Date, is not actively at work or is on leave status, including without limitation personal, medical, disability, industrial or sick leave, such individual shall remain an employee of the applicable employing Entity until such employee returns to work, with physician’s release or other appropriate documentation, as applicable, releasing the employee to resume his or her prior work schedule. If such personnel returns to work within six months after the Commencement Date or, if later where required by applicable law outside of the United States, immediately following the expiration of their such leave, with physician’s release or other appropriate documentation, as applicable, releasing the employee to resume his or her work schedule, Supplier shall promptly extend an offer of employment to such employee and the compensation and other terms and conditions of such offer shall be as set forth in this Article 8. In the event the two U.S.-based Affected Personnel who are on military leave return to work later than six months after the Commencement Date, Supplier will consider such Affected Personnel for open positions at Supplier. Personnel accepting such offers shall be hired by Supplier effective on such person’s first day of work with

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Supplier. If such personnel do not return within such six-month period or, if later where required by applicable law, immediately following the expiration of their such leave, Supplier shall be under no obligation to offer employment to such employee or to treat such employee as a Transitioned Employee hereunder.

8.1.1.3	Employment Effective Date. All personnel who accept Supplier’s offer of employment and begin work with Supplier pursuant to the foregoing paragraphs are herein referred to as “Transitioned Employees.” Each such Transitioned Employee’s “Employment Effective Date” shall be the effective date on which Supplier actually employs such employee, as set forth in Sections 8.1.1.1 and 8.1.1.2.

8.1.1.4	Years of Service Credit. Supplier’s employment offers will grant credit for all years of service recognized by Kraft or another Eligible Recipient, as applicable, for purposes of seniority, career advancement, promotion consideration, and other rights attaching to length of service, including all benefits referenced in Section 8.2; provided, however, that Supplier shall not grant any credit for such years of service for severance purposes for the Affected Kraft Foods Global Personnel who received severance payment from Kraft or another Eligible Recipient prior to their employment by Supplier.

8.1.1.5	Communications Regarding Affected Personnel. Supplier shall, together with Kraft and the other Eligible Recipients, as applicable, jointly plan, execute and communicate information regarding the transfer of employment, including communication to the Affected Personnel, using methods and content to be agreed upon as soon as practicable after the Effective Date except to the extent earlier communication is required by applicable Law. Supplier shall not disclose information relating to the transfer of employment, including internal employee communications or external communications, without the prior consent of Kraft or another Eligible Recipient, as applicable.

8.1.1.6	Non-U.S. Employee Requirements. Without limiting the provisions of this Agreement relating to communications with employees and third parties, the following provisions shall apply with respect to Affected Personnel located outside the United States:

8.1.1.6.1	Offers. Except as set forth below, following the Effective Date, Supplier will make to each Affected Personnel (other than contractors) outside the United States an offer to employ that person in accordance with applicable Law (and will do all such things as are required by the Law to cause such person to be employed by Supplier) as an employee of Supplier on the Commencement Date.

8.1.1.6.2

In Brazil, prior to the Commencement Date, Kraft shall completely sever its employment relationship with the Affected Personnel who are employees (“Brazilian Affected Employees”) and shall in all cases be responsible for the liquidation and timely payment of severance, termination and any other benefits or entitlements to Brazilian Affected Employees, and shall, upon the reasonable request of Supplier, provide Supplier with legal documentation evidencing (i) termination of

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Brazilian Affected Employees in accordance with applicable laws of Brazil, and (ii) timely payment of all severance, termination and any other benefits or entitlements to Brazilian Affected Employees.

8.1.1.6.3	Kraft Commitments. Kraft shall, and shall arrange for any applicable Eligible Recipients to: (i) not hinder Supplier in offering employment to Affected Personnel outside the United States; and (ii) as requested by Supplier, give reasonable assistance to employ Affected Personnel who are employees outside the United States, including: (A) providing reasonable access for Supplier to the Affected Personnel who are employees outside the United States for interviews and recruitment; and (B) providing an organizational chart showing the roles, responsibilities, authority, and salaries or resource values of all Affected Personnel who are employees outside the United States.

8.1.2	Transitioned Employee Retention. Except as otherwise provided in a Companion Agreement, if a Transitioned Employee's employment with Supplier is terminated within the first 24 months after such Transitioned Employee’s Employment Effective Date for any reason other than Cause, that Transitioned Employee will be eligible to receive a severance payment as provided in Section 8.2.9. Supplier also shall not relocate a Transitioned Employee outside of their current geographic location (i.e., 50 miles during the 12 months immediately following such Transitioned Employee’s Employment Effective Date, unless the possibility of such relocation is expressly disclosed in the Transitioned Employee’s offer letter and agreed to by him or her at the time of hiring or thereafter. For a period of 12 months following the Effective Date, the Supplier will inform Kraft each month of Transitioned Personnel terminated by Supplier, or who otherwise leave the Supplier’s employment for voluntary reasons. In addition, during such 12 month period, Supplier will keep the Transitioned Employees who remain employed by Supplier in jobs requiring skills that are similar to the skills required for their positions prior to transitioning to Supplier, and will evaluate such employees based on those required skills.

8.1.3	[Intentionally left blank]

8.1.4	Additional Transitioned Employees. During the six months following the Commencement Date, Kraft may designate additional employees of Kraft or its Affiliates who performed functions that were transferred to Supplier under this Agreement to whom offers of employment are to be extended by Supplier, provided that the number of such additional personnel cannot exceed five percent (5%) of the Transitioned Employees. The compensation and other terms and conditions of such offers of employment shall be as set forth in this Article 8 and personnel accepting such offers shall be treated as Transitioned Employees for all purposes.

8.1.5	Training/Career Opportunities. Supplier shall offer training, skills development and career growth opportunities to Transitioned Employees that are at least as favorable as those offered generally to its similarly situated employees.

8.1.6

Personnel Projection Matrix. Set forth in the applicable Supplement is a staffing plan showing the planned deployment of Transitioned Employees (the “Personnel Projection Matrix”). Supplier shall not make material changes to the number of Transitioned Employees in the Personnel Projection Matrix for [ * * * ] from the Commencement Date without Kraft’s prior approval, which shall not be unreasonably withheld and which shall be based on Kraft’s reasonable satisfaction that such changes shall not have an adverse impact on the Supplier’s

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ability to perform its obligations under the Agreement. Supplier shall report monthly to Kraft any material changes to the Personnel Projection Matrix during the first 24 months following the Effective Date and quarterly through the [ * * * ] after the Effective Date. For purposes of this provision, a material change to the staffing is considered to be a change of [ * * * ] or more in any number (on a regional, but not Tower, basis) in the Personnel Projection Matrix. The Parties agree that such review and approval of the Personnel Projection Matrix or changes in the Personnel Projection Matrix shall not constitute joint employment.

8.1.7	Employment Status. The Parties agree that Transitioned Employees will no longer be considered employees of Kraft or any other Eligible Recipient, on and after their Employment Effective Dates. In addition, Supplier and Kraft will conduct their respective businesses in a manner to eliminate, or reduce to a significantly low level, the risk that, following the Commencement Date, Kraft or any other Eligible Recipient might be considered an employer, co-employer or joint employer of any employee of Supplier or its Affiliates or Subcontractors performing the Services, including the Transitioned Employees.

8.1.8	Subcontractors. Unless otherwise specified in the applicable Supplement, all offers of employment to personnel must be for employment by Supplier. To the extent the applicable Supplement specifies that any personnel will be offered employment with or transitioned to a Subcontractor or Affiliate of Supplier (rather than Supplier itself), such employment must be subject to and in strict accordance with the same requirements of this Agreement applicable to Supplier.

8.1.9	Employees Who Reject or Do Not Receive Offers. For a period of 12 months after the Commencement Date, the Supplier will not permit any Supplier Personnel, who obtains information about Affected Personnel who did not receive or accept an offer from Supplier or its Subcontractors, to directly or indirectly offer employment to any such Affected Kraft Foods Global Personnel.

8.2	Employee Benefit Plans.

8.2.1	General. Except as otherwise provided in this Article 8, each Transitioned Employee and his or her dependents shall be eligible to enroll, effective as of his or her Employment Effective Date, in the employee plans of Supplier that are made available to similarly situated employees of Supplier. Supplier shall provide Kraft with true and complete copies of its most recent employee plans for Kraft to review and compare with the Kraft employee plans. The compensation and benefits provided by Supplier to Transitioned Employees shall be no less favorable in the aggregate than the compensation and benefits generally available to similarly situated Supplier employees.

8.2.2

Employee Welfare Benefit Plans. Each Transitioned Employee shall be eligible as of his or her Employment Effective Date to participate immediately in Supplier’s employee welfare benefit plans (“welfare plans”), which shall include medical care, hospitalization, life, accidental death and dismemberment, prescription drug, dental insurance benefits, short term disability and long term disability, to the extent such benefits are provided to similarly situated Supplier employees. Subject to the general comparability requirements of Section 8.2.1, eligibility for, the benefits of, and the amount, if any, of employee contributions toward welfare plan coverage will be determined by Supplier; provided, however, that each of Supplier’s welfare plans shall waive all pre-existing condition exceptions, evidence of insurability, exclusionary provisions and/or waiting periods for each such Transitioned Employee and any eligible spouse or covered

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dependents (except that proof of insurability may be required for life insurance coverage that exceeds the coverage amount such employee had with Kraft as of the Effective Date). In addition, any deductible amounts paid by any Transitioned Employee in the calendar year of his or her Employment Effective Date shall be applied toward any deductible requirement by Supplier’s group insurance program for the calendar year of his or her Employment.

8.2.3	Paid-Time-Off (Vacation/Sick Leave). Beginning on his or her Employment Effective Date, Supplier shall make available to all Transitioned Employees paid-time-off benefits for vacation and sick leave under its applicable plans. The paid-time-off vacation benefits provided by Supplier shall be no less favorable than the vacation benefits provided under the Transitioned Employee’s existing plan as of his or her Employment Effective Date and generally available to similarly situated Supplier employees. The paid time-off benefits for sick-leave provided by Supplier shall be no less favorable than the sick-leave benefits generally available to similarly situated Supplier employees. Supplier shall recognize vacations plans made by the Transitioned Employees and approved by Kraft or another Eligible Recipient prior to his or her Employment Effective Date, that in each case were approved by Kraft prior to his or her Employment Effective Date (which Kraft will verify upon Supplier’s request), and shall permit such Transitioned Employees to incur negative leave balances for this purpose so long as such balances will be earned during the current calendar year or other vacation plan period as may be required by applicable law.

8.2.4	Pension Plans. Each Transitioned Employee shall be eligible as of his or her Employment Effective Date to participate immediately in Supplier’s applicable defined benefit or defined contribution pension plan .

8.2.5	Savings Plans. Each Transitioned Employee shall be eligible as of his or her Employment Effective Date to participate immediately in Supplier’s applicable savings plan .

8.2.6	Flexible Spending Account Plans. Each Transitioned Employee shall be eligible as of his or her Employment Effective Date to participate in Supplier's applicable health care and dependent care reimbursement accounts .

8.2.7	Tuition Assistance. Transitioned Employees shall be eligible to participate in all tuition assistance programs provided by Supplier to its similarly situated employees. Courses which are in progress as of the enrolled Transitioned Employee’s Employment Effective Date, for which tuition assistance has been approved by Kraft, and Courses which have been approved and paid for by the Transitioned Employee prior to the Transitioned Employees Employment Effective Date (which Kraft shall confirm at Supplier’s request), shall be reimbursed by Supplier at the completion of the Course, provided all of the requisites for reimbursement under the Transitioned Employee’s existing program have been approved. “Course” refers to specific classes in progress or scheduled to start during a particular term and does not refer to a degree program.

8.2.8	Bonus Programs. Supplier shall provide to the Transitioned Employees the same variable compensation, incentive compensation, and bonus programs as are available to similarly situated Supplier employees.

8.2.9

Severance Pay Plans. Supplier’s employment offer to each Affected Kraft Foods Global Personnel will state that if the Affected Kraft Foods Global Personnel accepts the employment offer and is subsequently terminated by Supplier within the first [ * * * ] of employment with Supplier for any reason other than Cause, the Affected Kraft Foods Global Personnel (other than

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Affected Kraft Foods Global Personnel outside of Canada who received severance from Kraft or another Eligible Recipient at the time they became Transitioned Employees) will be paid a lump sum payment in lieu of any other separation or severance payment in an amount equal to (1) the greater of (A) the [ * * * ] under the [ * * * ] as of the [ * * * ] with Kraft or the Eligible Recipient, as applicable, or (B) the [ * * * ] under [ * * * ] then current severance plan, plus (2) an additional amount to cover such employee’s [ * * * ] (including a [ * * * ]) of obtaining [ * * * ] coverage for a time period equal to what would have been [ * * * ] had the [ * * * ] in clause (1) above been [ * * * ]. The Affected Kraft Foods Global Personnel outside of Canada who received severance from Kraft at the time they became Transitioned Employees shall only be entitled to the severance payment calculated under Supplier’s then current severance plan. Supplier shall be entitled to reduce its severance payment to each Affected Kraft Foods Global Personnel in Canada, by the severance payment amount paid by Kraft to such personnel at the time such personnel was severed by Kraft, to the extent such reduction is permitted by applicable Law. After such 24 month period, all Transitioned Employees shall only be entitled to the severance payment calculated under Supplier’s then-current severance plan. Payment of any such amount shall be contingent upon the Transitioned Employee signing a separation agreement deemed appropriate and used non-discriminatorily by Supplier (which will include, amongst its other terms, a release and/or waiver of any claims the Transitioned Employee may have against Supplier).

8.2.10	Benefits Information Outside the U.S. At the request of Supplier and within a reasonable time frame, Kraft or another applicable Eligible Recipient will deliver or make available the information set forth below.

8.2.10.1	UK-Specific Information. In the United Kingdom, copies of such information as is required to initiate and complete the transfer of employment per the EU Acquired Rights Directive and all tax, PAYE, social security and national insurance records and copies of any other agreed-upon documents or records that are relevant to the Affected Kraft Foods Global Personnel and any employees who transfer pursuant to the EU Acquired Rights Directive or similar applicable Laws, including, without limitation, those referred to in Regulation 55(2) Income Tax (Employment) Regulations 1993 and paragraph 32(1) schedule 1 Social Security (Contribution) Regulations 1979).

8.2.10.2	Other Countries. In countries other than the United States and the United Kingdom, such information as is required to initiate and complete the transfer of employment per the EU Acquired Rights Directive or similar applicable Laws; provided that:

8.2.10.2.1	Kraft shall, or shall arrange for an Eligible Recipient to, preserve the originals of such records or documents for a period of at least five years (or such shorter or longer period as may be required by any relevant laws) after the Commencement Date and shall allow Supplier access to the same at all reasonable times to the extent necessary to enable Supplier to deal with any matters relating to the Affected Personnel, and any employees who transfer pursuant to the EU Acquired Rights Directive or similar applicable Laws, and shall, as and when requested by Supplier to do so, produce the same to the relevant authorities.

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8.2.10.2.2	Should Kraft or an Eligible Recipient wish to dispose of or destroy any such records or documents prior to the expiration of three years after the Commencement Date, it shall not do so without informing Supplier of its intention to do so and if Supplier so requests, it shall deliver to Supplier such of the records or documents as Supplier may request.

8.2.11	EU Benefits Liabilities. All wages, salaries and entitlement to other benefits for Transitioned Employees in the EU (except as otherwise provided in this Section 8.2.12), and all the employer’s liabilities for Transitioned Employees in the EU in respect of PAYE, tax deductions, social security payments and national insurance contributions relating thereto and arising on or after the Employment Effective Date shall be discharged by the Supplier during employment with the Supplier or its Subcontractors or Affiliates. In addition, except where otherwise required by applicable Laws, Kraft shall retain responsibility for administering and paying the pension benefits that were earned at Kraft or its Affiliates by the Transitioned Employees immediately prior to their Employment Effective Date. Kraft or the applicable Eligible Recipient shall be and remain liable for the payment of all such amounts accrued up to the Employment Effective Date.

8.2.12	Non-EU Benefits Liabilities. All wages, salaries and entitlement to other benefits for Transitioned Employees in non-EU countries, and all the employer’s liabilities for Transitioned Employees in non-EU countries relating thereto and arising on or after the Employment Effective Date shall be discharged by the Supplier, during employment with the Supplier or its Subcontractors or Affiliates. Kraft or the applicable Eligible Recipient shall be and remain liable for the payment of all such amounts accrued up to the Employment Effective Date.

8.3	Other Employee Matters.

8.3.1	Responsibility for Transitioned Employees. As of the Employment Effective Date, the Transitioned Employees shall be employees of Supplier for all purposes. Supplier shall be responsible for all necessary recruiting and hiring costs associated with employing appropriate staff. In addition, Supplier shall be responsible for funding and distributing benefits under the benefit plans in which Transitioned Employees participate on or after the Transitioned Employee’s Employment Effective Date and for paying any compensation and remitting any income, disability, withholding and other employment taxes for such Transitioned Employees beginning on the Employment Effective Date. Unless otherwise agreed, Kraft or the other applicable Eligible Recipient shall be responsible for funding and distributing benefits under the Kraft benefit plans in which Transitioned Employees participated prior to the Employment Effective Date and for paying any compensation and remitting any income, disability, withholding and other employment taxes for such Transitioned Employees for the period prior to the Employment Effective Date of such Transitioned Employee. Kraft or another applicable Eligible Recipient shall provide Supplier with such information in Kraft’s possession reasonably requested by Supplier in order to fulfill its obligations under this Article 8.

8.3.2

Principles for Other Countries. The principles, rights, responsibilities and obligations articulated in this Article 8 with respect to the hiring of the Affected Personnel in the United States (“Principles”) shall be applicable to Affected Personnel in countries other than the United States to the extent that the applicable Laws of such countries are not inconsistent with the Principles. To the extent the applicable Laws of any country are inconsistent with any of the Principles, the Parties shall, with regard to such Principles as they apply to Supplier Personnel in such country, restate such Principles to reflect as nearly as possible the original intentions of the

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Parties regarding such Principles in accordance with applicable Law. In any event, Supplier performance of its obligations under this Section 8.3.2 must both (i) comply with applicable Laws in each country, and (ii) comply with the Principles, as a minimum, except where applicable Law requires otherwise, all at no additional cost to Kraft

8.3.3	Hiring of Supplier Personnel at Expiration. If, at the expiration of the Term, Kraft is required to hire any Supplier Personnel as a result of the EU Acquired Rights Directive or similar applicable Laws, [ * * * ] will reimburse [ * * * ] for any [ * * * ] made by [ * * * ] to (i) any such Supplier Personnel where Kraft or its Affiliates are assuming responsibility for the Services being performed by or on behalf of Supplier prior to the expiration of the Term, or (ii) any such Supplier Personnel performing Services from a location other than a Kraft Facility where Kraft is transferring responsibility for those Services to a third party that is not a Kraft Affiliate; provided in each case that Kraft, its Affiliates, or such third party, as the case may be, severs such Supplier Personnel within a reasonable period of time after such entity assumes responsibility for the Services.

8.4	Key Supplier Personnel and Critical Affected Personnel.

8.4.1	Approval of Key Supplier Personnel.

8.4.1.1	Before assigning an individual to act as one of the Key Supplier Personnel whether as an initial assignment or a subsequent assignment, Supplier shall notify Kraft of the proposed assignment at least 40 business days prior to the planned assignment, shall introduce the individual to appropriate Kraft representatives, shall provide reasonable opportunity for Kraft representatives to interview the individual, and shall provide Kraft with a resume, a plan describing the steps and education that will be performed regarding the turnover of responsibility to the proposed individual, and such other information about the individual as may be reasonably requested by Kraft. If Kraft in good faith objects to the proposed assignment, the Parties shall attempt to resolve Kraft’s concerns on a mutually agreeable basis. If the Parties have not been able to resolve Kraft’s concerns within five business days of Kraft communicating its concerns, Supplier shall not assign the individual to that position and shall propose to Kraft the assignment of another individual of suitable ability and qualifications.

8.4.1.2	Prior to the Commencement Date, Supplier shall identify and obtain Kraft’s approval of all Supplier Personnel who will serve as Key Supplier Personnel. The positions designated by Kraft as being Key Supplier Personnel positions and the individuals that have been selected and approved for such positions as of the Effective Date are listed in Schedule 5.4. This Schedule 5.4 shall be reviewed and modified as necessary as the Parties add or remove Supplements

8.4.1.3	Kraft may from time to time change the positions designated as Key Supplier Personnel under this Agreement with Supplier’s approval which shall not be unreasonably withheld.

8.4.2

Continuity of Key Supplier Personnel. For so long as the Key Supplier Personnel remains employed by Supplier, Supplier shall cause each of the Key Supplier Personnel to devote full time and effort to the provision of Services under this Agreement for a minimum of [ * * * ] from the date he or she assumes the position in question (provided that, in the case of Key Supplier

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Personnel assigned prior to any Commencement Date, the minimum period shall be [ * * * ] from the Commencement Date), to the extent permissible under applicable Laws. Supplier shall not transfer, or reassign any of the Key Supplier Personnel (except as a result of cause, or illness) or announce its intention to do so during the specified period without Kraft’s prior approval, which Kraft may withhold in its sole discretion, except in the case of personal hardship, in which case Kraft will not unreasonably withhold its approval. In addition, even after the specified period, Supplier shall transfer, or reassign one of its Key Supplier Personnel only after (i) giving Kraft at least 40 business days prior notice of such action, (ii) identifying and obtaining Kraft’s approval of a suitable replacement at least 30 days prior to such transfer, reassignment or removal and (iii) demonstrating to Kraft’s reasonable satisfaction that such action will not have an adverse impact on Supplier’s performance of its obligations under this Agreement. If Kraft in good faith objects to the proposed transfer, or reassignment, the Parties shall attempt to resolve Kraft’s concerns on a mutually agreeable basis. If the Parties have not been able to resolve Kraft’s concerns within five business days of Kraft communicating its concerns, Supplier shall not transfer, or reassign the individual from that position. Unless otherwise agreed, [ * * * ] shall [ * * * ] than [ * * * ] of the Key Supplier Personnel in any [ * * * ]. In the event of the voluntary resignation or termination of one of its Key Supplier Personnel during or after the specified period, Supplier shall (i) give Kraft as much notice as reasonably possible of such development, and (ii) expeditiously identify and obtain Kraft’s approval of a suitable replacement. Notwithstanding any language to the contrary, the Parties agree that the same Key Supplier Personnel can work on both this Agreement and the GroceryCo MPSA on a simultaneous basis and any level of effort designation of “full time” or “part time” in Schedule 5.4 for any such personnel will not be interpreted to prevent any such personnel from working on both this Agreement and the GroceryCo MPSA.

8.4.3	Engagement of Contractors and Continuity of Critical Affected Personnel. Supplier will take an assignment of Kraft contracts specified in Schedule 12.1 for the Critical Affected Personnel who are contractors, or enter into replacements with such contractors. Subject to Supplier's employment policies, Supplier will not (i) transfer or reassign any Critical Affected Personnel who are Transitioned Employees during [ * * * ] after his or her Employment Effective Date, or (ii) transfer, reassign or discontinue the contract for Critical Affected Personnel who are contractors except for Cause during the [ * * * ] after the Commencement Date (or, in the case of contractors in Deferred Countries, [ * * * ] after the date Supplier begins providing Services from such country), in each case without Kraft’s approval. In addition, in the event Supplier intends to terminate any Critical Affected Personnel who are Transitioned Employees during the [ * * * ] following the applicable Employment Effective Date, for any reason except Cause, Supplier will (A) provide timely notice to Kraft of its intent to terminate any of such Critical Affected Personnel in accordance with this Section, (B) take reasonable measures to ensure and demonstrate to Kraft’s reasonable satisfaction that there will be adequate transfer of knowledge between such Critical Affected Personnel and Supplier, and (C) give due consideration to Kraft’s concerns with respect to the impact of terminating such Critical Affected Personnel prior to so terminating any such person. Further, in the event Supplier wishes to terminate the contract for Critical Affected Personnel who are contractors anytime between the [ * * * ] after Supplier first engaged such contractors as provided above, for any reason except Cause, Supplier will (1) provide timely notice to Kraft of its intent to terminate the contract for contractors, (2) take reasonable measures to ensure and demonstrate to Kraft’s reasonable satisfaction that there will be adequate transfer of knowledge between such contractors and Supplier, and (3) give due consideration to Kraft’s concerns with respect to the impact of terminating such contractors prior to such [ * * * ].

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8.4.4	Retention and Succession. Supplier shall implement and maintain a retention strategy designed to retain Key Supplier Personnel and Critical Affected Personnel (but only if reasonably necessary in the case of contractors) on the Kraft account for the prescribed period. Supplier shall also maintain active succession plans for each of the Key Supplier Personnel positions. Supplier shall implement various retention strategies to retain Key Supplier Personnel and Critical Affected Personnel, which, except for contractors, may include granting stock options, awards, salary increases, recognition events and other retention and incentive programs offered to similarly situated Supplier employees. Upon separation of any Key Supplier Personnel, Supplier shall provide notice to Kraft of such separation and identify potential suitable replacements.

8.5	Supplier Account Executive.

Supplier shall designate a Supplier Account Executive for the Services who, unless otherwise agreed by Kraft, shall maintain his or her office at Three Parkway North, Deerfield, Illinois 60015. The Supplier Account Executive shall (i) be one of the Key Supplier Personnel; (ii) be a full time employee of Supplier; (iii) subject to Section 8.4.2, devote his or her full time and effort to managing the Services; (iv) not be transferred, or reassigned for a [ * * * ] from the initial assignment (except as required by law or as a result of illness or disability), unless otherwise agreed by the Parties; (v) serve as the single point of accountability for the Services; (vi) be the single point of contact to whom all Kraft communications concerning this Agreement may be addressed; (vii) have authority to act on behalf of Supplier in all day-to-day matters pertaining to this Agreement; and (viii) have day-to-day authority for ensuring customer satisfaction and attainment of all Service Levels.

8.6	[ * * * ] Supplier Account Executive and Key Supplier Personnel.

8.6.1	Supplier Account Executive. At a minimum, [ * * * ] of the Supplier Account Executive’s [ * * * ], to the extent such [ * * * ] is generally available to such employee in accordance with [ * * * ] program, shall be based upon (i) the level of [ * * * ] reflected in the periodic [ * * * ]; (ii) the extent to which [ * * * ] has [ * * * ] the [ * * * ] and [ * * * ] other [ * * * ] under [ * * * ]; (iii) [ * * * ] of the [ * * * ] relating to [ * * * ] and its [ * * * ] in [ * * * ], as reasonably determined by [ * * * ] and (iv) [ * * * ] determination as to whether [ * * * ] has [ * * * ] the [ * * * ] set by the [ * * * ] or his or her designee.

8.6.2	Key Supplier Personnel. At a minimum, [ * * * ] of the [ * * * ], to the extent such [ * * * ] is generally available to such employee in accordance with [ * * * ], of the Key Supplier Personnel listed on Schedule 5.4 shall be based upon the factors set forth in Section 8.6(a) above.

8.6.3	Evaluation Input. Kraft shall have a meaningful opportunity to provide information to Supplier with respect to Kraft’s evaluation of the performance of the Supplier Account Executive and the other Key Supplier Personnel and such evaluation shall be considered and accorded substantial weight by Supplier in establishing the [ * * * ] and [ * * * ] of such individuals.

8.7	Supplier Personnel Are Not Kraft Employees.

Except as otherwise expressly set forth in this Agreement, the Parties intend to create an independent contractor relationship and nothing in this Agreement shall operate or be construed as making Kraft (or any Eligible Recipients) and Supplier partners, joint venturers, principals, joint employers, agents or employees of or with the other. No officer, director, employee, agent, Affiliate, contractor or subcontractor retained by Supplier to perform work hereunder shall be deemed to be an officer, director, employee, agent, Affiliate, contractor or subcontractor of Kraft or the Eligible Recipients for any purpose.

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Supplier, not Kraft or the Eligible Recipients, has the right, power, authority and duty to supervise and direct the activities of the Supplier Personnel, to compensate such Supplier Personnel for any work performed by them on the behalf of Kraft or the Eligible Recipients pursuant to this Agreement, and to terminate Supplier’s employment of such personnel. Supplier, and not Kraft or the Eligible Recipients, shall be responsible and therefore solely liable for all acts and omissions of Supplier Personnel acting in the course of their employment, including acts or omissions constituting negligence, gross negligence, willful misconduct and/or fraud.

8.8	Replacement, Qualifications and Retention of Supplier Personnel.

8.8.1	Sufficiency and Suitability of Personnel. Supplier shall assign (or cause to be assigned) sufficient Supplier Personnel to provide the Services in accordance with this Agreement and such Supplier Personnel shall possess suitable competence, ability and qualifications and shall be properly educated and trained for the Services they are to perform.

8.8.2	Requested Replacement. In the event that Kraft determines lawfully and in good faith that the continued assignment to Kraft of any individual Supplier Personnel (including Key Supplier Personnel) is not in the best interests of Kraft or the Eligible Recipients, then Kraft shall give Supplier notice to that effect requesting that such Supplier Personnel be replaced. Supplier shall have 10 business days following Kraft’s request for removal of such Supplier Personnel in which to investigate the matters forming the basis of such request, correct any deficient performance and provide Kraft with assurances that such deficient performance shall not recur (provided that, if requested to do so, Supplier shall immediately remove (or cause to be removed) the individual in question from all Kraft sites pending completion of Supplier’s investigation and discussions with Kraft). If, following such 10 business day period, Kraft is not reasonably satisfied with the results of Supplier’s efforts to correct the deficient performance and/or to ensure its non-recurrence, Supplier shall, as soon as possible, remove and replace such Supplier Personnel with an individual of suitable ability and qualifications, without cost to Kraft. Nothing in this provision shall operate or be construed to limit Supplier’s responsibility for the acts or omission of the Supplier Personnel, or be construed as joint employment.

8.8.3	Turnover Rate and Data. Supplier will use commercially reasonable efforts to keep the turnover rate of personnel performing the Services to a level comparable or better than averages for large, well-managed first tier service providers performing similar services, and in any case as necessary to comply with the applicable Service Levels. If Kraft determines that the turnover rate of Supplier Personnel is higher than that noted above or otherwise has an adverse effect on Kraft, and so notifies Supplier, Supplier shall within 30 days (i) provide Kraft with data concerning Supplier’s turnover rate, (ii) meet with Kraft to discuss the reasons for the turnover rate, and (iii) submit a proposal for reducing the turnover rate for Kraft’s review and approval. Notwithstanding any transfer or turnover of Supplier Personnel, Supplier shall remain obligated to perform the Services without degradation and in accordance with the Service Levels.

8.8.4

Restrictions on Performing Services to Competitors. Neither Supplier nor any Subcontractor shall cause or permit any dedicated, client-facing Transitioned Personnel; Transitioned Personnel who are SAP basis programmers or database administrators; Critical Affected Personnel, other than contractors; or Key Supplier Personnel (who remain employed by Supplier or a Subcontractor) to perform services directly or indirectly for or market Supplier’s services to a Direct Kraft Competitor either while engaged in the provision of Services or during the first [ * * * ] after the Effective Date for the Transitioned Employees and, with respect to: (a) each Key

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Supplier Personnel, for a period of [ * * * ] immediately following the termination of his or her involvement in the provision of such Services without Kraft’s prior written consent, and (b) each Critical Affected Personnel (who is not a Key Supplier Personnel and not a contractor), for a period of [ * * * ] immediately following the termination of his or her involvement in the provision of such Services without Kraft’s prior written consent.

8.8.5	Supplier Personnel. Supplier shall comply with applicable Laws with respect to verifying the authorization of Supplier Personnel to work in any country in which they are assigned to perform Services. To the extent allowed by applicable laws and to the extent of consistency with market practice, for newly-hired Supplier employees (which does not include Transitioned Employees), Supplier shall perform or have performed a background check, drug test and credit test on all Supplier Personnel assigned to work hereunder, provided that, if a satisfactory background check was completed in connection with the hiring of such Supplier Personnel, it need not be repeated. Supplier Personnel who do not meet Supplier’s hiring criteria shall not be assigned to work hereunder.

8.9	Conduct of Supplier Personnel.

8.9.1	Conduct and Compliance. While at Kraft Sites or Kraft Facilities, Supplier Personnel shall (i) comply with the Kraft Rules and other rules and regulations regarding personal and professional conduct, including Kraft Labor Policies listed in Schedule 17.5, generally applicable to personnel at such Kraft Sites (and communicated to Supplier in writing or by any other means generally used by Kraft to disseminate such information to its employees or contractors), (ii) comply with reasonable requests of Kraft or the Eligible Recipients personnel pertaining to personal and professional conduct, (iii) attend workplace training offered by Kraft and/or the Eligible Recipients at Kraft’s request, and (iv) otherwise conduct themselves in a businesslike and professional manner. Provided Supplier has received reasonable notice from Kraft, Supplier shall ensure that any Supplier Personnel who provide Services at the applicable Kraft Site shall have passed background screening and drug testing to the extent such screening or testing is generally required of third party service providers performing work in such Kraft Sites for comparable periods of time, provided such requirement is permitted by applicable Law.

8.9.2	Identification of Supplier Personnel. All Supplier Personnel shall clearly identify themselves as Supplier Personnel and not as employees of Kraft and/or the Eligible Recipients. This shall include any and all communications, whether oral, written or electronic. Each Supplier Personnel shall wear a badge indicating that he or she is employed by Supplier or its Subcontractors when at a Kraft Site or Facility. Supplier personnel will be required to display a Kraft badge while at a Kraft Facility or Kraft Site, such badge will be clearly marked with the words “Contractor,” on the front of the badge in an offsetting color to the badge background, to indicate that the Supplier personnel are not employees of Kraft or an Eligible Recipient.

8.9.3	Restriction on Marketing Activity. Except for marketing representatives designated in writing by Supplier to Kraft, none of the Supplier Personnel shall conduct any marketing activities to Kraft or Eligible Recipient employees at Kraft Facilities or sites (including marketing of any New Services), other than, subject to Section 13.3, reporting potential marketing opportunities to Supplier’s designated marketing representatives.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.10	Substance Abuse.

8.10.1	Employee Removal. To the extent permitted by applicable Laws, Supplier shall immediately remove (or cause to be removed) any Supplier Personnel who is known to be or reasonably suspected of engaging in substance abuse while at Kraft Facility or Site, in a Kraft vehicle or while performing Services. In the case of reasonable suspicion, such removal shall be pending completion of the applicable investigation. Substance abuse includes the sale, attempted sale, possession or use of illegal drugs, drug paraphernalia, or, to the extent not permitted on at Kraft Facilities or Kraft Sites, alcohol, or the misuse of prescription or non-prescription drugs.

8.10.2	Substance Abuse Policy. Supplier represents and warrants that it has and will maintain substance abuse policies, in each case in conformance with applicable Laws, and Supplier Personnel will be subject to such policies. Supplier represents and warrants that it shall require its Subcontractors (other than Commodity Equipment and Transport Providers, product vendor specialists who Supplier engages on a temporary basis to address urgent problems, and Third Party Contractors under Third Party Contracts assumed by Supplier to the extent such contracts do not comply with this requirement as of the Effective Date) and Affiliates providing Services to have and maintain such policy in conformance with applicable Law and to adhere to this provision.

8.11	Union Agreements and WARN ACT.

8.11.1	Notice by Supplier. Supplier shall provide Kraft not less than 90 days notice of the expiration of any collective agreement with unionized Supplier Personnel if the expiration of such agreement or any resulting labor dispute could potentially interfere with or disrupt the business or operations of Kraft or an Eligible Recipient or impact Supplier’s ability to timely perform its duties and obligations under this Agreement.

8.11.2	WARN Act Commitment. Supplier shall not, for a period of 90 days after the Commencement Date, cause any of the Transitioned Employees who were located at Kraft’s Bannockburn facility prior to their Employment Effective Date to suffer “employment loss” as that term is construed under the Worker Adjustment and Retraining Notification Act (“WARN Act”), if such employment loss could create any liability for Kraft, the Eligible Recipients, or any of their respective Affiliates, under the WARN Act with respect to Kraft’s Bannockburn facility, unless Supplier delivers notices under the WARN Act in a manner and at a time such that Kraft, the Eligible Recipients or their respective Affiliates bear no liability with respect thereto.

8.11.3	Responsibility. Supplier shall be responsible for any liability, cost, claim, expense, obligation or sanction attributable to any breach by Supplier of Section 8.11.2 that results in Kraft or the Eligible Recipients being in violation of the WARN Act or the regulations promulgated thereunder with respect to Kraft’s Bannockburn facility.

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8.12	Application of Acquired Rights Directive and Similar Laws. Each Party agrees to comply fully with its legal obligations under the EU Acquired Rights Directive and similar applicable Laws if and where applicable to the transfer of Affected Personnel to Supplier’s or Supplier’s Affiliate’s employment, including (without limitation) its obligations regarding consultation and the giving of information.

8.13	Reserved.

8.14	Directed Employees. Kraft shall make available to Supplier for use in Supplier’s performance of Services the employees of Kraft and its Affiliates listed on the applicable Supplement (so long as they remain employees with Kraft or its Affiliates and are not unavailable due to reasons beyond Kraft’s reasonable control) for the period commencing on the Commencement Date and extending through the date specified for each such employee on the applicable Supplement (such period with respect to each such employee, the “Directed Employee Period” and each such employee during such respective period, a “Directed Employee”). Supplier shall provide direction to Kraft management personnel who will instruct Directed Employees to perform activities in connection with Supplier’s performance of the Services in a manner consistent with the technical direction provided by Supplier. Supplier shall not have authority to fire, impose discipline or otherwise to take personnel related actions with respect to the Directed Employees. The Parties agree that no employer and employee relationship is to be created between Supplier and the Directed Employees, and that no co-employment relationship is created nor is intended to be created, and further that no employee benefits available to employees of Supplier shall accrue to the Directed Employees during the period such employees are employed by Kraft or its Affiliates. Supplier will at all times exercise its right to provide Kraft management with technical direction regarding the activities of the Directed Employee in accordance with Kraft’s policies, and in consultation, as necessary, with the Kraft Contract Manager or his/her designee. In respect of the Directed Employees, Supplier shall not be responsible for implementing and administering Kraft human resources policies, practices or procedures, including without limitation those addressing hiring, compensation, promotions, transfers, terminations, employment related complaints, or general career development and performance management. Deficient performance by any Directed Employee while performing a function under Supplier’s direction shall not constitute a failure by Kraft to perform any of its obligations under this Agreement, and, except as provided in the last sentence of this Section 8.14, shall not excuse Supplier from any of its obligations under this Agreement. Other terms applicable to the Directed Employees shall otherwise be as provided in the applicable Supplement. Supplier shall be excused for a Directed Employee’s failure to perform as directed by Supplier if Supplier has notified Kraft in writing of such failure and Kraft has not thereafter caused the Directed Employee to promptly correct such failure.

9.	SUPPLIER RESPONSIBILITIES.

9.1	Policy and Procedures Manual.

9.1.1	Content. As part of the Services, and at no additional cost, Supplier shall provide to Kraft and the Eligible Recipients a manual describing the policies and procedures that will govern the provision of the Services, including the content required by Schedule 21.1 and those policies and procedures of Kraft and the Eligible Recipients that Kraft may designate from time to time (the “Policy and Procedures Manual”).

9.1.2	Updated Policy and Procedures Manual.

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9.1.2.1	Existing Services. In connection with each Supplement for Services being performed by Supplier immediately preceding the applicable Supplement Effective Date, and at no additional cost to Kraft, Supplier shall develop and deliver to Kraft for its review, comment and approval (i) a reasonably complete draft of an updated Policy and Procedures Manual applicable to the Services under this Agreement containing additions and modifications applicable to and/or specified in such Supplement not later than thirty (30) days after the Supplement Effective Date, and (ii) a final draft of such updated Policy and Procedures Manual within sixty (60) days after the Supplement Effective Date. Kraft shall review the draft Policy and Procedures Manual and provide Supplier with comments and revisions. Supplier shall then incorporate any comments or suggestions of Kraft into the Policy and Procedures Manual and shall deliver a final revised version to Kraft within fifteen (15) business days of its receipt of such comments and suggestions for Kraft’s approval.

9.1.2.2	New Supplement Services. In connection with each Supplement for Services not being performed by Supplier immediately preceding the applicable Supplement Effective Date, and at no additional cost to Kraft:

9.1.2.2.1	Initial Outline. Supplier shall deliver a detailed outline of changes, modifications and updates to the content to be included in the Policy and Procedures Manual within 30 days after the applicable Supplement Effective Date.

9.1.2.2.2	Content Required Prior to the Commencement Date. Supplier shall deliver the updated portions of the Policy and Procedures Manual that are required to be completed prior to the applicable Supplement Commencement Date (including content identified as such in the applicable Supplement) at least 30 days prior to the applicable Supplement Commencement Date.

9.1.2.2.3	Content Required Following the Commencement Date. Supplier shall deliver the complete Policy and Procedures Manual as soon as practicable but in any case no later than ninety (90) /days after the applicable Supplement Commencement Date.

9.1.2.2.4	Kraft Review and Comments. Supplier shall make any changes reasonably requested by Kraft with respect to the Materials delivered pursuant to this Section 9.1.2.2 within 15 business days after receipt from Kraft, and shall resubmit such Materials for Kraft’s further review and approval.

9.1.3	Revision and Maintenance. The Policy and Procedures Manual will be delivered and maintained by Supplier in hard copy and electronic formats and will be accessible electronically to Kraft management and Authorized Users in a manner consistent with Kraft’s security policies.

9.1.4

Compliance. Subject to Supplier’s responsibilities in Sections 9.4 and 9.10.9, Supplier shall keep its records related to each Supplement in accordance with GAAP, and perform the applicable Services in accordance with Kraft's requirements related to the Sarbanes-Oxley Act of 2002 as set forth in the applicable Supplement or Schedule 17.4, or otherwise provided in writing

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

by Kraft, and any and all applicable Laws and Kraft’s then current policies and procedures applicable to Kraft in connection with this Agreement until the Policy and Procedures Manual is finalized and agreed upon by the Parties. Thereafter, Supplier shall perform the Services in accordance with the Policy and Procedures Manual. In the event of a conflict between the provisions of this Agreement and the Policy and Procedures Manual, the provisions of this Agreement shall control unless the Parties expressly agree otherwise and such agreement is set forth in the relevant portion of the Policy and Procedures Manual. Without limiting Supplier’s obligations under this Section 9.1.4 and Sections 9.4 and 9.10.9, Kraft acknowledges and agrees that it retains responsibility for its compliance with GAAP and the Sarbanes-Oxley Act of 2002.

9.1.5	Modification and Updating. Supplier shall promptly modify and update the Policy and Procedures Manual monthly to reflect changes in the operations or procedures described therein, to reflect new Supplements or other changes in the work to be performed, and to comply with Kraft Standards, the Technology Plan and Strategic Plans as described in Section 9.5. Supplier shall provide the proposed changes in the manual to Kraft for review, comment and approval. To the extent such change could (i) increase Kraft’s total costs of receiving the Services; (ii) require material changes to the facilities, systems, software or equipment of Kraft and/or the Eligible Recipients; (iii) have an adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality or resource efficiency of the Services, or (iv) violate or be inconsistent with the Kraft Standards, the Technology Plan or Strategic Plans, Supplier shall not implement such change without first obtaining Kraft’s approval, which Kraft may withhold in its sole discretion.

9.1.6	Annual Review. The Parties shall meet to perform a formal annual review of the Policy and Procedures Manual on each anniversary of the Commencement Date.

9.2	Reports.

9.2.1	Reports. Supplier shall provide Kraft with reports pertaining to the performance of the Services and Supplier’s other obligations under this Agreement sufficient to permit Kraft to monitor and manage Supplier’s performance (“Reports”). The Reports to be provided by Supplier shall include those described in the applicable Supplement in the format and at the frequencies provided therein, as well as those reports provided by Kraft prior to the Commencement Date for the Snack Business and those that can be provided through ad hoc reporting capabilities in report-generating tools. In addition, from time to time, Kraft may identify additional Reports to be generated by Supplier and delivered to Kraft on an ad hoc or periodic basis. All Reports listed on the applicable Supplement shall be provided to Kraft as part of the Services and at no additional charge to Kraft. If Supplier can generate such additional reports using Supplier Personnel, Systems and Software then-assigned to provide the Services without degradation of Services or Service Levels, Supplier will do so at no additional charge. The Reports described in the applicable Supplement and, to the extent reasonably possible, all other Reports shall be provided to Kraft (i) by secure on-line connection in an electronic format capable of being accessed by Microsoft Office components and downloadable by Kraft, with the information contained therein capable of being displayed graphically and accessible from a web browser, and (ii) in traditional printed form.

9.2.2

Back-Up Documentation. As part of the Services, Supplier shall provide Kraft with such documentation and other information available to Supplier as may be reasonably requested by Kraft from time to time in order to verify the accuracy of the Reports provided by Supplier. In

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addition, Supplier shall provide Kraft with all documentation and other information reasonably requested by Kraft from time to time to verify that Supplier’s performance of the Services is in compliance with the Service Levels and this Agreement.

9.2.3	Correction of Errors. As part of the Services, Supplier shall promptly correct any errors or inaccuracies in or with respect to the Reports, the information or data contained in such Reports, or other contract deliverables. Corrections will be done at no additional charge where the error or inaccuracy was caused by Supplier or its agents, or Subcontractor’s failure to perform its obligations in accordance with this Agreement, or by Managed Third Parties subject to Section 6.6.

9.3	Governance Model; Meetings.

9.3.1	Governance Model. The Parties shall manage their relationship under this Agreement using the governance model in Schedule 6.

9.3.2	Meetings. During the Term, representatives of the Parties shall meet periodically or as requested by Kraft to discuss matters arising under this Agreement, including any such meetings provided for under the Transition Plan described in the applicable Supplement. Each Party shall bear its own costs in connection with the attendance and participation of such Party’s representatives in such meetings. Such meetings shall include, at a minimum, the following:

9.3.2.1	a periodic meeting at least monthly to review performance and monthly reports, planned or anticipated activities and changes that might impact performance, and such other matters as appropriate;

9.3.2.2	a quarterly management meeting to review the monthly reports, review Supplier’s overall performance under the Agreement, review progress on the resolution of issues, provide a strategic outlook for Kraft’s and the Eligible Recipients’ information systems requirements, and discuss such other matters as appropriate;

9.3.2.3	a meeting associated with the transition and ongoing provision of the Services, quarterly during the first year of the Term and semi-annually thereafter;

9.3.2.4	a quarterly meeting of senior management of both Parties to review relevant contract and performance issues;

9.3.2.5	a periodic meeting of management of both Parties in which Supplier will (A) explain how the Systems that Supplier operates in connection with the provision of the Services work and are operated, (B) explain how the Services are provided (in such detail as Kraft may request), and (C) provide such training and documentation as Kraft may require for Kraft to understand and operate such Systems and provide the Services after the termination or expiration of the Agreement; and

9.3.2.6	such other meetings of Kraft and Supplier Personnel, including senior management of Supplier, as Kraft may reasonably request.

9.3.3	Agenda and Minutes. For each such meeting, upon Kraft request, Supplier shall prepare and distribute an agenda, which will incorporate the topics designated by Kraft. Supplier shall

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distribute such agenda in advance of each meeting so that the meeting participants may prepare for the meeting. In addition, upon Kraft request, Supplier shall record and promptly distribute minutes for every meeting for review and approval by Kraft.

9.3.4	Authorized User and Eligible Recipient Meetings. Supplier shall notify the Kraft Contract Manager in advance of scheduled meetings with Authorized Users or Eligible Recipients (other than meetings pertaining to the provision of specific Services on a day-to-day basis) and shall invite the Kraft Contract Manager to attend such meetings or to designate a representative to do so.

9.4	Quality Assurance and Internal Controls.

9.4.1	Supplier shall develop and implement Quality Assurance and internal control processes and procedures, including implementing tools and methodologies, to ensure that the Services are performed in an accurate and timely manner, in accordance with (i) the Service Levels and other requirements of this Agreement, generally accepted practices of first-tier providers within the information technology industry, (iii) the Sarbanes-Oxley Act of 2002 to the extent of Supplier’s obligations set out in the applicable Supplement, or the requirements in Schedule 17.4 or otherwise provided in writing by Kraft, (iv) subject to Section 15.10, the Laws applicable to Kraft and the Eligible Recipients, and (vi) industry practice standards applicable to Kraft and the Eligible Recipients and the performance of the Services to the extent of Supplier’s obligations set out in the applicable Supplement. Such processes, procedures and controls shall include verification, checkpoint reviews, testing, acceptance, and other procedures for Kraft to assure the quality and timeliness of Supplier’s performance. Without limiting the generality of the foregoing, Supplier will:

9.4.1.1	Maintain a strong control environment in day-to-day operations, to assure that the following fundamental control objectives are met: (i) operational information and financial information (to the extent required to be provided under this Agreement, including for audit purposes) is valid, complete and accurate; (ii) operations are performed efficiently and achieve effective results, consistent with the requirements of this Agreement; and (iii) assets are safeguarded;

9.4.1.2	Build the following basic control activities into work processes: (i) accountability clearly defined and understood; (ii) access properly controlled; (iii) adequate supervision; (iv) transactions properly authorized; (v) transactions properly recorded; (vi) policies, procedures, and responsibilities documented; (vii) adequate training and education; (viii) adequate separation of duties; and (ix) recorded assets compared with existing assets;

9.4.1.3	Develop and execute a process to ensure periodic control self-assessments are performed with respect to all Services (such self-assessments to be performed at least annually unless and until Kraft approves less frequent self-assessments);

9.4.1.4	Maintain an internal audit function to sufficiently monitor the processes and Systems used to provide the Services (i.e., perform audits, track control measures, communicate status to management, drive corrective action, etc.). As part of such internal audit function, Supplier will:

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9.4.1.4.1	Provide to Kraft, promptly after conducting any audit of Supplier’s or its Affiliates’ operations relating to the Services, a summary report that (i) describes the scope of audit, (ii) identifies control weaknesses and any adverse impacts on Kraft’s operations, and (iii) sets forth a plan for remediation for any control weaknesses or adverse impacts that have been identified.

9.4.1.5	Conduct investigations of suspected fraudulent activities within Supplier's organization that impact or could impact Kraft or the Eligible Recipients. Supplier shall promptly notify Kraft of any such suspected fraudulent activity and the results of any such investigation as they relate to Kraft or the Eligible Recipients. At Supplier’s request, Kraft shall provide reasonable assistance to Supplier in connection with any such investigation;

9.4.1.6	Comply with all applicable requirements and guidelines set forth in Schedule 17.4, or otherwise provided in writing by Kraft in order to assist Kraft to meet the requirements of the Sarbanes-Oxley Act of 2002 and implementing regulations promulgated by the United States Securities and Exchange Commission and the Public Company Accounting Oversight Board, as well as similar Laws in other jurisdictions;

9.4.1.7	Recommend and, with Kraft’s prior approval, implement compliance measures to satisfy Sarbanes-Oxley requirements and similar requirements in other jurisdictions, including as described in the applicable Supplement and Schedule 17.4; and

9.4.1.8	Cause the policies, processes and procedures used by Supplier to interface with Kraft to provide the Services and the reports, user interfaces, and deliverables or outputs of the Services that are made available to Kraft to be in conformance with the generally accepted practices of the Information Technology Infrastructure Library (“ITIL”) by the Commencement Date, except as otherwise required in the applicable Supplement or as otherwise agreed upon by the Parties.

9.4.2	Supplier shall submit such processes, procedures and controls for any changes made or new functions introduced by Supplier to Kraft for its review, comment and approval within 60 days after the Effective Date and shall use commercially reasonable efforts to finalize such processes, procedures and controls and obtain Kraft’s final approval within 60 days after the Effective Date. Where Supplier is required to document any processes, procedures and controls of Kraft existing as of the Effective Date, Supplier shall provide that documentation to Kraft for its review, comment and approval within 120 days after the Effective Date. Upon Kraft’s approval, such processes and procedures shall be included in the Policy and Procedures Manual. Prior to the approval of such processes and procedures by Kraft, Supplier shall adhere strictly to Kraft’s then current policies procedures, and controls. No failure or inability of the quality assurance procedures to disclose any errors or problems with the Services shall excuse Supplier’s failure to comply with the Service Levels and other terms of this Agreement.

9.5	Processes, Procedures, Architecture, Standards and Planning.

9.5.1	Supplier Support. As requested by Kraft, Supplier shall assist Kraft on an on-going basis in defining (A) information technology and other standards, policies, practices, processes,

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procedures and controls to be adhered to and enforced by Supplier in the performance of the Services; and (B) the associated IT technologies architectures, standards, products and systems to be provided, operated, managed, supported and/or used by Supplier in connection therewith (collectively, the “Kraft Standards”). As of the Effective Date, the Kraft Standards include the standards set forth on Schedule 8. Supplier also shall assist Kraft on an annual basis or otherwise as requested by Kraft in preparing Strategic Plans and short-term implementation plans. The assistance to be provided by Supplier shall include: (i) active participation with Kraft representatives on permanent and ad-hoc committees and working groups addressing such issues; (ii) assessments of the then-current Kraft Standards at a level of detail sufficient to permit Kraft to make informed business decisions; (iii) analyses of the appropriate direction for such Kraft Standards in light of business priorities, business strategies, competitive market forces, and changes in technology; (iv) the provision of information to Kraft regarding Supplier’s technology, business processes and telecommunications strategies for its own business that Supplier generally makes available to its customers; and (v) recommendations regarding standards, processes, procedures and controls and associated technology architectures, standards, products and systems. With respect to each recommendation, Supplier shall provide the following at a level of detail sufficient to permit Kraft to make an informed business decision: (i) the projected cost to Kraft and the Eligible Recipients and cost/benefit analyses; (ii) the changes, if any, in the personnel and other resources Supplier, Kraft and/or the Eligible Recipients will require to operate and support the changed environment; (iii) the resulting impact on the total costs of Kraft and the Eligible Recipients; (iv) the expected performance, quality, responsiveness, efficiency, reliability, security risks and other service levels; and (v) general plans and projected time schedules for development and implementation. Any assistance provided by [ * * * ] under [ * * * ] or [ * * * ], [ * * * ], or [ * * * ] (except as otherwise provided in [ * * * ]) shall be at no [ * * * ] beyond the [ * * * ] specified in [ * * * ] for the Services, unless an [ * * * ] has been approved by [ * * * ].

9.5.2	Supplier Familiarity with Kraft Standards. Supplier is fully informed as to the Kraft Standards as of the Commencement Date, including through due diligence and its hiring of the Transitioned Employees, to the extent such Kraft Standards have been made available to Supplier. Supplier shall be responsible for including in the applicable Policy and Procedures Manual in accordance with Section 9.1 the Kraft Standards delivered to Supplier in writing prior to the Effective Date and indicated as such. Additions, deletions or modifications to the Kraft Standards shall be communicated in writing by Kraft to Supplier.

9.5.3	Kraft Authority and Supplier Compliance. Kraft shall have final authority to promulgate Kraft Standards and Strategic Plans and to modify or grant waivers from such Kraft Standards and Strategic Plans. Supplier shall (i) comply with and implement the Kraft Standards and Strategic Plans in providing the Services, (ii) work with Kraft to enforce the Kraft Standards and Strategic Plans, (iii) modify the Services as and to the extent necessary and to a schedule to conform to such Kraft Standards and Strategic Plans, and (iv) obtain Kraft’s prior written approval for any deviations from such Kraft Standards and Strategic Plans. Notwithstanding the requirements in this Agreement regarding Supplier’s compliance with the Kraft Standards, Kraft acknowledges that Supplier’s shared service Systems, which Supplier uses to provide services to both Kraft and Supplier’s other customers, will not be required to be in compliance with the Kraft Standards, provided that such Systems must still meet the requirements set forth in Sections 13.2 and 15.11.1, and must otherwise be sufficient to enable Supplier to meet its other obligations under this Agreement.

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9.5.4	Financial, Forecasting and Budgeting Support. To support Kraft’s forecasting and budgeting processes, Supplier shall provide the following processes information regarding the costs to be incurred by Kraft and/or the Eligible Recipients in connection with the Services and the cost/benefit to Kraft and/or the Eligible Recipients associated therewith: (i) actual and forecasted utilization of Resource Units; (ii) actual and forecasted changes in the total cost or resource utilization of Kraft and the Eligible Recipients associated with changes to the environment; (iii) opportunities to modify or improve the Services, to reduce the Charges, Pass-Through Expenses or retained expenses incurred by Kraft; and (iv) such other information as Kraft may reasonably request. Such information shall be provided at Kraft’s request and in accordance with the schedule established by Kraft.

9.5.5	Technology Plan. Supplier shall develop and implement a technology and business process plan that is consistent with the Kraft Standards and Strategic Plan and that shows how Supplier will provide the Services to enable Kraft to achieve the Strategic Plan objectives and to implement and support Kraft’s business, information technology objectives and strategies (“Technology Plan”). The development of the Technology Plan will be an iterative process that Supplier shall carry out in consultation with Kraft. The timetable for finalization of the Technology Plan shall be set each year having regard to the timetable for the Strategic Plan.

9.5.5.1	Process. The process for developing and approving the Technology Plan shall be as follows. Supplier shall provide a draft Technology Plan each year that includes multi-year implementation plans to achieve multi-year objectives. Kraft shall review the draft Technology Plan and provide requested amendments. Supplier shall incorporate any such amendments, unless it reasonably believes that any requested amendment would not assist Kraft to achieve its objectives and strategies. Kraft and Supplier shall escalate any disagreements about requested amendments to the draft Technology Plan in accordance with the dispute resolution procedure in Article 19. Following approval by Kraft, the draft Technology Plan will replace the previous plan. Approval of the Technology Plan by Kraft shall not relieve Supplier of any obligation under this Agreement in relation to its provision of the Services.

9.5.5.2	Contents. In the Technology Plan, Supplier shall, among other things, include plans for: (A) refreshing Equipment and Software (consistent with the refresh cycles defined in defined in this Agreement, its Schedules, or the applicable Supplement); (B) adopting new technologies and business processes as part of the Technology Evolution of the Services, as defined in this Agreement; and (C) maintaining flexibility as described in Section 9.17. In the Technology Plan, Supplier shall also present a reasonably detailed implementation plan for the upcoming year, and a high level implementation plan for subsequent years, in each case for the achievement of the Strategic Plan and the Kraft Standards.

9.5.5.3	Compliance. Supplier shall comply with the Technology Plan at all times, unless Kraft agrees to depart from the Technology Plan. Any such agreement to depart from the Technology Plan from the date on which it is signed by Kraft will not relieve Supplier of its responsibilities under the previous plan prior to the date of such agreement.

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9.6	Change Control.

9.6.1	Compliance with Change Control Procedures. If Supplier desires or is required to make any change in the information technology or other standards, processes, procedures and controls or associated IT technologies, architectures, standards, products, Software, Equipment, Systems, Services or Materials provided, operated, managed, supported or used in connection with the Services, Supplier shall comply with the change control procedures specified in the Policy and Procedures Manual (“Change Control Procedures”). The Policy and Procedures Manual shall contain a procedure that allows Kraft to exercise the approval rights in this Section and complies with the following requirements:

9.6.1.1	Impact Assessment. If Supplier desires or is required to make any change, upgrade, replacement or addition that may have an adverse impact or require changes as described in Section 9.6.3 or increase the risk of Supplier not being able to provide the Services in accordance with this Agreement or violate or be inconsistent with Kraft Standards or Strategic Plans, then Supplier shall prepare a written risk assessment and mitigation plan: (i) describing in detail the nature and extent of such adverse impact or risk; (ii) describing any benefits, savings or risks to Kraft or the Eligible Recipients associated with such change; and (iii) proposing strategies to mitigate any adverse risks or impacts associated with such change and, after consultation and agreement with Kraft, implement the plan.

9.6.1.2	Comparison Testing. Each time that Supplier makes a material change (more than, for instance, routine maintenance or like for like changes in the environment) to the Software, Equipment, Systems, Services or Materials Supplier shall perform a comparison test at a reasonable and mutually agreed level of detail to ensure the change will not have an adverse impact on the costs, business, or environment of Kraft or an Eligible Recipient or on the functionality interoperability, performance, accuracy, speed, legality, responsiveness, quality or resource efficiency of, the Services. In addition, at Kraft’s request, Supplier shall perform a comparison at a reasonable and mutually agreed level of detail, between the amount of Resource Units required to perform a representative sample of the Services being performed for Kraft and the Eligible Recipients immediately prior to the change and immediately after the change. Kraft shall not be required to pay for increased Resource Unit usage due to a change except to the extent that such change is requested or approved by Kraft after notice from Supplier of such increased Resource Unit usage.

9.6.1.3	Prior to making any change or using any new (e.g., not tested in or for the Kraft environment) Software, Equipment or System to provide the Services, Supplier shall have verified by appropriate testing that the change or item has been properly installed, is operating in accordance with its specifications, is performing its intended functions in a reliable manner and is compatible with and capable of operating as part of the Kraft environment. This obligation shall be in addition to any unit testing done by Supplier as part of routine deployment or installation of Software or Equipment.

9.6.2	Financial Responsibility for Changes. Unless otherwise set forth in this Agreement, including as specified in Schedule 11.1, 12.1 or 12.3 or the applicable Supplement, or approved in

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accordance with Section 9.6.3 or otherwise, Supplier shall bear all charges, fees and costs associated with any change desired by Supplier, including all charges, fees and costs associated with (i) the design, installation, implementation, testing and rollout of such change, (ii) any modification or enhancement to, or substitution for, any impacted business process or associated Software, Equipment, System, Services or Materials, (iii) any increase in the cost to Kraft or the Eligible Recipients of operating, maintaining or supporting any impacted business process or associated Software, Equipment, System, Services or Materials, and (iv) subject to Section 9.6.8, any increase in Resource Unit usage resulting from such change.

9.6.3	Kraft Approval – Cost, Adverse Impact. Supplier shall make no change which will (i) increase Kraft’s total cost of receiving the Services; (ii) require material changes to, or have an adverse impact on, Kraft’s or an Eligible Recipient’s business, operations, facilities, business processes, systems, software, utilities, tools or equipment (including those provided, managed, operated, supported and/or used on their behalf by Kraft Third Party Contractors); (iii) require Kraft or the Eligible Recipients, at their expense, to install a new version, release, upgrade of, or replacement for, any Software or Equipment or to modify any Software or Equipment; (iv) have a material adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality or resource efficiency of the Services; (v) have an adverse impact on any Applications run by Kraft or the Eligible Recipients; (vi) have an adverse impact on Supplier’s ability to adequately deliver the Services; (vii) have an adverse impact on the cost, either actual or planned, to Kraft of terminating all or any part of the Services or exercising its right to in-source or use third parties; (viii) have an adverse impact on Kraft’s or an Eligible Recipient's environment (including its flexibility to deal with future changes, interoperability and its stability); (ix) introduce new technology to Kraft’s or an Eligible Recipient’s environment or business, to the extent that such introduction has or may have an impact on Kraft’s or an Eligible Recipient’s environment; (x) have an adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality, cost or resource efficiency of Kraft’s Retained Systems and Business Processes; or (xi) violate or be inconsistent with Kraft Standards or Strategic Plans as specified in Section 9.5, without first obtaining Kraft’s approval, which approval Kraft may withhold in its sole discretion. If Supplier desires to make such a change, it shall provide to Kraft a written proposal describing in detail the extent to which the desired change may affect the functionality, performance, price or resource efficiency of the Services and any benefits, savings or risks to Kraft or the Eligible Recipients associated with such change.

9.6.4	Information for Exercise of Strategic Authority. In order to facilitate Kraft’s strategic control pursuant to Section 9.5, Supplier will provide Kraft with such information as Kraft shall reasonably require prior to making any proposed change. Such information shall include, at a minimum, a description of the proposed rights of Kraft and the Eligible Recipients with respect to ownership and licensing (including any related restrictions) relating to such Software, Equipment or other technology or Materials. Such description shall include the license fees, maintenance fees and/or purchase or lease terms (if any) for use of such Software, Equipment or other technology or Materials by Kraft, the Eligible Recipients and their respective third party contractors upon termination or expiration of the Term and any limitations or conditions on such use.

9.6.5

Temporary Emergency Changes. Notwithstanding the foregoing, Supplier may make temporary changes required by an emergency if it has been unable to contact the Kraft Contract Manager or his or her designee to obtain approval after making reasonable efforts. Supplier shall document and report such emergency changes to Kraft not later than the next business day after

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the change is made. Such changes shall not be implemented on a permanent basis unless and until approved by Kraft.

9.6.6	Implementation of Changes. Supplier will schedule and implement all changes so as not to (i) disrupt or adversely impact the business or operations of Kraft or the Eligible Recipients, (ii) degrade the Services then being received by them, or (iii) interfere with their ability to obtain the full benefit of the Services.

9.6.7	Planning and Tracking. On a monthly basis, Supplier will prepare a rolling quarterly “look ahead” schedule for ongoing and planned changes for the next three months. The status of changes will be monitored and tracked by Supplier against the applicable schedule.

9.6.8	Comparisons. For any change, Supplier shall, upon Kraft’s request, perform a comparison at a reasonable and mutually agreed level of detail, between the amount of Resource Units required to perform a representative sample of the Services being performed for Kraft and the Eligible Recipients immediately prior to the change and immediately after the change. Kraft shall not be required to pay for increased Resource Unit usage due to a change except to the extent that such change is requested or approved by Kraft after notice from Supplier of such increased Resource Unit usage.

9.7	Software Currency.

9.7.1	Currency of Software. Subject to and in accordance with Sections 6.4, 9.5, 9.6, 9.7.3 and the applicable Supplement, Supplier will maintain reasonable currency, in compliance at least with the currency requirements set forth in the applicable Supplement (including the subsidiary schedules to the applicable Supplement), for Software for which it is financially responsible under this Agreement and to provide maintenance and support for new releases and versions of Software for which it is operationally responsible. At Kraft’s direction, Supplier shall operate multiple releases or versions of Software, without any increase in the Monthly Base Charges, consistent with Supplier's obligations under the applicable Supplement. Supplier shall use commercially reasonable efforts to support Software that is beyond the support requirements of the applicable Supplement. In addition, unless otherwise directed by Kraft, Supplier shall keep Software within release levels supported by the appropriate third party vendor to ensure compatibility with other Software or Equipment components of the Systems and of Kraft’s Retained Systems and Business Processes. For purposes of this Section, “reasonable currency” shall mean that, unless otherwise directed by Kraft, (i) Supplier shall maintain Software within one Major Release of the then current Major Release, unless otherwise specified in the applicable Supplement, and (ii) Supplier shall install Minor Releases promptly or earlier, if requested by Kraft.

9.7.2

Evaluation and Testing. Prior to installing a new Major Release or Minor Release, Supplier shall evaluate and test such Release to verify that it will perform in accordance with this Agreement and the Kraft Standards and Strategic Plans and that it will not (i) increase Kraft’s total cost of receiving the Services; (ii) require material changes to Kraft’s or the Eligible Recipient’s business, facilities, systems, software or equipment; (iii) adversely impact the functionality, interoperability, performance, accuracy, speed, responsiveness, quality or resource efficiency of the Services; or (iv) violate or be inconsistent with Kraft Standards or Strategic Plans or applicable Laws. The evaluation and testing performed by Supplier shall be at least consistent with the reasonable and accepted industry norms applicable to the performance of such

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Services and shall be at least as rigorous and comprehensive as the evaluation and testing usually performed by highly qualified service providers under such circumstances.

9.7.3	Approval by Kraft. Notwithstanding Section 9.7.1, Supplier shall confer with Kraft prior to installing any Major Release or Minor Release, shall provide Kraft with the results of its testing and evaluation of such Release and a detailed implementation plan and shall not install such Release if directed not to do so by Kraft; provided that Supplier will be provided relief from meeting any affected Service Levels due to Kraft’s decision not to install such Release, but only if (i) Supplier notifies Kraft that not installing the Release will impact Supplier's ability to meet a Service Level; (ii) Supplier identifies and considers all reasonable alternatives available to address and avoid the impending performance failure; and (iii) Supplier uses commercially reasonable efforts to meet such Service Levels notwithstanding Kraft’s rejection of the Release. Where specified by Kraft, Supplier shall not install new Software releases or make other Software changes until Kraft has completed and provided formal signoff on successful user acceptance testing. Supplier shall not install new Software releases or make other Software changes if doing so would require Kraft or the Eligible Recipients to install new releases of, replace, or make other changes to Applications Software or other Software for which Kraft is financially responsible unless Kraft consents to such change. Supplier shall install, operate and support multiple versions of the same Software as and to the extent directed to do so by Kraft.

9.7.4	Updates by Kraft. Kraft and the Eligible Recipients shall have the right, but not the obligation, to install new releases of, replace, or make other changes to Applications Software or other Software for which Kraft is financially responsible under this Agreement.

9.8	Network Configuration Data.

Supplier (i) shall provide Kraft (and its third party vendors) with network configuration data to the extent relevant to Kraft's and the Eligible Recipients use of the network supported by Supplier; and (ii) hereby grants to Kraft (and its third party vendors) the unlimited right to use such data in connection with businesses of Kraft and the Eligible Recipients.

9.9	Access to Specialized Supplier Skills and Resources; [ * * * ] Regarding [ * * * ].

9.9.1	Specialized Services. Upon Kraft’s request, Supplier shall provide Kraft and the Eligible Recipients with prompt access to Supplier’s specialized services, personnel and resources pertaining to information technology standards, processes and procedures and associated software, equipment and systems on an expedited basis taking into account the relevant circumstances (the “Specialized Services”). The Parties acknowledge that the provision of such Specialized Services may, in some cases, constitute New Services for which Supplier is entitled to additional compensation, but in no event shall Supplier be entitled to any additional compensation for New Services under this subsection unless the Kraft Contract Manager and Supplier Account Executive, or their authorized designee, expressly agree upon such additional compensation or Supplier’s entitlement to additional compensation is established through the dispute resolution process.

9.9.2

[ * * * ] Regarding [ * * * ]. If [ * * * ] authorizes [ * * * ] to proceed but the Parties disagree as to whether the [ * * * ] constitutes [ * * * ], [ * * * ] shall proceed with [ * * * ] to the extent that [ * * * ] that (a) [ * * * ] reasonably believes is [ * * * ] to [ * * * ] or [ * * * ] (e.g., [ * * * ] that if not [ * * * ] could [ * * * ] provision of [ * * * ]), or (b) if [ * * * ] does not reasonably believe [ * * * ] is [ * * * ] to [ * * * ], and [ * * * ] (i) can be performed by [ * * * ] without requiring it to [

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* * * ], or (ii) if it requires [ * * * ] use of a [ * * * ], such [ * * * ] is within the [ * * * ] performing [ * * * ]. If [ * * * ] is required to proceed with the [ * * * ] pursuant to the above, the [ * * * ] shall be submitted to [ * * * ] pursuant to [ * * * ]. In that event, the Parties agree to expedite the [ * * * ]. For all other requests not meeting the conditions in clauses (a) or (b) above, [ * * * ] may elect to not [ * * * ] on such [ * * * ] until the Parties agree on the key terms and conditions for [ * * * ], including the scope and pricing [ * * * ].

9.10	Audit Rights.

9.10.1	Contract Records. Supplier shall, and shall cause its Subcontractors and suppliers to, maintain complete and accurate records of and supporting documentation for all Charges, all Kraft Data and all transactions, authorizations, changes, implementations, soft document accesses, reports, filings, returns, analyses, procedures, controls, records, data or information created, generated, collected, processed or stored by Supplier in the performance of it’s obligations under this Agreement (“Contract Records”); provided, however, that the requirement above to cause Subcontractors and suppliers to comply shall not apply to product vendor specialists who Supplier engages on a temporary basis to address urgent problems, to Third Party Contracts assumed from Kraft to the extent such contracts do not cover such requirement, or vendors of Supplier Overhead Materials; it being understood that Supplier shall remain responsible for retaining Contract Records pertaining to its transactions with such Subcontractors and suppliers. Supplier shall maintain such Contract Records in accordance with applicable Laws, subject to Section 15.10.1. Supplier shall retain Contract Records in accordance with Kraft’s record retention policy as modified from time to time and provided to Supplier in writing during the Term and any Termination Assistance Services period and thereafter through the end of the second full calendar year after the calendar year in which Supplier stopped performing Services (including Termination Assistance Services).

9.10.2

Operational Audits. During the Audit Period Supplier shall, and, if and to the extent (i) appropriate in Kraft’s reasonable judgment given the nature of the services or products being provided by them and (ii) the purpose for the audit of any Subcontractor or supplier cannot be reasonably satisfied, in the reasonable judgment of Kraft’s auditors, through an audit of Supplier, shall cause its Subcontractors and suppliers (other than Commodity Equipment and Transport Providers, product vendor specialists who Supplier engages on a temporary basis to address urgent problems, Third Party Contractors under Kraft assigned contracts to the extent such contracts do not comply with this requirement as of the Effective Date, and vendors of Supplier Overhead Materials) to provide to Kraft (and internal and external auditors, inspectors, regulators and other representatives that Kraft may designate from time to time, including customers, vendors, licensees and other third parties to the extent Kraft or the Eligible Recipients are legally or contractually obligated to submit to audits by such entities) access at reasonable hours, and following reasonable notice (with 30 days prior written notice deemed to be reasonable notice for planned or routine audits, but as soon as practicable for more urgent audits, or as required by government inspectors or regulators) to the extent such notice is available to Kraft, to Supplier Personnel, to the facilities at or from which Services are then being provided and to Supplier records and other pertinent information, all to the extent relevant to the Services and Supplier’s obligations under this Agreement. Such access shall be provided for the purpose of performing audits and inspections, to (i) verify the integrity of Kraft Data; (ii) examine the systems that process, store, support and transmit that data; (iii) examine the internal controls (e.g., information technology controls, organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls) and the security, disaster

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recovery and back-up practices and procedures; (iv) examine Supplier’s performance of the Services; (v) verify Supplier’s reported performance against the applicable Service Levels; (vi) examine Supplier’s measurement, monitoring and management tools; and (vii) enable Kraft and the Eligible Recipients to meet applicable legal, regulatory and contractual requirements (including those associated with the Sarbanes-Oxley Act of 2002 and the implementing regulations promulgated by the United States Securities and Exchange Commission and Public Company Accounting Oversight Board), in each case (i) through (vii) to the extent applicable to the Services. Supplier shall (i) provide any assistance reasonably requested by Kraft or its designee in conducting any such audit, including installing and operating audit software; (ii) make requested personnel, records and information available to Kraft or its designee; and (iii) in all cases, provide such assistance, personnel, records and information in an expeditious manner to facilitate the timely completion of such audit. If an audit reveals a breach of this Agreement by Supplier that is material relative to the scope of the audit, Supplier shall promptly reimburse Kraft for the actual cost of such audit and any damages, fees, fines, or penalties assessed against or incurred by Kraft as a result thereof.

9.10.3

Financial Audits. During the Audit Period Supplier shall, and, if and to the extent the purpose for the audit of any Subcontractor cannot be reasonably satisfied, in the reasonable judgment of Kraft’s auditors, through an audit of Supplier, shall cause its Subcontractors (other than Commodity Equipment and Transport Providers, product vendor specialists who Supplier engages on a temporary basis to address urgent problems, Third Party Contractors under Kraft assigned contracts to the extent such contracts do not comply with this requirement as of the Effective Date, and vendors of Supplier Overhead Materials) to, provide to Kraft (and internal and external auditors, inspectors, regulators and other representatives that Kraft may designate from time to time, including customers, vendors, licensees and other third parties to the extent Kraft or the Eligible Recipients are legally or contractually obligated to submit to audits by such entities) access at reasonable hours, and following reasonable notice (with 30 days prior written notice deemed to be reasonable notice for planned or routine audits, but as soon as practicable for more urgent audits, or as required by government inspectors or regulators) to the extent such notice is available to Kraft, to Supplier Personnel and to Contract Records and other pertinent information to conduct financial audits, all to the extent relevant to the performance of Supplier’s obligations under this Agreement. Such access shall be provided for the purpose of performing audits and inspections to (i) verify the accuracy and completeness of Contract Records, (ii) verify the accuracy and completeness of Charges and any Pass-Through Expenses and Out-of-Pocket Expenses, (iii) examine the financial controls, processes and procedures utilized by Supplier, (iv) examine Supplier’s performance of its other financial and accounting obligations, and (v) enable Kraft and the Eligible Recipients to meet applicable legal, regulatory and contractual requirements, in each case (i) through (v) to the extent applicable to the Services and/or the Charges for such Services. Supplier shall (A) provide any assistance reasonably requested by Kraft or its designee in conducting any such audit, (B) make requested personnel, records and information available to Kraft or its designee, and (C) in all cases, provide such assistance, personnel, records and information in an expeditious manner to facilitate the timely completion of such audit. If any such audit reveals an overcharge by Supplier, and Supplier does not successfully dispute the amount questioned by such audit in accordance with Article 19, Supplier shall promptly pay to Kraft the amount of such overcharge, together with interest from the date of Supplier’s receipt of such overcharge at the Interest Rate. In addition, if any such audit reveals an overcharge of more than two percent of the audited Charges in any Charges category, Supplier shall promptly reimburse Kraft for the actual cost of such audit (including auditors’ fees). If any such audit reveals an undercharge by Supplier in the Charges for a particular Charges category,

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Kraft shall promptly pay to Supplier the amount of such undercharge, except to the extent the invoice for such undercharge is not permitted by Section 12.1.4.

9.10.4	Audit Assistance. Kraft and certain Eligible Recipients may be subject to regulation and audit by governmental bodies, standards organizations, other regulatory authorities, customers or other parties to contracts with Kraft or an Eligible Recipient under applicable Laws, rules, regulations, standards and contract provisions. If a governmental body, standards organization, other regulatory authority or customer or other party to a contract with Kraft or an Eligible Recipient exercises its right to examine or audit Kraft’s or an Eligible Recipient’s books, records, documents or accounting practices and procedures pursuant to such Laws, rules, regulations, standards or contract provisions, Supplier shall provide all assistance reasonably requested by Kraft or the Eligible Recipient in responding to such audits or requests for information and shall do so in an expeditious manner to facilitate the prompt closure of such audit or request.

9.10.5	General Procedures.

9.10.5.1	Supplier shall obtain audit rights equivalent to those specified in this Section 9.10 from all Subcontractors and will cause such rights to extend to Kraft.

9.10.5.2	Notwithstanding the intended breadth of Kraft’s audit rights, Kraft shall not be given access to (A) the proprietary information of other Supplier customers, (B) Supplier locations that are not related to Kraft, the Eligible Recipients or the Services, (C) Supplier’s internal costs, except to the extent such costs are the basis upon which Kraft is charged (e.g., reimbursable expenses, Out-of-Pocket Expenses, Pass-Through Expenses or cost-plus Charges) and/or are necessary to calculate the applicable variable Charges, or (D) other Supplier Proprietary Information unrelated to the Services that Kraft does not otherwise have a right to obtain pursuant to this Agreement.

9.10.5.3	In performing audits, Kraft shall use commercially reasonable efforts to avoid unnecessary disruption of Supplier’s operations and unnecessary interference with Supplier’s ability to perform the Services in accordance with the Service Levels. If Kraft elects to install audit software within Supplier's environment notwithstanding Supplier’s willingness and ability to provide Kraft with all data Kraft has the right to access hereunder and that it requires for its audit review, Kraft will indemnify and hold harmless Supplier from any Losses arising as a result of the installation or operation of that audit software.

9.10.5.4	Following any audit, Kraft shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Supplier to obtain factual concurrence with issues identified in the review.

9.10.5.5	Kraft shall be given adequate private workspace in which to perform an audit, plus access to photocopiers, telephones, facsimile machines, computer hook-ups, and any other facilities or equipment needed for the performance of the audit.

9.10.5.6

In performing audits, Kraft, Eligible Recipients and their internal and external auditors, inspectors, regulators or other representatives shall comply with Supplier’s physical and information security procedures and shall cause external auditors (other than government auditors) to comply with Kraft’s confidentiality

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obligations in Section 13.4. External auditors designated by Kraft shall not be direct Supplier competitors, which shall not in any case include professional accounting organizations.

9.10.6	Supplier Internal Audit. If Supplier determines as a result of its own internal audit that it has overcharged Kraft, then Supplier shall promptly pay to Kraft the amount of such overcharge, together with interest from the date of Supplier’s receipt of such overcharge at the Interest Rate.

9.10.7	Supplier Response. Supplier and Kraft shall meet promptly upon the completion of an audit conducted pursuant to this Section 9.10 (i.e., an exit interview) and/or issuance of an interim or final report to Supplier and Kraft following such an audit. Supplier will respond to each exit interview and/or audit report in writing within 30 days, unless a shorter response time is specified in such report. Supplier and Kraft shall develop and agree upon an action plan to promptly address and resolve any deficiencies, concerns and/or recommendations identified in such exit interview and/or audit report and Supplier, at its own expense, shall undertake remedial action in accordance with such action plan and the dates specified therein to the extent necessary to comply with Supplier’s obligations under this Agreement.

9.10.8	Supplier Response to External Audits. If an audit by a governmental body, standards organization or regulatory authority having jurisdiction over Kraft, an Eligible Recipient or Supplier results in a finding that Supplier is not in compliance with any applicable Law or standard required by this Agreement, including any generally accepted accounting principle, Supplier shall, at its own expense and within the time period specified by such auditor, address and resolve the deficiency(ies) identified by such governmental body, standards organization or regulatory authority.

9.10.9	SSAE Audit.

9.10.9.1	Regular Audits. Supplier shall appoint one of the American Institute of Certified Public Accountants member firms (“AICPA Auditors”) to conduct Type II ISAE 3402/SSAE 16 audit of each of the following Supplier’s operating systems using Supplier control standards located at a Supplier’s Service Management Centers (“SMC”): Mainframe OS 390, Windows NT/2000/2003, Unix HP, Unix IBM AIX, Unix Sun Solaris, Linux, and AS 400 platforms. Each such audit is called a “SSAE Audit”. Supplier’s obligation under the preceding sentences extends to Kraft, only to the extent that Supplier processes Kraft Data on any such operating system. Supplier agrees that, each calendar year during the Term, it will have one of the AICPA Auditors conduct, at Supplier’s expense, at least one SSAE Audit covering each type of operating system from which Kraft Data is processed at each SMC. Supplier shall provide Kraft with one copy of each applicable audit report resulting from such SSAE Audit (“SSAE Report”). To the extent Kraft obtain Services from Supplier’s SMC’s, any incremental remediation costs due to Supplier’s non-compliance with its obligation to provide the Services in accordance with Supplier’s control standards shall be borne by Supplier. For purposes of clarification, the Parties agree that if Kraft changes its environment in a manner that does not meet Supplier control standards, Supplier shall so notify Kraft and any operating system so affected may be excluded from the SSAE Audits discussed above.

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9.10.9.2	Additional Audits. To the extent Kraft provides reasonable notice and requests that, in addition to the SSAE Audit described in Section 9.10.9.1, Supplier conducts a Kraft-specific SSAE Audit, Supplier shall do so at Kraft’s expense (provided, Supplier notifies Kraft of such expense, obtains Kraft’s approval and uses commercially reasonable efforts to minimize such expense). If, however, Supplier undertakes additional or different SSAE Audits (or equivalent audits) of Supplier Facilities at, from or through which Services are provided to Kraft and/or the Eligible Recipients (other than customer-specific audits requested and paid for by other Supplier customers), Supplier shall accord Kraft the rights described in the preceding paragraph with respect to such audits.

9.10.9.3	Audit Requirements. Supplier shall permit Kraft to participate in the planning of each SSAE Audit described in Section 9.10.9.2, confer with Kraft as to the scope and timing of each such audit and accommodate Kraft’s requirements and concerns to the extent practicable. Unless otherwise agreed by the Parties, each SSAE Audit described in Section 9.10.9.2 shall be designed and conducted by an independent public accounting firm approved by Kraft to facilitate periodic compliance reporting by Kraft and the Eligible Recipients under the Sarbanes-Oxley Act of 2002 (and implementing regulations promulgated by the United States Securities and Exchange Commission and Public Company Accounting Oversight Board) and comparable Laws in other jurisdictions. To the extent the resulting audit report is relevant to Kraft and/or the Eligible Recipients, Supplier shall provide a copy of such report to Kraft and its independent auditors for review and comment as soon as reasonably practicable and in all events within 60 days of completion. Supplier shall respond to such report in accordance with Section 9.10.7.

9.10.10	Information-Technology Support. Supplier shall provide all information-technology support reasonably related to the Services and required for Kraft and the Eligible Recipients to meet all of the requirements imposed by applicable Laws, including the Sarbanes-Oxley Act of 2002, and to meet Kraft’s and the Eligible Recipients’ audit-compliance requirements, as such requirements may evolve from time to time, and which requirements may be more stringent than regulatory requirements imposed by applicable Laws. Notwithstanding the foregoing, Kraft is solely responsible for providing Supplier in writing Kraft policies and procedures with regard to finance and accounting standards and other regulatory and applicable law requirements, including without limitation those related to the Sarbanes-Oxley Act of 2002. Kraft shall retain responsibility for the interpretation of applicable laws, rules, and regulations in order to determine Kraft’s requirements for compliance. Kraft acknowledges that Supplier's compliance with Kraft’s changes in such Laws or audit compliance requirements could result in Supplier performing New Services pursuant to Section 11.5.

9.10.11	Audit Costs. [ * * * ] and its [ * * * ] and suppliers shall provide the [ * * * ] described in [ * * * ] at [ * * * ] to [ * * * ], except as otherwise provided in [ * * * ].

9.11	Agency and Disbursements.

9.11.1

Disbursements. Beginning on the Commencement Date, Supplier shall make payments to certain lessors, licensors and vendors as paying agent of Kraft or the Eligible Recipients, or shall reimburse Kraft for payments made by Kraft or the Eligible Recipients to such lessors, licensors

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and vendors, if and to the extent such payments relate or to Third Party Contracts, Equipment leases or Third Party Software licenses as to which Supplier is financially responsible, but which have not been formally transferred to Supplier.

9.11.2	Limited Agency. Kraft hereby appoints Supplier as its limited agent during the Term solely for the purposes of and to the extent required for the administration of and payment of Pass-Through Expenses, amounts under Managed Third Party Contracts and Managed Telecom Transport Agreements, and amounts under Third Party Contracts, Equipment leases and Third Party Software licenses for which Supplier is financially responsible under Schedules 11.1, 12.1 or 12.3 or the applicable Supplement. Kraft shall appoint Supplier as its limited agent during the Term for other purposes as and to the extent it becomes necessary in order for Supplier to perform its responsibilities under this Agreement. At Supplier’s request, Kraft shall provide additional authorizations reasonably required to enable Supplier to fulfill its responsibilities hereunder in connection with such contracts, agreements and licenses. Kraft shall provide, on a timely basis, such affirmation of Supplier’s authority to such lessors, licensors, suppliers and other third parties as Supplier may reasonably request.

9.11.3	Reimbursement for Substitute Payment. If either Party in error pays to a third party an amount for which the other Party is responsible under this Agreement, the Party that is responsible for such payment shall promptly reimburse the paying Party for such amount.

9.11.4	Notice of Decommissioning. Supplier agrees to notify Kraft promptly if and to the extent any Kraft or Eligible Recipient owned Equipment or Kraft or Eligible Recipient leased Equipment will no longer be used to provide the Services. The notification will include the identification of the Equipment, and the date it will no longer be needed by Supplier, along with the reason for decommissioning. Upon receipt of any such notice, Kraft may (or may cause the applicable Eligible Recipient to), in its sole discretion, terminate the Equipment lease for such leased Equipment as of the date specified in such notice and sell or otherwise dispose of or redeploy such Kraft or Eligible Recipient owned Equipment that is the subject of such a notice as of the date specified in such notice. Upon Supplier ceasing to use any Equipment (or, in the case of leased Equipment, upon the last day Kraft or Eligible Recipient is obligated to make such leased Equipment available to Supplier, if earlier), Supplier shall return the same to Kraft, the Eligible Recipients and/or their designee(s) in condition at least as good as the condition thereof on the date Supplier took possession or control thereof, ordinary wear and tear excepted. Supplier shall, at Supplier’s expense, deliver such Equipment to the location designated by Kraft, the Eligible Recipients and/or their designee(s).

9.11.5	Telecom Transport Services. To the extent necessary to provide the Services, Kraft hereby appoints Supplier as its limited agent during the Term solely for the purpose of negotiating, executing and administering one or more agreements with third party telecom transport providers with whom Supplier is legally incapable of contracting directly (collectively, “Managed Telecom Transport Providers”); provided, that Supplier shall obtain Kraft’s prior written consent to any such agency agreement. Supplier shall notify Kraft of changes that must be made to cause the terms and conditions of such agreements with Managed Telecom Transport Providers (“Managed Telecom Transport Agreements”) to be consistent in all material respects with the terms and conditions of this Agreement, and, at Kraft’s request, assist Kraft in making those changes. Supplier shall manage each Managed Telecom Transport Provider as a managed third party pursuant to Section 6.6.

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9.12	Subcontractors.

9.12.1	Use of Subcontractors. Prior to entering into a subcontract with a third party, or otherwise adding an existing Supplier subcontractor, for any portion of the Services that does not qualify as a Shared Subcontractor in accordance with Section 9.12.3, Supplier shall (i) at Kraft’s request, provide Kraft with a detailed description of the scope and material terms (other than pricing and other terms not pertinent to Kraft) of the proposed subcontract, including the duration of the contract, termination rights, obligations for which Kraft would be liable in the event Kraft elects to terminate this Agreement for convenience, and other information Kraft may reasonably request; (ii) give Kraft reasonable prior notice of the subcontract, specifying the components of the Services affected, the scope of the proposed subcontract, the identity and qualifications of the proposed Subcontractor, and the reasons for subcontracting the work in question, the location of the Subcontractor facilities from which the Services will be provided, the extent to which the subcontract will be dedicated, and the Subcontractor’s willingness to grant the rights described in Section 6.4.3 upon expiration or termination; and (iii) obtain Kraft’s prior written approval of such Subcontractor. Kraft's approval of a Subcontractor shall not be deemed in any way to relieve Supplier from its obligations to perform the Services being performed by the Subcontractor on Supplier's behalf. Supplier’s agreements for Supplier’s provision of commodity Equipment that Supplier is required to supply as part of the Services (i.e., not on a cost-reimbursement or Pass-Through Expense basis) shall not constitute subcontracts that are subject to Kraft’s approval under this Section 9.12, provided that such contracts do not include the provision of any Services and do not affect any right, liability or obligation of Kraft during or after the Term.

9.12.2	Right to Revoke Approval. Kraft also shall have the right during the Term to revoke its prior approval of a Subcontractor and direct Supplier to replace such Subcontractor as soon as possible if the Subcontractor’s performance is materially deficient or if there are other reasonable grounds for removal. Supplier shall have a reasonable opportunity to investigate Kraft’s concerns, correct the Subcontractor’s deficient performance and provide Kraft with a written action plan to assure that such deficient performance will not recur. If Kraft is not reasonably satisfied with the Supplier’s efforts to correct the Subcontractor’s deficient performance and/or to ensure its non-recurrence, the Supplier shall, as soon as possible, remove and replace such Subcontractor. Supplier shall continue to perform its obligations under the Agreement, notwithstanding the removal of the Subcontractor. If Kraft requests the removal of the Subcontractor because the Subcontractor’s performance is materially deficient or because of the Subcontractor’s failure to comply with its obligations in this Agreement, such removal shall be at no additional cost to Kraft. If Kraft requests the removal of the Subcontractor for other reasons, then Kraft will be responsible for the net amount of (i) any termination or cancellation costs Supplier reasonably incurs with respect to removing such Subcontractor, and (ii) the differential between the cost of the replacement Subcontractor to Supplier as compared to the cost of the removed Subcontractor, provided that Supplier has (a) notified Kraft of such costs before Kraft’s final decision, and (b) Supplier uses commercially reasonable efforts to minimize such costs. Kraft shall have no responsibility under this Section 9.12.2 for any termination charges, cancellation fees, or other costs that Supplier may incur to the extent the removal of a Subcontractor results from changes in the volume or scope of Services, recognizing that such changes will be subject to the pricing set forth in the applicable Supplement.

9.12.3	Shared Subcontractors. Supplier may, in the ordinary course of business, enter into subcontracts related to Kraft (A) for [ * * * ], and (B) with a total estimated value of less than [ *

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* * ] (i) for [ * * * ] and not for [ * * * ], (ii) for [ * * * ] that are not [ * * * ] and that do not [ * * * ] with [ * * * ] personnel or the [ * * * ] at [ * * * ], (iii) with [ * * * ] for [ * * * ], or (iv) for [ * * * ] specialists who Supplier engages on a [ * * * ] to address [ * * * ] (collectively, “Shared Subcontractors”); provided, that such Shared Subcontractors possess the training and experience, competence and skill to perform the work in a skilled and professional manner. Supplier shall not be required to obtain Kraft’s prior approval of Shared Subcontractors. If, however, Kraft expresses dissatisfaction with the services of a Shared Subcontractor, Supplier shall work in good faith to resolve Kraft’s concerns on a mutually acceptable basis and, at Kraft request, replace such Shared Subcontractor at no additional cost to Kraft.

9.12.4	Supplier Responsibility. Unless otherwise approved by Kraft, the terms of any subcontract (but not including contracts for Supplier Overhead Materials) must be consistent (where “consistent” means either that such subcontract contains these requirements or such subcontract enables Supplier to direct the subcontractor as necessary to comply with such listed items set forth in clauses (i) through (vii)) with this Agreement, including: (i) confidentiality and intellectual property obligations; (ii) Kraft’s approval rights (which must apply directly to the Subcontractor); (iii) compliance with Kraft Standards, Strategic Plans and applicable Laws; (iv) compliance with Kraft’s policies and directions; (v) audit rights as described in Section 9.10; (vi) Key Supplier Personnel; and (vii) insurance coverage, as described in Section 16.1.1, with coverage limits consistent with the scope of the work to be performed by such Subcontractors. Supplier shall use a common methodology and tool set to ensure all of the Subcontractors are managed effectively and efficiently. Kraft acknowledges and approves Supplier’s use of Kraft assigned contracts notwithstanding that such contracts do not comply with all of the requirements of this Agreement as of the Effective Date. Notwithstanding the terms of the applicable subcontract, the approval of such Subcontractor by Kraft or the availability or unavailability of Subcontractor insurance, Supplier shall be and remain responsible and liable. Supplier shall be responsible for any failure by any Subcontractor or Subcontractor personnel to perform in accordance with this Agreement or to comply with any duties or obligations imposed on Supplier under this Agreement to the same extent as if such failure to perform or comply was committed by Supplier or Supplier employees. Supplier shall be responsible for the performance of all such Subcontractors and Subcontractor personnel providing any of the Services hereunder. Supplier shall be Kraft’s sole point of contact regarding the Services, including with respect to payment.

9.13	Government Contract Flow-Down Clauses.

9.13.1	General. The Parties acknowledge and agree that, as a matter of federal procurement law, Supplier may be deemed a “subcontractor” to Kraft and/or an Eligible Recipient under one or more of their contracts with the federal government, that the Services provided or to be provided by Supplier in such circumstances constitute “commercial items” as that term is defined in the Federal Acquisition Regulation, 48 C.F.R. Section 52.202, and that “subcontractors” providing “commercial items” under government contracts are subject to certain mandatory “flow-down” clauses (currently, (i) Equal Opportunity, (ii) Affirmative Action for Special Disabled and Vietnam Era Veterans, and (iii) Affirmative Action for Handicapped Workers) under the Federal Acquisition Regulation, 48 C.F.R. Section 52.244-6. The Parties agree that to the extent these specific clauses and any other government-mandated clauses are required to be flowed down to Supplier, Supplier shall comply with such clauses at no additional cost to Kraft.

9.13.2	Special Requirements. The Parties do not believe that the Services provided by Supplier under this Agreement will be subject to government flow-down requirements other than those

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associated with any subcontracts for commercial items. Should compliance by Supplier with additional flow-down provisions nevertheless be required by the federal government due to Supplier being a subcontractor under a government contract in which the Services fail to qualify as “commercial items”, then Kraft will reimburse Supplier for additional direct incremental costs of compliance approved by Kraft provided that (i) Supplier notifies Kraft of such costs before Supplier incurs them or begins providing the applicable Services, (ii) uses commercially reasonable efforts to minimize such costs, and (iii) Supplier equitably allocates such costs among Kraft and any other Supplier customers who have similar compliance requirements.

9.13.3	Special Purchases Support. Kraft’s intent is to purchase products and services from Small Disadvantaged Businesses and Small Woman Owned Businesses (collectively “SDBs”) in order to satisfy its goals and comply with government procurement laws and regulations. To help Kraft achieve its goals, Supplier agrees to establish as a goal the purchase, when commercially feasible, of products and services from SDBs, on behalf of Kraft and/or the Eligible Recipients, in the performance of Supplier’s obligations under this Agreement. Supplier, as part of the Service, shall track invoice payments made to SDBs, and shall submit a quarterly summary to Kraft with respect to such activity. The failure of Supplier to meet its goal under this Section will not be considered a material breach of this Agreement.

9.14	Additional Telecommunications Matters.

9.14.1	Connection. To the extent technologically and operationally compatible and permitted by applicable Laws, (including any applicable tariffs other than tariffs filed by Supplier), the Services may be connected/interconnected by Kraft or an Eligible Recipient to other services provided by Supplier or to services provided by Kraft or an Eligible Recipient itself or any other vendor.

9.14.2	Change of Provider. To the extent Supplier elects to change one or more of its underlying providers of inter-exchange facilities, such change shall not, unless otherwise agreed, result in any interruption, diminution in service quality or increase in the Charges.

9.14.3	Compatibility. With respect to the compatibility of the Services with Equipment for which Kraft is financially and operationally responsible, Supplier agrees to consult with Kraft on request concerning the compatibility of Services with such Equipment including, in the case of Equipment and related software that Kraft proposes to acquire, informing Kraft of the likely effects (if any) of the use of such Equipment and related software on the quality, operating characteristics and efficiency of the Services and the effects (if any) of the Services on the operating characteristics and efficiency of such Equipment and related software. Supplier further agrees to provide all interface specifications requested by Kraft with respect to any Service.

9.14.4

Interconnections. Without limiting Supplier’s other obligations hereunder, at Kraft’s request, Supplier shall connect new Eligible Recipients and Authorized Users to the Kraft voice and data networks and systems as soon as practicable. If Supplier determines that the Systems used by such new Eligible Recipients or Authorized Users are incompatible in any material respect with the Kraft Standards or any other requirements for interconnection with the Kraft voice and data networks and systems, Supplier shall promptly notify Kraft prior to proceeding with such connection. Kraft shall have the right to require that Supplier proceed with the interconnection notwithstanding Supplier’s concerns regarding incompatibility. Supplier’s failure to meet the Service Levels or its other obligations shall be excused if and to the extent such failure is attributable to the connection of such new Eligible Recipients and Authorized Users to the Kraft

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voice and data networks and systems upon Kraft’s authorization, and despite Supplier’s notice that such connection may cause such failure as a result of the reported technical incompatibility.

9.15	Applicable Authority Actions.

9.15.1	Applicable Tariff. If Supplier, its Subcontractors and/or any Managed Telecom Transport Providers are required to file a tariff or other regulatory submission pursuant to Section 9.15.2, below, and the initial tariff option or regulatory submission to implement this Agreement is not permitted to become effective by the Applicable Regulatory Authority or if any ruling, order or determination of such Applicable Regulatory Authority shall materially and adversely affect Supplier’s or its Subcontractors’ or Managed Telecom Transport Providers’ ability to offer the Services under the terms and conditions set forth herein, Supplier shall develop a proposal the purpose of which will be to provide comparable service to Kraft or an Eligible Recipient at rates at or below those set forth in, and on terms and conditions substantially equivalent to those contained in, this Agreement, to the extent permissible under applicable Laws. Kraft shall cooperate with Supplier in the development of such a proposal. Such service may be provided under (i) other existing Supplier, Subcontractor or Managed Third Party Telecom Transport Provider tariffs (if that can be done at such tariffs’ then-effective rates without further revision) or (ii) newly filed tariffs or regulatory submissions or (iii) public postings by Supplier, Subcontractor or Managed Third Party Telecom Transport Provider of rates and other terms of service. If (x) Supplier is unwilling or unable to develop such proposal within 20 business days of any such event, (y) such proposal is not reasonably acceptable to Kraft and Kraft notifies Supplier thereof as soon as Kraft becomes aware it is not reasonably acceptable and provides Supplier with ten (10) business days to cause the proposal to be reasonably acceptable to Kraft or (z) such proposal fails to take effect within 20 business days of the Parties’ agreement to such proposal, Kraft, as its sole remedy for the failure to develop or so implement such a proposal, shall have the right to terminate any affected portions of this Agreement in accordance with Section 4.5.1. A proposal shall be deemed not reasonably acceptable to Kraft if it fails to comply with applicable Law, increases Kraft’s total costs of receiving the Services, requires material changes to Kraft’s or an Eligible Recipient’s facilities, systems, software, utilities, tools or equipment, has a material adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality or resource efficiency of the Services or violates or is inconsistent with Kraft Standards or Strategic Plans as specified in Section 9.5.

9.15.2

Regulatory Submission. To the extent required by Law, and within 30 days after the Effective Date of this Agreement, Supplier, its Subcontractors and/or any Managed Third Party Telecom Transport Provider shall file any applicable tariff, tariff option or other regulatory submission required to implement the Agreement. Such filing shall be consistent in all material respects with all applicable provisions of this Agreement and shall not be less favorable to Kraft and the Eligible Recipients than the rates and other terms and conditions of this Agreement. Supplier shall make a copy of any applicable filings available to Kraft for Kraft’s review and inspection and shall provide Kraft with a copy of all amendments to such tariffs or other filings having a bearing on the Agreement when such amendments are filed with the appropriate governmental agencies. In addition, Supplier shall provide a draft of any revisions that may substantively affect Kraft’s rights and obligations under this Agreement at least 10 days before such revisions are filed with and Applicable Regulatory Authority, where feasible. If Supplier, its Subcontractors and/or any Managed Third Party Telecom Transport Provider makes revisions to a tariff, tariff option or other submission that materially and adversely affect Kraft’s rights hereunder without

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obtaining Kraft’s prior written consent, Kraft shall have the right to terminate any affected portions of this Agreement without payment of Termination Charges or other liability.

9.15.3	Agreement to Not Interpose Defense. Each of the Parties agrees that it will not (and Supplier shall cause its Subcontractors and use commercially reasonable efforts to cause Managed Telecom Transport Providers not to) interpose as a defense in any action to enforce the other Party’s rights under this Agreement that such terms and conditions are invalid or unenforceable because of inconsistency with Supplier’s or its Subcontractors’ or Managed Telecom Transport Providers’ tariffs, tariff options or other regulatory submission, if any.

9.15.4	Detariff. If, at any time during the Term, an Applicable Regulatory Authority with jurisdiction over a material portion of the Services, pursuant to a final order that is not subject to further appeal, alters the rules or regulations applicable to Supplier, its Subcontractors and/or Managed Telecom Transport Providers or the Services in a manner that requires or permits Supplier, its Subcontractors and/or Managed Telecom Transport Providers to detariff all or any material portion of the Services, Supplier shall, shall cause its Subcontractors and use commercially reasonable efforts to cause Managed Telecom Transport Providers to, promptly detariff (and withdraw any tariff, tariff option or other regulatory submission specifically relating to) such Services or the affected portions thereof.

9.15.5	Tariff Copy and Revision. Supplier shall make a copy of its, its Subcontractors’ and/or Managed Telecom Transport Providers’ filed tariffs available to Kraft for Kraft’s review and inspection and shall, in accordance with Supplier’s, its Subcontractors’ and/or Managed Telecom Transport Providers’ standard tariff update service, provide Kraft with a copy of all amendments to the tariffs related to this Agreement when such amendments are filed with the appropriate regulatory authority. In addition, Supplier shall provide a draft of any of its tariff revisions that substantively adversely affect Kraft’s rights and obligations under this Agreement at least 10 days before such revisions are filed with the Applicable Regulatory Authority, where feasible. Supplier shall use commercially reasonable efforts to cause its Subcontractors, and use commercially reasonable efforts to cause Managed Telecom Transport Providers to, make no revisions to a tariff or a tariff option that materially and adversely affect Kraft’s rights hereunder without obtaining Kraft’s prior written consent.

9.15.6	Division of Agreement. If, at any time during the Term, an Applicable Regulatory Authority with jurisdiction over a material portion of the Services determines that it is unlawful for Supplier, its Subcontractors and/or Managed Telecom Transport Providers to provide both regulated and non-regulated Services under a single agreement, the Parties agree to execute a separate agreement under which the non-regulated services will be provided and, except as otherwise agreed by the Parties or required by applicable Laws, the terms and conditions applicable to such non-regulated Services shall be identical in all non-material respects to those provided herein.

9.15.7

Adverse Law. If, at any time during the Term, an Applicable Regulatory Authority with jurisdiction over a material portion of the Services promulgates or passes a Law that adversely affects Supplier’s or its Subcontractors’ ability to offer the Services under the terms and conditions set forth herein, to the extent permitted by applicable law Supplier shall provide service to Kraft and the Eligible Recipients under other arrangements with rates, terms and conditions no less favorable to Kraft and the Eligible Recipients than those set forth in this Agreement. If any such Law shall require the enhancement or improvement of a Service

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provided under this Agreement, Supplier shall not, and shall use commercially reasonable efforts to cause its Subcontractors not to, resist same and shall improve or enhance such Service as required.

9.16	Unauthorized Use.

Kraft and Supplier shall cooperate fully in efforts to prevent and cure unauthorized use of the Services by expeditiously informing each other of suspected abuse and, when known, the identity of the responsible individuals. Supplier shall advise Kraft regarding methods to minimize Kraft’s and the Eligible Recipients’ exposure to misuse and abuse of Kraft’s and the Eligible Recipients’ service that results from the operation of Kraft or Eligible Recipient-provided systems, equipment, facilities or services interconnected with Supplier’s Services. Supplier shall provide assistance to Kraft and/or the Eligible Recipients’ upon Kraft’s request in Supplier’s efforts to minimize ongoing misuse or abuse through timely reconfiguration and limitation of the Services. Appropriate representatives of Supplier, Kraft and Eligible Recipient shall meet at the request of Kraft to establish appropriate operational fraud control procedures. The Parties acknowledge and agree that Supplier’s performance of its obligations under this Section 9.16 shall be subject to and in accordance with applicable Privacy Laws.

9.17	Technological Evolution.

9.17.1	Obligation to Evolve. Supplier acknowledges and agrees that its current technologies and business processes shall continue to evolve and change over time, and at a minimum, shall remain consistent with (i) the established best practices of leading providers of information technology and other in-scope services; (ii) the business, information technology objectives and competitive needs of Kraft and the Eligible Recipients; and (iii) the services, functions, processes and responsibilities that are of a nature and type that would ordinarily be performed by the organization or part of the organization performing services similar to the Services within a company in the packaged-consumer-goods industry. Supplier acknowledges that Kraft operates in an environment characterized by constant change that directly affects the delivery of Services. Subject to Section 9.5, Supplier shall provide the Services using current technologies and business processes that will enable Kraft and the Eligible Recipients to take advantage of advances in the industry and support their efforts to maintain competitiveness in the markets in which it competes. In addition, subject to Section 9.5, Supplier shall make such current technologies and business processes available to Kraft to perform information technology services and other related services and functions on behalf of itself and/or the Eligible Recipients at or from Kraft facilities. Supplier will, with Kraft’s prior approval, use such advancements and improvements without additional charge to Kraft unless such advancements and improvements fall within the definition of New Services. The foregoing shall not be interpreted to require Supplier to refresh Equipment at a rate that is faster than the rate specified in the applicable Supplement for such Equipment.

9.17.2	Annual Technology and Business Process Audit. Kraft may elect to conduct an annual technology and business process audit to benchmark Supplier’s then-current technologies and business processes against the established best practices of leading providers of information technology services and other in-scope outsourcing services. If any such audit reveals that the technologies and business process then utilized by Supplier are not at the level of such established best practice, then Kraft and the Supplier will review the results of the audit and promptly establish and implement a plan to implement identified established best practices.

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9.17.3	Obligation to Propose Technological Evolutions. Supplier shall identify and propose the implementation of Technological Evolutions that are likely to: (i) improve the efficiency and effectiveness of the Services (including cost savings); (ii) improve the efficiency and effectiveness of the information technology services and functions performed by or for Kraft and the Eligible Recipients at or from Kraft Facilities; (iii) result in cost savings or revenue increases to Kraft and the Eligible Recipients in areas of their business outside the Services; (iv) enhance the ability of Kraft and the Eligible Recipients to conduct their business and serve their customers; and (v) achieve the objectives of Kraft and the Eligible Recipients (as described in Section 1.2) faster and/or more efficiently than the then current strategies. Supplier shall regularly make recommendations to Kraft with regard to the Technology and Business Process Evolution that Supplier sees in established best practice in the industry.

9.17.4	Supplier Briefings and Technology and Business Process Audit. Supplier shall routinely and regularly monitor and analyze Technological Evolutions of possible interest or applicability to Kraft and the Eligible Recipients. At least semi-annually, Supplier shall meet with Kraft to formally brief Kraft regarding such Technological Evolutions. Such briefing shall include Supplier’s assessment of the business impact, performance improvements and cost savings associated with such Technological Evolutions. Where requested by Kraft, Supplier shall develop and present to Kraft proposals for (i) implementing Technological Evolutions or (ii) changing the direction of Kraft’s then current strategy.

9.17.5	Supplier Developed Advances. If Supplier develops or implements technological advances in or changes to the business processes and services and associated technologies used to provide the same or substantially similar services to other Supplier customers or Supplier develops or implements new or enhanced processes, services, software, tools, products or methodologies to be offered to such customers (collectively, “New Advances”), Supplier shall, subject to Section 11.5 and its contractual obligations to its other customers, (i) offer Kraft the opportunity to serve as a pilot customer in connection with the implementation of such New Advances; and (ii) if [ * * * ], offer [ * * * ] preferred [ * * * ] and the [ * * * ] to be [ * * * ] of the [ * * * ] to implement and receive the [ * * * ] of any [ * * * ].

9.17.6	Flexibility. Supplier shall ensure that the technologies and business process strategies it employs to provide the Services meet industry standards and are flexible enough to allow integration with new technologies or business processes, or significant changes in Kraft’s or an Eligible Recipient's business objectives and strategies. For example, Equipment must have sufficient scalability and be sufficiently modular to allow integration of new technologies without the need to replace whole, or significant parts of, systems or business processes (e.g., made to be a one-to-many model) to enable Kraft’s and/or the Eligible Recipients' business to become more scalable and flexible.

9.17.7

Equipment Implementation and Refresh. Supplier shall be fully responsible for the implementation of new Equipment in the ordinary course of Technological Evolution, provided that the foregoing shall not be interpreted to require Supplier to refresh Equipment at a rate that is faster than the rate specified in the applicable Supplement for such Equipment. Supplier shall refresh all Equipment in accordance with Kraft’s refresh strategies, as set out in the Technology Plan, and as necessary to provide the Services in accordance with the Service Levels and satisfy its other obligations under this Agreement. If Supplier is aware that these strategies differ from generally accepted practice (or there are any other areas of concern in relation to such strategies) it shall provide Kraft with notice of that fact and, upon request, provide Kraft with further

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information as to how to more closely align the strategies with generally accepted practice. Kraft shall have the right to waive refresh of Equipment under its control. If Kraft does waive refresh of Equipment under its control, Supplier will work with Kraft to assess and address any impact on Supplier’s support costs consistent with Section 11.2. Supplier’s failure to meet the Service Levels shall be excused if and to the extent such failure is attributable to Kraft’s waiver of Equipment refresh but only if: (i) Supplier notifies Kraft prior to its final decision that Supplier will not be able, using commercially reasonable efforts, to meet such Service Levels under such circumstances; (ii) Supplier identifies and considers commercially reasonable alternatives available to address and avoid the impending performance failure; and (iii) Supplier uses commercially reasonable efforts, without additional cost to Supplier, to meet such Service Levels notwithstanding Kraft’s rejection of or insistence on waiving such Equipment refresh.

9.17.8	Software Implementation and Refresh. Supplier shall be fully responsible for the implementation of new or changed Software, tools and methodologies with respect to and consistent with the then current scope of Supplier’s Services as set forth in the applicable Supplement and elsewhere in this Agreement, and consistent with the allocation of financial and operational responsibilities set forth in the applicable Supplement, in the ordinary course of Technological Evolution. Supplier shall (i) refresh Software in accordance with Section 9.7 of this Agreement and the Technology Plan; and (ii) provide training to Kraft staff regarding the use of any new or changed Software, tools and methodologies. Kraft shall have the right to waive refresh of Software, tools or methodologies under its control. If Kraft does waive refresh of Software, tools or methodologies under its control, Supplier will work with Kraft to assess and address any impact on Supplier’s support costs. Supplier’s failure to meet the Service Levels shall be excused if and to the extent such failure is attributable to Kraft’s waiver of Software, tools or methodologies refresh but only if: (i) Supplier notifies Kraft that Supplier will not be able, using commercially reasonable efforts, to meet such Service Levels under such circumstances; (ii) Supplier identifies and considers commercially reasonable alternatives available to address and avoid the impending performance failure; and (iii) Supplier uses commercially reasonable efforts, without additional cost to Supplier, to meet such Service Levels notwithstanding Kraft’s rejection of or insistence on waiving such of Software, tools or methodologies refresh.

9.17.9	Included in [ * * * ]. [ * * * ] and [ * * * ] shall be included in the [ * * * ] and [ * * * ] shall deploy, implement and support [ * * * ] and [ * * * ] throughout [ * * * ]. [ * * * ] shall be financially responsible for the [ * * * ] of implementing [ * * * ] and [ * * * ] to the extent such implementation involves categories of [ * * * ] as to which responsibility is allocated to [ * * * ]. The performance of projects required to implement [ * * * ] also shall be included within the [ * * * ]. Kraft shall [ * * * ] sums for implementation only if and to the extent (i) the [ * * * ] or [ * * * ] meets the [ * * * ], or (ii) [ * * * ] requests accelerated implementation of the [ * * * ] or [ * * * ] (i.e., more rapidly than previously contemplated in the [ * * * ] or established [ * * * ]), and in each case, only if and to the extent additional [ * * * ] and [ * * * ] are required to implement the [ * * * ] or [ * * * ] in the desired [ * * * ].

9.18	Retained Systems and Business Processes.

9.18.1

No Adverse Effect. Supplier shall not, by any act or omission, adversely affect or alter the functionality, interoperability, performance, accuracy, speed, responsiveness, quality, cost or resource efficiency of Kraft’s Retained Systems and Business Processes without the prior consent of Kraft. Nor shall Supplier, by any act or omission, require changes to Kraft’s Retained Systems

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and Business Processes, including associated business processes, applications, systems, software, utilities, tools or equipment, without the prior consent of Kraft.

9.18.2	Interface. Supplier shall ensure that the processes, Systems, Software and Equipment used by Supplier to provide the Services will interface and integrate with the Retained Systems and Business Processes.

9.18.3	Keep Informed. Supplier shall inform itself and maintain up to date knowledge about all aspects of the existing and future Retained Systems and Business Processes related to the Services, provided Supplier is given reasonable access to, and notice of changes affecting, such systems and business processes.

9.18.4	Assistance. As part of the Services, Supplier shall provide Kraft (upon Kraft’s request) with Services in relation to Retained Systems and Business Processes, including: (i) liaising with Kraft or third parties regarding the impact of any alterations to the Retained Systems and Business Processes and vice versa; and (ii) identifying favorable vendors, and acting as Kraft’s agent, in relation to the acquisition, support and development of Retained Systems and Business Processes.

9.19	Annual Reviews.

Annually, or more frequently if Kraft requires, the Parties shall conduct a detailed review of the Services then being performed by the Supplier. As part of this review, the Parties shall review the Resource Baselines against actual service volumes for the previous year, and forecast the service volumes for the next year. In addition, the Parties shall examine: (i) whether the Charges are consistent with Kraft's forecasts, and industry norms; (ii) the quality of the performance and delivery of the Services; (iii) whether the Supplier has delivered cost saving or efficiency enhancing proposals; (iv) the level and currency of the technologies and business processes employed; (v) the business and technology strategy and direction; and (vi) such other things as Kraft may reasonably require related to the Services.

10. KRAFT RESPONSIBILITIES

10.1	Responsibilities.

In addition to Kraft’s responsibilities as expressly set forth elsewhere in this Agreement, Kraft shall be responsible for the following:

10.1.1	Kraft Contract Manager. Kraft shall designate one individual to whom all Supplier communications concerning this Agreement may be addressed (the “Kraft Contract Manager”), who shall have the authority to act on behalf of Kraft and the Eligible Recipients in all day-to-day matters pertaining to this Agreement. Kraft may change the designated Kraft Contract Manager from time to time by providing notice to Supplier. Additionally, Kraft will have the option, but will not be obligated, to designate additional representatives who will be authorized to make certain decisions (e.g., regarding emergency maintenance) if the Kraft Contract Manager is not available.

10.1.2	Cooperation. Kraft shall cooperate with Supplier by, among other things, making available, as reasonably requested by Supplier, management decisions, information, approvals and acceptances so that Supplier may accomplish its obligations and responsibilities hereunder.

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10.1.3	Requirement of Writing. To the extent Supplier is required under this Agreement to obtain Kraft’s approval, consent or agreement, such approval, consent or agreement must be in writing and must be signed by or directly transmitted by electronic mail from the Kraft Contract Manager or an authorized Kraft representative. Notwithstanding the preceding sentence, the Kraft Contract Manager may agree in advance in writing that as to certain specific matters oral approval, consent or agreement will be sufficient.

10.2	Savings Clause.

10.2.1	Requirements. Supplier’s failure to perform its responsibilities under this Agreement or to meet the Service Levels shall be excused if and to the extent such Supplier non-performance is caused by (i) the wrongful or tortious act or failure to act by Kraft, an Eligible Recipient, or a Kraft Third Party Contractor or an agent or employee thereof performing obligations on behalf of Kraft (unless and to the extent, as to Kraft Third Party Contractors, such failure is attributable to Supplier’s failure to properly manage such Kraft Third Party Contractor), or (ii) the failure of Kraft or an Eligible Recipient to perform (either directly or through a third party engaged by Kraft or an Eligible Recipient to do so) Kraft’s obligations described in this Agreement, but only if Supplier, upon actual or constructive knowledge of such an occurrence, expeditiously:

10.2.1.1	notifies Kraft of such wrongful or tortious act or failure to act, or such failure to perform and the impact thereof on Supplier's ability to perform under such circumstances,

10.2.1.2	provides Kraft with reasonable opportunity to correct such wrongful or tortious act or failure to act, or correct such failure to perform and thereby avoid such Supplier non-performance,

10.2.1.3	identifies and pursues commercially reasonable means to avoid or mitigate the impact of such wrongful or tortious act or failure to act, or failure to perform, so long as Supplier is not obligated to incur additional costs in connection therewith that will not be reimbursed by Kraft,

10.2.1.4	uses commercially reasonable efforts to perform notwithstanding such wrongful or tortious act or failure to act, or failure to perform, so long as Supplier is not obligated to incur additional costs in connection therewith that will not be reimbursed by Kraft, and

10.2.1.5	conducts a Root Cause Analysis and thereby demonstrates that such act or omission or failure to perform is the cause of Supplier’s non-performance.

10.2.2	No Other Circumstances. Supplier acknowledges and agrees that the circumstances described in this Section 10.2, and in the applicable Supplement, together with force majeure, are the only circumstances in which its failure to perform its responsibilities under this Agreement or to meet the Service Levels will be excused and that Supplier will not assert any other act or omission of Kraft or the Eligible Recipients as excusing any such failure on Supplier’s part.

10.2.3

Authorized User Actions. For the avoidance of doubt with respect to clause (ii) of Section 10.2.1 and except as provided in clause (i) of Section 10.2.1, Supplier will not be excused of any of its responsibilities, including its failure to meet any Service Levels, with respect to an

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operational area due to [ * * * ] in such operational area, except to the extent [ * * * ] has failed to perform [ * * * ] on which [ * * * ] performance was dependent.

11.	CHARGES

11.1	General.

11.1.1	Payment of Charges. In consideration of Supplier’s performance of the Services, Kraft agrees to pay Supplier the applicable Charges that are set forth in the applicable Supplement beginning as of the Commencement Date. Supplier shall continually seek to identify methods of reducing such Charges and will notify Kraft of such methods and the estimated potential savings associated with each such method.

11.1.2	No Additional Charges. Kraft shall not pay any Charges for the Services other than those set forth in this Agreement. Any costs incurred by Supplier prior to the Effective Date are included in the Charges as set forth in the applicable Supplement and are not to be separately paid or reimbursed by Kraft.

11.1.3	Incidental Expenses. Supplier acknowledges that, except as expressly provided otherwise in this Agreement, expenses that Supplier incurs in performing the Services (including management, travel and lodging, document reproduction and shipping, desktop Equipment and other office Equipment required by Supplier Personnel, and long-distance telephone) are included in Supplier’s charges and rates set forth in this Agreement. Accordingly, such Supplier expenses are not separately reimbursable by Kraft unless Kraft has agreed in advance and in writing to reimburse Supplier for the expense.

11.1.4	No Charge for Reperformance. At no additional expense to Kraft, Supplier shall reperform (including any required backup or restoration of data from scheduled backups or, if not available on such backups, restoration by other means with Kraft’s reasonable cooperation) any Services that result in incorrect outputs due to an error or breach by Supplier, and the resources required for such performance shall not be counted in calculating the Charges payable or resources utilized by Kraft hereunder.

11.1.5	Charges for Contract Changes. Unless otherwise agreed from time to time, and except as noted in the applicable Supplement, changes in the Services (including changes in Kraft Standards, Strategic Plans, Technology Plans, business processes, Software, Equipment and Systems) and changes in the rights or obligations of the Parties under this Agreement (collectively, “Contract Changes”) shall result in changes in the applicable Charges only if and to the extent (i) the Agreement expressly provides for a change in the Supplier Charges in such circumstances; (ii) the agreed-upon Charges or pricing methodology expressly provides for a price change in such circumstances (for example, the applicable Supplement specifies the number of FTEs or hours of coverage to be provided for the quoted price, or defines a Resource Baseline for the Resource Unit in question with ARCs and RRCs for increased or decreased usage); or (iii) the Contract Change meets the definition of New Services for purposes of Section 11.5 and additional Charges are applicable in accordance therewith.

11.1.6	Eligible Recipient Services.

11.1.6.1	Eligible Recipients. Supplier shall provide the Services to Eligible Recipients designated by Kraft. To the extent a designated Eligible Recipient will receive

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less than all of the Services, Kraft shall identify the categories of Services to be provided by Supplier to such Eligible Recipient.

11.1.6.2	New Eligible Recipients. From time to time Kraft may request that Supplier provide Services to Eligible Recipients not previously receiving such Services. Except as provided in Section 11.5 or otherwise agreed by the Parties, such Services shall be performed in accordance with the terms, conditions and prices (excluding any non-recurring transition or start-up activities specific to such Eligible Recipients) then applicable to the provisions of the same Services to existing Eligible Recipients.

11.1.6.3	Election Procedure. In the event of a transaction described in clause (c) or (d) within the definition of Eligible Recipient in Schedule 1, Kraft may elect, on behalf of the Eligible Recipient in question, either (i) that such Eligible Recipient shall continue to obtain Services in some or all of the Services or Tower subject to and in accordance with the terms and conditions of this Agreement for the remainder of the Term, (ii) that the Entity shall obtain some or all of the Services under a separate agreement between Supplier and such Entity containing the same terms and conditions as this Agreement or (iii) that the Term shall be terminated as to such Eligible Recipient with respect to some or all Services as of a specified date, subject to its receipt of Termination Assistance Services pursuant to Section 4.4. If the Services are provided under a separate agreement, Kraft shall have no obligation to pay any fees in relation to the Services provided to such Entity. To the extent that such Entity obtains only a portion of the Services within a Tower or less than all of the related Cross Functional Services required to support the selected Services, Supplier will promptly notify Kraft if it believes the Service Levels and the pricing for the partial services may have to be modified to take account of Supplier’s diminished control of the Service Levels and any change in Supplier cost structure for providing the partial set of Services. In such event, Supplier and Kraft will in good faith promptly negotiate any Service Level or pricing adjustments required. Except as provided in a Supplement, in addition, if in connection with such a transaction, Kraft specifically requests that Supplier enter into a separate agreement with the Entity, and that Supplier separate its systems and/or delivery organization for such Entity from that of the remainder of Kraft and the Eligible Recipients, then, in addition to any Charges for Projects approved by Kraft for such activity (including Projects to implement new network and security requirements) and changes in costs resulting from changes in locations and System architecture, Supplier may increase its Monthly Base Charges in the aggregate by an amount equal to the additional costs Supplier will incur in complying with Kraft's request. Except as provided in a Supplement, Services provided to such Entity pursuant to clause (i) of this Section shall be included in the calculation of Service volumes, if any, under this Agreement (as allocated by Kraft). Except as provided in a Supplement, Services provided to such Entity pursuant to clause (ii) of this Section shall be excluded when determining any Termination Charges payable as a result of termination for convenience.

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11.2	Pass-Through Expenses.

11.2.1	Procedures and Payment. Supplier shall administer Pass-Through Expenses identified in the applicable Supplement as follows. Unless otherwise agreed by the Parties, Kraft shall pay all Pass-Through Expenses directly to the applicable vendors following review, validation and approval of such Pass-Through Expenses by Supplier. Where the applicable information was provided to Supplier, Supplier shall review taxes, surcharges and user fees for reasonableness on a periodic basis, however Kraft acknowledges that Supplier will have no obligation to verify the accuracy of any taxes, surcharges or usage fees. No new Pass-Through Expenses may be added without Kraft’s prior consent. Before submitting an invoice to Kraft for any Pass-Through Expense, Supplier shall (i) review and validate the invoiced charges, (ii) identify any errors or omissions, and (iii) communicate with the applicable vendor to correct any errors or omissions, use commercially reasonable efforts to resolve any questions or issues, and obtain any applicable credits for Kraft. Supplier shall deliver to Kraft the original supplier invoice, together with any documentation supporting such invoice and a statement that Supplier has reviewed and validated the invoiced charges, within 10 days after Supplier’s receipt thereof; provided that, if earlier, Supplier shall use commercially reasonable efforts to deliver such invoice, documentation and statement at least five business days prior to the date on which payment is due; and provided further that, if it is not possible to deliver such invoice, documentation and statement at least five business days prior to the due date, Supplier shall promptly notify Kraft and, at Kraft’s option, either request additional time for review and validation or submit the invoice for payment subject to subsequent review and validation. In addition, if the vendor offers a discount for payment prior to a specified date, Supplier shall use commercially reasonable efforts to deliver such invoice and associated documentation to Kraft at least five business days prior to such date. To the extent Supplier fails to comply with its obligations hereunder, it shall be financially responsible for any discounts lost or any late fees or interest charges incurred by Kraft and/or the Eligible Recipients. No new Pass-Through Expenses may be added without Kraft’s prior consent, which it may withhold in its sole discretion.

11.2.2	Efforts to Minimize. Supplier will continually seek to identify methods of reducing and minimizing Kraft’s retained and Pass-Through Expenses and will notify Kraft of such methods and the estimated potential savings associated with each such method.

11.2.3	[ * * * ]. If [ * * * ] proposes an [ * * * ] not [ * * * ] by [ * * * ], and not otherwise [ * * * ] by [ * * * ], that [ * * * ] elects to implement, then [ * * * ], in its sole discretion, may agree on a case by case basis to [ * * * ] a [ * * * ] of the [ * * * ] directly [ * * * ] to the [ * * * ] for a [ * * * ] not to exceed [ * * * ]. The foregoing shall not be interpreted to require [ * * * ] to share with [ * * * ] the benefit of the [ * * * ] that [ * * * ] is able to achieve without requiring [ * * * ].

11.3	Procurement.

11.3.1

In procuring such products and services on a Pass-Through Expense or cost-reimbursement basis, where Supplier is procuring third party products and services for which Kraft shall pay on a Pass-Through Expense, or, where agreed upon by the Parties, on a cost-reimbursement basis, Supplier shall: (i) give Kraft and the Eligible Recipients the benefit of Supplier’s most favorable vendor arrangements where permitted by such vendors; (ii) use commercially reasonable efforts to obtain the most favorable pricing and terms and conditions then available from any source for such products and services; (iii) use the scale of Supplier’s procurements on behalf of itself, Kraft, the Eligible Recipients and other customers as leverage in negotiating such pricing or other terms and

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conditions; (iv) ensure that Kraft receives at least an equitable and proportionate share of the total refunds, credits, discounts, rebates, incentives and other benefits then available to Supplier in connection with such procurements; and (v) adhere to (A) the procurement procedures specified in the Policy and Procedures Manual, as such procedures may be modified from time to time by Kraft, and (B) Kraft’s product and services standards and shall not deviate from such standards without Kraft’s prior approval.

11.3.2	To the extent an authorized Kraft representative specifies the vendor, pricing and/or terms and conditions for procurement of products or services for which Kraft shall pay on a Pass-Through Expense basis or, where agreed upon by the Parties, on a cost-reimbursement basis, Supplier shall not deviate from such instructions without Kraft’s prior approval. Unless otherwise agreed by the Parties, the procurement price of such products and services shall be treated as a Pass-Through Expense or otherwise passed through to Kraft without Supplier markup. For all other products and services Kraft may request Supplier to procure on Kraft's behalf, Supplier will quote to Kraft terms, including prices, for such products and services, and upon Kraft's approval, will obtain the products and services on Kraft's behalf on those terms.

11.3.3	Supplier may use, with Kraft’s prior approval, master agreements, existing as of the Commencement Date, that are between Kraft and various third party vendors to procure products and services requested by Kraft. Supplier’s use of such Kraft master agreements shall be conditioned on and subject to the following: (i) Supplier obtaining any Required Consents to the use of such master agreements; (ii) Supplier complying with the terms and conditions of such master agreements; and (iii) Supplier accepting responsibility for curing any breaches by Supplier of such master agreements and indemnifying, in accordance with Section 17.5, Kraft or the Eligible Recipients for any Losses in connection with such breaches.

11.3.4	Supplier may use existing agreements between Supplier and third party vendors or enter into new agreements with third party vendors to procure such products and services on a Pass-Through Expense or, if agreed upon by the Parties, on a cost-reimbursement basis. Supplier’s use of such agreements for such purchases shall be conditioned on and subject to the following: (i) Kraft approving in advance the terms, conditions and pricing of such agreements and any financial or other commitments made therein by or on behalf of Kraft or the Eligible Recipients; (ii) Supplier complying with the terms and conditions of such agreements and accepting responsibility for meeting any minimum volumes; (iii) Supplier passing through to Kraft any refunds, credits, discounts or other rebates; (iv) Supplier retaining responsibility for curing any breaches of such agreements and indemnifying, in accordance with Section 17.5, Kraft or the Eligible Recipients for any Losses in connection with such breaches; and (v) such agreements offering more favorable pricing and equivalent or better terms and conditions for the requested product or service than the master agreements existing as of the Commencement Date that are between Kraft and third party vendors.

11.3.5	If, at any time, Kraft determines that the pricing and terms and conditions available through Supplier are not as favorable as those Kraft could obtain on its own, Kraft reserves the right to select and negotiate with the provider of such third party products and services and Supplier shall comply with Kraft’s decision with respect thereto.

11.3.6

With respect to all products and services purchased by Supplier for Kraft and/or the Eligible Recipients on Pass-Through Expense or, where agreed upon by the Parties, on a cost-reimbursement basis during the course of performing the Services, Supplier shall use

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commercially available efforts to pass through, or otherwise provide, to Kraft and/or the applicable Eligible Recipient(s) all benefits offered by the manufacturers and/or vendors of such products and services(including all warranties, refunds, credits, rebates, discounts, training, technical support and other consideration offered by such manufacturers and vendors) except to the extent otherwise agreed by Kraft. If Supplier is unable to pass through any such benefit to Kraft and/or the applicable Eligible Recipient(s), it shall notify Kraft in advance and shall not purchase such product or service without Kraft’s prior approval.

11.3.7	Except as expressly agreed in writing by Kraft, Supplier represents and warrants that Supplier will only procure such products and services for Kraft with manufacturers and/or vendors with whom Supplier has an arm’s-length relationship. Supplier will fully disclose to Kraft and obtain Kraft’s prior written approval prior to procuring any products or services for Kraft from any manufacturer and/or vendor in whom Supplier has an ownership interest, affiliation, referral or marketing agreement, or any other similar relationship. Supplier will fully disclose to Kraft any affiliation it may have with such manufacturers and/or vendors.

11.4	Taxes.

The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

11.4.1	Income Taxes. Each Party shall be responsible for its own Income Taxes.

11.4.2	Sales, Use and Property Taxes. Each Party shall be responsible for any sales, lease, use, personal property, stamp, duty or other such taxes on Equipment, Software or property it owns or leases from a third party, including any lease assigned pursuant to this Agreement, and/or for which it is financially responsible under this Agreement.

11.4.3	[Intentionally left blank]

11.4.4	Taxes on Goods or Services Used by Supplier. Supplier shall be responsible for all sales, service, value-added, lease, use, personal property, excise, consumption, and other taxes and duties payable by Supplier on any goods or services used and consumed by Supplier in providing the Services (including services obtained from Subcontractors) where the tax is imposed on Supplier’s acquisition of such goods or services and the amount of tax is measured by Supplier’s costs in acquiring or procuring such goods or services and not by Kraft’s cost of acquiring such goods or services from Supplier.

11.4.5

Service Taxes. Unless Kraft provides Supplier with a valid and applicable exemption certificate there shall be added to any Charges under the applicable Supplement, or a separate billing for, and Kraft will be financially responsible for and shall pay or reimburse Supplier for any and all Service Taxes however designated, assessed, imposed or levied on or against either Party on the provision of the Services as a whole, or on any particular Service received by Kraft or the Eligible Recipients, provided however, where required by applicable local tax Laws, Charges shall be increased to include the applicable Service Taxes. If new or higher Service Taxes thereafter become applicable to the Services as a result of either Party moving all or part of its operations to a different jurisdiction (e.g., Kraft opening a new office, Supplier relocating performance of Services to a shared service center or assigning this Agreement to an Affiliate), the Party initiating such move shall be financially responsible for such new or higher Service Taxes. [ * *

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* ] will provide [ * * * ] with advice and assistance from [ * * * ] to assist [ * * * ] in analyzing and minimizing [ * * * ] obligations for [ * * * ] related to [ * * * ].

11.4.6	Telecommunication Surcharges or User Fees. To the extent Kraft is responsible under the applicable Supplement for telecommunication surcharges or user fees and related telecommunication taxes imposed by government authorities and associated with the Services and the allocation of such fees, taxes or surcharges is within Supplier’s or its Subcontractors’ discretion, Supplier and its Subcontractors shall act fairly and equitably in allocating such fees, taxes and surcharges to Kraft, and Kraft and the Eligible Recipients shall not receive more than a proportionate share of such fees, taxes and surcharges; it being understood that Supplier will not be deemed to have such discretion on allocation where the surcharge, tax or user fee is directed specifically at Kraft. In addition, in the event any such fee, tax or surcharge for which Kraft or an Eligible Recipient is responsible is subsequently reduced or vacated by the appropriate regulatory authority or court of competent jurisdiction, then where the Parties agree and at Kraft’s expense, Supplier shall use commercially reasonable efforts to obtain on behalf of Kraft a refund of any overpayment of such fee or surcharge by Kraft or the Eligible Recipient.

11.4.7	Notice of New Taxes and Charges. Supplier shall promptly notify Kraft when it becomes aware of any new taxes or other charges (including changes to existing taxes or charges) to be passed through and/or collected by Kraft under this Section.

11.4.8	Efforts to Minimize Taxes. The Parties agree to cooperate fully with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Supplier’s invoices shall separately state the Charges that are subject to taxation and the amount of taxes included therein. Supplier shall be responsible for any unrecovered Service Taxes that Kraft is required to pay as a result of Supplier’s failure to provide invoices (or corrected invoices, to the extent they can enable Kraft to avoid the tax payment obligation) in such format. Each Party will provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party. At Kraft’s reasonable request, Supplier shall provide Kraft with (i) an annual written certification signed by an authorized representative of Supplier, and, if required more frequently than annually, other evidence confirming that Supplier has filed all required tax forms and returns required in connection with any Service Taxes collected from Kraft, and has collected and remitted all applicable Service Taxes, and (ii) such other information pertaining to applicable Taxes as Kraft may reasonably request.

11.4.9

Tax Audits or Proceedings. Each Party shall promptly notify the other Party of, and coordinate with the other Party, the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which the other Party is financially responsible hereunder. With respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party will have the right to elect to control the response to and settlement of the claim, but the other Party will have all rights to participate in the responses and settlements to the extent of its potential responsibility or liability. Each Party also shall have the right to challenge the imposition of any tax liability for which it is financially responsible under this Agreement or, if necessary, to direct the other Party to challenge the imposition of any such tax liability. If either Party requests the other to challenge the imposition of any tax liability, such other Party shall do so (unless and to the extent it assumes financial responsibility for the tax liability in question), and, the requesting Party shall reimburse the other for all fines, penalties, interest, additions to taxes or similar

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liabilities imposed in connection therewith, plus the reasonable legal, accounting and other professional fees and expenses it incurs. Each Party shall be entitled to any tax refunds or rebates obtained with respect to the taxes for which such Party is financially responsible under this Agreement. Supplier reserves the right to settle any and all claims, without notification to, or approval by, Kraft, provided however, that in such event, Kraft shall not be responsible for such settled taxes, and Supplier shall reimburse Kraft to the extent Kraft had paid such taxes.

11.4.10	Tax Filings. Each Party represents, warrants and covenants that it will file appropriate tax returns, and pay applicable taxes owed arising from or related to the provision of the Services in applicable jurisdictions. Supplier represents, warrants and covenants that it is registered to remit Service Taxes that it collects from Kraft.

11.4.11	Where Kraft is required by the Laws of any foreign tax jurisdiction to withhold income or other similar taxes from a payment, the amount payable by Kraft upon which the withholding is based shall be paid to Supplier net of such withholding. Kraft shall pay any such withholding to the applicable tax authority and timely provide Supplier with applicable documentation, certificates of withholding, or receipts necessary for Supplier to claim the withholding taxes from the applicable Taxing Authority. If after 60 days of receipt of such documentation by Kraft from the taxing authority, Kraft has not supplied Supplier with the required certificates of withholding, documentation or receipts, then Supplier shall invoice Kraft or the applicable Eligible Recipient for such withholding taxes and Kraft or such Eligible Recipient shall either pay to Supplier an amount equal to such withholding or provide the required certificates of withholding, documentation or receipts within 60 days after Kraft’s or such Eligible Recipient’s receipt of an invoice for such amounts from Supplier. In the event that Supplier does not agree with any particular withholding Supplier shall request, and Kraft or such Eligible Recipient shall provide, a reasonable explanation for such withholding. If, after receipt of such reasonable explanation, Supplier still disputes the withholding, Supplier may use the dispute resolution provisions in Article 19 to resolve such dispute.

11.5	New Services.

11.5.1	Procedures.

11.5.1.1

New Services Proposals. If Kraft requests that Supplier perform any New Services reasonably related to the Services or other services generally provided by Supplier, Supplier shall promptly prepare a New Services proposal for Kraft’s consideration. Unless otherwise agreed by the Parties, Supplier shall prepare such New Services proposal [ * * * ] and shall deliver such proposal to Kraft within 10 days of its receipt of Kraft’s request; provided, that (a) Supplier shall use all commercially reasonable efforts to respond more quickly in the case of a pressing business need or an emergency situation; and (b) Supplier shall promptly notify Kraft if the complexity of the requested New Services makes it impractical for the Supplier to provide a proposal within 10 days, in which case Supplier shall promptly advise Kraft of the time Supplier will require, and shall provide such proposal as soon as reasonably practicable. Kraft shall provide such information as Supplier reasonably requests in order to prepare such New Service proposal. Such New Services proposal shall include, among other things, the following at a level of detail sufficient to permit Kraft to make an informed business decision: (i) a project plan and fixed price or price estimate for the New

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Service; (ii) a breakdown of such price or estimate, (iii) a description of the service levels to be associated with such New Service, (iv) a schedule for commencing and completing the New Service, (v) a description of the new hardware or software to be provided by Supplier in connection with the New Service, (vi) a description of the software, hardware and other resources, including Resource Unit utilization, necessary to provide the New Service, (vii) any additional facilities or labor resources to be provided by Kraft or the Eligible Recipients in connection with the proposed New Service, and (viii) in the case of any Developed Materials to be created through the provision of the proposed New Services, any ownership rights therein that differ from the provisions of Section 14.2.

11.5.1.2	Acceptance or Rejection. Kraft may accept or reject any New Services proposal in its sole discretion and Supplier shall not be obligated to perform any New Services to the extent the applicable proposal is rejected. Unless the Parties otherwise agree, if Kraft accepts Supplier’s proposal, Supplier will perform the New Services and be paid in accordance with the proposal submitted by Supplier and the provisions of the applicable Supplement. Upon Kraft’s acceptance of a Supplier proposal for New Services, the scope of the Services will be expanded and the applicable Supplement will be modified to include such New Services. If Supplier is unable to provide such New Services related to the Services using its own resources, Kraft may require Supplier to engage (as Supplier’s subcontractor) a third party approved or selected by Kraft to provide such services. Notwithstanding any provision to the contrary, (i) Supplier shall act reasonably and in good faith in formulating such pricing proposal, (ii) Supplier shall use commercially reasonable efforts to identify potential means of reducing the cost to Kraft, including utilizing Subcontractors as and to the extent appropriate, (iii) such pricing proposal shall be no less favorable to Kraft than the pricing and labor rates set forth herein for comparable Services, and (iv) such pricing proposal shall take into account the existing and future volume of business between Kraft and Supplier.

11.5.1.3	[ * * * ] Expenses. The [ * * * ] requirement set forth in [ * * * ] of the definition of [ * * * ] (in Schedule 1) shall not apply to [ * * * ] for purchase of [ * * * ] which cannot be performed [ * * * ], or the purchase of [ * * * ], to the extent that such [ * * * ]: (1) result in changes to [ * * * ] specifically requested [ * * * ] and are not otherwise required for [ * * * ] to meet its then current obligations under [ * * * ], including its obligations under [ * * * ] below; (2) are approved by [ * * * ] in writing in advance; and (3) are not offset by costs or expenses that are avoided as a result of [ * * * ].

11.5.2	Use of Third Parties. Kraft may elect to solicit and receive bids from third parties to perform any New Services. If Kraft elects to use third parties to perform New Services, (i) such New Services shall not be deemed “Services” under the provisions of this Agreement, and (ii) Supplier shall cooperate with such third parties as provided in Section 4.5.

11.5.3

Services Evolution and Modification. The Parties anticipate that the Services will evolve and be supplemented, modified, enhanced or replaced over time to keep pace with technological advancements and improvements in the methods of delivering Services and changes in the

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businesses of Kraft and the Eligible Recipients, provided that the foregoing shall not be interpreted to require Supplier to refresh Equipment at a rate that is faster than the rate specified in the applicable Supplement for such Equipment. The Parties acknowledge and agree that these changes will modify the Services and will not be deemed to result in New Services unless the changed services meet the definition of New Services.

11.5.4	Authorized User and Eligible Recipient Requests. Supplier will promptly inform the Kraft Contract Manager of requests for New Services from Authorized Users or Eligible Recipients, and shall submit any proposals for New Services to the Kraft Contract Manager or his or her designee. Supplier shall not agree to provide New Services to any Authorized Users or Eligible Recipients without the prior written approval of the Kraft Contract Manager or his or her designee. If Supplier fails to comply strictly with this Section 11.5.4, it shall receive no compensation for any services rendered to any person or entity in violation of such provision.

11.5.5	Efforts to Reduce Costs and Charges. The Supplier will continually explore and identify opportunities to improve the Services and reduce Kraft’s costs, and will advise Kraft management of each opportunity that is identified and estimate the potential savings. From time to time, Kraft may request that the Parties work together to identify ways to achieve reductions in the cost of service delivery and corresponding reductions in the Charges to be paid by Kraft by modifying or reducing the nature or scope of the Services to be performed by Supplier, the applicable Service Levels or other contract requirements. If requested by Kraft, Supplier shall promptly prepare a proposal at a level of detail sufficient to permit Kraft to make an informed business decision identifying all viable means of achieving the desired reductions without adversely impacting business objectives or requirements identified by Kraft. In preparing such a proposal, Supplier shall give due consideration to any means of achieving such reductions proposed by Kraft. Supplier shall negotiate in good faith with Kraft about each requested reduction in Charges and, without disclosing the actual cost of providing the Services, shall identify for Kraft if and to what extent the cost of service delivery may be reduced by implementing various changes in the contract requirements. Kraft shall not be obligated to accept or implement any proposal; and Supplier shall not be obligated to implement any change that affects the terms of this Agreement unless and until such change is reflected in a written amendment to this Agreement. The foregoing shall not be interpreted to require Supplier to share with Kraft the benefit of the cost efficiencies that Supplier is able to achieve without requiring Kraft’s investment or approval.

11.6	Extraordinary Events.

11.6.1	Definition. As used in this Agreement, an “Extraordinary Event” shall mean a circumstance in which an event or discrete set of events has occurred or is planned with respect to the business of Kraft or the Eligible Recipients that results or will result in a change in the scope, nature or volume of the Services that the Eligible Recipients will require from Supplier, and which is expected to cause the estimated average monthly amount of chargeable Resource Unit usage in any Resource Baseline, or other applicable grouping as may be specified in the applicable Supplement, to increase or decrease by [ * * * ] or more [ * * * ] consecutive [ * * * ]. Examples of the kinds of events that might cause such substantial increases or decreases include the following:

11.6.1.1	changes in locations where the Eligible Recipients operate;

11.6.1.2	changes in products of, or in markets served by, the Eligible Recipients;

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11.6.1.3	mergers, acquisitions, divestitures or reorganizations of the Eligible Recipients;

11.6.1.4	changes in the method of service delivery;

11.6.1.5	changes in the applicable regulatory environment;

11.6.1.6	changes in Kraft’s policy, technology or processes;

11.6.1.7	changes in market priorities; or

11.6.1.8	changes in the business units being serviced by Supplier.

11.6.2	Consequence. If an Extraordinary Event occurs, Kraft may, at its option, request more favorable pricing with respect to applicable Charges for any Service or Tower in accordance with the following:

11.6.2.1	[ * * * ] and [ * * * ] shall [ * * * ] determine on a reasonable basis the [ * * * ], if any, resulting from such Extraordinary Event and, upon [ * * * ], [ * * * ] shall then proceed to implement such [ * * * ] as quickly as practicable and in accordance with the agreed-upon schedule. As the [ * * * ] are realized, the Charges specified on the applicable Supplement and any affected [ * * * ] shall be promptly and equitably adjusted to pass through to [ * * * ] the full benefit of such [ * * * ]; provided, that [ * * * ] shall reimburse [ * * * ] for any net costs or expenses incurred to realize such [ * * * ] if and to the extent [ * * * ] (i) notifies [ * * * ] of such additional costs and obtains [ * * * ] approval prior to incurring such costs, (ii) uses commercially reasonable efforts to identify and consider practical alternatives, and reasonably determines that there is no other more practical or cost effective way to obtain [ * * * ] without incurring such expenses, and (iii) uses commercially reasonable efforts to minimize the additional costs to be [ * * * ]. For the avoidance of doubt, and notwithstanding the foregoing, any changes in the [ * * * ] arising out of this Section 11.6 will be applied to the [ * * * ] on a [ * * * ] only from the date of the [ * * * ] of such [ * * * ].

11.6.2.2	An Extraordinary Event shall not result in [ * * * ] to [ * * * ] being [ * * * ] such Charges would have been if the RRCs, ARCs and other rates and charges then specified in the applicable Supplement had been applied. [ * * * ] may, at its sole option, elect, for each Extraordinary Event, at any time to forego its rights under this Section 11.6 and instead, apply RRCs, ARCs and other rates and charges specified in the applicable Supplement to adjust the Charges.

11.7	Unanticipated Change.

If an Unanticipated Change occurs, and if Kraft requests that the Services be modified to incorporate such Unanticipated Change after the completion of Transformation for those Services to be transformed, or after Transition for all other Services, the Parties shall use the procedures in Section 11.6.2 to equitably adjust the Charges and other relevant provisions of this Agreement to take such Unanticipated Change into Account. An “Unanticipated Change” shall consist of a material change in the technologies and/or business processes available to provide all or part of the Services which is outside the normal evolution of technology experienced by the information technology and other in-scope services, that was not generally

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available as of the Commencement Date, and that would materially reduce Supplier’s cost of providing the Services.

11.8	Proration.

Periodic charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month on a calendar day basis.

11.9	Refundable Items.

11.9.1	Prepaid Amounts. Where Kraft and/or the Eligible Recipients have prepaid for a service or function for which Supplier is assuming financial responsibility under this Agreement, Supplier shall promptly refund to Kraft or such Eligible Recipient, upon either Party identifying the prepayment, that portion of such prepaid expense that is attributable to periods on and after the Commencement Date; provided, however, that if Supplier had not received notice of the prepayment prior to the Effective Date, Supplier shall only be obligated to refund amounts to Kraft to the extent Supplier received an economic benefit from the prepayment (e.g., if Supplier can demonstrate that it had planned to use a replacement service at a lower cost, Supplier would only be obligated to refund such lower cost amount).

11.9.2	Refunds and Credits. If Supplier should receive a refund, credit, discount or other rebate for goods or services paid for by Kraft and/or the Eligible Recipients on a Pass-Through Expense, Retained Expense, cost-plus or cost-reimbursement basis, then Supplier shall (i) notify Kraft of such refund, credit, discount or rebate and (ii) pay the full amount of such refund, credit, discount or rebate to Kraft or such Eligible Recipient.

11.9.3	Allocation of Balloon, Roll-Over and Similar Payments. With respect to contracts assigned to Kraft in connection with any Termination Assistance Services, where the costs under any such contracts entered into by Supplier, a Supplier Affiliate or Subcontractor are to be apportioned between the Parties, Supplier shall be responsible for the payment of any costs required to be paid by Kraft after the assignment of such contracts to Kraft, to the extent such costs are attributable to periods during the Term and the provision of any Termination Assistance Services. Additionally, if lease, license, maintenance, service charges or other periodic payments under any such contract increase after assignment to Kraft (other than to account for cost of living or similar increases) (e.g., balloon or similar payments), unless Kraft has expressly agreed to assume such increase, all such payments shall be recalculated so that, as between the Parties, the entire cost shall be amortized evenly over the entire term of such contract. In the case of licenses, such allocation of costs shall not apply to the initial one-time license fees paid or payable by Supplier. Supplier shall be responsible for those back-end and recalculated costs that are attributable to periods during the Term and the provision of any Termination Assistance Services, and, upon assignment to Kraft, Kraft shall be responsible for all other payments. Supplier shall provide a credit to Kraft for any such back-end costs and recalculated costs against any amounts then due and owing by Kraft or, if there are no amounts then owed by Kraft, pay such back-end or recalculated amounts to Kraft within 30 days after the assignment of the applicable contract to Kraft.

11.10	Kraft Benchmarking Reviews.

11.10.1

Benchmarking Review. Commencing eighteen (18) months after the applicable Supplement Commencement Date (or in the case of the first Supplement, if later, following Supplier’s execution of a separate agreement, pursuant to Section 11.1.6.3, with the second of the two Kraft

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entities resulting from the Spin-Off), and with 30 days’ advance written notice to Supplier, and no more frequently than once every 12 months thereafter for each scope of Services that is benchmarked, Kraft may, subject to this Section 11.10, request that a benchmarking study be performed by an independent third party with the characteristics noted in Section 11.10.2 (a “Benchmarker”) to compare the quality and price of all or any portion of the Services representing at least one Tower against the quality and price of other well-managed outsourcing suppliers (not including companies who self-perform services) performing similar services to ensure that Kraft is receiving from Supplier pricing and levels of service that are competitive with market rates, prices and service levels, given the nature, volume and type of Services provided by Supplier hereunder (“Benchmarking”). The Benchmarker may be hired and Kraft may provide the Benchmarker with instructions and information prior to the required waiting period set forth in the preceding sentence, but the actual benchmarking study may not commence earlier than the end of such waiting period. In addition, Kraft shall not require Benchmarking more than 3 times in any Contract Year. In making this comparison, the Benchmarker shall consider such factors as the Benchmarker typically considers in its benchmarking methodology, including the following factors, and adjust the prices as and to the extent appropriate: (i) any financial engineering, such as whether supplier transition charges are paid by the customer as incurred or amortized over the term of this Agreement; (ii) the extent to which supplier pricing includes the purchase of the customer’s existing assets; (iii) the extent to which supplier pricing includes the cost of acquiring future assets; (iv) the extent to which this Agreement calls for Supplier to provide and comply with unique Kraft requirements; (v) whether Service Taxes are included in such pricing or stated separately in supplier invoices; (vi) nature, size, scope and term of the contract, and (vii) service locations.

11.10.2	General. Any Benchmarker engaged to perform the benchmarking study shall execute a non-disclosure agreement substantially in the form attached hereto as Exhibit 3, and must be an independent, established and industry recognized third party with demonstrated benchmarking expertise, methodology and data sources, must not be a provider of the Services, Direct Kraft Competitor or a Direct Supplier Competitor or affiliated or associated with either Party in such a manner that an objective person would regard the Benchmarker as likely to have a material conflict of interest, such as because of its status as a consultant or auditor of either Party, and therefore be unable to conduct the benchmark study objectively and independently. Notwithstanding the foregoing, Supplier hereby irrevocably consents to Kraft’s use of any Benchmarker listed in Schedule 25 at any time during the Term. The Benchmarker shall be engaged on terms consistent with this Section 11.10 and otherwise acceptable to Kraft, provided that Supplier shall have an opportunity to review and comment on the proposed agreement, and may at its option elect to be a party to such agreement and share equally with Kraft in the amounts payable to such Benchmarker. Supplier and Kraft shall cooperate fully with the Benchmarker and shall provide reasonable access to any premises, equipment, personnel or documents and provide any assistance required by the Benchmarker to conduct the Benchmarking, all at Kraft's and Supplier’s respective cost and expense. The Benchmarking shall be conducted so as not to unreasonably disrupt Supplier’s operations under this Agreement.

11.10.3

Result of Benchmarking. If the Benchmarker finds that the Charges paid by Kraft for all Services or for any service element are greater than [ * * * ] of the prices charged by other well-managed suppliers for work of a similar nature, type or volume (the “Benchmark Standard”), the Charges shall be [ * * * ]; provided that Supplier shall not be obligated to implement Benchmarking [ * * * ] to the extent such [ * * * ] would result in Supplier’s total Charges [ * * * ] as compared to its pricing absent such [ * * * ]. Such [ * * * ] shall become effective

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immediately upon receipt of the Benchmarker’s report, though [ * * * ] reserves [ * * * ] the Benchmarker’s report pursuant to the dispute resolution proceedings described in Section 11.10.4. Any reversal of the Benchmarking findings will be effective prospectively only from the date the dispute is resolved.

11.10.4	Supplier Review and Dispute. Kraft shall provide Supplier with a copy of the Benchmarker’s report and Supplier shall have 10 days to review such report and contest the Benchmarker’s findings. If the Parties are unable to agree upon the validity of such findings, the matter shall be resolved pursuant to the dispute resolution procedures set forth in Article 19. [ * * * ] in Supplier’s Charges shall be implemented effective as of the date the Benchmarker’s final report was [ * * * ] to [ * * * ].

12.	INVOICING AND PAYMENT

12.1	Invoicing.

12.1.1	Invoice. Within fifteen days after the beginning of each month, Supplier will present Kraft with an invoice for any Charges due and owing for the preceding month (the “Monthly Invoice”), including Monthly Base Charges, Charges for Transition Services and Transformation Services, and ARCs and RRCs. The invoice shall be delivered in hard copy and/or electronically to such billing address(es) as Kraft may direct. Supplier shall not invoice Kraft for any advance or concurrent charges or other amounts.

12.1.2	Form and Data. At Kraft’s request, Supplier shall provide separate Monthly Invoices for each country to which Supplier is then providing Services. With respect to the Resource Units in the Application Servers Tower that reside in Supplier Facilities or, if prior to the completion of Transition and Transformation, in the Kraft Facilities, Kraft may allocate the Charges for those Resource Units to Eligible Recipients in the countries that are receiving the benefit of the Services reflected by those Resource Units based on an allocation formula Kraft provides to Supplier. Supplier will calculate the Charges based on the location of the Resource Units and internally allocate those Charges from that location to the Eligible Recipients in a country or countries designated by Kraft and invoice Eligible Recipient in country for those Charges. Unless otherwise agreed by the Parties, invoicing for Kraft’s existing in-scope entities shall be done in accordance with the applicable Supplement. If Kraft adds business that consumes Services in a country and Supplier is not then issuing invoices to an Eligible Recipient in that country, Kraft can require Supplier to begin issuing invoices to that country. Supplier shall issue such invoice either from a Supplier Affiliate located in the same country, or, if Supplier does not have an Affiliate in that country, from another country as mutually agreed by Kraft and Supplier. Each invoice shall be in the form specified in Exhibit 4 and shall (i) comply with all applicable legal, regulatory and accounting requirements; and (ii) allow Kraft to validate volumes and fees. Each invoice shall include the pricing calculations and related data utilized to establish the Charges and sufficient information to validate the service volumes and associated Charges. The data underlying each invoice shall be delivered to Kraft electronically (if requested by Kraft) in a form and format compatible with Kraft’s accounting systems. In addition, Supplier shall provide Kraft with a database of current and detailed information regarding its Charges, with the information in a format approved by Kraft, that can be used by Kraft to produce chargebacks by Kraft business unit.

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12.1.3	Credits. To the extent a credit may be due to Kraft pursuant to this Agreement, Supplier shall provide Kraft with an appropriate credit against amounts then due and owing; if no further payments are due to Supplier, Supplier shall pay such amounts to Kraft within 15 days.

12.1.4	[ * * * ]. If [ * * * ] fails to provide an [ * * * ] to [ * * * ] for (i) the [ * * * ] within [ * * * ] after the [ * * * ] for which those [ * * * ], (ii) any other [ * * * ] (excluding any [ * * * ] and [ * * * ]) within [ * * * ] after the [ * * * ] in which the Services subject to [ * * * ] are rendered (or a total of [ * * * ] so long as [ * * * ] has notified [ * * * ] within such [ * * * ] of the delay and the estimated amount of the [ * * * ]), or (iii) [ * * * ] or [ * * * ] within [ * * * ] after the [ * * * ] in which the applicable [ * * * ] or [ * * * ] of the [ * * * ] is received by [ * * * ], then [ * * * ] shall waive any right it may otherwise have to [ * * * ] for and [ * * * ] such amount (and, with respect to [ * * * ] and [ * * * ], [ * * * ] shall be required to [ * * * ] such [ * * * ] and [ * * * ] and any associated [ * * * ] or [ * * * ] without [ * * * ]). [ * * * ] shall notify [ * * * ] of any delays of any [ * * * ] extending more than [ * * * ] of which [ * * * ] is aware.

12.2	Payment Due.

Subject to the other provisions of this Article 12 and except as otherwise provided in the applicable Supplement for the countries specified therein, each Monthly Invoice provided for under Section 12.1 shall be due and payable by Kraft by wire transfer in immediately available funds within [ * * * ] days after receipt by Kraft of such Monthly Invoice unless the amount in question is disputed in accordance with Section 12.4. Any amount due under this Agreement for which a time for payment is not otherwise specified also shall be due and payable within [ * * * ] days, subject to Kraft’s right to withhold pursuant to Section 12.4. Any undisputed amounts not paid when due will thereafter bear interest until paid at the Interest Rate.

12.3	Set Off.

With respect to any amount to be paid or reimbursed by Kraft hereunder, Kraft may set off against such amount any amount that Supplier is obligated to pay or credit Kraft hereunder; provided that (i) Kraft will first set off amounts due with respect to any Services in any country against invoices for the same country; (ii) Kraft will notify Supplier if the invoice for the same country is insufficient to set off the full amount due and permit Supplier or the applicable Supplier Affiliate to pay remaining amount due, and (iii) Kraft will be responsible for currency risk for amounts Kraft elects to set off against another country’s invoice to the extent such other country uses a different currency.

12.4	Disputed Charges.

Kraft may withhold payment of particular Charges that Kraft reasonably disputes in good faith subject to the following:

12.4.1	Notice of Dispute. If Supplier’s invoice includes sufficient detail and supporting documentation to enable Kraft to reasonably determine whether Supplier’s Charges are in accordance with this Agreement, Kraft shall notify Supplier on or before the payment due date of such invoice if it disputes any of the Charges in such invoice.

12.4.2

Notice of Insufficient Detail, Documentation and Dispute. If Supplier’s invoice does not include sufficient detail and supporting documentation to enable Kraft to reasonably determine whether Supplier’s Charges are in accordance with this Agreement, Kraft shall so notify Supplier on or before the payment due date. Supplier shall promptly provide such reasonable detail and

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supporting documentation, and Kraft shall notify Supplier within 10 business days after receipt thereof by the Kraft Contract Manager whether it disputes any of the Charges in Supplier’s invoice.

12.4.3	Description and Explanation. If Kraft disputes any Supplier Charges, Kraft shall so notify Supplier promptly after becoming aware of the issue and provide a description of the particular Charges in dispute and an explanation of the reason why Kraft disputes such Charges.

12.4.4	Continued Performance. Subject to compliance with the provisions of Section 12.4.6, each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

12.4.5	No Waiver. Neither the failure to dispute any Charges or amounts prior to payment nor the failure to withhold any amount shall constitute, operate or be construed as a waiver of any right Kraft may otherwise have to dispute any Charge or amount or recover any amount previously paid.

12.4.6	Amount of Withholding. In no event may Kraft withhold from any monthly invoice an amount in excess of [ * * * ] of the aggregate amount of the monthly invoices, provided that Kraft will be responsible for currency to the extent the amount withheld from a country invoice pertains to Services billed under an invoice for another country. If at any time Kraft is withholding disputed amounts that, in the aggregate, exceed [ * * * ], then Kraft shall place the full amount of the withheld amounts into an interest bearing escrow account with a nationally recognized financial institution. The Parties agree to work in good faith and expeditiously to resolve all Charges disputes. Interest earned in the account will be distributed to the Parties in the proportion to the amounts they receive from the account.

13.	KRAFT DATA AND OTHER PROPRIETARY INFORMATION

13.1	Kraft Ownership of Kraft Data.

Kraft Data is and shall remain the property of Kraft (and/or the applicable Eligible Recipients). Supplier shall promptly deliver Kraft Data (or the portion of such Kraft Data specified by Kraft) to Kraft in the format and on the media prescribed by Kraft (i) at any time at Kraft’s request, (ii) at the end of the Term and the completion of all requested Termination Assistance Services (except Contract Records, which shall be retained by Supplier for the Audit Period specified in Section 9.10.1 unless and to the extent Supplier is directed by Kraft to deliver such Contract Records to Kraft prior to the expiration of such audit period), or (iii) with respect to particular Kraft Data, at such earlier date that such data are no longer required by Supplier to perform the Services. Thereafter, Supplier shall return or destroy, as directed by Kraft, all copies of the Kraft Data in Supplier’s possession or under Supplier’s control as soon as possible, but in any event within 10 business days and deliver to Kraft written certification of such return or destruction signed by an authorized representative of Supplier. Supplier shall not withhold any Kraft Data as a means of resolving any dispute. Kraft Data shall not be utilized by Supplier for any purpose other than the performance of Services under this Agreement and for use by Supplier in formal dispute resolution proceedings that may arise between the Parties pursuant to this Agreement. Supplier shall at all times comply with Kraft’s privacy policy, as modified by Kraft from time to time. Kraft Data shall not be sold, assigned, leased, encumbered or commercially exploited or otherwise provided to third parties by or on behalf of Supplier or any Supplier Personnel. Supplier shall promptly notify Kraft if it believes that

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any use of Kraft Data by Supplier contemplated under this Agreement or to be undertaken as part of the Services is inconsistent with the foregoing.

13.2	Safeguarding Kraft Data.

13.2.1	Safeguarding Procedures. Supplier shall establish and maintain environmental, safety and facility procedures, data security procedures and other safeguards against the destruction, loss, unauthorized access or alteration of Kraft Data in the possession of Supplier which are (i) no less rigorous than those maintained by Kraft as of the Effective Date and made available to Supplier at its request (or implemented by Kraft in the future to the extent deemed necessary by Kraft), including the security and control requirements described in Schedule 17.1 and elsewhere in this Agreement; and (ii) no less rigorous than those maintained by Supplier for its own information of a similar nature where the Kraft Data is being maintained at a Supplier Facility, and, after completion of Transformation or Transition, as applicable, for Kraft Data maintained by Supplier at a Kraft Site, subject to Kraft’s responsibility for maintaining physical security at such Kraft Site; (iii) no less rigorous than accepted security standards in the industry (such as ISO 17799), and (iv) adequate to permit Supplier to meet its obligations under Section 13.3. Within 90 days following the Effective Date, Supplier shall evaluate the then-current Kraft security policy and shall prepare and submit for Kraft review and approval recommendations with respect to changes or modifications to such policy. Supplier shall maintain and enforce the then-current Kraft security policy until any changes or modifications are approved by Kraft in writing for implementation. The Parties acknowledge and agree that modifications or additions to the Kraft security or other policies or the information security requested by Kraft after the Effective Date may result in Supplier performing New Services to comply with such modifications or additions if such services meet the definition of New Services. Kraft shall have the right to establish backup security for Kraft Data and to keep backup copies of the Kraft Data in Kraft’s possession at Kraft’s expense if Kraft so chooses. Supplier shall provide Kraft with downloads of Kraft Data, as requested by Kraft, to enable Kraft to maintain such backup security or backup copies of Kraft Data. Supplier shall remove all Kraft Data from any media taken out of service and shall destroy or securely erase such media in accordance with the Policy and Procedures Manual. No media on which Kraft Data is stored may be used or re-used to store data of any other customer of Supplier or to deliver data to a third party, including another Supplier customer, unless securely erased in accordance with the Policy and Procedures Manual. In the event Supplier discovers or is notified of a breach or potential breach of security relating to Kraft Data in the possession or control of Supplier or its Affiliates or Subcontractors or System that Supplier is supporting, Supplier shall (i) expeditiously notify Kraft of such breach or potential breach, (ii) investigate such breach or potential breach and perform a Root Cause Analysis thereon, (iii) remediate the effects of such breach or potential breach of security to the extent possible, (iv) provide Kraft with such assurances as Kraft shall request that such breach or potential breach will not recur and (v) provide periodic updates during the investigation to Kraft and provide Kraft the Root Cause Analysis reports. If the Root Cause Analysis indicates that Supplier was not responsible for the cause of the breach or potential breach and Supplier is unable to perform remediation efforts without adding substantial additional Supplier resources or third party contractors (beyond the Subcontractor personnel then assigned to perform Services for Kraft), Kraft may elect to either (i) reprioritize the Services, in which event Supplier will perform the remediation at no additional charge, or (ii) authorize Supplier to perform the remediation as a Project.

13.2.2	Reconstruction Procedures. As part of the Services, Supplier shall be responsible for developing and maintaining procedures for the reconstruction of lost Kraft Data which are (i) no

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less rigorous than those maintained by Kraft as of the Effective Date (or implemented by Kraft in the future to the extent deemed necessary by Kraft), and (ii) no less rigorous than those maintained by Supplier for its own information of a similar nature.

13.2.3	Corrections. Supplier shall restore all destroyed, lost or altered Kraft Data using generally accepted data restoration techniques consistent with the requirements of the applicable Supplement, where applicable. In addition, if Supplier or its Affiliates or Subcontractors has caused the destruction, loss or alteration of any Kraft Data, Supplier shall be responsible for the cost of restoring such data. If Supplier or its Affiliates or Subcontractors have not caused the destruction, loss or alteration of any Kraft Data, and Supplier is unable to perform the restoration efforts without either adding substantial additional Supplier resources or third party contractors (beyond the Subcontractor personnel then assigned to perform Services for Kraft), Supplier will so notify Kraft. Kraft may elect to either (i) reprioritize the Services, in which event Supplier will perform the restoration at no additional charge, or (ii) authorize Supplier to perform the restoration as a Project. Supplier shall at all times adhere to the procedures and safeguards specified in Section 13.2.1 and 13.2.2 and shall correct (including any required back-up or restoration of data from scheduled backups, or if not available on such backups, restoration by other means with Kraft’s reasonable cooperation), at no charge to Kraft, any destruction, loss or alteration of any Kraft Data attributable to the failure of Supplier or Supplier Personnel to comply with Supplier’s obligations under this Agreement.

13.2.4	Advice on Better Procedures. Without disclosure of confidential information about other customers, Supplier shall regularly advise Kraft of data security practices, procedures and safeguards in effect for other Supplier customers, where such practices, procedures and safeguards are of a higher standard than those contemplated under this Agreement.

13.3	Kraft and Supplier Personal Data.

The Parties shall be bound by and comply the requirements of Schedule 27 (Global Personal Data Protection Principles) to the extent applicable as specified in that Schedule.

13.4	Confidentiality.

13.4.1

Proprietary Information. Supplier and Kraft each acknowledge that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its or its customers’ business and is not generally available to the public. Except as otherwise specifically agreed in writing by the Parties, “Proprietary Information” shall mean (i) this Agreement and the terms hereof; (ii) all non-public information and Materials marked confidential, restricted or proprietary by either Party, and (iii) in the case of Kraft and the Eligible Recipients, Software provided to Supplier by or through Kraft or the Eligible Recipients, Developed Materials, Kraft Data, customer lists, customer contracts, customer information, rates and pricing, information with respect to competitors, strategic plans, account information, rate case strategies, research information, plant and equipment design information, financial/accounting information (including assets, expenditures, mergers, acquisitions, divestitures, billings collections, revenues and finances), human resources and personnel information, marketing/sales information, information regarding businesses, plans, operations, third party contracts, licenses, internal or external audits, lawsuits, regulatory compliance or other non-public information, Materials or data obtained, received, from or through Kraft or any Eligible Recipient (including Proprietary Information of third party service providers of Kraft or any Eligible Recipient ; provided, however, that such third party service provider shall not be

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deemed a third party beneficiary under Section 21.14 and only Kraft will have the right to enforce this obligation on behalf of such third party service provider) transmitted, processed, stored, archived, or maintained by Supplier under this Agreement; and (iv) in the case of Supplier, financial information, account information, information regarding Supplier’s business plans and operations, research information, human resources and personnel information, trade secrets, third party contracts or licenses, and proprietary software, tools and methodologies owned by Supplier and used in the performance of the Services. The terms of, and performance reports issued in connection with, this Agreement will be deemed the Proprietary Information of each Party and, except as permitted by Section 13.4.2.3, neither Party may disclose such Proprietary Information without the prior written consent of the other Party. The Parties agree that Proprietary Information of Kraft includes, but is not limited to: plans for changes in Kraft’s or an Eligible Recipient’s facilities, business units and product lines, plans for business mergers, acquisitions or divestitures, rate information, plans for the development and marketing of new products, financial forecasts and budgets, technical information, employee lists and company telephone or e-mail directories. Proprietary Information of Kraft also includes all Proprietary Information of or belonging to GroceryCo and the eligible recipients under the GroceryCo MPSA to the extent that Supplier receives any such information from or through Kraft or the Eligible Recipients pursuant to this Agreement.

13.4.2	Obligations.

13.4.2.1	During the term of this Agreement and at all times thereafter as specified in Section 13.4.6, Supplier and Kraft shall not disclose to any third party, except as allowable herein, and shall maintain the confidentiality of, all Proprietary Information of the other Party (and in the case of Supplier, the Eligible Recipients). Kraft and Supplier shall each use at least the same degree of care to safeguard and to prevent disclosing to third parties, except as allowable herein, the Proprietary Information of the other Party as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss, or alteration of its own Proprietary Information (or Proprietary Information of its customers) of a similar nature, but not less than reasonable care. Supplier Personnel shall not have access to Kraft’s Proprietary Information without proper authorization from the Kraft Contract Manager or a designee thereof. Upon receiving such authorization, authorized Supplier Personnel shall have access to Kraft’s Proprietary Information only to the extent necessary for such person to perform his or her obligations under or with respect to this Agreement or as otherwise naturally occurs in such person’s scope of responsibility, provided that such access is not in violation of Law.

13.4.2.2

The Parties may disclose Proprietary Information of the other Party to their Affiliates, auditors, attorneys, accountants, consultants, contractors and subcontractors, where (A) such disclosure is necessary for the performance of such person’s or entity’s obligations under or with respect to this Agreement or otherwise naturally occurs in such person’s or entity’s scope of responsibility, (B) the entity or individual agrees in writing to assume the obligations described in this Section 13.4, and (C) the disclosing Party assumes full responsibility for the acts or omissions of such person or entity and takes all reasonable measures to ensure that the Proprietary Information of the other Party is not disclosed or used in contravention of this Agreement. Any disclosure to such person or entity

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

shall be under the terms and conditions as provided herein. Each Party’s Proprietary Information shall remain the property of such Party. The Parties may, to the extent required and subject to appropriate confidentiality notices, provide Proprietary Information to tax authorities, pertinent to tax filings, claims, and assessments without approval by the other Party, but subject to notice to the other party except where prohibited by applicable Law.

13.4.2.3	Neither Party shall (A) make any use or copies of the Proprietary Information of the other Party except as contemplated by this Agreement, (B) acquire any right in or assert any lien against the Proprietary Information of the other Party, (C) sell, assign, transfer, lease, or otherwise dispose of the other Party’s Proprietary Information to third parties, except as allowable herein, or commercially exploit such Proprietary Information of the other Party, including through Derivative Works, or (D) refuse for any reason (including a default or material breach of this Agreement by the other Party) to promptly provide the other Party’s Proprietary Information (including copies thereof) to the other Party if requested to do so. Notwithstanding the foregoing, either Party may disclose Proprietary Information relating to the financial or operational terms of this Agreement and/or Supplier’s performance hereunder (e.g., applicable Service Levels and measurements of Supplier’s performance with respect to such Service Levels) in connection with a benchmarking under Section 11.10. Kraft may disclose Proprietary Information relating to its operations, the Services, the Service Levels, and its costs for the Services (but not the Resource Unit Charges or Supplier's actual performance against its Service Level obligations hereunder), in connection with the solicitation of proposals for or the procurement of the same or similar services from Kraft Third Party Contractors. Upon expiration or any termination of this Agreement and completion of each Party’s obligations under this Agreement, each Party shall return or destroy, as the other Party may direct, all documentation in any medium that contains, refers to, or relates to the other Party’s Proprietary Information within 30 days (except Contract Records, which shall be retained by Supplier for the Audit Period, unless and to the extent Supplier is directed by Kraft to deliver such Contract Records to Kraft prior to the expiration of such audit period). Each Party shall deliver to the other Party written certification of its compliance with the preceding sentence signed by an authorized representative of such Party. In addition, each Party shall take all necessary steps to ensure that its employees comply with these confidentiality and non-use provisions.

13.4.3

Exclusions. Section 13.4.2 shall not apply to any particular information or Materials which the receiving Party can demonstrate (i) is, at the time of disclosure to it, generally available to the public other than through a breach of the receiving Party’s or a third party’s confidentiality obligations; (ii) after disclosure to it, is published by the disclosing Party or otherwise becomes generally available to the public other than through a breach of the receiving Party’s or a third party’s confidentiality obligations; (iii) is lawfully in the possession of the receiving Party at the time of disclosure to it; (iv) is received from a third party having a lawful right to disclose such information; or (v) is independently developed by the receiving Party without reference to Proprietary Information of the furnishing Party, provided however, that the exclusions in the foregoing subsections (i) and (ii) shall not be applicable to the extent that the disclosure or sharing of such information by one or both Parties is subject to any limitation, restriction, consent

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

or notification requirement under any applicable federal or state information privacy law or regulation then in effect. The Parties acknowledge and agree that Proprietary Information of the other Party that is not generally available to the public shall not be deemed public or subject to this exclusion merely because it is combined with information that is generally available to the public. In addition, the receiving Party shall not be considered to have breached its obligations under this Section 13.4 for disclosing Proprietary Information of the other Party as required, in the opinion of legal counsel, to satisfy any legal requirement of a competent government body, provided that, promptly upon receiving any such request, such Party, to the extent it may legally do so, advises the other Party of the other Party’s Proprietary Information to be disclosed and the identity of the third party requiring such disclosure prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of its Proprietary Information, or take such other action as it deems appropriate to protect the Proprietary Information. Further, and notwithstanding anything to the contrary in this Agreement, each Party may disclose, without prior notice to, or approval or consent by, the other Party, to taxing authorities and to such Party’s representatives, attorneys and advisers, any Proprietary Information that is required to be disclosed in connection with such Party’s tax filings, reports, claims, audits or litigation, provided the disclosing Party takes such action as is reasonable to assure confidential handling of the other Party’s Proprietary Information. The receiving Party shall use commercially reasonable efforts to cooperate with the disclosing Party in its efforts to seek a protective order or other appropriate remedy or in the event such protective order or other remedy is not obtained, to obtain assurance that confidential treatment will be accorded such Proprietary Information.

13.4.4	Loss of Proprietary Information. Each Party shall upon the knowledge or belief of a loss of the other Party’s Proprietary Information (i) immediately notify the other Party of any possession, use, knowledge, disclosure, or loss of such other Party’s Proprietary Information in contravention of this Agreement, (ii) promptly furnish to the other Party all known details and assist such other Party in investigating and/or preventing the reoccurrence of such possession, use, knowledge, disclosure, or loss, (iii) cooperate with the other Party in any investigation or litigation deemed necessary by such other Party to protect its rights, and (iv) promptly use all commercially reasonable efforts to prevent further possession, use, knowledge, disclosure, or loss of the other Party’s Proprietary Information in contravention of this Agreement. Each Party shall bear any costs it incurs in complying with this Section 13.4.4.

13.4.5	No Implied Rights. Nothing contained in this Section 13.4 shall be construed as obligating a Party to disclose its Proprietary Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to any Proprietary Information of the other Party.

13.4.6	Survival. Supplier’s obligations with respect to Kraft Personal Data and Kraft’s human resources and personnel information and Kraft's obligations with respect to Supplier's human resources and personnel information shall survive the expiration or termination of this Agreement and shall be perpetual. The Parties’ obligations of non-disclosure and confidentiality with respect to all of the other Party’s Proprietary Information shall survive the expiration or termination of this Agreement for a period of 15 years from the expiration or termination of this Agreement (including all periods of Termination Assistance Services); provided, however, that the passage of this 15 year period shall not absolve either Party of responsibility for any breach of this Article 13 occurring prior to the expiration of such 15 year period.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

13.4.7	Disclosure of Supplier Proprietary Information by Kraft. Notwithstanding the terms and conditions of this Section 13.4, Kraft shall have the right to disclose Supplier Proprietary Information obtained by Kraft under the terms of this Agreement to GroceryCo and its Eligible Recipients (as defined under the GroceryCo MPSA), and to receive Supplier Proprietary Information obtained by GroceryCo under the terms of the GroceryCo MPSA from GroceryCo and its Eligible Recipients (as defined under the GroceryCo MPSA) at any time until [ * * * ] after the GroceryCo Start Date without obligation to notify or obtain the consent of Supplier. In addition, Kraft shall have the right at any time to disclose to and to receive from GroceryCo and the Eligible Recipients (as defined under the GroceryCo MPSA), without obligation to notify or obtain the consent of Supplier, any Supplier Proprietary Information disclosed by Supplier in connection with this Agreement or the GroceryCo MPSA prior to the GroceryCo Start Date. Kraft shall protect such Supplier Proprietary Information in the same manner as if received directly from Supplier.

13.4.8	Disclosure of Kraft Proprietary Information by Supplier. Notwithstanding the terms and conditions of this Section 13.4, Supplier shall have the right to disclose to GroceryCo Kraft Proprietary Information obtained by Supplier under the terms of this Agreement solely as necessary to perform the Services under this Agreement or the GroceryCo MPSA, until the later of (i) [ * * * ] after the GroceryCo Start Date or (ii) with respect to Kraft Proprietary Information related to Projects related to the Spin-Off, the date that such Projects related to the Spin-Off are complete, without obligation to notify or to obtain the consent of Kraft. In addition, Supplier shall have the right at any time to disclose to and to receive from GroceryCo, without obligation to notify or to obtain the consent of Kraft, any Kraft Proprietary Information disclosed by Kraft to GroceryCo prior to the GroceryCo Start Date. Supplier shall protect any Kraft Proprietary Information received from GroceryCo in the same manner as if received directly from Kraft.

13.5	File Access.

Subject to the limitations expressly noted in this Section 13.5, Kraft shall have unrestricted access to, and the right to review and retain the entirety of, all computer or other files containing Kraft Data, as well as all systems and network logs, system parameters and documentation. At no time shall any of such files or other materials or information be stored or held in a form or manner not readily accessible to Kraft. Supplier shall provide to the Kraft Contract Manager all passwords, codes, comments, keys, documentation and the locations of any such files and other materials promptly upon the request of Kraft, including Equipment and Software keys and such information as to format, encryption (if any) and any other specification or information necessary for Kraft to retrieve, read, revise and/or maintain such files and information. Upon the request of the Kraft Contract Manager, Supplier shall confirm that, to the best of its knowledge, all files and other information provided to Kraft are complete and that no material element, amount, or other fraction of such files or other information to which Kraft may request access or review has been deleted, withheld, disguised or encoded in a manner inconsistent with the purpose and intent of providing full and complete access to Kraft as contemplated by this Agreement. Kraft shall comply with Supplier’s reasonable security and confidentiality requirements, and, to the extent such access requires use of Supplier’s software, equipment, systems or facilities, shall comply with Supplier’s reasonable security and confidentiality requirements, and with Supplier’s reasonable standards and procedures in order to avoid disclosure of or access to any information of any other Supplier customers, or other Supplier Proprietary Information that Kraft is not otherwise entitled to obtain pursuant to this Agreement, including Supplier’s internal costs.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

13.6	Requirements for Information in Legal Proceedings.

13.6.1	Preservation of Legal Privileges. If Kraft notifies Supplier, or Supplier is otherwise aware, that particular Kraft Data or Kraft’s Proprietary Information may be within Kraft attorney-client or work-product privileges of Kraft, then regardless of any applicable exclusions, Supplier (i) shall not disclose such Kraft Data or Kraft Proprietary Information or take any other action that would result in waiver of such privileges and (ii) shall instruct all Supplier Personnel and Subcontractors who may have access to such communications to maintain privileged material as strictly confidential and otherwise protect Kraft privileges. Communications to and from any lawyer employed or retained on behalf of Kraft shall be deemed to contain privileged material unless Kraft otherwise states, and Supplier acknowledges it is aware of this.

13.6.2	Litigation Response Plan. If Kraft so requests, Supplier shall participate in periodic meetings to discuss implementation and updating of policies and procedures to prepare for and respond to discovery requests, subpoenas, investigatory demands, and other requirements for information related to legal and regulatory audits and proceedings (the “Litigation Response Plan”). At such meetings, Supplier shall fully cooperate with Kraft in providing all information requested by Kraft or that would assist Kraft in connection with such Litigation Response Plan. Supplier shall comply with the Litigation Response Plan, to the extent capable of being performed by the Supplier Personnel then providing the Services, as it may be revised by Kraft from time to time, including preparing for and complying with requirements for the preservation and production of data in connection with legal and regulatory proceedings and government investigations.

13.6.3	Response to Preservation and Production Requirements.

13.6.3.1	If Kraft is required to, or sees a risk that it will be required to, preserve and/or produce any Materials, Kraft Data, Kraft’s Proprietary Information or related Systems possessed by Supplier or under Supplier’s control in the context of legal proceedings or investigations (“Litigation Data”), Kraft may send Supplier a notice (a “Litigation Requirements Notice”) describing the Litigation Data to be preserved or produced in reasonable detail. If Kraft so requests, Supplier shall promptly provide Kraft with information needed to determine with greater specificity the scope of the request.

13.6.3.2	Upon receipt of a Litigation Requirements Notice, Supplier shall (A) designate a legal information management representative who shall be responsible for managing Supplier’s response and any resulting Services and (B) cooperate with Kraft to the fullest extent to preserve and/or produce the Litigation Data described in such Litigation Requirements Notice.

13.6.3.3	Without limiting the foregoing, Supplier shall immediately take all necessary measures to preserve all Litigation Data described in a Litigation Requirements Notice and unless otherwise instructed by Kraft, to deliver such Litigation Data to Kraft by the date set forth in the Litigation Requirements Notice (or within 30 days, if no date is given). If Supplier is unable to determine from the Litigation Requirements Notice what Litigation Data is to be preserved and/or produced, or is not able for technical or other reasons to take effective steps to fully preserve or produce such Litigation Data, Supplier shall immediately so notify Kraft and undertake all necessary measures to comply with the Litigation Requirements Notice to the fullest extent possible.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

13.6.3.4	Supplier shall cooperate with Kraft in generating information to be presented in legal proceedings, including, as Kraft requests, (A) Charges estimates, (B) descriptions of systems, data, media and processes, (C) reports, declarations and affidavits, (D) reasons why it may be infeasible to preserve or produce certain items, and (E) other material as requested by Kraft, so long as it does not require the disclosure of Supplier Proprietary Information or internal cost information that Kraft does not have a right to obtain. Without limiting the generality of the foregoing, Supplier shall fully document all actions taken by Supplier pursuant to any Litigation Requirements Notice. Supplier shall promptly report to Kraft on its activities related to complying with the requirements described in the Litigation Requirements Notice, and shall issue periodic reports pursuant to Section 9.2 on a schedule to be agreed to by the Parties.

13.6.4	Supplier Responsibility for Kraft Information. Upon receipt by Supplier from a third party of any request, demand, notice, subpoena, order or other legal information request relating to legal proceedings or investigations relating to any Materials, Kraft Data, Kraft Proprietary Information or related Systems in Supplier’s possession (“Third Party Litigation Data”), Supplier shall immediately notify Kraft Contract Manager (or his or her designee) and provide Kraft with a copy of all Third Party Litigation Data requested, to the extent Supplier legally may do so. Prior to responding to such legal information request, Supplier shall meet and confer with Kraft and shall cooperate with Kraft in preserving Kraft’s legal rights, including but not limited to objections, reservations, limitations and privileges, relating to such legal information request. If legally permissible, Kraft at its sole discretion may demand tender of the request by Supplier and assume primary responsibility for responding, in which case (i) Supplier shall cooperate fully with Kraft in preparing the response and (ii) Kraft shall inform Supplier of all proceedings related to the response and protect Supplier’s interests and legal rights. If Supplier is barred legally from notifying Kraft of the legal information request, Supplier shall take commercially reasonable steps to protect Kraft’s legal rights in connection with any response.

13.6.5	Cost of Compliance. The Parties acknowledge that compliance with this Section 13.6 may, in some cases, constitute New Services for which Supplier is entitled to additional compensation. However, in no event shall Supplier be entitled to any additional compensation for New Services under this subsection unless the Kraft Contract Manager and Supplier Account Executive, or their authorized designee, expressly agree upon such additional compensation or Supplier’s entitlement to additional compensation is established through the dispute resolution process.

14. OWNERSHIP AND LICENSE OF MATERIALS

14.1	Kraft Owned and Licensed Materials.

14.1.1

Ownership of Kraft Owned Materials. Kraft shall be the sole and exclusive owner of (i) all intellectual property, Software and other Materials owned by Kraft or the Eligible Recipients, including Kraft Owned Software and other Materials owned by Kraft and the Eligible Recipients, and (ii) all enhancements and Derivative Works of such intellectual property, Software and Materials, including all United States and foreign patent, copyright and other intellectual property rights in such Materials (collectively, “Kraft Owned Materials”). As between Kraft and Supplier, Kraft Owned Materials shall include (i) all intellectual property, Software and Materials pertaining to Kraft products or services created by or obtained from third party sellers,

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

distributors, purchasers or users of such products or services, and (ii) all enhancements or derivative works of such intellectual property, Software and Materials.

14.1.2	License to Kraft Owned Materials. As of the Commencement Date, Kraft hereby grants Supplier and, to the extent necessary for Supplier to provide the Services, to Subcontractors designated by Supplier that sign a written agreement to be bound by all of the terms contained herein applicable to such Materials (such agreement shall be agreed to by the Parties and shall include the terms specified in this Section as well as those pertaining to the ownership of such Materials and any Derivative Works developed by the Parties, the scope and term of the license, the restrictions on the use of such Materials, the obligations of confidentiality, etc.) a non-exclusive, non-transferable, royalty-free limited right and license during the Term (and thereafter to the extent necessary to perform any Termination Assistance Services requested by Kraft) to access, use, execute, reproduce, display, perform, modify and distribute the Kraft Owned Materials for the express and sole purpose of (i) providing the Services, and (ii) for such Kraft Owned Materials provided to or developed by Supplier before the GroceryCo Start Date, providing the “Services” under the GroceryCo Agreement for GroceryCo. Supplier and its Subcontractors shall have no rights in the source code to such Kraft Owned Materials unless and to the extent approved in writing in advance by Kraft. Kraft Owned Materials shall remain the sole property of Kraft. Supplier and its Subcontractors shall not (i) use any Kraft Owned Materials for the benefit of any person or Entity other than Kraft or the Eligible Recipients, (ii) separate or uncouple any portions of the Kraft Owned Materials, in whole or in part, from any other portions thereof, or (iii) reverse assemble, reverse engineer, translate, disassemble, decompile or otherwise attempt to create or discover any source or human readable code, underlying algorithms, ideas, file formats or programming interfaces of the Kraft Owned Materials by any means whatsoever, without the prior written approval of Kraft, which may be withheld at Kraft’s sole discretion. Except as otherwise requested or approved by Kraft in writing, Supplier and its Subcontractors shall cease all use of Kraft Owned Materials upon the end of the Term and the completion of any Termination Assistance Services and shall certify such cessation to Kraft in a notice signed by an officer of Supplier and each applicable Subcontractor. THE KRAFT OWNED MATERIALS ARE PROVIDED BY KRAFT TO SUPPLIER AND ITS SUBCONTRACTORS ON AN AS-IS, WHERE-IS BASIS, EXCEPT FOR KRAFT’S INFRINGEMENT INDEMNITY IN SECTION 17.2.5. KRAFT EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH KRAFT OWNED MATERIALS, OR THE CONDITION OR SUITABILITY OF SUCH MATERIALS FOR USE BY SUPPLIER OR ITS SUBCONTRACTORS TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.1.3

License to Kraft Licensed Third Party Materials. Subject to Supplier having obtained any Required Consents, Kraft hereby grants to Supplier, for the sole purpose of performing the Services and solely to the extent of Kraft’s underlying rights, the same rights of access and use as Kraft possesses under the applicable software licenses with respect to Kraft licensed Third Party Materials. Kraft also shall grant such rights to Subcontractors designated by Supplier if and to the extent necessary for Supplier to provide the Services; provided that, Supplier shall pay all fees, costs and expenses associated with the granting of such rights to such Subcontractors. Supplier and its Subcontractors shall comply with the duties, including use restrictions and those of nondisclosure, imposed on Kraft by such licenses. In addition, each Subcontractor shall sign a written agreement to be bound by all of the terms contained herein applicable to such Third Party Materials (such agreement shall be agreed to by the Parties and shall include the terms specified

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

in this Section as well as those pertaining to the ownership of such Third Party Materials and any derivative materials developed by the Parties, the scope and term of the license, the restrictions on the use of such Third Party Materials, the obligations of confidentiality, etc.). Except as otherwise requested or approved by Kraft (or the relevant licensor), Supplier and its Subcontractors shall cease all use of such Third Party Materials upon the end of the Term and the completion of any Termination Assistance Services. THE KRAFT LICENSED THIRD PARTY MATERIALS ARE PROVIDED BY KRAFT TO SUPPLIER AND ITS SUBCONTRACTORS ON AN AS-IS, WHERE-IS BASIS, EXCEPT FOR KRAFT’S INFRINGEMENT INDEMNITY IN SECTION 17.2.5. KRAFT EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, AS TO SUCH KRAFT LICENSED THIRD PARTY MATERIALS, OR THE CONDITION OR SUITABILITY OF SUCH MATERIALS FOR USE BY SUPPLIER OR ITS SUBCONTRACTORS TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.2	Developed Materials.

14.2.1	Ownership by [ * * * ]. Unless the Parties agree otherwise, all Developed Materials created by Supplier in connection with the Services provided by Supplier under this Agreement shall be [ * * * ] and considered to be [ * * * ] (as that term is used in Section [ * * * ] of the United States Copyright Act, 17 U.S.C. § [ * * * ], or in analogous provisions of other applicable Laws) and owned by [ * * * ]. If any such Developed Materials may not be considered a [ * * * ] under applicable Law, [ * * * ] hereby irrevocably assigns, and shall assign, to [ * * * ] without further consideration, all of [ * * * ] right, title and interest in and to such Developed Materials, including United States and foreign patent, copyright and other intellectual property rights. [ * * * ] acknowledges that [ * * * ] and the successors and assigns of [ * * * ] shall have the right to obtain and hold in their own name any patent, copyright and other intellectual property rights in and to such Developed Materials. [ * * * ] agrees to execute any documents and take any other actions reasonably requested by [ * * * ] to effectuate the purposes of this Section 14.2.1. [ * * * ] hereby grants [ * * * ] certain license and other rights with respect to such Developed Materials and associated intellectual property rights, as described in Sections 14.1.2. [ * * * ] may, in its sole discretion and upon such terms and at such financial arrangement as [ * * * ] and [ * * * ] may agree, grant [ * * * ] a written license to use such Developed Materials for other purposes and to sublicense such Developed Materials.

14.2.2	Source Code and Documentation. At Kraft’s request, Supplier shall, promptly as it is developed by Supplier, provide Kraft with the source code and object code and documentation for all Developed Materials used by Supplier. To the extent Kraft has not requested that Supplier provide such code to Kraft, Supplier shall maintain such code in a location and in a form that is readily accessible by Kraft upon its request. In each case, such source code shall be sufficient to allow a reasonably knowledgeable and experienced programmer to maintain and support such Developed Materials; and the user documentation for such Developed Materials shall accurately describe in terms understandable by a typical end user the functions and features of such Developed Materials and the procedures for exercising such functions and features.

14.2.3

Supplier Owned Developed Materials. Notwithstanding Section 14.2.1, Derivative Works of Supplier Owned Materials created by Supplier in the course of providing Services under this Agreement shall be owned by Supplier (provided, however, if such Derivative Work is a deliverable specifically requested and paid for by Kraft under a Project work order, unless

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

otherwise agreed to by the Parties, it shall be treated as a work made for hire under Section 14.2.1 and any associated copyright in such deliverable assigned to and owned by Kraft). Supplier hereby grants to Kraft a worldwide, perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of such Developed Materials for the benefit and use of Kraft and the Eligible Recipients.

14.2.4	Third Party Materials. The ownership of Derivative Works of Third Party Materials created by Supplier in connection with the Services shall, as between Supplier and Kraft, be considered owned by the Party that is the licensee of such Third Party Materials. For purposes of the foregoing, Supplier shall be deemed the licensee of Third Party Materials licensed by its Subcontractors or Affiliates and Kraft shall be deemed the licensee of Third Party Materials licensed by any Eligible Recipients. Each Party acknowledges and agrees that its ownership of such Derivative Works may be subject to or limited by the terms of the underlying agreement with the owner of the underlying Third Party Materials; provided, that if a Derivative Work is to be made of Third Party Materials provided by Supplier, Supplier shall notify Kraft in advance if the terms of any such agreement will preclude or limit Kraft’s use of such Derivative Work and shall obtain Kraft’s written consent prior to proceeding with such Derivative Work.

14.2.5	Disclosure by Supplier of Developed Materials. Supplier shall promptly disclose in writing to Kraft each Developed Material that is developed in connection with the Services.

14.2.6	Agreement Regarding Inventions and Patents. With respect to patented inventions arising out of Developed Materials, but not including inventions by Transitioned Employees while working on the Kraft account during the first twelve (12) months following their relevant Employment Effective Date, and not including any inventions solely conceived and reduced to practice by or on behalf of Kraft or any Eligible Recipients, by a party other than Supplier or its subcontractors hereunder, Kraft shall not, and shall cause the Eligible Recipients and each of their respective employees to not, sue or seek injunctive relief for patent infringement against Supplier or any customer of Supplier which is (i) then currently receiving services from Supplier as evidenced by Supplier’s business records, or (ii) using software or systems developed and delivered by Supplier, which in the case of either clauses (i) or (ii) above, that are alleged to be infringing of such rights, where the allegedly infringing inventions or services are independently developed by Supplier employees not primarily dedicated to the Kraft account or having access to confidential information related to the subject matter of the patent. The foregoing covenant shall not extend to any copyrights or other intellectual property rights of Kraft or the Eligible Recipients.

14.3	Supplier Owned and Licensed Materials.

14.3.1

Ownership of Supplier Owned Materials. Supplier shall be the sole and exclusive owner of the (i) intellectual property, Software and Materials lawfully owned by it, (ii) intellectual property, Software and Materials acquired by Supplier (including any such Materials purchased from Kraft pursuant to this Agreement) other than acquisitions for Kraft or an Eligible Recipient in connection with the performance of the Services, (iii) Derivative Works of Supplier owned intellectual property, Software and Materials created by or for Supplier in accordance with Section 14.2.3, (iv) Materials developed by or on behalf of Supplier other than in the course of the performance of its obligations under this Agreement or in connection with the use of any Kraft Data or Kraft Owned Materials, including all United States and foreign patent, copyright

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

and other intellectual property rights in such Materials described in clauses (i) through (iv) of this paragraph (“Supplier Owned Materials”).

14.3.2	License to Supplier Owned Materials. Effective upon the first use by the Supplier of any Supplier Owned Materials to provide the Services, Supplier hereby grants to Kraft and the Eligible Recipients, at no additional charge, a world-wide, non-exclusive, royalty-free right and license during the Term and any Termination Assistance Services period to (i) access, use, execute, reproduce, display, distribute (among themselves and, where appropriate for Kraft and the Eligible recipients to receive the benefit of this Section, to Kraft Third Party Contractors) and perform, such Supplier Owned Materials (including all modifications, replacements, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto), and (ii) modify, enhance and create Derivative Works of such Supplier Owned Materials, provided that Kraft will notify Supplier of any such modifications, enhancements or creation of Derivative Works and obtain Supplier’s approval through the Change Control Procedures if Kraft’s modifications, enhancements or the creation of Derivative Works would impair Supplier’s ongoing use of such Material to perform the Services. In addition, at no additional Charge, Supplier hereby grants to Kraft Third Party Contractor(s) a non-exclusive, royalty-free right and license during the Term and any Termination Assistance Services period, for the benefit of Kraft and the Eligible Recipients, to (x) access use, execute, reproduce, display, perform, and distribute (to Kraft and the Eligible Recipients and, where appropriate for Kraft and the Eligible recipients to receive the benefit of this Section, to Kraft Third Party Contractors) and (y) modify, enhance and create Derivative Works of such Supplier Owned Materials and Software (including all modifications, replacements, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto), provided that Kraft will notify Supplier of any such modifications, enhancements or creation of Derivative Works and obtain Supplier’s approval through the Change Control Procedures if any Kraft Third Party Contractor’s modifications, enhancements or Derivative Works would impair Supplier’s ongoing use of such Material to perform the Services. Supplier Owned Materials shall remain the property of Supplier. Kraft, the Eligible Recipients and Kraft Third Party Contractors may only exercise the rights granted to the Supplier Owned Materials pursuant to this Section 14.3.2 in order to (A) receive the full benefit of the Services provided by Supplier, and (B) perform or have performed services that entail the same or similar types of use for which Supplier used or uses such Material in connection with the provision of the Services. The rights and obligations of Kraft, the Eligible Recipients and Kraft Third Party Contractors with respect to such Supplier Owned Materials following the expiration or termination of the Agreement or termination of any Service are set forth in Section 14.6.

14.3.3

Embedded Materials. To the extent that Supplier Owned Materials are embedded in any Developed Materials owned by Kraft pursuant to Section 14.2.1, Supplier shall not be deemed to have assigned its intellectual property rights in such Supplier Owned Materials to Kraft, but Supplier hereby grants to Kraft a worldwide, perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of such Supplier Owned Materials (including all modifications, replacements, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto) solely for the benefit and use of Kraft, Kraft Affiliates and the Eligible Recipients for so long as such Supplier Owned Materials remain embedded in such Developed Materials and are not separately commercially exploited. Following the expiration or termination of the Term and the termination of the Service(s) for which such Materials were used, Supplier shall, at Kraft’s request, provide Upgrades, maintenance, support and other services for

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

such embedded Supplier Owned Materials in accordance with Section 14.6.2 or 14.6.3, as applicable.

14.3.4	Source Code Escrow. At Kraft’s request and expense with respect to the escrow agent charges, Supplier shall deposit in escrow with an escrow agent selected by Kraft the source code and related documentation for Supplier Owned Software, other than commercial off-the-shelf (“COTS”) Software, for which Kraft has post-termination rights pursuant to this Agreement and, to the extent available to Supplier, the source code for any Third Party Software used by Supplier to perform the Services for which Kraft has post-termination rights pursuant to this Agreement. The escrow shall be governed by and subject to the terms and conditions appearing in the Escrow Agreement attached hereto as Exhibit 5, as such terms and conditions may be modified by agreement of the Parties and the escrow agent. Unless approved by Kraft, Supplier shall not use any non-commercially available Third Party Software for which Kraft has post-termination rights pursuant to this Agreement for the performance of the Services without obtaining the right to the source code for such software, whether by escrow or otherwise.

14.3.5	License to Supplier Licensed Third Party Materials. Effective upon the first use by Supplier of any Third Party Materials to provide the Services and subject to Supplier having obtained any Required Consents, Supplier hereby grants to Kraft and the Eligible Recipients, and, solely for the benefit of Kraft and the Eligible Recipients, to the Kraft Third Party Contractors, at no additional charge, a non-exclusive, royalty-free right and license to access and/or use the Third Party Materials as to which Supplier holds the license or for which Supplier is financially responsible under this Agreement (including all modifications, substitutions, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto), during the Term and any Termination Assistance Services period Kraft, the Eligible Recipients and Kraft Third Party Contractors may only exercise the rights granted to the Third Party Materials pursuant to this Section 14.3.5 in order to (A) receive the full benefit of the Services provided by Supplier, and (B) perform or have performed services that entail the same or similar types of use for which Supplier used or uses such Material in connection with the provision of the Services. The rights and obligations of Kraft, the Eligible Recipients and Kraft Third Party Contractors with respect to such Supplier licensed Third Party Materials following the expiration or termination of the Agreement or termination of any Service are set forth in Section 14.6.

14.4	Other Materials.

This Agreement shall not confer upon either Party intellectual property rights in Materials of the other Party (to the extent not covered by this Article 14) unless otherwise so provided elsewhere in this Agreement.

14.5	General Rights.

14.5.1	Copyright Legends. Each Party agrees to reproduce copyright legends which appear on any portion of the Materials which may be owned by the other Party or third parties.

14.5.2

Residuals. Nothing in this Agreement (including Article 9) shall restrict any employee or representative of a Party from using general ideas, concepts, practices, learning or know-how relating to the processing of information technology that are retained in the unaided memory of such employee or representative after performing the obligations of such Party under this Agreement, except to the extent that such use infringes upon any patent, copyright or other intellectual property right of a Party or its Affiliates (or, in the case of Supplier, any Eligible

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Recipient); provided, however, that this Section 14.5.2 shall not (i) be deemed to limit either Party’s obligations under this Agreement with respect to the disclosure or use of Proprietary Information, or (ii) operate or be construed as permitting an employee or representative of Supplier to disclose, publish, disseminate or use (a) the source of any Proprietary Information of Kraft or an Eligible Recipient, (b) any financial, statistical or personnel information of Kraft or an Eligible Recipient, or (c) the business plans of Kraft or the Eligible Recipients. An individual’s memory is unaided if the individual has not intentionally memorized the other Party’s Proprietary Information for the purpose of retaining and subsequently using or disclosing it and does not identify the information as the other Party’s Proprietary Information upon recollection. For avoidance of doubt, the foregoing would not permit Supplier Personnel to use Proprietary Information of Kraft or an Eligible Recipient for any purpose other than the provision of Services under this Agreement.

14.5.3	No Implied Licenses. Except as expressly specified in this Agreement, nothing in this Agreement shall be deemed to grant to one Party, by implication, estoppels or otherwise, license rights, ownership rights or any other intellectual property rights in any Materials owned by the other Party or any Affiliate of the other Party (or, in the case of Supplier, any Eligible Recipient).

14.5.4	Incorporated Materials. Should either Party incorporate into Developed Materials any intellectual property subject to third party patent, copyright or license rights, any ownership or license rights granted herein with respect to such Materials shall be limited by and subject to any such patents, copyrights or license rights; provided that, prior to incorporating any such intellectual property in any Materials, the Party incorporating such intellectual property in the Materials has disclosed this fact and obtained the prior approval of the other Party, and provided further that, each Party’s obligation to disclose patented subject matter of a third party is based on such Party’s knowledge after exercising reasonable due diligence (not including patent searches unless the information available would reasonably lead such Party to believe that a patent search is required).

14.6	Kraft Rights Upon Expiration or Termination of Agreement.

The provisions of this Section 14.6 with respect to any Supplement shall apply to the Materials pertaining to the Supplement. As part of the Termination Assistance Services, Supplier shall provide the following to Kraft, Kraft Affiliates and the Eligible Recipients with respect to Materials and Software:

14.6.1	Kraft Owned Materials and Developed Materials. With respect to Kraft Owned Materials and Developed Materials, Supplier shall, at no cost to Kraft:

14.6.1.1	deliver to Kraft all Kraft Owned Materials and Developed Materials and, all copies thereof in the format and medium in use by Supplier in connection with the Services as of the date of such expiration or termination, provided that Supplier may retain a copy of the Developed Materials to which Supplier has ongoing rights under this Agreement; and

14.6.1.2

following confirmation by Kraft that the copies of the Kraft Owned Materials and Developed Materials delivered by Supplier are acceptable and the completion by Supplier of any Termination Assistance Services for which such Materials are required, destroy or securely erase all other copies of such Materials then in Supplier’s possession and cease using such Materials and any information contained therein for any purpose, provided that Supplier may retain a copy of

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the Developed Materials to which Supplier has ongoing rights under this Agreement.

14.6.2	Supplier Owned Materials.

14.6.2.1	Non-Commercially Available Supplier Materials. With respect to those Materials, other than any Excluded Materials and Materials and that are commercial off-the-shelf products available from Supplier, owned by Supplier or Supplier Affiliates or (subject to Section 6.4.3) Subcontractors (other than Commodity Equipment and Transport Providers, product vendor specialists who Supplier engages on a temporary basis to address urgent problems, and Third Party Contractors under Third Party Contracts assumed by Supplier to the extent such contracts do not comply with this requirement as of the Effective Date) and used by them during the 12-month period immediately preceding the expiration or termination of the Term to provide the Services (and any modifications, substitutions, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto), Supplier hereby grants to Kraft and the Eligible Recipients (or, at Kraft’s election, to their designee(s)) a worldwide, perpetual, non-exclusive, non-transferable, irrevocable, fully paid-up license to use, execute, reproduce, display, perform, and distribute (among themselves and, where appropriate for Kraft and the Eligible Recipients to receive the benefit of this Section, to Kraft Third Party Contractors), and modify, enhance and create Derivative Works and to permit a third party to use, execute, reproduce, display, perform, and distribute (to Kraft and such Eligible Recipients, and, where appropriate for Kraft and the Eligible Recipients to receive the benefit of this Section, to Kraft Third Party Contractors) such Supplier Owned Materials for the benefit or use of Kraft, Kraft Affiliates and the Eligible Recipients upon the expiration or termination of the Term, but only with respect to replacement services that are the same or similar to the Services for which such Supplier Owned Materials and Derivative Works were used (without the obligation by Supplier to maintain, support, upgrade or provide other services with respect thereto except as provided in Section 14.6.2.4 below).

14.6.2.2

Commercially Available Supplier Materials. With respect to Materials owned by Supplier or Supplier Affiliates which are commercial off-the-shelf products and used by them to provide the Services and used by them during the 12-month period immediately preceding the expiration or termination of the Term to provide the Services (and any modifications, substitutions, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto), Supplier hereby grants to the Eligible Recipients (or, at Kraft’s election, to their designee(s)) for use by Kraft upon termination or expiration of this Agreement, a license subject to the provision below concerning on-going license and maintenance charges, under the then-current standard license terms made generally available by Supplier to its other commercial customers, including any restrictions or prohibitions for such Materials (provided that any such license shall in any event comply with the terms of the then existing agreement between Kraft and Supplier covering Supplier commercially available materials). Supplier will waive any one-time license fee for such Materials (but not ongoing, monthly, variable, or periodic charges) that are generally applicable to other

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

commercial customers for the period after expiration or termination (and, at Kraft’s election, to Third Party Contractor(s) that sign a written agreement with Kraft to be bound by terms at least as protective as the terms contained herein applicable to such Materials). If commercial available software is offered on a one-time license fee basis, Kraft will not be subject to the one-time fee but would be responsible for upgrades and ongoing maintenance fees.

14.6.2.3	Supplier shall deliver to Kraft and the Eligible Recipients (or, at Kraft’s election, to their designee(s)) (A) a copy of such Supplier Owned Materials and related documentation, (B) the source code and object code for Supplier Owned Materials that are not commercial off-the-shelf products, and (C) the source code and object code for Supplier Owned Materials that are commercial off-the-shelf products (i) to the extent providing such code is a part of Supplier’s regular commercial practices, or (ii) if Supplier ceases or has ceased to offer or provide upgrades, maintenance, support and other services for such Materials as provided in Section 14.6.2.4, but only with respect to replacement services that are the same or similar to the Services for which such Supplier Owned Materials and Derivative Works were used (without the obligation to maintain, support, upgrade or provide other services with respect thereto except as reflected in Section 14.6.2.4 below; and

14.6.2.4	Supplier shall offer to provide to Kraft and the Eligible Recipients (or, at Kraft’s election, to their designee(s)), Upgrades, maintenance, support and other services for Supplier Owned Materials commercial off-the-shelf Materials, and any other Materials provided by Supplier on Supplier’s then-current standard terms and conditions for such services.

14.6.2.5	Unless Kraft has otherwise agreed in advance, Kraft and the Eligible Recipients (and, to the extent applicable, Kraft’s designee(s)) shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses and other rights to Supplier Owned Materials above. Supplier shall not use any Supplier Owned Materials for which it is unable to offer such license or other rights without Kraft’s prior written approval (and absent such approval, Supplier’s use of any such Supplier Owned Materials shall obligate Supplier to provide, at no additional cost, such license and other rights to Kraft, Kraft Affiliates, the Eligible Recipients and Kraft’s designees).

14.6.3	Third Party Materials.

14.6.3.1

Subject to any exceptions to which Kraft has consented pursuant to Section 6.4.3, with respect to Third Party Materials (other than Excluded Materials) licensed by Supplier or Supplier Affiliates or Subcontractors (other than product vendor specialists who Supplier engages on a temporary basis to address urgent problems, Third Party Contractors under Kraft assigned contracts to the extent such contracts do not comply with this requirement as of the Effective Date, and vendors of Supplier Overhead Materials) and used by them to provide the Services, Supplier hereby grants to Kraft and the Eligible Recipients (or, at Kraft’s election, to their designee(s)) a sublicense (with the right to grant sublicenses) offering the same rights and warranties with respect to such Third

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Party Materials available to Supplier (or Supplier Affiliates or Subcontractors), on the same terms and conditions, for the benefit and use of Kraft, Kraft Affiliates and the Eligible Recipients upon the expiration or termination of the Term with respect to services that are the same or similar to the Services for which such Third Party Materials were used; provided that, during the Termination Assistance Services period, Supplier may, with Kraft’s approval, substitute one of the following for such sublicense:

14.6.3.1.1	the assignment to Kraft and the Eligible Recipients (or, at Kraft’s election, to their designee(s)) of the underlying license for such Third Party Materials;

14.6.3.1.2	the procurement for Kraft and the Eligible Recipients (or, at Kraft’s election, to their designee(s)) of a new license (with terms at least as favorable as those in the license held by Supplier or its Affiliates or Subcontractors and with the right to grant sublicenses) to such Third Party Materials for the benefit or use of Kraft, Kraft Affiliates and the Eligible Recipients; or

14.6.3.1.3	the procurement for Kraft and the Eligible Recipients (or, at Kraft’s election, to their designee(s)) of a substitute license for Third Party Materials sufficient to perform, without additional cost, support or resources and at the levels of performance and efficiency required by this Agreement, the functions of the Third Party Materials necessary to enable Kraft or its designee to provide the Services after the expiration or termination of the Term.

14.6.3.2

In addition, Supplier shall deliver to Kraft and the Eligible Recipients (or, at Kraft’s election, to their designee(s)) a copy of such Third Party Materials (including source code, to the extent it has been available to Supplier) and related documentation, and shall cause (or in the case of commercially available Materials, use commercially reasonable efforts to cause) maintenance, support and other services to continue to be available to Kraft and the Eligible Recipients (or, at Kraft’s election, to their designee(s)) to the extent it has been available to Supplier), provided that Kraft or its designee shall be responsible for the cost of such Services after termination. Unless Kraft has otherwise agreed in advance in accordance with Section 6.4.3, Kraft and the Eligible Recipients shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses, sublicenses and other rights specified in this Section 14.6.3. Supplier shall not use any Third Party Materials for which it is unable to offer such license, sublicense or other rights without Kraft’s prior approval (and absent such approval, Supplier’s use of any such Third Party Materials shall obligate Supplier to provide, at no additional cost, such licenses, sublicenses and other rights). Kraft, however, shall be obligated to make monthly or annual payments attributable to periods after the expiration or termination of the Term with respect to the Services for which such Third Party Materials were used for the right to use and receive maintenance or support related thereto, but only to the extent Supplier would have been obligated to make such payments if it had continued to

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

hold the licenses in question or Kraft has agreed in advance to make such payments.

14.6.3.3	To the extent Kraft has agreed in advance to pay any fees in connection with its receipt of such licenses, sublicenses or other rights, Supplier shall, at Kraft’s request, identify the licensing and sublicensing options available to Kraft and the Eligible Recipients and the license or transfer fees associated with each. Supplier shall use commercially reasonable efforts to obtain the most favorable options and the lowest possible transfer, license, relicense, assignment or termination fees for Third Party Materials. Supplier shall not commit Kraft or the Eligible Recipients to pay any such fees or expenses without Kraft’s prior written approval. If the licensor offers more than one form of license, Kraft (not Supplier) shall select the form of license to be received by Kraft, the Eligible Recipients or their designee(s).

14.6.4	Excluded Materials. To the extent that Excluded Materials are designated as such in an applicable Supplement, such Excluded Materials shall not be incorporated in any Work Product or Developed Material provided to Kraft without obtaining Kraft’s prior written approval.

15. REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1	Work Standards.

Supplier warrants that the Services shall be executed in a workmanlike manner, in accordance with the best practices of the information technology outsourcing industry and the Service Levels, Supplier covenants that (i) the Services shall be rendered with promptness, due care, skill and diligence; (ii) Supplier shall use adequate numbers of qualified individuals with suitable training, education, experience, know-how, competence and skill to perform the Services; (iii) Supplier shall provide such individuals with training as to new products and services prior to the implementation of such products and services in the Kraft/Eligible Recipients environment; and (iv) Supplier shall have the resources, capacity, expertise and ability in terms of Equipment, Software, know-how and personnel to provide the Services. In all cases where Supplier has committed to a specific Service Level in the applicable Supplement and there is a conflict between that Service Level and a service level obligation under this Section 15.1, the specific Service Level will apply.

15.2	Maintenance.

15.2.1	Supplier Responsibility. Unless otherwise agreed and to the extent Supplier has operational responsibility under this Agreement, Supplier shall maintain the Equipment and Software so that they operate substantially in accordance with the Service Levels and their Specifications, including (i) maintaining Equipment in good operating condition, subject to normal wear and tear, (ii) undertaking repairs and preventive maintenance on Equipment in accordance with the applicable Equipment manufacturer’s recommendations and requirements, and (iii) performing Software maintenance in accordance with the applicable Software supplier’s documentation, recommendations and requirements.

15.2.2

Out of Support Third Party Equipment and Software. For Third Party Equipment and Software no longer supported by the licensor or manufacturer for which Supplier has operational responsibility under this Agreement, Supplier shall use commercially reasonable efforts to

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

perform maintenance for such Equipment or Software as required to meet its obligations under this Agreement.

15.2.3	Refresh. To the extent Supplier has financial responsibility under this Agreement for Equipment or Software, Supplier shall, subject to Section 9.7 or as otherwise agreed by the Parties, Upgrade or replace such Equipment or Software in accordance with the applicable Supplement or as otherwise required to enable Supplier to meet its obligations under this Agreement, at no additional cost to Kraft. Supplier shall also comply with the Technology and Business Plan, so long as such compliance does not require Supplier to refresh Equipment at a rate that is faster than the rate specified in the applicable Supplement for such Equipment.

15.3	Efficiency and Cost Effectiveness.

Supplier covenants that it shall use commercially reasonable efforts to provide the Services in the most cost-effective manner consistent with the required level of quality and performance. Without limiting the generality of the foregoing, such actions shall include:

15.3.1	Timing of Actions. Making adjustments in the timing of actions (consistent with Kraft priorities and schedules for the Services and Supplier’s obligation to meet the Service Levels).

15.3.2	Timing of Functions. Delaying or accelerating, as appropriate, the performance of non-critical functions within limits acceptable to Kraft.

15.3.3	Systems Optimization. Tuning or optimizing the Systems (including memory) and/or Applications Software for which Supplier has operational responsibility under this Agreement, in order to optimize performance and minimize costs.

15.3.4	Usage Scheduling. Controlling its use of the System and/or the Kraft data network by scheduling usage, where possible, to low utilization periods.

15.3.5	Alternative Technologies. Subject to Section 9.5, using alternative technologies to perform the Services.

15.3.6	Efficiency. Efficiently using resources for which Kraft is charged hereunder, consistent with industry norms, and compiling data concerning such efficient use in segregated and auditable form whenever possible.

15.4	Software.

15.4.1	Ownership and Use. Subject to Supplier’s obligation to obtain Required Consents pursuant to Article 5, and except with respect to Software made available by Kraft hereunder, Supplier represents, warrants and covenants that it is either the owner of, or authorized to use, any and all Software provided and used by Supplier in providing the Services. As to any such Software that Supplier does not own but is authorized to use, Supplier shall advise Kraft as to the ownership and extent of Supplier’s rights with regard to such Software to the extent any limitation in such rights would impair Supplier’s performance of its obligations under this Agreement.

15.4.2	Performance. Supplier represents, warrants and covenants that any Supplier Owned Software will perform in conformance with its Specifications and will provide the functions and features and operate in the manner described therein.

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15.4.3	Developed Materials Compliance.

15.4.3.1	Supplier warrants and covenants that Developed Materials shall be free from material errors in operation and performance, shall Comply with the applicable documentation and Specifications in all material respects and shall provide the functions and features and operate in the manner described in the applicable Supplement or Schedule 8 or as otherwise agreed by the Parties, for the applicable period after Acceptance as follows:

15.4.3.1.1	Six months for Developed Materials that execute on a daily, weekly or monthly cycle,

15.4.3.1.2	Twelve months for Developed Materials that execute on a quarterly cycle, and

15.4.3.1.3	Two years for Developed Materials that execute on an annual cycle.

15.4.3.2	During such warranty period with respect to any Developed Materials developed by Supplier, Supplier shall correct any failure of such Developed Material to Comply at no additional Charge to Kraft and shall use commercially reasonable efforts to do so as expeditiously as possible; provided that in the case of Developed Materials produced by Supplier on a time-and-materials or cost-plus basis, Supplier’s obligation to perform such correction at no additional charge shall be limited to 10% (measured by Charges) of Supplier’s original development effort for producing those materials. The foregoing warranty period will not extend to any failure to Comply attributable to (i) a change or modification to the applicable Developed Material by Kraft or its Third Party Contractors not contemplated by this Agreement or recommended, performed or approved by Supplier or (ii) Kraft operating the applicable Developed Material other than (x) in accordance with the applicable documentation and Specifications, (y) for the purposes contemplated in this Agreement or (z) on types of hardware contemplated by this Agreement or recommended, supplied or approved by Supplier. In the event that Supplier fails or is unable to repair or replace such nonconforming Developed Material, Kraft shall, in addition to any and all other remedies available to it hereunder, be entitled to obtain from Supplier a copy of the source code and/or object code to such Developed Material.

15.4.4	Nonconformity of Supplier Owned Software. In addition to the foregoing, in the event that the Supplier Owned Software (excluding Supplier Owned Developed Materials which are addressed in Section 15.4.3) does not conform to the Specifications and criteria set forth in this Agreement or the applicable Supplement, and/or materially adversely affects the Services provided hereunder, Supplier shall expeditiously repair such Software or replace such Software with conforming Software.

15.4.5	Out of Support Third Party Software. To the extent Third Party Software for which Supplier has operational responsibility under Schedule 11.1, 12.1 or 12.3 or the applicable Supplement is no longer supported by the applicable licensor or manufacturer, Supplier shall use commercially reasonable efforts to perform maintenance for such Software as required.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

15.5	Non-Infringement.

15.5.1	Performance of Responsibilities. Except as otherwise provided in this Agreement, each Party covenants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party; provided, however, that the performing Party shall not have any obligation or liability to the extent any infringement or misappropriation is caused by (i) modifications made by the other Party or its contractors or subcontractors, without the knowledge or approval of the performing Party, (ii) the other Party’s combination of the performing Party’s work product or Materials with items not furnished, specified or reasonably anticipated by the performing Party or contemplated by this Agreement, (iii) a breach of this Agreement by the other Party, (iv) the failure of the other Party to use corrections or modifications provided by the performing Party offering equivalent features and functionality, or (v) Third Party Software, except to the extent that such infringement or misappropriation arises from the failure of the performing Party to obtain the necessary licenses or Required Consents or to abide by the limitations of the applicable Third Party Software licenses. Each Party further covenants that it will not use or create materials in connection with the Services which are libelous, defamatory or obscene. The foregoing non-infringement covenant will not cover any claims of infringement arising out of, under or in connection with the provision of any call center services for Kraft’s customers or automated attendant services for such customer call centers involving computer telephony integration. As of the Effective Date, the Services do not include the provision of any such customer call center or automated attendant services.

15.5.2	Third Party Software Indemnification. In addition, with respect to Third Party Software provided by Supplier pursuant to this Agreement, Supplier covenants that it shall obtain and provide intellectual property indemnification for Kraft and the Eligible Recipients (or obtain intellectual property indemnification for itself and enforce such indemnification on behalf of Kraft and the Eligible Recipients) from the suppliers of such Software. Unless otherwise approved in advance by Kraft, such indemnification shall be comparable to the intellectual property indemnification provided by Supplier to Kraft and the Eligible Recipients under this Agreement.

15.6	Authorization.

Each Party represents, warrants and covenants to the other that:

15.6.1	Corporate Existence. It is a corporation duly incorporated, validly existing and in good standing under the Laws of its State of incorporation;

15.6.2	Corporate Power and Authority. It has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

15.6.3	Legal Authority. It has obtained all licenses, authorizations, approvals, consents or permits required to perform its obligations under this Agreement under all applicable federal, state or local laws and under all applicable rules and regulations of all authorities having jurisdiction over the Services, except to the extent the failure to obtain any such license, authorizations, approvals, consents or permits is, in the aggregate, immaterial;

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

15.6.4	Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party; and

15.6.5	No Violation or Conflict. The execution, delivery, and performance of this Agreement shall not constitute a violation of any judgment, order, or decree; a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default.

15.7	Inducements; Kraft Code of Business Conduct and Ethics.

15.7.1	Inducements. Supplier represents, warrants and covenants that it has not given and will not give commissions, payments, kickbacks, lavish or extensive entertainment, or other inducements of more than minimal value to any employee or agent of Kraft in connection with this Agreement. Supplier also represents, warrants and covenants that, to the best of its knowledge, no officer, director, employee, agent or representative of Supplier has given any such payments, gifts, entertainment or other thing of value to any employee or agent of Kraft. Supplier also acknowledges that the giving of any such payments, gifts, entertainment or other thing of value is strictly in violation of Kraft policy on conflicts of interest, and may result in the cancellation of this Agreement and other existing and future contracts between the Parties.

15.7.2	Kraft Code of Conduct. Supplier covenants that, in the performance of the Services and its other contractual obligations hereunder, it shall comply with the Kraft Foods Code of Conduct for Compliance and Integrity, as set forth in Schedule 17.3, and as such Code may be reasonably modified from time to time to the extent Supplier has been given notice of it (which notice may be by electronic communications including notices of information contained on a website).

15.8	Malicious Code.

Each Party shall cooperate with the other Party and shall take commercially reasonable actions and precautions consistent with the applicable Supplement to prevent the introduction and proliferation of Malicious Code into Kraft’s or an Eligible Recipient’s environment or any System used by Supplier to provide the Services. Without limiting Supplier’s other obligations under this Agreement, in the event Malicious Code is found in Equipment, Software or Systems managed or supported by Supplier or used by Supplier to provide the Services, Supplier shall eliminate or quarantine the Malicious Code and reduce the effects of such Malicious Code and, if the Malicious Code causes a loss of operational efficiency or loss of data, to mitigate such losses and restore such data with generally accepted data restoration techniques. If the Malicious Code was introduced notwithstanding Supplier's and its Subcontractors' compliance with the obligations of this Section 15.8, then if eliminating and reducing the effects of the Malicious Code and the restoration of data requires adding substantial additional Supplier resources or third party contractors (beyond the Subcontractor personnel then assigned to perform Services for Kraft), Kraft may elect to either (i) reprioritize the Services, in which event Supplier will perform the remediation at no additional charge, or (ii) authorize Supplier to perform the remediation as a Project.

15.9	Disabling Code.

Supplier covenants that, without the prior written consent of Kraft, Supplier shall not, and shall not permit its Subcontractors (which shall not include Software providers who are not performing any Services) to intentionally insert into the Software any code, or invoke any code that has already been inserted, with the purpose of disabling or otherwise shutting down all or any portion of the Software, Equipment and/or

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Systems. Supplier also covenants that it shall use only Third Party Software (i) without disabling code or (ii) with respect to which the Third Party Software licensor and any other entity controlling invocation of such disabling code has agreed to refrain from invoking such disabling code at any time without the prior approval of Kraft. For purposes of this provision, code that serves the function of ensuring software license compliance (including passwords) shall not be deemed disabling code, provided that Supplier notifies Kraft in advance of all such code of which Supplier is aware after exercise of reasonable due diligence and obtains Kraft’s approval prior to installing such code in any Software, Equipment or System.

15.10	Compliance with Laws.

15.10.1	Compliance by Supplier. Subject to Sections 15.10.4, 15.10.5 and 15.10.6, Supplier covenants that, with respect to the provision of the Services and the performance of any of its other legal and contractual obligations hereunder, it is and shall be in compliance in all material respects with all applicable Laws and shall remain in compliance with such Laws for the Term and any Termination Assistance Services period including identifying and procuring applicable permits, certificates, approvals and inspections required under such Laws. In addition, Supplier shall be obligated to promptly correct any other violations (i.e., even if not material) of which Supplier knew. Without limitation to the generality of the foregoing, Supplier specifically covenants as follows:

15.10.1.1	Supplier and its Subcontractors shall comply in all material respects with all applicable Laws regarding minimum wage, living conditions, overtime, working conditions, and the applicable labor and environmental Laws.

15.10.1.2	Supplier shall not use, and shall ensure that none of its Subcontractors use, any child labor, prison inmates, or knowingly use convicted felons or criminals, nor shall they contract with any prison system, to perform any Services.

15.10.1.3	All products supplied by Supplier pursuant to this Agreement shall conform to and satisfy the requirements of The Occupational Safety and Health Act of 1970 (or any state or local Laws passed in lieu thereof) and all standards and regulations issued thereunder.

15.10.1.4	Supplier shall be an equal opportunity employer, as described in Section 202 of Executive Order 11246, dated September 24, 1976, as amended, and as such, shall comply with the provisions of such Executive Order and its implementing regulations during the performance of this Agreement.

15.10.1.5	Supplier shall comply with the affirmative action requirements of Part 60-741.4 Title 41, Code of Federal Regulations, with respect to individuals with disabilities during the performance of this Agreement.

15.10.1.6	Supplier shall comply with the affirmative action requirements of Part 60-250.4 Title 41, Code of Federal Regulations, with respect to Disabled Veterans and Veterans of the Vietnam Era during the performance of this Agreement.

15.10.1.7	Supplier shall comply with the provisions of Executive Order 11625 and its implementing regulations with respect to the utilization of minority business enterprises during the performance of this Agreement.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

15.10.2	Compliance Data and Reports. At no additional charge and at Kraft's request, Supplier shall provide Kraft with data and reports in Supplier’s possession necessary for Kraft to comply with all Laws applicable to the Services. If a charge of non-compliance by Supplier with any such Laws occurs, Supplier shall promptly notify Kraft of such charge.

15.10.3	Software, Equipment, Systems and Materials Compliance. Supplier covenants that the Software, Equipment, Systems and Materials owned, provided or used by Supplier in providing the Services (other than the Acquired Assets) are in compliance in all material respects with all applicable Laws and shall remain in compliance with such Laws in all material respects for the Term and any Termination Assistance Services period. Notwithstanding the foregoing, (i) Supplier shall be obligated to promptly correct any other violations (i.e., even if not material) of which Supplier knew ; and (ii) Supplier shall have a reasonable period of time, not to exceed 90 days after the date that Kraft provides any Software, Equipment, Systems or Materials to Supplier, to correct any non-compliance in the Software, Equipment, Systems or Materials supplied by Kraft for Supplier’s use hereunder and during such period the covenant set forth above shall not apply to such Software, Equipment, Systems and Materials.

15.10.4	Notice of Laws. Supplier shall notify Kraft of any Laws and changes in Laws applicable to (i) Supplier’s performance of the Services and (ii) Supplier as a provider of outsourced information technology and other in-scope services, including those applicable to the employment of Supplier Personnel and the provision of Services from the countries in which Supplier Facilities are located (collectively, “Supplier Laws”). Kraft shall notify Supplier of any other Laws and any changes in such other Laws applicable to Kraft’s and/or the Eligible Recipients’ principal businesses to the extent applicable to Supplier’s performance of the Services (other than Supplier Laws) (collectively, “Kraft Laws”). Supplier shall, through the Supplier Personnel, maintain general familiarity with Kraft Laws, and shall bring additional or changed requirements to Kraft’s attention to the extent the changed law comes to Supplier’s attention. Subject to its non-disclosure obligation under other customer contracts, Supplier also shall make commercially reasonable efforts to obtain information regarding such requirements from other outsourcing customer engagements and to communicate such information to Kraft in a timely manner. Each Party shall use commercially reasonable efforts to advise the other of Laws and changes in Laws about which such Party becomes aware in the other Party's area of responsibility, but without assuming an affirmative obligation of inquiry, except as otherwise provided herein, and without relieving the other Party of its obligations hereunder. At Kraft’s request, Supplier Personnel shall participate in Kraft provided compliance training programs.

15.10.5	Interpretation of Laws or Changes in Laws. Kraft shall be responsible, with Supplier’s cooperation and assistance, for interpreting Kraft Laws or changes in Kraft Laws and for identifying the impact of such Kraft Laws or changes in Kraft Laws on Supplier’s performance and Kraft’s and/or the Eligible Recipients' receipt and use of the Services. Supplier shall be responsible, with Kraft’s cooperation and assistance, for interpreting Supplier Laws or changes in Supplier Laws and for identifying the impact of such Supplier Laws or changes in Supplier Laws on Supplier’s performance and Kraft’s and/or the Eligible Recipients' receipt and use of the Services. To the extent the impact of any Supplier Law or change in Supplier Law cannot be readily identified by Supplier, the Parties shall cooperate in interpreting such Law or change in Law and shall seek in good faith to identify and agree upon the impact on Supplier’s performance and Kraft’s and/or the Eligible Recipients' receipt and use of the Services. If the Parties are unable to agree upon such impact, Supplier shall adopt an interpretation based on its reasonable judgment, taking into consideration alternatives that have the least adverse affect on both Parties.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

15.10.6	Implementation of Changes in Laws. In the event of any changes in Laws (including Kraft Laws to the extent Supplier receives notice of such Kraft Laws from Kraft or as otherwise provided in Section 15.10.4), Supplier shall implement any necessary modifications to the Services prior to the deadline imposed by the regulatory or governmental body having jurisdiction for such requirement or change. Except as noted in the next succeeding sentence, Supplier shall bear the costs associated with implementing changes in such Laws. If the change is a change to Kraft Laws and the effort required to implement that change meets the definition of "New Services" with the exception that for purposes of this Section 15.10.6 the requirement of clause (ii) of such definition will be deemed satisfied if the additional level of effort required exceeds [ * * * ], then that effort shall be treated as a Project. [ * * * ] shall bear the costs associated with the ongoing compliance with such changed Laws unless such change meets the [ * * * ] of [ * * * ]. At Kraft’s request, Supplier Personnel shall participate in Kraft provided regulatory compliance training programs.

15.10.7	Compliance by Kraft. Kraft covenants that, with respect to its receipt and use of the Services and the performance of any of its other legal and contractual obligations hereunder, it is and shall be in compliance in all material respects with all applicable Kraft Laws and shall remain in compliance with such Kraft Laws for the Term and any Termination Assistance Services period including identifying and procuring applicable permits, certificates, approvals and inspections required under such Laws. If Supplier provides written notice to Kraft of any applicable Law where Kraft is not in compliance in all respects, Kraft agrees that it will take steps to get in compliance.

15.10.8	Assistance to Kraft. Subject to Section 15.10.6, as part of the Services and on an ongoing basis, Supplier shall assist Kraft and the Eligible Recipients as they may reasonably require in their efforts to comply with applicable Laws (including any changes to Laws) not applicable to Supplier but related to the Services.

15.10.9	Termination. In the event that any change in Laws results in an increase of [ * * * ] or more in the estimated average monthly Charges, or otherwise has a [ * * * ] on [ * * * ] ability to [ * * * ] the [ * * * ], and Kraft would not have incurred such additional cost or impact if it had not outsourced the Services in question to Supplier, then Kraft may, at its option, terminate the Agreement or the impacted Services by giving Supplier at least 90 days prior notice, designating a date upon which such termination shall be effective, and paying to Supplier the applicable Termination Charges specified in the applicable Supplement.

15.11	Interoperability; Currency.

15.11.1	Interoperability. Supplier covenants that the Software, Equipment and Systems provided by Supplier, and/or used to provide the Services, will be interoperable with the software, equipment and systems used by Kraft or the Eligible Recipients to provide the same or similar services and/or to deliver records to, receive records from, or otherwise interact with the Software, Equipment and Systems to receive the Services; provided that such interoperability requirement shall not be interpreted to require Supplier to (i) make Kraft Systems interoperable to the extent they are not interoperable as of the Commencement Date, or (ii) make any Software, Equipment or Systems that are introduced by Kraft after the Commencement Date interoperable, to the extent the non-interoperability was approved by Kraft in accordance with the Change Control Procedures.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

15.11.2	Currency. Supplier covenants that the Software, Equipment, Systems and Services provided and/or used by Supplier will be able to receive, transmit, process, store, archive, maintain and support information in U.S. Dollars.

15.12	Disclaimer.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, CONDITIONS OR WARRANTIES TO THE OTHER PARTY, WHETHER EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY OR CONDITION OTHERWISE ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

16.	INSURANCE AND RISK OF LOSS

16.1	Insurance.

16.1.1	Requirements.

16.1.1.1	Supplier agrees to keep in full force and effect and maintain at its sole cost and expense the following policies of insurance with the specified minimum limits of liability during the term of this Agreement:

16.1.1.1.1	Workers’ Compensation and Employer’s Liability Insurance in full compliance with the applicable Laws of the state and/or country in which the work is to be performed or the country of hire (whichever is applicable), including any applicable Laws relating to self-insurance (if applicable).

(a)	The limits of liability of Workers' Compensation Insurance shall be not less than the limits required by applicable Law.

(b)	The limits of liability of Employer’s Liability Insurance with minimum limits of $1,000,000 per employee by accident/$1,000,000 per employee by disease/$1,000,000 policy limit by disease (or, if higher, the policy limits required by applicable Law).

16.1.1.1.2	Commercial General Liability Insurance (including coverage for Contractual Liability assumed by Supplier under this Agreement, Premises-Operations, and Completed Operations-Products) providing coverage for bodily injury, personal injury and property damage with combined single limits of not less than $5,000,000 per occurrence.

16.1.1.1.3	Commercial Business Automobile Liability Insurance including coverage for all owned, non-owned, leased, and hired vehicles providing coverage for bodily injury and property damage liability with combined single limits of not less than $5,000,000 per occurrence.

16.1.1.1.4	Professional Liability (also known as Errors and Omissions Liability) Insurance covering acts, errors and omissions arising out of Supplier’s operations or Services in an amount not less than $20,000,000 per claim.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

16.1.1.1.5	Comprehensive or Commercial Crime Insurance, including Employee Dishonesty and Computer Fraud Insurance covering losses arising out of or in connection with any fraudulent or dishonest acts committed by Supplier employees, acting alone or with others, in the amount of $5,000,000 per occurrence. Kraft, Kraft Affiliates and Eligible Recipients shall be included as Loss Payees as Their Interests May Appear with respect to this coverage. Supplier's policy will not provide any coverage to the extent such loss results from the dishonest acts of the employees of Kraft, Kraft Affiliates or Eligible Recipients.

16.1.1.1.6	All-risk property insurance covering the replacement cost of loss or damage to Supplier owned or leased Equipment and other Supplier assets used to provide the Services.

16.1.1.2	Supplier shall be responsible for all deductibles payable with respect to claims arising under this Agreement covered by the Supplier’s insurance described above.

16.1.2	Approved Companies. All such insurance shall be procured with reputable insurance companies and in such form as is usual and customary to Supplier’s business. With the exception of any wholly owned captive, such insurance companies shall maintain a rating at least “A-” and be at least a Financial Size Category VIII as both criteria are defined in the most current publication of Best’s Policyholder Guide.

16.1.3	Endorsements. Supplier’s insurance policies as required herein under Sections 16.1.1.1.2 and 16.1.1.1.3 shall include Kraft, Kraft Affiliates and Eligible Recipients and their respective officers, directors and employees as Additional Insureds for any and all liability, to which such insurance applies, arising at any time in connection with Supplier’s or Supplier Personnel’s performance under this Agreement. All insurance required under this Section 16.1 shall be primary insurance and any other valid insurance existing for Kraft’s benefit shall be excess of such primary insurance. Supplier shall obtain such endorsements to its policy or policies of insurance as are necessary to cause the policy or policies to comply with the requirements stated herein.

16.1.4	Certificates and Policy Information. Supplier shall provide Kraft with certificates of insurance evidencing compliance with this Article 16 (including evidence of renewal of insurance) signed by authorized representatives of the respective carriers for each year that this Agreement is in effect. Each certificate of insurance shall provide that the issuing company shall not cancel, the insurance afforded under the above policies unless notice of such cancellation has been provided in accordance to policy provisions to Supplier. Upon receipt of such notice, Supplier will forward notice of cancellation to:

Kraft Foods Group, Inc.

Three Parkway North

Deerfield, Illinois 60015

Attention: Senior Manager, Risk & Insurance

Kraft may from time to time change its address or designee for receipt of the deliveries and notices described above and the date upon which such change shall become effective.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

16.1.5	No Implied Limitation. The obligation of Supplier and its Affiliates to provide the insurance specified herein shall not limit or expand in any way any obligation or liability of Supplier provided elsewhere in this Agreement. The rights of Kraft and its subsidiaries, Affiliates and Eligible Recipients to insurance coverage under policies issued to one or more of them are independent of this Agreement and shall not be limited by this Agreement.

16.2	Risk of Loss.

Each Party shall be responsible for damages to their respective tangible personal or real property (whether owned or leased), and each party agrees to look only to their own insuring arrangements (if any) with respect to such damages. Supplier, Kraft, Kraft Affiliates and Eligible Recipients waive all rights to recover against each other for any loss or damage to their respective tangible personal or real property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions. Each Party will cause their respective insurers to issue appropriate waivers of subrogation rights endorsements to all property insurance policies maintained by each Party.

17.	INDEMNITIES

17.1	Indemnity by Supplier.

Supplier agrees to indemnify, defend and hold harmless (i) Kraft and its Affiliates, Altria and its Affiliates (even if Altria ceases to be an Affiliate of Kraft) and the Eligible Recipients (excluding the Eligible Recipients identified in clauses (h) and (i) in the definition of Eligible Recipients); and (ii) all of their respective officers, directors, employees, agents, representatives, successors and assigns, from any and all Losses and threatened Losses due to third party claims (the Eligible Recipients, other than those in clauses (h) and (i) in the definition of such term, and Affiliates of a Party shall not be deemed third parties for purposes of this Section 17.1 except as provided in Section 17.1.9) arising from or in connection with any of the following:

17.1.1	Representations, Warranties and Covenants. Supplier’s breach of any of the representations, warranties and covenants set forth in [ * * * ] (regardless of whether [ * * * ]), and the first sentence of [ * * * ].

17.1.2	Assumed Contracts. Supplier’s decision to terminate or failure to observe or perform any duties or obligations to be observed or performed by Supplier under any of the Third Party Software licenses, Equipment Leases or Third Party Contracts assigned to Supplier or for which Supplier has assumed financial or operational responsibility pursuant to this Agreement, but only to the extent the cause of action accrues after the date of such assignment to Supplier with respect to contracts assigned to Supplier, or after the Commencement Date with respect to contracts not assigned to Supplier but for which Supplier has assumed financial or operational responsibility pursuant to this Agreement.

17.1.3	Licenses, Leases and Contracts. Supplier’s failure to observe or perform any duties or obligations to be observed or performed by Supplier under Third Party Software licenses, Equipment leases or Third Party Contracts used by Supplier to provide the Services to the extent Supplier is financially or operationally responsible or is otherwise informed thereof (but only after the time Supplier is informed thereof).

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

17.1.4	Kraft Data or Proprietary Information. Supplier’s breach of its obligations with respect to Kraft Data or Kraft Proprietary Information set forth in Sections 13.1, 13.2.1, 13.3, 13.4, 13.5, and 13.6.

17.1.5	Infringement. Infringement or misappropriation or alleged infringement or alleged misappropriation of a patent, trade secret, copyright or other proprietary rights in contravention of Supplier’s representations, warranties and covenants in Sections 15.4 and 15.5. The foregoing indemnity will not cover any claims of infringement arising out of, under or in connection with the provision of call center services for Kraft’s customers or automated attendant services for such customer call centers involving computer telephony integration. As of the Effective Date, the Services do not include the provision of any such customer call center or automated attendant services.

17.1.6	Government Claims. Claims for fines, penalties, sanctions, interest or other monetary remedies imposed by a governmental body, regulatory agency or standards organization resulting from Supplier’s failure to perform its responsibilities under this Agreement (in the case of [ * * * ], regardless of whether [ * * * ]).

17.1.7	Taxes. Taxes, together with interest and penalties that are the responsibility of Supplier under Section 11.4.

17.1.8	Claims Arising in Shared Facility Services. Systems, services or products provided by Supplier to a third party from any shared Supplier facility or using any shared Supplier resources (excluding Services provided to an Eligible Recipient pursuant to this Agreement).

17.1.9	Affiliate, Subcontractor or Assignee Claims. Any claim, other than an indemnification claim under this Agreement, initiated by (i) a Supplier Affiliate or Subcontractor asserting rights under this Agreement or (ii) any entity to which [ * * * ] its rights to receive [ * * * ] from [ * * * ] under [ * * * ] to the extent related to this Agreement or such [ * * * ], unless the [ * * * ] by the provisions of [ * * * ].

17.1.10	Supplier Personnel Injury Claims. Any claim by Supplier Personnel for death, personal injury or bodily injury suffered on a Kraft Site, except to the extent caused by Kraft’s gross negligence or willful misconduct.

17.1.11

Employment Claims. Any claim (including claims by Transitioned Employees) relating to any (i) violation by Supplier, Supplier Affiliates or Subcontractors, or their respective officers, directors, employees, representatives or agents, of any Laws or any common law protecting persons or members of protected classes or categories, including Laws prohibiting discrimination or harassment on the basis of a protected characteristic; (ii) liability arising or resulting from the employment of Supplier Personnel (including Transitioned Employees) by Supplier, Supplier Affiliates or Subcontractors (including liability for any social security or other employment taxes, workers’ compensation claims and premium payments, and contributions applicable to the wages and salaries of such Supplier Personnel); (iii) payment or failure to pay any salary, wages or other cash compensation due and owing to any Supplier Personnel (including Transitioned Employees from and after their Employment Effective Dates), (iv) employee pension or other benefits of any Supplier Personnel (including Transitioned Employees) accruing from and after their Employment Effective Date, (v) other aspects of the employment relationship of Supplier Personnel (including Transitioned Employees) with Supplier, Supplier Affiliates or Subcontractors or the termination of such relationship, including claims for wrongful discharge,

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

claims for breach of express or implied employment contract and claims of joint employment; and/or (vi) liability resulting from representations (oral or written) to the Affected Kraft Foods Global Personnel or any other Affected Personnel by Supplier, Supplier Affiliates or Subcontractors (or their respective officers, directors, employees, representatives or agents), or other acts or omissions with respect to Affected Kraft Foods Global Personnel or any other Affected Personnel by such persons or entities, including any act, omission or representation made in connection with the interview, selection, hiring and/or transition process, the offers of employment made to such employees, the failure to make offers to any such employees or the terms and conditions of such offers (including compensation and employee benefits), except, in each case, to the extent resulting from the wrongful actions of Kraft, the Eligible Recipients, or Kraft Third Party Contractors, errors or inaccuracies in the information provided by Kraft and faithfully communicated by Supplier or the failure of Kraft, the Eligible Recipients, or Kraft Third Party Contractors to comply with Kraft’s responsibilities under this Agreement. For purposes of this Agreement, Supplier has no liability, and is not responsible, for claims by Transitioned Employees accruing prior to their Employment Effective Date to the extent Kraft has an indemnity obligation for such claim under Section 17.2.9.

17.1.12	WARN Act. Supplier’s breach of its obligations under Section 8.11.2 to the extent such breach results in Kraft or any Eligible Recipient being in violation of the WARN Act or the regulations promulgated thereunder with respect to Kraft’s Bannockburn facility referred to in Section 8.11.2.

17.2	Indemnity by Kraft.

Kraft agrees to indemnify, defend and hold harmless Supplier and its officers, directors, employees, agents, representatives, successors and assigns, from any Losses and threatened Losses due to third party claims (the Eligible Recipients and Affiliates of a Party shall not be deemed third parties for purposes of this Section 17.2 except as provided in Section 17.2.7) arising from or in connection with any of the following:

17.2.1	Representations, Warranties and Covenants. Kraft breach of any of the representations, warranties and covenants set forth in Section 15.6 and Section [ * * * ] (regardless of whether [ * * * ]).

17.2.2	Licenses, Leases or Contracts. Kraft’s failure to observe or perform any duties or obligations to be observed or performed by Kraft under any of the applicable Third Party Software licenses, Equipment Leases or Third Party Contracts to the extent Kraft is financially or operationally responsible under this Agreement, to the extent Kraft is informed thereof (but only after the time Kraft is informed thereof), or is financially or operationally responsible under this Agreement, or to the extent such licenses, leases or contracts are retained by Kraft; provided Supplier’s notification to Kraft of a duty or obligation to a third party shall not limit Supplier’s obligation to obtain the rights it requires to perform the Services as provided in this Agreement.

17.2.3	Pre-Assignment Date Matters. Kraft’s failure to observe or perform any duties or obligations to be observed or performed by Kraft under any of the (a) Third Party Software licenses, Equipment Leases or Third Party Contracts assigned to Supplier by Kraft prior to the assignment or assumption of such license, lease or contract by Supplier, or (b) under any other Third Party Software licenses, Equipment Leases or Third Party Contracts made available to Supplier by Kraft, except to the extent such failure occurred as a result of Supplier’s failure to meet its obligations pursuant to this Agreement.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

17.2.4	Supplier’s Proprietary Information. Kraft’s breach of its obligations with respect to Supplier’s Proprietary Information set forth in Sections 13.3 and 13.4, or breach of its obligations for privacy protection under the Global Master Data Protection Agreement.

17.2.5	Infringement. Infringement or misappropriation or alleged infringement or alleged misappropriation of a patent, trade secret, copyright or other proprietary rights with respect to any Software or Materials made available by Kraft to Supplier hereunder or otherwise in contravention of Kraft’s representations, warranties and covenants in [ * * * ]. The Parties agree and acknowledge that the Services do not include any call center services for Kraft’s customers or automated attendant services for such customer call centers involving computer telephony integration.

17.2.6	Taxes. Taxes, together with interest and penalties that are the responsibility of Kraft under Section 11.4.

17.2.7	Kraft Affiliate, Eligible Recipient or Third Party Contractor Claims. Any claim, other than an indemnification claim or insurance claim under this Agreement, initiated by a Kraft Affiliate, an Eligible Recipient (other than Kraft, or an entity described in clauses (h) and (i) in the definition of “Eligible Recipient”) or a Kraft Third Party Contractor asserting rights under this Agreement.

17.2.8	Government Claims. Claims for fines, penalties, sanctions, interest or other monetary remedies imposed by a governmental body, regulatory agency or standards organization resulting from Kraft’s failure to perform its responsibilities under this Agreement (in the case of Section [ * * * ], regardless of whether [ * * * ]).

17.2.9

Employment Claims. Any claim relating to any (a) violation by Kraft or the Eligible Recipients, or their respective officers, directors, employees, representatives or agents, of Federal, state, provincial, local, international or other Laws or regulations or any common law protecting persons or members of protected classes or categories, including laws or regulations prohibiting discrimination or harassment on the basis of a protected characteristic, (b) liability arising or resulting from a Transitioned Employee’s employment with Kraft prior to the Employment Effective Date with Supplier, (c) payment or failure to pay any salary, wages or other cash compensation due and owing to (i) any Kraft employee who does not become a Transitioned Employee or (ii) any Transitioned Employee prior to such Transitioned Employee’s Employment Effective Date with Supplier, (d) (i) all accrued employee pension or other benefits of any Kraft employee who does not become a Transitioned Employee and (ii) those employee pension or other benefits of any Transitioned Employee accruing prior to such Transitioned Employee’s Effective Employment Date with Supplier, (e) other aspects of any Transitioned Employee’s employment relationship with Kraft or the termination of such relationship, including claims for breach of an express or implied contract of employment, and/or (f) liability resulting from representations (oral or written) to the Kraft employees identified on the applicable Supplement by Kraft or the Eligible Recipients (or their respective officers, directors, employees, representatives or agents) with respect to their employment by Supplier or its Subcontractors or Affiliates (other than representations made with the authorization or approval of Supplier, representations that Supplier knew to be inaccurate and failed to correct and/or representations made by Supplier in this Agreement), except, in each case, to the extent resulting from the wrongful actions of Supplier, Supplier Affiliates or Subcontractors or their failure to comply

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

with Supplier’s responsibilities under this Agreement, or involving any matters for which Supplier has an indemnity obligation under Section 17.1.11; and

17.2.10	Kraft Personnel Injury Claims. Any claim by Kraft Personnel for death, personal injury or bodily injury suffered on a Supplier Facility, except to the extent caused by Supplier’s gross negligence or willful misconduct.

17.3	Additional Indemnities.

Supplier agrees to indemnify, defend and hold harmless the Entities and individuals that are entitled to indemnification pursuant to Section 17.1, and Kraft agrees to indemnify, defend and hold harmless the Entities and individuals that are entitled to indemnification pursuant to Section 17.2, from any and all Losses and threatened Losses to the extent they arise from or in connection with any of the following: (a) except as otherwise provided in Section 17.1.10 or Section 17.2.10, third party claims arising from the death, personal injury or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the indemnitor or the failure of the indemnitor to comply with its obligations under this Agreement; and (b) the damage, loss or destruction of any third party's real or tangible personal property caused by the negligence or other tortious conduct of the indemnitor or the failure of the indemnitor to comply with its obligations under this Agreement.

17.4	Infringement.

In the event that (i) any Software, Equipment, Materials or Services for which Supplier has an indemnification obligation pursuant to Section 17.1.5 or for which Kraft has an indemnification obligation pursuant to Section 17.2.5, or in the reasonable opinion of the Party with the indemnification obligation, are likely to be found, to infringe upon the patent, copyright, trademark, trade secrets, intellectual property or proprietary rights of any third party in any country in which Services are to be performed or received under this Agreement, or (ii) the continued use of such item(s) is enjoined, the party with the indemnification obligation shall, in addition to defending, indemnifying and holding harmless the other Party as provided in Section 17.1.5 or Section 17.2.5, as applicable, and to the other rights the non-indemnifying Party may have under this Agreement, promptly and at its own cost and expense and in such a manner as to minimize the disturbance to the non-indemnifying Party’s business activities do one of the following (subject to any applicable limitation of liability set forth in Section 18.3.2):

17.4.1	Obtain Rights. Obtain for the non-indemnifying Party the legal right to continue using such Software, Equipment or Materials.

17.4.2	Modification. Modify the item(s) in question so that it is no longer infringing (provided that such modification does not degrade the performance or quality of the Services or adversely affect Kraft’s and the Eligible Recipients’ intended use as contemplated by this Agreement).

17.4.3	Replacement. Replace such item(s) with a non-infringing functional equivalent acceptable to Kraft.

17.4.4	Removal. If Kraft is the indemnifying Party, Kraft may at its option elect to require Supplier to discontinue use of the infringing Material, in which case Supplier shall be excused to the extent such removal prevents Supplier from meeting any of its performance obligations under this Agreement.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

17.5	Indemnification Procedures.

With respect to non-Party claims which are subject to indemnification under this Agreement (other than as provided in Section 17.6 with respect to claims covered by Section 17.1.6), the following procedures shall apply:

17.5.1	Notice. Promptly after receipt by any entity entitled to indemnification under this Agreement of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification hereunder, the indemnitee shall notify the indemnitor of such claim. No delay or failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that such indemnitor has suffered actual prejudice by such delay or failure. Within 15 days following receipt of notice from the indemnitee relating to any claim, but no later than five days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee that the indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

17.5.2	Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election within the required notice period, the indemnitor shall assume sole control over the defense and settlement of the claim; provided, however, that (i) the indemnitor shall keep the indemnitee fully apprised at all times as to the status of the defense, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim asserting any liability against the indemnitee or imposing any obligations or restrictions on the indemnitee or ceasing to defend against such claim. The indemnitor shall not be liable for any legal fees or expenses incurred by the indemnitee following the delivery of a Notice of Election; provided, however, that (i) the indemnitee shall be entitled to employ counsel at its own expense to participate in the handling of the claim, and (ii) the indemnitor shall pay the fees and expenses associated with such counsel if there is a conflict of interest with respect to such claim which is not otherwise resolved or if the indemnitor has requested the assistance of the indemnitee in the defense of the claim or the indemnitor has failed to defend the claim diligently and the indemnitee is prejudiced or likely to be prejudiced by such failure. The indemnitor shall not be obligated to indemnify the indemnitee for any amount paid or payable by such indemnitee in the settlement of any claim if (A) the indemnitor has delivered a timely Notice of Election and such amount was agreed to without the written consent of the indemnitor, (B) the indemnitee has not provided the indemnitor with notice of such claim and a reasonable opportunity to respond thereto, or (C) the time period within which to deliver a Notice of Election has not yet expired.

17.5.3	Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate. The indemnitor shall promptly reimburse the indemnitee for all such reasonable costs and expenses incurred by the indemnitee, including reasonable attorneys’ fees.

17.6	Indemnification Procedures – Governmental Claims.

With respect to claims covered by Section 17.1.6, the following procedures shall apply:

17.6.1

Notice. Promptly after receipt by the indemnitee of notice of the commencement or threatened commencement of any action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to Section 17.1.6, the indemnitee shall notify the indemnitor

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

of such claim. No delay or failure to so notify the indemnitor shall relieve the indemnitor of its obligations under this Agreement except to the extent that the indemnitor has suffered actual prejudice by such delay or failure.

17.6.2	Procedure for Defense. The indemnitee shall be entitled, at its option, to have the claim handled pursuant to Section 17.5 or to retain sole control over the defense and settlement of such claim; provided that, in the latter case, the indemnitee shall (i) consult with the indemnitor on a regular basis regarding claim processing (including actual and anticipated costs and expenses) and litigation strategy, (ii) reasonably consider any the indemnitor settlement proposals or suggestions, and (iii) use commercially reasonable efforts to minimize any amounts payable or reimbursable by the indemnitor.

17.7	Subrogation.

Except as otherwise provided in Section 16.1, in the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to any provision of this Agreement, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

18.	LIABILITY

18.1	General Intent.

Subject to the specific provisions and limitations of this Article 18, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement.

18.2	Force Majeure.

18.2.1	General. Subject to Section 18.2.4, no Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, wars, riots, civil disorders, rebellions or revolutions, acts of terrorism, or any other similar cause beyond the reasonable control of such Party except to the extent that the non-performing Party could not have prevented such default or delay using reasonable precautions, and provided that such default or delay cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means. A strike, lockout or labor dispute involving Supplier Personnel shall not excuse Supplier from its obligations hereunder. The failure of any Equipment, Software or System for which Supplier is operationally responsible to be year 2000 compliant shall not be considered a force majeure event and shall not relieve Supplier of any of its obligations under this Agreement, including its obligations to perform the Services in accordance with the Service Levels. In addition, the refusal of Supplier Personnel to enter a facility that is the subject of a labor dispute shall excuse Supplier from its obligations hereunder only if and to the extent such refusal is based upon a reasonable fear of physical harm.

18.2.2

Duration and Notification. In the event of a force majeure event the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so prevented, hindered or delayed in its performance shall, as quickly as practicable

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

under the circumstances, notify the Party to whom performance is due by telephone (to be confirmed in writing within one day of the inception of such delay) and describe at a reasonable level of detail the circumstances of the force majeure event, the steps being taken to address such force majeure event, and the expected duration of such force majeure event.

18.2.3	Substitute Services; Termination. If any event described in Section 18.2.1 has substantially prevented, hindered or delayed or is reasonably expected to substantially prevent, hinder or delay the performance by Supplier or one of its Subcontractors of Services necessary for the performance of critical Kraft or Eligible Recipient functions for longer than the recovery period specified in the applicable disaster recovery plan or, if there is no such recovery period, [ * * * ], Kraft may procure such Services from an alternate source, and Supplier shall be solely liable for payment for such services from the alternate source for so long as the delay in performance shall continue, provided that Kraft continues to pay Supplier the Charges for such Services with respect to the period of non-performance, and Kraft has not terminated the affected portion of the Services. Kraft may at its option elect to pay the alternate source directly in lieu of paying Supplier for the affected services. In addition, if any event described in Section 18.2.1 substantially prevents, hinders or delays the performance by Supplier or one of its Subcontractors of Services necessary for the performance of critical Kraft functions (i) for more than [ * * * ] days, and Supplier has not obtained such Services from another source on a temporary basis, Kraft, at its option, may terminate any portion of this Agreement so affected and the charges payable hereunder shall be equitably adjusted to reflect those terminated Services; or (ii) for more than [ * * * ] days, and Supplier has not obtained the Services from another source on a temporary basis, Kraft, at its option, may terminate this Agreement in its entirety. If the termination described in the preceding sentence results from [ * * * ] that impacts a Supplier Facility or that otherwise [ * * * ] from being able to [ * * * ], [ * * * ] shall not be obligated to pay any [ * * * ] in connection with [ * * * ]. [ * * * ] shall be obligated to pay the [ * * * ] in the event the [ * * * ] results from a [ * * * ] on a [ * * * ] or a [ * * * ]. Except as described above, [ * * * ] shall not have the right to additional [ * * * ] or increased [ * * * ] as a result of any [ * * * ] affecting [ * * * ] ability to [ * * * ].

18.2.4	Disaster Recovery and Business Continuity Plans. Within 90 days after the Effective Date or by the Commencement Date, whichever occurs first, Supplier shall document its disaster-recovery plan for the Services and ensure that it is consistent with and will operate in conjunction with the standards and plans referred to in the applicable Supplement. Supplier shall execute its disaster-recovery plan upon the occurrence of a disaster and cooperate with Kraft in the execution of Kraft’s and/or the Eligible Recipients’ business-continuity and disaster-recovery plans.

18.2.5	Payment Obligation. If Supplier fails to provide Services in accordance with this Agreement due to the occurrence of a force majeure event, all amounts payable to Supplier hereunder shall be equitably adjusted in a manner such that Kraft is not required to pay any amounts for Services that it is not receiving from Supplier, unless such Services are obtained from an alternate source at Supplier’s expense pursuant to Section 18.2.3.

18.2.6	Allocation of Resources. Without limiting Supplier’s obligations under this Agreement, whenever a force majeure event or disaster causes Supplier to allocate limited resources between or among Supplier’s customers and Affiliates, Kraft and the Eligible Recipients shall receive at least the same treatment as comparable Supplier customers. In no event will Supplier re-deploy or re-assign any Key Supplier Personnel to another customer or account in the event of the occurrence of a force majeure event.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

18.3	Limitation of Liability.

18.3.1	Exclusions from Liability.

Disclaimer of Consequential Damages. EXCEPT AS PROVIDED IN THIS SECTION 18.3, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, COLLATERAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18.3.2	Liability Caps.

18.3.2.1	[ * * * ] Liability Cap. Additionally, except as provided below in Section 18.3.3, the total aggregate liability of either Party for claims (other than claims that are referenced in Section 18.3.2.2) asserted by the other Party under or in connection with this Agreement (including claims arising from parties to a Companion Agreement), regardless of the form of the action or the theory of recovery, shall be limited to (i) [ * * * ] for claims for which the last act or omission giving rise to such liability occurs before the date that is [ * * * ] months after the GroceryCo Start Date, or (ii) the total Charges payable to Supplier (including amounts payable to a Supplier Affiliate under a Companion Agreement) during the [ * * * ] period preceding the last act or omission giving rise to such liability for claims for which the last act or omission giving rise to such liability occurs more than [ * * * ] after the GroceryCo Start Date.

18.3.2.2	[ * * * ] Liability Cap. (a) Supplier’s liability under Section 17.1.1 for third party claims that arise from a breach of Section 15.10.1, and Section 17.1.4, and Losses occasioned by any breach of its obligations under Article 13 and Section 15.10.1, and (b) Kraft’s liability under Section 17.2.1 for third party claims that arise from a breach of Section 15.10.7, Section 17.2.4, and Losses occasioned by any breach of its obligations under Article 13 and Section 15.10.7, in the aggregate for each Party (including claims arising from parties to a Companion Agreement), shall be limited to (i) [ * * * ] for claims for which the last act or omission giving rise to such liability occurs before the date that is [ * * * ] months after the GroceryCo Start Date, or (ii) the total Charges payable to Supplier (including amounts payable to a Supplier Affiliate under a Companion Agreement) during the [ * * * ] period preceding the last act or omission giving rise to such liability for claims for which the last act or omission giving rise to such liability occurs more than [ * * * ] after the GroceryCo Start Date. For the avoidance of doubt, the [ * * * ] cap referred to above in this Section 18.3.2.2 is separate and apart from the cap referred to in Section 18.3.2.1.

18.3.3	Exceptions to Limitations of Liability.

18.3.3.1	The exclusions set forth in Section 18.3.1 and the liability caps set forth in Section 18.3.2 shall not apply with respect to Losses occasioned by the [ * * * ] of a Party.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

18.3.3.2	The exclusions set forth in Section 18.3.1 shall not apply to amounts paid with respect to [ * * * ] that are the subject of indemnification pursuant to Sections [ * * * ] and [ * * * ], Losses occasioned by any breach of a Party’s obligations under [ * * * ] or [ * * * ].

18.3.3.3	The liability cap set forth in Section 18.3.2.1 shall not apply with respect to [ * * * ] that are the subject of indemnification pursuant to [ * * * ] and 17.2 (except for amounts paid for [ * * * ] under [ * * * ] as provided in [ * * * ]).

18.3.3.4	The exclusions set forth in Section 18.3.1 shall not apply to amounts paid with respect to [ * * * ] that are the subject of indemnification pursuant to [ * * * ], but the cap set forth in Section 18.3.2.1 shall apply.

18.3.3.5	The exclusions set forth in Section 18.3.1 and the liability caps set forth in Section 18.3.2 shall not apply with respect to amounts paid for [ * * * ] by the [ * * * ] of this Agreement by [ * * * ]; provided, however, that [ * * * ] may exercise its express termination rights under this Agreement in good faith, in which case the limitations in Sections 18.3.1 and 18.3.2 will apply.

18.3.3.6	The exclusions set forth in Section 18.3.1 and the liability caps set forth in Section 18.3.2 shall not apply with respect to amounts paid for [ * * * ] by [ * * * ], provided that [ * * * ] may exercise its express termination rights under this Agreement in good faith (in which case the exclusions in Section 18.3.1 and the liability caps in 18.3.2 will apply) subject to [ * * * ] continued obligation to provide [ * * * ] as set forth in this Agreement. For purposes of this provision, “refusal” shall mean the intentional cessation by [ * * * ], in a manner impermissible under this Agreement, of the performance of all or a material portion of the [ * * * ] then required to be provided by [ * * * ] under this Agreement.

18.3.3.7	The exclusions set forth in Section 18.3.1 and the liability caps set forth in Section 18.3.2 shall not apply with respect to amounts paid under [ * * * ] with respect to [ * * * ] of an [ * * * ] or [ * * * ] of [ * * * ].

18.3.3.8	The exclusions set forth in Section 18.3.1 and the liability caps set forth in Section 18.3.2 shall not apply with respect to amounts paid for [ * * * ] by any [ * * * ] of a Party’s [ * * * ] set forth in [ * * * ] or [ * * * ], or the first sentence of [ * * * ].

18.3.4	Items Not Considered Damages. The following shall not be considered damages subject to, and shall not be counted toward the liability exclusions or caps specified in, Section 18.3.1 or 18.3.2:

18.3.4.1	[ * * * ] assessed against [ * * * ] pursuant to [ * * * ], recognizing that the [ * * * ] will reduce the amount paid by [ * * * ] and thereby have the effect of reducing [ * * * ] limitation of liability where such liability is calculated based on the fees paid by [ * * * ] during the applicable period.

18.3.4.2	Amounts withheld by [ * * * ] in accordance with this Agreement due either to [ * * * ] or [ * * * ].

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

18.3.4.3	Amounts paid by [ * * * ] but subsequently recovered from [ * * * ] due either to [ * * * ] or [ * * * ].

18.3.4.4	[ * * * ] and other amounts that are due and owing to [ * * * ] for [ * * * ] under this Agreement.

18.3.4.5	[ * * * ] reimbursement obligations under [ * * * ]

18.3.5	Waiver of Liability Cap. If, at any time, the total aggregate liability of one Party for adjudicated claims by the other Party that arise under or in connection with this Agreement during the [ * * * ] after the Commencement Date exceeds [ * * * ] of either of the liability caps specified in Section 18.3.2 and, within [ * * * ] from receipt of the request of the other Party, the Party incurring such liability refuses to waive such cap and/or increase the available cap to an amount at least equal to the original liability cap, then the other Party may [ * * * ] this Agreement without payment of [ * * * ].

18.3.6	Acknowledged Direct Damages. The following shall be considered direct damages and neither Party shall assert that they are indirect, incidental, collateral, consequential or special damages or lost profits to the extent they result directly from the breaching Party’s failure to perform in accordance with this Agreement:

18.3.6.1	Costs and expenses of [ * * * ] any lost, stolen or damaged [ * * * ].

18.3.6.2	Costs and expenses of [ * * * ] in respect of a failure to provide the [ * * * ].

18.3.6.3	Costs and expenses of replacing lost, stolen or damaged [ * * * ].

18.3.6.4	Cover damages, including the costs and expenses incurred to procure the [ * * * ] or corrected [ * * * ] from an alternate source, to the extent in excess of [ * * * ] under this Agreement.

18.3.6.5	[ * * * ] or [ * * * ] incurred by either Party, including [ * * * ] of additional [ * * * ] and [ * * * ] charges.

18.3.6.6	Costs and expenses incurred to bring [ * * * ] or to contract to obtain [ * * * ], including the costs and expenses associated with the retention of [ * * * ] and [ * * * ] to assist with any [ * * * ] resulting from a [ * * * ] to [ * * * ].

18.3.6.7	Damages of [ * * * ] which are direct damages of such [ * * * ] and which would be direct damages of [ * * * ] if they had instead been suffered by [ * * * ] (including being so considered under this Section 18.37).

18.3.6.8	[ * * * ] remedies imposed by a [ * * * ] or [ * * * ] or [ * * * ] for failure to comply with requirements or deadlines in violation of [ * * * ].

18.3.6.9	Lost [ * * * ] incurred by [ * * * ] and the [ * * * ] to the extent arising as the result of [ * * * ] failure to properly review and [ * * * ] to [ * * * ] as required by this Agreement.

18.3.7	Duty to Mitigate Damages. Each Party shall have a duty to mitigate damages for which the other Party may be responsible.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

19.	DISPUTE RESOLUTION

19.1	Informal Dispute Resolution.

Prior to the initiation of formal dispute resolution procedures with respect to any dispute, other than as provided in Section 19.4 or Section 20.8, the Parties shall first attempt to resolve such dispute informally, as follows:

19.1.1	Initial Effort. The Parties agree that the Kraft Contract Manager and the Supplier Account Executive shall attempt in good faith to resolve the dispute. In the event the Kraft Contract Manager and the Supplier Account Executive are unable to resolve a dispute in an amount of time that either Party deems reasonable under the circumstances, such Party may refer the dispute for resolution to the senior corporate executives specified in Section 19.1.2 below upon written notice to the other Party.

19.1.2	Escalation. Within five business days of a notice under Section 19.1.1 above referring a dispute for resolution by senior corporate executives, the Kraft Contract Manager and the Supplier Account Executive will each prepare and provide to a Supplier Vice President and General Manager, United States and the Kraft Chief Financial Officer, respectively, summaries of the non-privileged relevant information and background of the dispute, along with any appropriate non-privileged supporting documentation, for their review. The designated senior corporate executives will confer as often as they deem reasonably necessary in order to gather and furnish to the other all non-privileged information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The designated senior corporate executives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. The specific format for the discussions will be left to the discretion of the designated senior corporate executives, but may include the preparation of agreed-upon statements of fact or written statements of position.

19.1.3	Provision of Information. During the course of negotiations under Section 19.1.1 or Section 19.1.2 above, all reasonable requests made by one Party to another for non-privileged information, reasonably related to the dispute, will be honored in order that each of the parties may be fully advised of the other’s position. All negotiation shall be strictly confidential and used solely for the purposes of settlement. Any materials prepared by one Party for these proceedings shall not be used as evidence by the other Party in any subsequent arbitration or litigation; provided, however, the underlying facts supporting such materials may be subject to discovery.

19.1.4	Prerequisite to Arbitration. Arbitration of a dispute may not be commenced until the earlier of:

19.1.4.1	the designated senior corporate executives under Section 19.1.2 above concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

19.1.4.2	30 days after the notice under Section 19.1.1 above referring the dispute to senior corporate executives.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

19.2	Non-Binding Mediation.

19.2.1	Requirement to Attempt Non-Binding Mediation. Except for disputes described in Section 19.4 or Section 20.8 or termination of this Agreement pursuant to Article 20, any dispute arising out of or relating to this Agreement, or any breach thereof, which cannot be resolved using the procedures set forth in Section 19.1 shall be first attempted to be resolved through non-binding mediation under the mediation rules of the Center for Public Resources.

19.2.2	Location and Decision. The mediation shall take place in Chicago, Illinois, and shall apply the governing law of this Agreement. The recommendations of the mediators shall be non-binding. The mediators shall be instructed to state the reasons for their recommendations. The mediators shall be bound by the warranties, limitations of liability and other provisions of this Agreement.

19.2.3	Selection and Qualification of Mediators. Within 10 days after delivery of written notice (“Notice of Mediation”) by one Party to the other in accordance with this Section, the Parties each shall use good faith efforts to mutually agree upon one mediator. If the Parties are not able to agree upon one mediator within such period of time, the Parties each shall within 10 days: (i) appoint one mediator who has at no time ever represented or acted on behalf of either of the Parties, and is not otherwise affiliated with or interested in either of the Parties and (ii) deliver written notice of the identity of such mediator and a copy of his or her written acceptance of such appointment to the other Party. If either Party fails or refuses to appoint a mediator within such 10-day period, the single mediator appointed by the other Party shall decide alone the issues set out in the Notice of Mediation. Within 10 days after such appointment and notice, such mediators shall appoint a third neutral and independent arbitrator who at no time ever represented or acted on behalf of either of the Parties, and is not otherwise affiliated with or interested in either of the Parties. In the event that the two mediators fail to appoint a third mediator within 10 days of the appointment of the second mediator, either mediator or either Party may apply for the appointment of a third mediator to the Center for Public Resources.

19.2.4	General. All mediators shall be practicing attorneys with at least five years’ experience with the business processes, technology and law applicable to the Services or similar services or transactions. The Parties shall use commercially reasonable efforts to conclude the mediation within 60 days after selection of the mediator or mediators. The recommendations of the mediator or the majority of the three mediators, as applicable, shall be rendered within 15 days after the conclusion of the hearing, shall be in writing, shall set forth the basis therefore. Each Party shall bear its own mediation costs and expenses and all other costs and expenses of the mediation shall be divided equally between the Parties.

19.3	Arbitration.

19.3.1	Arbitration. Except for disputes described in Section 19.4, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, which cannot be resolved using the procedures set forth above in Section 19.1 or 19.2 shall be finally resolved under the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided, however, that without limiting any rights at law or in equity a Party may have because of an improper termination of this Agreement by the other Party, nothing contained in this Agreement shall limit either Party’s right to terminate this Agreement pursuant to Article 20.

19.3.2	Location and Decision. Any arbitration under this Agreement shall take place in Chicago, Illinois, and shall apply the governing law of this Agreement. The decision of the arbitrators shall

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

be final and binding and judgment on the award may be entered in any court of competent jurisdiction. The arbitrators shall be instructed to state the reasons for their decisions, including findings of fact and law. The arbitrators shall be bound by the warranties, limitations of liability and other provisions of this Agreement. Except with respect to the provisions of this Agreement which provide for injunctive relief rights, such arbitration shall be a precondition to any application by either Party to any court of competent jurisdiction.

19.3.3	Selection and Qualification of Arbitrators. Within 30 days, or such reasonable period mutually agreed upon by the Parties, after delivery of written notice (“Notice of Arbitration”) by one Party to the other in accordance with this Section, the Parties each shall use good faith efforts to mutually agree upon one arbitrator. If the Parties are not able to agree upon one arbitrator within such period of time, the Parties each shall within 30 days: (i) appoint one arbitrator who has at no time ever represented or acted on behalf of either of the Parties, and is not otherwise affiliated with or interested in either of the Parties and (ii) deliver written notice of the identity of such arbitrator and a copy of his or her written acceptance of such appointment to the other Party. If either Party fails or refuses to appoint an arbitrator within such 30-day period, the single arbitrator appointed by the other Party shall decide alone the issues set out in the Notice of Arbitration. Within 30 days after such appointment and notice, such arbitrators shall appoint a third neutral and independent arbitrator who at no time ever represented or acted on behalf of either of the Parties, and is not otherwise affiliated with or interested in either of the Parties. In the event that the two arbitrators fail to appoint a third arbitrator within 30 days of the appointment of the second arbitrator, either arbitrator or either Party may apply for the appointment of a third arbitrator to the American Arbitration Association.

19.3.4	Scope of Discovery. Subject to the last two sentences of this Section 19.3.4, discovery will be limited to the request for and production of documents, depositions and interrogatories. Interrogatories will be allowed only as follows: a Party may request the other Party to identify by name, last known address and telephone number (i) all persons having knowledge of facts relevant to the dispute and a brief description of that person's knowledge, (ii) any experts who may be called as an expert witness, the subject matter about which the expert is expected to testify, the mental impressions and opinions held by the expert and the facts known by the expert (regardless of when the factual information was acquired) that relate to or form the basis for the mental impressions and opinions held by the expert, and (iii) any experts who have been used for consultation, but who are not expected to be called as an expert witness, if such consulting expert's opinions or impressions have been reviewed by an expert witness. All discovery will be governed by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the Parties cannot agree will be submitted to the arbitrator for determination. Nothing in this Section 19.3.4 shall preclude either party from seeking limited third party discovery under applicable AAA Rules or the laws of the State of Illinois in the discretion of the arbitrator. In addition, should a Party be able to prove that it will be unfairly prejudiced without additional discovery on a certain issue, the arbitrator in its discretion can permit additional limited discovery for the purpose of improving the efficiency of the arbitration proceeding.

19.3.5

General. All arbitrators shall be attorneys with experience with the technology and/or law applicable to the Services or similar services or transactions. Any such appointment shall be binding upon the Parties. The arbitrator will not have authority to award damages in excess of the amount or other than the types allowed by Section 18.3 and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. The decision or award of the arbitrator or arbitrators shall be final, binding and nonappealable, and

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

may be enforced and executed upon in any court having jurisdiction over the Party against whom the enforcement of such decision or award is sought. Upon the request of a Party, the arbitrator's award will include written findings of fact and conclusions of law. Each Party shall bear its own arbitration costs, attorneys' fees and expenses.

19.4	Equitable Remedies.

19.4.1	Eligible Disputes. Notwithstanding the provisions of Section 19.1, Section 19.2, and Section 19.3, either Party may institute formal proceedings to obtain injunctive relief in order to:

19.4.1.1	avoid the expiration of any applicable limitations period,

19.4.1.2	preserve a superior position with respect to other creditors,

19.4.1.3	address a claim arising out of the breach of a Party’s obligations under Article 13,

19.4.1.4	address a claim arising out of the breach or attempted or threatened breach of the obligations described in Section 19.4.2, or

19.4.1.5	prevent other damages that are so immediate, so large or severe, and so incapable of adequate redress after the fact that a temporary restraining order or other immediate injunctive relief is the only adequate remedy.

19.4.2	Irreparable Harm. [ * * * ] acknowledges that, in the event it breaches (or attempts or threatens to breach) its obligation to [ * * * ] in accordance with this Agreement, its obligation respecting [ * * * ] in accordance with [ * * * ], or its obligation to provide [ * * * ] in accordance with [ * * * ], [ * * * ] and/or [ * * * ] will be irreparably harmed. [ * * * ] acknowledgement is based on its reliance on [ * * * ] representation that it would only utilize the provisions of this Section 19.4.2 when it has a good faith belief that it needs to obtain injunctive relief as quickly as possible to avoid an adverse impact on the ability of [ * * * ] to conduct any segment of its business which would be prevented or unreasonably disrupted in the event [ * * * ] denies, withdraws or restricts its [ * * * ] to [ * * * ] or withholds [ * * * ] access to [ * * * ]. In such a circumstance, [ * * * ] may proceed directly to court. If a court of competent jurisdiction should find that [ * * * ] has breached (or attempted or threatened to breach) any such obligations, [ * * * ] agrees that without any additional findings of irreparable injury or other conditions to injunctive relief, [ * * * ] shall be entitled to seek and obtain injunctive relief, including entry of an appropriate order compelling performance by [ * * * ] and restraining it from any further breaches (or attempted or threatened breaches).

19.4.3	Attorney’s Fees. A Party filing a pleading seeking immediate injunctive relief, which is not awarded in substantial part, shall pay all reasonable costs and attorneys' fees of the other Party.

19.5	Jurisdiction.

Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in Illinois, and each Party irrevocably submits to the sole and exclusive jurisdiction of the federal and state courts in Cook County, Illinois, in personam, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by the other Party.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

19.6	Continued Performance.

19.6.1	General. Subject to Section 19.6.2, each Party agrees that it shall, unless otherwise directed by the other Party, continue performing its obligations under this Agreement while any dispute is being resolved; provided, that this provision shall not operate or be construed as extending the Term of this Agreement or prohibiting or delaying a Party’s exercise of any right it may have to terminate the Term as to all or any part of the Services. For purposes of clarification, Kraft Data may not be withheld by Supplier pending the resolution of any dispute.

19.6.2	Non-Interruption of Service. Supplier acknowledges and agrees that any interruption to the Service may cause irreparable harm to Kraft and/or the Eligible Recipients, in which case an adequate remedy at law would not be available. Subject to Supplier’s right to terminate the Term pursuant to Section 20.1.2, Supplier expressly acknowledges and agrees that, pending resolution of any dispute or controversy, it shall not deny, withdraw or restrict Supplier’s provision of the Services to Kraft and/or the Eligible Recipients under this Agreement, except as specifically and expressly agreed in writing by Kraft and Supplier.

19.7	Governing Law.

This Agreement and performance under it shall be governed by and construed in accordance with the applicable laws of the State of Illinois, without giving effect to the principles thereof relating to conflicts of laws. The application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

19.8	Expiration of Claims.

Without altering either Party's rights or obligations under Section 12.1.4, no claims to be resolved under this Article 19 may be asserted by either Party more than four (4) years after the later of (i) the last date on which the act or omission giving rise to the claim occurred, or (ii) with respect to invoices issued under this Agreement, the date on which such act or omission was discovered or should reasonably have been discovered (the election to conduct or not to conduct an audit with respect to an invoice shall not, in and of itself, be evidence of reasonableness for this purpose); provided, however, that the foregoing shall not apply to claims based upon a Party’s fraud or willful misconduct, or a claim for which a Party has an indemnity obligation under this Agreement in which event the applicable statute of limitations shall apply. Failure to make such a claim (but not including claims referred to in the proviso of the preceding sentence) within such four-year period shall forever bar the claim.

20.	TERMINATION

20.1	Termination for Cause.

20.1.1	By Kraft.

20.1.1.1	If Supplier:

(1)	commits a material breach of its obligations with respect to Transition Services as provided in Section 4.2.7;

(2)	commits a material breach of this Agreement or an applicable Supplement, which breach is not cured within 30 days after notice of the breach from Kraft; provided

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

that if Supplier works diligently and in good faith to cure such breach in accordance with this provision and such breach is not capable of being cured within 30 days, Supplier may have up to 15 additional days to cure such breach if it demonstrates that it is capable of curing such breach within the additional period and the breach does not materially impair the ability of Kraft or an Eligible Recipient to conduct its business;

(3)	commits [ * * * ] of its duties or obligations of which Supplier has [ * * * ] and which [ * * * ] of this Agreement or an applicable Supplement, and fails to (A) cure such breaches within thirty (30) days after receiving notice from the time such breaches become a material breach, and (B) give Kraft adequate assurance that the cause of each of such breaches has been corrected so as not to be repeated again; provided, however that if, within the twelve (12) month period following the thirty (30) day period described in the preceding clause (A), Supplier again commits numerous breaches of its duties or obligations of which Supplier has received notice and which collectively constitute a material breach of this Agreement, Supplier shall not be entitled to the cure rights described in the preceding clauses (A) and (B);

(4)	becomes liable for or incurs Service Level Credits under this Agreement or applicable Supplement that, in the aggregate, exceed [ * * * ] of the cumulative At Risk Amount under this Agreement or a Supplement during any rolling six-month period, provided that for purposes of determining whether there is a right to terminate under this clause (4), no single Service Level in any month shall be counted for more than [ * * * ] of the At Risk Amount for that month;

(5)	fails to perform in accordance with the Minimum Service Level for a Critical Service Level for [ * * * ] consecutive months or during [ * * * ] of any [ * * * ] consecutive month period; or

(6)	commits a material breach of Section 15.7 of this Agreement;

then Kraft may, by giving notice to Supplier, terminate the term of this Agreement or the Term of an applicable Supplement with respect to all or any part of the Services, as of a date specified in the notice of termination. Supplier shall not be entitled to any Termination Charges in connection with such a termination for cause. If Kraft chooses to terminate this Agreement or a Supplement in part, the Charges payable under this Agreement or such Supplement will be equitably adjusted in accordance with the pricing methodology set forth in the applicable Supplement, to reflect such partial termination. For avoidance of doubt, the Parties acknowledge and agree that a material breach under a Supplement shall be deemed a material breach under all Supplements for purposes of this provision.

20.1.1.2	The express acknowledgment that a certain amount of Service Level Credits or number of Service Level defaults constitutes grounds for termination under Section 20.1.1.1 does not imply that a lesser amount or number cannot constitute a material breach of this Agreement and therefore grounds for termination under other subsections.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

20.1.1.3	Kraft’s right to terminate pursuant to Section 20.1.1.1 will cease after 90 days following the date which is the later of the date (i) upon which it has cured the breach that gave rise to Kraft's termination right pursuant to Section 20.1.1.1, and (ii) the date that Supplier has provided written notification that it has cured the breach.

20.1.2	By Supplier. In the event that Kraft fails to pay Supplier undisputed charges exceeding in the aggregate [ * * * ], or Kraft fails to place disputed amounts into escrow to the extent required by Section 12.4.6, by the specified due date and fails to cure such default within 30 days after Kraft’s Chief Information Officer receives a notice from Supplier of such failure and Supplier’s intention to terminate for failure to make such payment, Supplier may, by notice to Kraft, terminate the Term. Supplier acknowledges and agrees that Sections 20.1.2 and 20.5 describe Supplier’s sole right to terminate this Agreement or a Supplement and Supplier hereby waives any other rights it may have to terminate this Agreement or any Supplement under this Agreement.

20.2	Termination for Convenience.

Beginning [ * * * ] months after the Commencement Date of a Supplement, Kraft may terminate such Supplement, in whole or in part, with respect to all or any portion of the Services under such Supplement for convenience and without cause with effect at any time by giving Supplier at least three months’ prior notice designating the termination date. If Kraft elects to terminate on this basis, Kraft shall pay to Supplier a Termination Charge calculated in accordance with the applicable Supplement. In the event that a purported termination for cause by Kraft under Section 20.1 is determined by a competent authority not to be properly a termination for cause, then such termination by Kraft shall be deemed to be a termination for convenience under this Section 20.2.

20.3	Termination Upon Supplier Change of Control.

In the event of a change in Control of Supplier (or that portion of Supplier providing all or any material portion of the Services under this Agreement) or the Entity that Controls Supplier (if any), where such control is acquired, directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of the assets of Supplier (or that portion of Supplier providing all or any material portion of the Services under this Agreement) are acquired by any entity, or Supplier (or that portion of Supplier providing all or any material portion of the Services under this Agreement) is merged with or into another entity to form a new entity, then at any time within 12 months after the last to occur of such events, Kraft may at its option terminate the Term by giving Supplier at least 90 days’ prior notice and designating a date upon which such termination shall be effective; provided, however, if such change in Control of Supplier involves a [ * * * ], Kraft may terminate the Term by giving Supplier at least 60 days’ prior notice, and such [ * * * ] shall be prohibited from any contact with Kraft Data, Kraft Proprietary Information and any and all other information about the Kraft account, including discussions with Supplier Personnel regarding specifics relating to the Services. Supplier shall be entitled to [ * * * ], calculated in accordance with the applicable Supplement, in connection with a termination on this basis.

20.4	Termination Upon Kraft Change of Control.

In the event that, in a single transaction or series of transactions, Kraft acquires or is acquired by any other Entity (by stock sale, asset sale or otherwise) or merges with any other Entity, then, at any time within 12 months after the last to occur of such events, Kraft may at its option terminate the Term by giving Supplier at least 90 days prior notice and designating a date upon which such termination shall be

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

effective. If Kraft terminates on this basis, Supplier shall be entitled to Termination Charges, calculated in accordance with the applicable Supplement.

20.5	Termination for Insolvency.

In the event that any Party (i) commences a bankruptcy case or a bankruptcy case is commenced against a Party, (ii) becomes or is declared insolvent, is the subject of insolvency or similar proceedings under state or federal law, or a receiver or similar officer or representative is appointed with respect to all or substantially all of a Party’s assets, (iii) passes a resolution for its voluntary liquidation, (iv) makes an assignment for the benefit of all or substantially all of its creditors, (v) enters into an agreement or arrangement for the composition, extension, or readjustment of substantially all of its obligations , or (vi) experiences an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated, then the other Party may terminate this Agreement as of a date specified in a termination notice; provided, however, that Supplier will not have the right to exercise such termination under this Section so long as Kraft pays for the Services to be received hereunder in advance on a month-to-month basis. If any Party elects to terminate this Agreement due to the insolvency of the other Party, such termination will be deemed to be a termination for cause hereunder.

20.6	[ * * * ] Rights Upon [ * * * ] Bankruptcy.

20.6.1	General Rights. In the event of [ * * * ] bankruptcy or other formal procedure referenced in Section 20.5 or of the filing of any petition under bankruptcy laws affecting the rights of [ * * * ] which is not stayed or dismissed within [ * * * ] days of filing, in addition to the other rights and remedies set forth herein, to the maximum extent permitted by Law, subject to the qualifications in the last two sentences below, [ * * * ] will have the right to retain and take possession for safekeeping all [ * * * ] to which [ * * * ] and/or [ * * * ] are or would be entitled during the Term or upon the expiration or termination of this Agreement. [ * * * ] shall cooperate fully with [ * * * ] and [ * * * ] and assist [ * * * ] and [ * * * ] in identifying and taking possession of the items listed in the preceding sentence. [ * * * ] shall comply with [ * * * ] reasonable safety and security procedures, shall not have a right to access data or materials which it would not have a right to obtain under the provisions of this Agreement, and shall use reasonable efforts to avoid disruptions to [ * * * ] operations. [ * * * ] shall be excused of any failure or inability to perform [ * * * ] in accordance with this Agreement to the extent caused by [ * * * ] actions. [ * * * ] will have the right to hold such [ * * * ] until such time as the trustee or receiver in bankruptcy or other appropriate insolvency office holder can provide adequate assurances and evidence to [ * * * ] that they will be protected from sale, release, inspection, publication, or inclusion in any publicly accessible record, document, material or filing. [ * * * ] acknowledges that [ * * * ] has stated that without this material provision, [ * * * ] would not have entered into this Agreement or provided any right to the possession or use of [ * * * ] Agreement. [ * * * ] may not use its rights under this section to effect [ * * * ], nor will [ * * * ] exercise of its rights hereunder alter in any manner the pricing under the applicable Supplement. To the extent [ * * * ] removal of any such [ * * * ] impairs [ * * * ] ability to perform, [ * * * ] shall be excused pursuant to [ * * * ], provided that [ * * * ] shall retain all rights it would otherwise have under this Agreement [ * * * ] subject to the [ * * * ] under the applicable Supplement.

20.6.2

Kraft Rights in Event of Bankruptcy Rejection. Notwithstanding any other provision of this Agreement to the contrary, in the event that Supplier becomes a debtor under the United States Bankruptcy Code (11 U.S.C. §101 et. seq. or any similar Law in any other country (the “Bankruptcy Code”)) and rejects this Agreement pursuant to Section 365 of the Bankruptcy

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Code (a “Bankruptcy Rejection”), (i) any and all of the licensee and sublicensee rights, to the extent such rights are “intellectual property rights”, of Kraft and the Eligible Recipients arising under or otherwise set forth in this Agreement, including without limitation the rights of Kraft and/or the Eligible Recipients referred to in Section 14.6, shall be deemed, upon election by Kraft under Section 365(n)(1)(b) of the Bankruptcy Code, fully retained by and vested in Kraft and/or the Eligible Recipients as protected intellectual property rights under Section 365(n)(1)(B) of the Bankruptcy Code and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which Supplier is the debtor; (ii) Kraft shall have all of the rights afforded to non-debtor licensees and sublicensees under Section 365(n) of the Bankruptcy Code; and (iii) to the extent any license or sublicense rights of Kraft and/or the Eligible Recipients under this Agreement which arise after the termination or expiration of this Agreement are determined by a bankruptcy court not to be “intellectual property rights” for purposes of Section 365(n), all of such license or sublicense rights shall remain vested in and fully retained by Kraft and/or the Eligible Recipients to the extent provided in this Agreement after any Bankruptcy Rejection as though this Agreement were terminated or expired in accordance with its terms. Kraft shall under no circumstances be required to terminate this Agreement after a Bankruptcy Rejection in order to enjoy or acquire any of its rights under this Agreement, including without limitation any of the rights of Kraft referenced in Section 14.6, unless termination of this Agreement or a Supplement by Kraft is required under the terms of the Agreement for Kraft to enjoy or acquire any such rights.

20.7	Critical Services.

Without limiting Kraft’s rights under Section 20.1, if Supplier commits a material breach which has a significant impact on the ability of Kraft or the Eligible Recipients to conduct a material aspect of their businesses, and Supplier is unable to cure such breach within [ * * * ], Kraft may, in addition to its other remedies at law and in equity, obtain from a third party or provide for itself services which will allow Kraft or the Eligible Recipients to conduct their businesses until Supplier has cured the breach or this Agreement is terminated. Supplier shall reimburse Kraft for all costs and expenses of obtaining or providing such services, at Kraft’s election, for up to six (6) [ * * * ] after Supplier has notified Kraft in writing that Supplier will be unable to resume performance of the affected Services, which notice may not be given until after the commencement of the breach. The express inclusion of this remedy in this Section 20.7 does not limit Kraft’s right to use a similar remedy for other breaches by Supplier of this Agreement.

21.	GENERAL

21.1	Binding Nature and Assignment.

21.1.1	Binding Nature. This Agreement will be binding on the Parties and their respective successors and permitted assigns.

21.1.2	Assignment. Neither Party may, or will have the power to, assign this Agreement without the prior written consent of the other, except in the following circumstances:

21.1.2.1

Kraft may assign its rights or obligations under this Agreement, in whole or in part, without approval of Supplier, to an Affiliate which expressly assumes Kraft’s obligations and responsibilities hereunder, provided Kraft (i) remains fully liable for and is not relieved from the full performance of its obligations

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

under this Agreement, and (ii) provides Supplier prompt written notice of the assignment; and

21.1.2.2	Kraft may assign its rights and obligations under this Agreement, in whole or in part, without the approval of Supplier to an Entity acquiring, directly or indirectly, Control of Kraft, an Entity into which Kraft is merged, or an Entity acquiring all or substantially all of Kraft’s assets, provided the acquirer or surviving Entity agrees in writing to be bound by the terms and conditions of this Agreement.

21.1.2.3	Supplier may assign its rights or obligations under this Agreement, in whole or in part, without approval of Kraft, to an Affiliate which expressly assumes Supplier’s obligations and responsibilities hereunder, provided Supplier (i) remains fully liable for and is not relieved from the full performance of its obligations under this Agreement, and (ii) provides Kraft written notice of the assignment.

21.1.3	Impermissible Assignment. Any attempted assignment that does not comply with the terms of this Section shall be null and void.

21.2	Entire Agreement; Amendment.

This Agreement, including any Supplements, Schedules and Exhibits referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, representations, warranties, promises, covenants, commitments or undertaking, whether written or oral, with respect to the subject matter contained in this Agreement. No amendment, modification, change, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver, or discharge is sought to be enforced.

21.3	Notices.

21.3.1	Primary Notices. Any notice, notification, request, demand or determination provided by a Party pursuant to the following:

(1)	Section 4.4 (Termination Assistance Services);

(2)	Section 4.5.1 (Use of Third Parties – Right of Use);

(3)	Section 6.7 (Notice of Defaults);

(4)	Section 7.7 (Notice of Adverse Impact);

(5)	Section 11.6 (Extraordinary Events);

(6)	Section 13.4.4 (Loss of Proprietary Information);

(7)	Sections 17.5 (Indemnification Procedures);

(8)	Section 17.6 (Indemnification Procedures – Government Claims);

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(9)	Section 18.2 (Force Majeure);

(10)	Section 18.3.5 (Waiver of Liability Cap);

(11)	Article 19 (Dispute Resolution);

(12)	Article 20 (Termination); and

(13)	Section 21.1 (Binding Nature and Assignment);

shall be in writing and shall be delivered in hard copy using one of the following methods and shall be deemed delivered upon receipt: (i) by hand, (ii) by an express courier with a reliable system for tracking delivery, or (iii) by registered or certified mail, return receipt requested, postage prepaid. Unless otherwise notified, the foregoing notices shall be delivered as follows:

In the case of Kraft:

Kraft Foods Group, Inc.

Three Parkway North

Deerfield, Illinois 60015

Attention: Vice President Information Systems, Operations Services

With a copy to:

Kraft Foods Group, Inc.

Three Parkway North

Deerfield, Illinois 60015

Attention: Senior Counsel – Corporate and Business Services

and

In the case of Supplier:

EDS Enterprise Client Executive

Three Lakes Drive

Northfield, Illinois 60093

Attention:

With a copy to:

Office of the General Counsel

5400 Legacy Drive

Plano, TX 75024

Attention: General Counsel

With a copy to:

5400 Legacy Drive

Plano, TX 75024

Attention: Vice President/General Manager of US Region

21.3.2	Other Notices. All notices, notifications, requests, demands or determinations required or provided pursuant to this Agreement, other than those specified in Section 21.3.1, may be sent in

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

hard copy in the manner specified in Section 21.3.1, or by e-mail transmission (where receipt is acknowledged by the recipient) or facsimile transmission (with acknowledgment of receipt from the recipient’s facsimile machine) to the addresses set forth below:

In the case of Kraft:

Kraft Foods Group, Inc.

Three Parkway North

Deerfield, Illinois 60015

Attention: Mike Cunningham, CTO

Email Address: mike.cunningham@kraftfoods.com

and

In the case of Supplier:

EDS Enterprise Client Executive

Three Lakes Drive

Northfield, Illinois 60093

Attention:

21.3.3	Notice of Change. A Party may from time to time change its address or designee for notification purposes by giving the other prior notice of the new address or designee and the date upon which it shall become effective.

21.3.4	Service of Process. Notwithstanding the above, for the purpose of service of legal process and receipt of notice or pleadings in judicial proceedings before the federal or state courts of Illinois, both Parties to this Agreement irrevocably appoint the company below as their agent for service of process and receipt of such notice or notification, and further elect domicile at the address of said company in Chicago, Illinois, as follows:

In the case of Kraft:

CT Corporation System

208 South LaSalle Street

Chicago, IL 60604

With a copy to:

Kraft Foods Group, Inc.

Three Parkway North

Deerfield, Illinois 60015

Attention: Chief Litigation Counsel

and

In the case of Supplier:

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Office of the General Counsel

5400 Legacy Drive

Plano, TX 75024

Attention: General Counsel

With a copy to:

The Prentice-Hall Corporation System, Inc.

33 North LaSalle Street

Chicago, Illinois 60602

21.4	Counterparts.

This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

21.5	Headings.

The article and section headings and the table of contents used herein are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

21.6	Relationship of Parties.

Supplier, in furnishing services to Kraft and the Eligible Recipients hereunder, is acting as an independent contractor, and Supplier has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Supplier under this Agreement. The relationship of the Parties under this Agreement shall not constitute a partnership or joint venture for any purpose. Except as expressly provided in this Agreement, Supplier is not an agent of Kraft or the Eligible Recipients and has no right, power or authority, expressly or impliedly, to represent or bind Kraft or the Eligible Recipients as to any matters, except as expressly authorized in this Agreement.

21.7	Severability.

In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remaining provisions of this Agreement and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the full extent permitted by law.

21.8	Consents and Approval.

Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, confirmation, notice or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

21.9	Waiver of Default; Cumulative Remedies.

21.9.1	Waiver of Default. A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All waivers must be in writing and signed by the Party waiving its rights.

21.9.2	Cumulative Remedies. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise. The election by a Party of any remedy provided for in this Agreement or otherwise available to such Party shall not preclude such Party from pursuing any other remedies available to such Party at law, in equity, by contract or otherwise.

21.10	Survival.

Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect. Additionally, all provisions of this Agreement will survive the expiration or termination of this Agreement to the fullest extent necessary to give the Parties the full benefit of the bargain expressed herein.

21.11	Publicity.

Neither Party shall use the other Party’s name or mark or refer to the other Party directly or indirectly in any media release, public announcement, or public disclosure relating to this Agreement, including in any promotional or marketing materials, customer lists or business presentations without the prior written consent of the other Party prior to each such use or release. Neither party shall make any public statements about this Agreement, the Services or its relationship with the other Party without the other Party’s prior approval.

21.12	Service Marks.

Each Party agrees that it shall not, without the other Party’s prior consent, use any of the names, service marks or trademarks of the other Party in any of its advertising or marketing materials.

21.13	Export.

The Parties acknowledge that certain Software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under the laws and regulations of the United States, the European Union, the United Nations and other jurisdictions. No Party shall export or re-export any such items or any direct product thereof or undertake any transaction or service in violation of any such laws or regulations. To the extent within Supplier’s control, Supplier shall be responsible for, and shall coordinate and oversee, compliance with such export laws in respect of such items exported or imported hereunder. To the extent within Kraft’s control, and not in Supplier’s control, Kraft shall be responsible for, and shall coordinate and oversee, compliance with such export laws in respect of such items exported or imported hereunder. Kraft will provide to Supplier prior written notice of any of the Kraft Data, Kraft Owned Software or Kraft Third Party Licensed Software or any other item provided by Kraft that will be used or accessed by Supplier outside of the United States in providing the Services which is controlled for export under the International Traffic in Arms Regulations or is classified for

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

export from the United States under any classification other than EAR99. Supplier will be the importer of record of any items for which import is required for delivery of any portion of the Services outside the United States and for maintaining such records as may be necessary or required as importer to comply with such Laws unless, (1) at Kraft’s option, which may be exercised on a case by case basis, Kraft notifies Service Provider that Kraft will be the importer of record or (2) Supplier is not able to be the importer of record (such as where Supplier does not have a legal entity in place, or does not own the equipment being shipped) and Kraft can be the importer of record.

21.14	Enforcement and Third Party Beneficiaries.

Kraft shall have the right to enforce this Agreement and to assert all rights and exercise and receive the benefits of all remedies, including monetary damages, on behalf of each Eligible Recipient to the same extent as if such Eligible Recipient were Kraft under this Agreement. Except as expressly provided herein, this Agreement is entered into solely between, and may be enforced only by, Kraft (on behalf of itself and the other Eligible Recipients) and Supplier (on behalf of itself and the Supplier Affiliates). Except as expressly provided herein, this Agreement shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including without limitation employees, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties. Kraft is responsible for: (i) causing each Eligible Recipient to comply with the provisions of this Agreement where to the extent that Supplier performs the Services for Eligible Recipients, and (ii) payment of all of Supplier’s Charges hereunder (including those that may be invoiced to an Eligible Recipient). Supplier shall first look to the Eligible Recipient that has been invoiced for payment under such invoice, provided that Kraft will be responsible for payment should the Eligible Recipient fail to pay such amounts when due.

21.15	Covenant Regarding Pledging.

Supplier may assign, transfer, pledge, hypothecate or otherwise encumber its rights to receive payments from Kraft under this Agreement, provided that Supplier shall ensure that (a) no Entity to which Supplier assigns, transfers, pledges, hypothecates or otherwise encumbers its rights to receive payments hereunder shall have any right to enforce the terms of this Agreement, except for its right to collect such payments from Kraft or the Eligible Recipients in accordance with the terms and conditions of this Agreement, (b) any Entity to which Supplier assigns, transfers, pledges, hypothecates or otherwise encumbers its rights to receive payments hereunder shall not be entitled to approve any amendment, modification or termination of this Agreement, (c) any such transaction shall not limit Supplier’s rights to amend, modify or terminate this Agreement in accordance with the terms hereof and (d) Supplier shall continue to be Kraft’s sole point of contact with respect to this Agreement, including with respect to payment, subject to a third party’s right to collect payment owed hereunder as provided above. The person or Entity to which such rights are assigned, transferred, pledged, hypothecated or otherwise encumbered shall only be able to exercise the collection right referenced in clause (a) above if Kraft fails to pay Supplier for amounts due hereunder, other than amounts disputed by Kraft pursuant to Section 12.4 (including amounts where the dispute has been resolved through the dispute resolution process described in Article 19).

21.16	Order of Precedence.

In the event of a conflict, this amended MPSA shall take precedence over (a) the Schedules, and the Schedules shall take precedence over any Attachments or attached Exhibits, and (b) any Supplement, and Supplements shall take precedence over the Schedules, Attachments and Exhibits to such Supplement, except for any term specifically identified as superseding the terms of this Agreement, which term shall control over this Agreement for that Supplement, Attachment or Exhibit only..

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

21.17	Hiring of Employees.

21.17.1	Solicitation and Hiring. Except as expressly set forth herein, during the Term and for a period of 12 months thereafter, Supplier will not solicit for employment directly or indirectly, nor employ, any employees of Kraft or an Eligible Recipient or individual Kraft Third Party Contractors involved in the performance or consumption of the Services, or who become known to the Supplier in connection with Supplier’s performance of the Services (unless Supplier is not aware and should not have been reasonably expected to be aware that the employer of the individual is a Kraft Third Party Contractor) without the prior approval of Kraft. Except as expressly set forth herein in connection with the expiration or termination of this Agreement, during the Term and for a period of 12 months thereafter, Kraft will not, and will not permit any Kraft Affiliate to, solicit for employment directly or indirectly, nor employ, any employee of Supplier involved in the performance of Supplier’s obligations under a Supplement without the prior consent of Supplier. In each case, the prohibition on solicitation and hiring shall extend 90 days after the termination of the employee’s employment or, in the case of Supplier employees, the cessation of his or her involvement in the performance of Services under the applicable Supplement. This provision shall not operate or be construed to prevent or limit any employee’s right to practice his or her profession or to utilize his or her skills for another employer or to restrict any employee’s freedom of movement or association.

21.17.2	Publications. Neither the publication of classified advertisements in newspapers, periodicals, Internet bulletin boards, or other publications of general availability or circulation nor the consideration and hiring of persons responding to such advertisements shall be deemed a breach of this Section 21.17, unless the advertisement and solicitation is undertaken as a means to circumvent or conceal a violation of this provision and/or the hiring party acts with knowledge of this hiring prohibition.

21.18	Further Assurances.

Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each Party shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

21.19	Liens.

Other than judgment liens that Supplier has obtained in a court of competent jurisdiction, Supplier will not file, or by its action or inaction permit, any liens to be filed on or against property or realty of Kraft or any Eligible Recipient. In the event that any such liens arise as a result of Supplier’s action or inaction, Supplier will obtain a bond to fully satisfy such liens or otherwise remove such liens (other than judgment liens mentioned in the previous sentence) at its sole cost and expense within 10 business days. If Supplier fails to do so, Kraft may, in its sole discretion, pay the amount of such lien, and/or deduct such amounts from payments due to the Supplier.

21.20	Covenant of Good Faith.

Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall act in good faith.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

21.21	Notice of [ * * * ] Condition.

[ * * * ] shall, within fourteen (14) days after obtaining actual knowledge of the occurrence of a [ * * * ], provide notice to [ * * * ] of the occurrence of such [ * * * ]. Promptly following the date [ * * * ] receives such notice, senior executives of the Parties shall meet to discuss [ * * * ] condition and its ability to continue to perform its obligations hereunder. For the purposes of this Section 21.21, “[ * * * ]” means (1) any [ * * * ] of the long term [ * * * ] of [ * * * ] below [ * * * ] or [ * * * ], or (2) the failure of [ * * * ] to have a [ * * * ] from both [ * * * ].

21.22	Acknowledgment.

The Parties each acknowledge that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that such terms and conditions should not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

21.23	References.

Supplier may only use Kraft as a reference for prospective Supplier customers if Supplier obtains the advance approval of the Kraft Contract Manager. If Kraft consents to serving as a reference, Kraft will be entitled to freely discuss all aspects of Supplier's performance and Kraft’s satisfaction with such performance with prospective Supplier customers.

21.24	Matters Relating to Spin-Off.

21.24.1	Reserved

21.24.2	Reserved

21.24.3	Sunset of Legacy Services and Services for the Grocery Business. To the extent there are any Continuing Legacy Services, such Continuing Legacy Services will be deemed to continue under the terms of the Legacy Agreement except for those terms for which there is a corresponding provision under this Agreement; provided, however, that such Continuing Legacy Services will continue only until (a) the original expiration date of those Services under the Legacy Agreement or (b) the Parties agree to a Supplement under this Agreement with respect to such Continuing Legacy Services. Except as provided in the preceding sentence, from and after the GroceryCo Start Date, Supplier will not have any obligation to perform under this Agreement: (i) any of the Services that are not covered by this Agreement (which includes any Supplement or other associated document under this Agreement); (ii) any of the Services under a Supplement to this Agreement that has been assigned or novated to GroceryCo to reside under the GroceryCo MPSA; or (iii) any of the Services under that certain Supplement A (for hosting services) to the GroceryCo MPSA; provided that neither clause (ii) nor clause (iii) will relieve Supplier from its obligations to perform Services under this Agreement.

21.24.4

No Liability for Grocery Business. From and after the GroceryCo Start Date, Kraft and its Eligible Recipients shall not be liable under this Agreement, under any agreements entered into in connection with this Agreement, or under any companion agreements of GroceryCo or its Affiliates, in each case for any obligations (regardless of when the obligations arose) relating to GroceryCo and its Affiliates, except to the extent that GroceryCo or its Affiliates are receiving Services under this Agreement as an Eligible Recipients after the GroceryCo Start Date (e.g.,

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Network Services). In addition, from and after the GroceryCo Start Date, Kraft and its Eligible Recipients shall not be liable for any obligations (regardless of when the obligations arose) of GroceryCo and its eligible recipients under the GroceryCo MPSA, under any agreements entered into in connection with the GroceryCo MPSA, or under any companion agreements of GroceryCo or its Affiliates.

21.24.5	Liability for Obligations Related to Snack Business. Except as set forth above in Section 21.24.4 and the remainder of this Section 21.24.5, and notwithstanding any actions contemplated by the Spin-Off Amendment, Kraft and its Eligible Recipients shall remain liable for the obligations of Kraft and its Eligible Recipients under this Agreement and their respective Companion Agreements. In addition, effective upon the GroceryCo Start Date, the Parties agree to allocate accrued obligations and liabilities that have accrued as of the GroceryCo Start Date as follows:

21.24.5.1	All obligations and liabilities of the Parties that have accrued under this Agreement before the GroceryCo Start Date related to the Snack Business shall be deemed to be incurred subject to and pursuant to this Agreement, and the Parties hereby ratify that such obligations and liabilities will be subject to the terms of the amended and restated version of this Agreement that becomes effective on the GroceryCo Start Date.

21.24.5.2	All obligations and liabilities of the Parties that have accrued before the GroceryCo Start Date related to the Grocery Business shall be deemed to be incurred subject to and pursuant to GroceryCo MPSA, and will be subject to the terms of the GroceryCo MPSA.

21.24.5.3	For the avoidance of doubt, for purposes of applying Section 19.8 (Expiration of Claims) under this Agreement to obligations and/or liabilities that have accrued under this Agreement before the GroceryCo Start Date, the accrual date for any obligation or liability described in Sections 21.24.5.1 and 21.24.5.2, shall be the actual accrual date of such obligation or liability, rather than the GroceryCo Start Date.

21.24.6	Reserved.

21.24.7	No Duplication of Damages. Notwithstanding anything to the contrary in this Agreement, neither Kraft and its Eligible Recipients, on the one hand, nor Supplier and its Affiliates, on the other hand, shall be entitled to recover any damages or Losses under the GroceryCo MPSA and its Companion Agreements (as defined in the GroceryCo MPSA) or this Agreement and its Companion Agreements, in each case to the extent such Party has already recovered for such damages or Losses pursuant to one of those agreements, or such Party is otherwise compensated for such damages or Losses under one of those agreements.

21.24.8	GroceryCo MPSA Amendments. No amendment to the GroceryCo MPSA or its Companion Agreements (as defined in the GroceryCo MPSA) shall have any force or effect with respect to this Agreement.

SIGNATURE PAGE FOLLOWS

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

KRAFT FOODS GROUP, INC.	HP ENTERPRISE SERVICES, LLC

By:	By:
Name: Title: Date:	Name: Title: Date:

S-1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE 1

DEFINITIONS

References to the preamble, articles, sections, schedules and exhibits in this Schedule 1 are to the preamble, Articles and Sections of, and Schedules and Exhibits to, the Agreement unless otherwise specified. As used in this Agreement:

“Acceptance” shall mean the determination, in Kraft’s sole reasonable discretion, following implementation, installation, testing and execution in the production environment for an agreed upon number of business cycles that Software, Equipment, Systems and/or other contract deliverables are in Compliance in all material respects with the Specifications.

“Acquired Assets Credit” shall mean the amount (if any) set forth on the applicable Supplement that Supplier will pay to Kraft as consideration for the Acquired Assets.

“Acquired Assets” shall mean the Equipment, Software and other assets (if any) owned or controlled by Kraft or the Eligible Recipients and listed on the applicable Supplement that Supplier will acquire pursuant to the terms of this Agreement.

“Actual Uptime” shall mean shall mean the measurement of time that a particular System, Application, Software, Equipment, Network or any other part of the Services is actually available during the Measurement Window, and such measurement will be calculated by subtracting Downtime from the Scheduled Uptime.

“Actual Volumes” means, for each Resource Unit during each applicable measurement period, the actual volume of that Resource Unit measured for that period in accordance with the applicable Supplement.

“Additional Resource Charge(s)” or “ARC(s)” means, for any Billable Resource Unit, the incremental charge payable by Kraft to Supplier based on the amount by which the Actual Volume of such Billable Resource Unit exceeds the Resource Baseline for such Billable Resource Unit.

“Affected Contractors” means the Affected Personnel who are contractors.

“Affected Kraft Foods Global Personnel” means the Kraft Personnel who are identified in the applicable Supplement, including all of the individuals listed in the applicable Supplement.

“Affected Personnel” means the Affected Kraft Foods Global Personnel “Affiliate” shall mean with respect to any Entity, any other Entity that directly or indirectly Controls, is Controlled by or under common Control with such Entity at the time in question.

“Agreement” shall have the meaning given in the preamble to this Agreement.

“AICPA Auditors” shall have the meaning given in Section 9.10.9.1.

“Allocation of Pool Percentage” shall mean the portion of the Pool Percentage Available for Allocation that is specified for a Performance Category. The total of all Allocation of Pool Percentages shall not exceed the Pool Percentage Available for Allocation.

1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Altria” shall mean Altria Group, Inc., a Virginia corporation with its principal place of business at 120 Park Avenue, New York, New York 10017.

“Applicable Regulatory Authority” shall mean, in the United States, the Federal Communications Commission (the “FCC”) or comparable national, territorial, regional, state, provincial or local regulatory bodies of competent jurisdictions and in geographic regions other than the United States from, to or in which the Services are provided, comparable national, territorial, regional, state, provincial or local regulatory authorities.

“Application Server(s)” shall mean Wintel Servers, AIX Servers, LINUX Servers, UNIX Servers, and AS/400 Servers.

“Applications Software” or “Applications” shall mean Software that is used to support day-to-day business operations and accomplish specific business objectives.

“ARC Rate” means, in relation to each Billable Resource Unit, the amount specified as the “ARC Rate” for that Billable Resource Unit on the applicable Supplement, as adjusted pursuant to the applicable Supplement.

“Asset Inventory and Management System” shall mean an electronic, database-driven application used to store, query, and frequently update asset inventory information for all assets used in association with the Services, whether the assets are located at Kraft Sites or Supplier Facilities.

“At Risk Amount” shall have the meaning given in the applicable Supplement.

“Audit Period” shall have the meaning given in Section 9.10.1.

“Authorized Users” shall mean users of Services within and outside of Kraft including, but not limited to, Kraft employees, vendors, customers and contractors.

“Availability” shall mean the Actual Uptime expressed as a percentage of the Scheduled Uptime for a particular System, Application, Software, Equipment, Network, or any other part of the Services (i.e. Availability % = ((Actual Uptime)/(Scheduled Uptime)) x 100%). Where Systems are redundant, the outage of one System will not be counted against Availability provided service is not disrupted.

“Bankruptcy Code” shall have the meaning given in Section 20.6.2.

“Bankruptcy Rejection” shall have the meaning given in Section 20.6.2.

“Baseline FTEs” shall have the meaning given in Section 4.6.1.1.

“Benchmark Standard” shall have the meaning given in Section 11.10.3.

“Benchmarker” shall have the meaning given in Section 11.10.1.

“Benchmarking” shall have the meaning given in Section 11.10.1.

2

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Billable Resource Unit” means, in relation to each Resource Unit that is requested or approved by Kraft or is generated by Kraft’s business activity and identified as a “Billable Resource Unit” on the applicable Supplement, for which distinct charging rates or other charging mechanisms apply.

“Brazilian Affected Personnel” shall have the meaning given in Section 8.1.1.6.2.

“Business Continuity (Services)” shall mean the overall, company-wide plans and activities that are intended to enable continued business operation in the event of any unforeseen interruption.

“Cable Plant” in all forms whether capitalized or not shall mean the physical Cables and Wires that make up the Network infrastructure.

“Cabling” or “Cable” shall mean cables that come with ends that permit the physical connection between Equipment and a wall jack or patch panel, including physical cabling media, peripheral cabling used to interconnect electronic equipment and all terminating hardware and cross connect fields, but not including conduits and pathways.

“Calls” shall mean the problems, questions, or requests submitted to the Supplier by telephone, electronically, or other means approved by Kraft.

“Cause” shall mean (i) material breach of any agreement entered into between the employee and Supplier; (ii) material misconduct; (iii) material or repeated failure to follow Supplier’s policies, directives or orders applicable to Supplier employees holding comparable positions; (iv) intentional destruction or theft of Supplier property or falsification of Supplier documents; (v) material or repeated failure or refusal to faithfully, diligently, and competently perform the usual and customary duties associated with your position; (vi) conviction of a felony or any crime involving moral turpitude; or (vii) material or repeated violation of the Supplier Code of Business Conduct.

“CEEMA Core Authorized Users” shall mean users of CEEMA Core Services within a CEEMA Core Location including, but not limited to, Kraft employees, vendors, customers and contractors.

“CEEMA Core Equipment” shall mean all computing, networking, communications and related computing equipment (hardware and firmware) procured, provided, operated, supported, or used by Kraft, Supplier or Authorized Users in connection with the delivery of CEEMA Core Services, including (i) mainframe, midrange, server and distributed computing equipment and associated attachments, features, accessories, peripheral devices, and cabling, (ii) personal computers, laptop computers, terminals, workstations and associated attachments, features, accessories, printers, multi-functional printers, peripheral devices, and cabling, utilized by Supplier, its employees, contractors and consultants and (iii) voice (VOIP), data, and wireless telecommunications and network and monitoring equipment and associated attachments, features, accessories, peripheral devices, and cabling.

“CEEMA Core Location” shall mean a Kraft Site in CEEMA that is designated in Schedule 7 or 7.1 or the applicable Supplement as receiving only CEEMA Core Services from the Supplier.

“CEEMA Core Server(s)” shall mean all Wintel Servers, AIX Servers, LINUX Servers, UNIX Servers, and AS/400 Servers located in Supplier’s Facilities, and all Servers supporting Kraft’s electronic messaging environment (e.g. Exchange) and Servers providing Active Directory, DNS, DHCP & WINS capabilities to Kraft that are located in a CEEMA Core Location.

3

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“CEEMA Core Services” shall mean, collectively: (i) the services, functions and responsibilities provided by Supplier in Support of CEEMA Core Equipment and Cross Functional Services as described in the applicable Supplement for the delivery of Services to CEEMA Core Locations including specifically identified CEEMA Core Transition Services and Transformation; as they may be supplemented, enhanced, modified or replaced during the Term in accordance with the Agreement; (ii) any ongoing Projects required to be performed as specifically described in this Agreement and any new Projects upon Kraft’s acceptance of Supplier’s proposals for such Projects in accordance with Section 4.6 and the other provisions of this Agreement; and (iii) any New Services to be provided at CEEMA Core Locations, upon Kraft’s acceptance of Supplier’s proposal for such New Services in accordance with Section 11.5 and the other provisions of this Agreement. For the avoidance of doubt, when the phrase “utilizing Kraft global processes” is used in the applicable Supplement, Supplier will provide the Service for CEEMA Core Locations using the same processes and tools that exist and are used to provide the Services to Kraft under the Agreement. Unless otherwise specified, Supplier will not be required to create unique processes or tools for CEEMA Core Services.

“CEEMA Core Software” shall mean all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto), to the extent that Supplier has financial or operational responsibility for such programs or programming in connection with the provision of CEEMA Core Services, in accordance with Schedule 11.1, 12.1 or 12.3 or the applicable Supplement. CEEMA Core Software also shall include all such programs or programming in use or required to be used, developed and/or introduced by or for Kraft or the Eligible Recipients for Core Services on or after the CEEMA Core Services Commencement Date to the extent Supplier has financial or operational responsibility for such programs or programming under Schedule 11.1, 12.1 or 12.3 or the applicable Supplement. CEEMA Core Software includes all Applications, Development Tools, Management Tools and Systems Software that is installed on CEEMA Core Equipment, or utilized by Supplier to provide CEEMA Core Services.

“Change Control Procedures” shall have the meaning given in Section 9.6.1.

“Charges” shall mean the amounts set forth in Article 11 and the applicable Supplement (or otherwise set forth in the Agreement) as charges due to the Supplier in return for providing the Services, including the applicable taxes payable under Section 11.4.

“Collaborative Applications” shall mean Applications containing functionality to enable electronic communication and messaging, work group collaboration, information transfers, frequently asked questions, and similar Applications that allow collaborative interaction and receipt/transfer of data and information both within and outside of Kraft. Examples of current and/or future Collaborative Applications include electronic mail, calendaring, and instant messaging.

“Commencement Date” means the applicable Supplement Commencement Date for the particular Services as designated in the applicable Supplement. For Supplement A to this Agreement, the Commencement Date shall mean the commencement date for Supplement A under the Legacy Agreement, regardless whether such date is prior to the GroceryCo Start Date. For other Services under this Agreement that are not covered by a Supplement and which were previously provided under the Legacy Agreement (and are made part of the Services pursuant to the terms of the Spin-Off Amendment), the Commencement Date shall mean the commencement date of the Legacy Agreement, regardless whether such date is prior to the GroceryCo Start Date.

4

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Commercial Off The Shelf” or “COTS” shall mean Equipment or Software, as applicable, that is generally available to the public.

“Companion Agreement” shall have the meaning given in Section 2.3.1.

“Compliance” and “Comply” shall mean, with respect to outsourced business process(es), Software, Equipment, Systems or other contract deliverables to be implemented, designed, developed, delivered, integrated, installed and/or tested by Supplier, in compliance in all material respects with the Specifications.

“Conferencing (Services)” shall mean the provision of audio, web and video conferencing services for Authorized Users as described in the Agreement.

“Conferencing Premise Equipment” shall mean the Equipment, features, accessories, and peripherals supported or used by Supplier in connection with its provision of Conferencing Services to the Authorized Users, including control computers, audio, web and video conferencing bridges, muxes, multi-point bridging equipment, and associated diagnostic equipment, and all additions, modifications, substitutions, Upgrades or enhancements to such Equipment.

“Conferencing Premise System” shall mean the Conferencing Premise Equipment and associated Software supported or used by Supplier in connection with its provision of Conferencing Services.

“Connectivity” shall mean the ability to electronically access and exchange data, voice, and/or video electronic impulses between various infrastructure components and with external sources as approved by Kraft and provided to Authorized Users.

“Consumption-Based Resource Unit” means the Billable Resource Units for which Kraft’s charge is calculated on a specific unit of consumption, and not on a monthly basis, such as FTE hours or telecom minutes usage.

“Continuing Legacy Services” means, to the extent the Parties have not entered into any of the following Supplements pursuant to either this MPSA, as amended as of the GroceryCo Start Date, or the GroceryCo MPSA, by the GroceryCo Start Date, such corresponding Services under the Legacy Agreement for which a Supplement has not been entered into by the Parties under this Agreement:

(a) Supplement G-SnackCo (EUC Hardware),

(b) Supplement H-SnackCo (Network),

(c) Supplement I-SnackCo (CEEMA Arrow Services),

(d) Supplement J-SnackCo (Elite Software Agreement),

(e) Supplement B-GroceryCo (EUC Hardware), and

(f) Supplement C-GroceryCo (Elite Software Agreement).

“Contract Changes” shall have the meaning given in Section 11.1.5.

“Contract Records” shall have the meaning given in Section 9.10.1.

5

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Contract Year” shall mean, for the first Contract Year, a period commencing on the GroceryCo Start Date and ending on December 31 of the same calendar year and, for each ensuing Contract Year, a 12 month period commencing on January 1 and ending on December 31 (or, if earlier, on the last day of the Term). If any Contract Year is less than 12 months, the rights and obligations under this Agreement that are calculated on a Contract Year basis will be proportionately adjusted for such shorter period.

“Control” and its derivatives shall mean: (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) more than 50% of the aggregate of all voting equity interests in an Entity, or (ii) equity interests having the right, in the event of dissolution, to more than 50% of the assets of an Entity; (b) the right to appoint, directly or indirectly, a majority of the board of directors; (c) the right to control, directly or indirectly, the management or direction of the Entity by contract or corporate governance document; or (d) in the case of a partnership, the holding by an Entity (or one of its Affiliates) of the position of sole general partner.

“Core Service Commencement Date” shall mean the date in which the Transition to Core Services is made effective for a particular Kraft country or Core Location.

“Course” shall have the meaning given in Section 8.2.7.

“Critical Affected Personnel” shall mean those individuals identified in the applicable Supplement as critical to the ongoing success of Supplier’s delivery of information technology services to Kraft and the Eligible Recipients. For those countries where the Critical Affected Personnel are not designated as of the Effective Date, Kraft shall designate by the Commencement Date (or in the case of such individuals in Deferred Countries, at least by the date that Supplier is required to make offers to those individuals pursuant to Section 8.1.1.1) no more than fifteen percent (15%) of the Affected Personnel as Critical Affected Personnel, provided that the total number of Critical Affected Personnel who are contractors cannot exceed five percent (5%) of the number of Affected Personnel who are contractors.

“Critical Deliverables” shall mean those milestone activities and deliverables identified in the applicable Supplement that have associated Deliverable Credits payable to Kraft in the event Supplier fails to deliver such deliverables in accordance with the applicable Supplement.

“Critical Service Level” shall mean those Service Levels established under the applicable Supplement for which a Service Level Credit may be payable. Critical Service Levels are identified in the applicable Supplement and are described in the applicable Supplement. Each Critical Service Level has an Expected Service Level and a Minimum Service Level associated with it unless otherwise specified. It is the intent of the Parties that all Critical Service Levels shall be quantifiable, measurable, and objective.

“Cross Functional Services” shall mean those Services described in the applicable Supplement and statement of work as “Cross Functional” Services.

“Deferred Countries” shall mean all countries other than the United States and Canada.

“Deliverable Credits” shall have the meaning given in Section 7.2.2.

“Derivative Work” shall mean a work based on one or more preexisting works, including a condensation, transformation, translation, modification, expansion, or adaptation, that, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement under applicable Law, but excluding the preexisting work.

6

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Developed Materials” shall mean any Materials, or any modifications, enhancements or Derivative Works thereof, developed by or on behalf of Supplier for Kraft or the Eligible Recipients as a result of or as part of the Services excluding Materials developed at Supplier’s leveraged facilities for Supplier’s customers generally and not specifically for Kraft.

“Development Tool” shall mean all Software that is used in the development, testing, deployment and maintenance of Applications.

“[ * * * ]” shall mean the Entities identified in Schedule 24.1, as well as their successors and assigns, as such list of Entities may be modified by Kraft from time to time, including any divested portions of companies identified in Schedule 24.1. Kraft may add to Schedule 24.1 other similar companies that may be created in the future, subject to Supplier’s approval. Kraft acknowledges that [ * * * ] will not be considered a [ * * * ].

“Direct Supplier Competitor” shall mean the Entities identified in Schedule 24.2.

“Directed Employee Period” shall have the meaning given in Section 8.14.

“Directed Employee” shall have the meaning given in Section 8.14.

“Disaster Recovery (Services)” shall mean the specific activities related to continued provisioning of the Services in the event of an unforeseen interruption. Disaster Recovery activities include support and coordination with the Business Continuity Services as described in the Disaster Recovery Plan.

“Disaster Recovery Plan” shall mean the plan for recovering data, systems and services in the event of a disaster and for continuing the performance of the Services.

“Downtime” shall mean the period of time that a particular System, Application, Software, Equipment, Network, or any other part of the Services is not available during the Measurement Window. During a switchover, the architected switchover time will not be counted towards Downtime; however, the Downtime encountered prior to making the decision to cut over will be counted against Availability. Maintenance Downtime shall not be counted towards Downtime.

“DSD Device” shall have the meaning given in the applicable Supplement.

“Earnback” shall mean the methodology used to determine the potential elimination of a Service Level Credit as described in the applicable Supplement.

“ECS Services” shall mean enterprise cloud services offered by Supplier, which if included under this Agreement shall be subject to its own Supplement.

“EDS” means “HP Enterprise Services, LLC”.

“Effective Date” shall mean Supplement Effective Date for the applicable Supplement, except with respect to the Preamble, Sections 3.1, 9.5.1, 9.5.2, 15.5.1, 17.1.5 and the “IN WITNESS WHEREOF” clause at the end of the MPSA where Effective Date shall mean the Effective Date of the MPSA.

“Eligible Recipients” shall mean, collectively, and to the extent such Entity is receiving Services under this Agreement, the following:

7

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(a)	Kraft;

(b)	any Entity that is an Affiliate of Kraft on the Effective Date, or thereafter becomes an Affiliate of Kraft;

(c)	any Entity that purchases after the Effective Date from Kraft or any Affiliate of Kraft, all or substantially all of the assets of Kraft or such Affiliate, or of any division, marketing unit, business unit, administrative unit, or manufacturing, research or development facility thereof, provided that such Entity agrees in writing to be bound by the terms and conditions of this Agreement;

(d)	any Entity that after the Effective Date is created using assets of Kraft or any Affiliate of Kraft, provided that such Entity agrees in writing to be bound by the terms and conditions of this Agreement;

(e)	any Entity into which Kraft or any Affiliate of Kraft merges or consolidates, provided that such Entity has assumed Kraft’s obligations under this Agreement, and provided further that such Entity agrees in writing to be bound by the terms and conditions of this Agreement;

(f)	any Entity which merges into or consolidates with Kraft or any Affiliate of Kraft;

(g)	any Entity, including any corporation, joint venture, or partnership, in which on or after the Effective Date, Kraft or any Affiliate of Kraft has an ownership interest and/or as to which Kraft or such Affiliate has management or operational responsibility by law or contract;

(h)	any customer of an Eligible Recipient identified in clauses (a) through (h) above, or an Entity to which such an Eligible Recipient is a contractor, but only in connection with the provision of products or services by such Eligible Recipient to such customer;

(i)	any person or Entity providing outsourcing services to Kraft or any Eligible Recipient, but only in connection with the provision of such outsourcing services to Kraft or such Eligible Recipient; and

(j)	other entities to which the Parties agree.

Except as used in Sections 17.1, 17.3, 17.4, 17.5, and 17.6, Eligible Recipients shall include the employees, contractors, subcontractors, agents and representatives, but only in their capacities as such, of the Entities identified as Eligible Recipients in clauses (a) through (j) above.

“Employment Effective Date” shall mean, with respect to each Transitioned Employee, the date that such Transitioned Employee begins employment with Supplier, in accordance with applicable Laws.

“End User Computing (Services)” shall mean the Services described in the applicable Supplement and statement of work as “End User Computing” Services.

“Entity” shall mean a corporation, partnership, joint venture, trust, limited liability company, limited liability partnership, association or other organization or entity.

8

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Equipment” shall mean all computing, networking, communications and related computing equipment (hardware and firmware) procured, provided, operated, supported, or used by Kraft, Supplier or Authorized Users in connection with the Services, including (i) mainframe, midrange, server and distributed computing equipment and associated attachments, features, accessories, peripheral devices, and cabling, (ii) personal computers, laptop computers, terminals, workstations and associated attachments, features, accessories, printers, multi-functional printers, peripheral devices, and cabling, and (iii) voice, data, video and wireless telecommunications and network and monitoring equipment and associated attachments, features, accessories, cell phones, peripheral devices, and cabling.

“Equipment Leases” shall mean all leasing arrangements whereby Kraft, the Eligible Recipients or a Kraft Third Party Contractor leases Equipment as of the Commencement Date which will be used by Supplier to perform the Services after the Commencement Date. Equipment Leases shall include those leases identified on Schedule 12.1, those as to which the lease, maintenance and support costs are included in the Kraft Base Case, and all other leases as to which Supplier received reasonable notice and/or reasonable access prior to the Commencement Date.

“EU” shall mean the European Union.

“EUC Equipment” shall mean all Equipment used to provide End User Computing except HP EUC Devices.

“EUC Equipment Inventory Pool” shall mean an inventory of EDS managed desktop and laptop devices that EDS will utilize to provide EUC Equipment support services, including EUC assets needed to support the EUC hardware refresh program, based upon the MPSA requirements for EUC Equipment refresh. The EUC Equipment inventory pool will include a quantity of devices designated as Whole Unit Spares, as determined by EDS.

“Excluded Materials” shall mean the Materials owned or licensed by Supplier that are identified in the applicable Supplement as either being excluded from Kraft’s post-termination rights set forth in Section 14.6 or subject to conditions for Kraft’s exercise of such rights.

“Expected Service Level Default” shall mean the Supplier’s level of performance for a particular Critical Service Level that fails to meet the applicable Expected Service Level (but does not fail to meet the applicable Minimum Service Level) as specified in the applicable Supplement and has failed to meet such Expected Service Level for [ * * * ] in any rolling 12-month period for Critical Service Levels with a monthly Measurement Window, or has failed to meet the Expected Service Level in any period for Critical Service Levels with a quarterly, semi-annual or annual Measurement Window.

“Expected Service Level” shall mean the desired level of current year performance for a Critical Service Level, as set forth in the applicable Supplement.

“External Storage Media” shall mean any non-fixed-disk based storage media, including tape, optical disk, and CD.

“Extraordinary Event” shall have the meaning given in Section 11.6.1.

“FTE Rate” means, in relation to each FTE, the hourly and monthly rates specified, and designated as "Mantime Rates", in the applicable Supplement for a particular skill category or position, for onshore and

9

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

offshore personnel, as identified on the applicable Supplement and adjusted pursuant to the applicable Supplement.

“FTE Services” means Projects or New Services that Kraft requests to be provided by FTEs or FTPs on a FTE Rate basis.

“Full Time Equivalent” or “FTE” means the full time equivalent work effort charged on an hourly basis. Supplier shall not charge Kraft for more than [ * * * ] hours per month for one (1) individual’s work effort in a month.

“Full Time Person” or “FTP” shall mean a level of effort of a full time individual that would result in at least [ * * * ] productive hours per month, excluding vacation, holidays, training, administrative and other non-productive time (but including a reasonable amount of additional work outside normal business hours). Without Kraft’s prior written approval, one dedicated individual’s total work effort cannot amount to more than one FTE.

“Grocery Business” means the North America grocery and other related businesses of Kraft and its Affiliates, that are being separated from the global snacks business in the Spin-Off.

“GroceryCo” means the independent company that will carry on the Grocery Business of Kraft in the U.S., Puerto Rico and Canada.

“GroceryCo MPSA” means the Master Professional Services Agreement entered into by Kraft and Supplier dated May 31, 2012 for the provision of information technology services and related services to GroceryCo.

“GroceryCo Start Date” means the date, as determined by Kraft, on which GroceryCo and the North American grocery business will cease receiving the Services under this Agreement and shall begin receiving Services under the GroceryCo MPSA, which date is also known as the “Start Date” under the GroceryCo MPSA.

“Hard IMAC” shall mean an approved IMAC request received from Kraft, which requires Supplier to dispatch a technician to the affected Kraft Site or Authorized User’s location in order to perform such required IMAC. A Hard IMAC will include a Soft IMAC, if necessary.

“Help Desk” shall mean the facilities, associated technologies, and trained staff who respond to Calls, coordinate all Problem Management and Request Management activities and act as a single point of contact for Authorized Users in regard to the Services.

“High Availability Configurations” are Server Systems designed to either automatically or manually switch to the fail-over system when a system failure occurs. The fail over system can be in either the same data center or a separate facility.

“HP EUC Devices” shall mean Hewlett Packard (HP) Branded EUC Hardware, HP Branded EUC Software and peripheral devices agreed upon as part of the Technology Plan or as otherwise agreed by the parties, at the time of Supplier's acceptance of Kraft’s order, and including products that are modified, altered, or customized to meet Kraft requirements (“Custom Products”).

10

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“IMAC(s)” shall mean installations, moves, adds, changes, de-installations, and cascades for Equipment, Software and related services at designated Kraft Sites. The repair of Equipment or Software is not an IMAC, even when repair entails a physical visit to a System. Types of IMACs include Hard IMACs, Soft IMACs, Data IMACs, EUC IMACs, Voice IMACs, and Project IMACs.

“Income Tax” shall mean any tax on or measured by the net income of a Party (including taxes on capital or net worth, or gross receipts that are imposed as an alternative to a tax based on net or gross income), or taxes which are of the nature of excess profits tax, minimum tax on tax preferences, alternative minimum tax, accumulated earnings tax, personal holding company tax, and capital gains tax.

“Indirect Goods and Services” shall mean those goods and services that are purchased by Kraft, consumed directly by Kraft, and not utilized in Kraft’s provision of its services to its customers. Such goods and services include, for example: travel; office supplies and equipment; maintenance, repair, and operating supplies/MRO; advertising and marketing services; contract labor; and desktop IT equipment.

“Interconnect Devices” shall mean the devices used to enable a portion of the Network to connect with another portion of the Network, in either a dedicated or dialup mode (e.g., modems, bridges, routers, hubs, switches, gateways).

“Interest Rate” shall mean the lesser of (i) the prime commercial rate plus two percent per annum as announced from time to time by Citibank, N.A., and (ii) the highest lawful rate of interest.

“Invoice Date” shall mean the date the vendor invoice is received.

“ITIL” shall have the meaning given in Section 9.4.1.8.

“Key Measurements” shall mean those Service Levels for which no Service Level Credit is payable, but which are meaningful to Kraft’s business and are described in the applicable Supplement.

“Key Supplier Personnel” shall mean the Supplier Personnel filling the positions designated in Schedule 5.4 as Key Supplier Personnel.

“Kraft” shall have the meaning given in the preamble to this Agreement.

“Kraft Base Case” shall mean the summary financial base case described in the applicable Supplement, as well as the detailed financial and budget information underlying such summary base case. The Kraft Base Case shall not be used to determine whether either Party has financial or operational responsibility for any particular Third Party Contract, or to establish the volume of any assets or Resource Units.

“Kraft Baseline” shall have the meaning set forth in the applicable Supplement.

“Kraft Business Call Center” shall mean a department or group that handles telephone calls and inquiries that are related to a particular business function and is staffed by personnel, including Kraft Personnel or third party personnel. PBX and adjunct systems are usually used to facilitate customer calls, and also to provide reports and metrics to determine both individual and group effectiveness. Kraft Business Call Centers include: Benefits/HR Call Center, Consumer Response Call Center, and Accounts Payable Call Center and are listed as of the Supplement Effective Date in the applicable Supplement.

“Kraft Contract Manager” shall have the meaning given in Section 10.1.

11

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Kraft Data” shall mean any data or information of Kraft or any Eligible Recipient that is provided to or obtained by Supplier in connection with the negotiation and execution of this Agreement or the performance of Supplier’s obligations under this Agreement, including data and information with respect to the businesses, customer, operations, facilities, products, rates, regulatory compliance, competitors, consumer markets, assets, expenditures, mergers, acquisitions, divestitures, billings, collections, revenues and finances of Kraft or any Eligible Recipient. Kraft Data also shall mean any data or information that is (i) derived or compiled from data or information provided by or on behalf of Kraft or the Eligible Recipients, (ii) created, collected for Kraft or the Eligible Recipients by Supplier in the performance of its obligations under this Agreement, including data processing input and output, service level measurements, asset information, Reports, Kraft third party service and product agreements, contract charges, and Retained Expense and Pass-Through Expenses or (ii) that resides in or is accessed through Software, Equipment or Systems provided, operated, supported, or used by Supplier in connection with the Services, as well as information derived from this data and information; provided that the foregoing shall not include data on shared Systems located in Supplier Facilities to the extent such data pertains to services Supplier provides to its other customers.

“Kraft Facilities” shall mean the facilities listed in Schedule 7.1 that are provided by Kraft or the Eligible Recipient for the use of Supplier to the extent necessary to provide the Services.

“Kraft Laws” shall have the meaning given in Section 15.10.4.

“Kraft-Owned Materials” shall have the meaning given in Section 14.1.1.

“Kraft-Owned Software” shall mean Software owned by Kraft, a Kraft Affiliate or an Eligible Recipient and used, operated, maintained or supported by or on behalf of Supplier under or in connection with this Agreement.

“Kraft Personal Data” shall mean that portion of Kraft Data that is subject to any Privacy Laws.

“Kraft Personnel” shall mean the employees, agents, contractors or representatives of Kraft, its Affiliates, or any Eligible Recipients who performed any of the Services to be provided by Supplier during the 18 months preceding the Commencement Date.

“Kraft Regional Support Services Staff (KRSSS)” shall mean, collectively, the staff provided by Kraft to perform the Regional Support Services. This staff may include Kraft employees, consultants, contractors and its agents.

“Kraft Rules” shall have the meaning given in Section 6.3.1.

“Kraft Sites” or “Sites” shall mean the offices or other facilities, including those listed on Schedule 7 at or to which Supplier is to provide the Services.

“Kraft Standards” shall have the meaning given in Section 9.5.1.

“Kraft Third Party Contractors” shall have the meaning given in Section 4.5.

“LAN” or “Local Area Network” shall mean a local, high-speed Network, consisting of LAN Equipment, Software, Transport Systems, Interconnect Devices, Wiring and Cabling, which are used to create, connect and transmit data, voice and video signals to, within or among Kraft's local area network

12

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

segments. LANs are typically confined within limited geographic areas (such as a single building or group of buildings) and offer relatively high data rates, usually 10/100 mbps or above. LANs typically interconnect End User PCs, local servers, and printers and may connect with WANs. LANs do not include telecommunication circuits provided by carriers, however LANs can be inter-connected using telecommunication circuits provided as a result of MAN or WAN Services, so as to appear as a single LAN.

“LAN Equipment” shall mean the Equipment and associated attachments, features, accessories, and peripherals supported or used by Supplier in connection with its provision of LAN Services to the Authorized Users (e.g., bridges, intelligent and non intelligent hubs, switches, gateways, remote access devices, and associated diagnostic equipment), and all additions, modifications, substitutions, Upgrades or enhancements to such Equipment. LAN Equipment does not include telecommunication circuits provided by telecommunications carriers, however LAN Equipment can be inter-connected using telecommunication circuits provided by carriers and MAN and or WAN Equipment, so as to appear as one LAN.

“Laws” shall mean all federal, state, provincial, regional, territorial and local laws, statutes, ordinances, regulations, rules, executive orders, supervisory requirements, directives, circulars, opinions, interpretive letters and other official releases of or by any government, or any authority, department or agency thereof, including the United States Securities and Exchange Commission and the Public Company Accounting Oversight Board. The definition of Laws shall include Privacy Laws. For purposes of this Agreement, Laws also shall include all generally accepted accounting principles of the United States (“GAAP”), as such principles and standards may be modified during the Term by the Financial Accounting Standards Board or other applicable authorities. In addition, any other laws in force in any jurisdiction (regulatory or otherwise) in which the Services are being provided.

“Layer 2 Network” shall mean a LAN and related Equipment at an individual site that provides Open System Interconnection (OSI) Reference Model Data Link Layer capability, up to the point of connection to the Supplier provided Layer 3 Core Network. A Layer 2 Network includes all Equipment required to manage a Sites’ LAN, but for CEEMA Core Locations it specifically excludes all LAN & Wireless LAN (WLAN) Equipment and Services.

“Layer 3 Core Network” shall mean a Network and related Supplier provided and managed Network Equipment which are actively performing routing, forwarding and related functions based on the Open System Interconnection (OSI) Reference Model Layer 3 definition connecting a site to the Kraft WAN and additional points beyond the WAN, but excluding any 3rd party provided devices directly connecting a site to the internet.

“Legacy Agreement” means this Agreement, as it exists prior to the GroceryCo Start Date.

“Level 1 Support” shall mean support that is provided as the entry point for inquiries or problem reports from Authorized Users. If Level 1 Support personnel cannot resolve the inquiry or problem, the inquiry or problem will be directed to the appropriate Level 2 Support personnel or third party for resolution. For CEEMA Core Locations, Level 1 Support shall be defined as the initial contact to the Supplier Help Desk by the Kraft Regional Support Services Staff.

“Level 2 Support” shall mean support that serves as a consolidation point for inquiries and problems between Level 1 Support and Level 3 Support. For example, Level 2 Support might exist in a computer

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

operations or a distribution/mail out center. If Level 2 Support personnel cannot resolve the inquiry or problem, the inquiry or problem will be directed to the appropriate Level 3 Support personnel or third party for resolution.

“Level 3 Support” shall mean support provided by the personnel or third party that is most knowledgeable about the underlying problem or question and is utilized when efforts to resolve the problem or question by Level 1 Support and Level 2 Support have failed or are bypassed due to the technical difficulty of the problem or question. Inquiries or problems for Level 3 Support generally will be reported by Level 1 Support or Level 2 Support personnel, but may be also initiated directly by Authorized Users or Supplier.

“Limited Warranty Statement” shall mean Supplier limited warranty statements for HP EUC Devices contained in the applicable Supplement.

“Litigation Data” shall have the meaning given in Section 13.6.3.1.

“Litigation Requirements Notice” shall have the meaning given in Section 13.6.3.1.

“Litigation Response Plan” shall have the meaning given in Section 13.6.2.

“Losses” shall mean all losses, liabilities, damages (including punitive and exemplary damages), fines, penalties, interest and claims (including taxes), and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, experts, settlement, judgment, interest and penalties).

“Mainframe” shall mean a Server that utilizes the VM, Z/OS, OS 390, or TPF operating software.

“Maintenance Downtime” shall mean the period of time that a particular System, Application, Software, Equipment, Network, or any other part of the Services is not available during the Measurement Windows that have been approved (i) in writing by the Kraft Contract Manager or a designee thereof or (ii) pursuant to the applicable Supplement.

“Major Release” shall mean a new version of Software that includes changes to the architecture and/or adds new features and functionality in addition to the original functional characteristics of the preceding Software release. These releases are usually identified by full integer changes in the numbering, such as from “7.0” to “8.0,” but may be identified by the industry as a major release without the accompanying integer change.

“Malicious Code” shall mean (i) any code, program, or sub-program whose knowing or intended purpose is to damage or interfere with the operation of the computer system containing the code, program or sub-program, or to halt, disable or interfere with the operation of the Software, code, program, or sub-program, itself; (ii) any device, method, or token that permits any person to circumvent the normal security of the Software or the system containing the code; or (iii) any adware, spyware, Internet bots, malware, bugs, web bugs or other surreptitious code.

“MAN or Metropolitan Area Network” shall mean a high-speed Network consisting of MAN Equipment, Software, Transport Systems, and Interconnect Devices that are used to create, connect and transmit data, voice and video signals between locations within a metropolitan region or area. MANs

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

cover an area larger than a LAN but smaller than WANs. MAN services are typically provisioned by a third-party.

“MAN Equipment” shall mean the Equipment and associated attachments, features, accessories, peripherals and Cabling supported or used by Supplier in connection with its provision of MAN Services to the Authorized Users (e.g., multiplexors, access circuits, backbone circuits, channel banks, CSU/DSUs, and associated diagnostic equipment), and all additions, modifications, substitutions, Upgrades or enhancements to such Equipment.

“Managed Telecom Transport Agreements” shall have the meaning given in Section 9.11.5

“Managed Telecom Transport Providers” shall have the meaning given in Section 9.11.5.

“Managed Third Parties” shall mean the Kraft Third Party Contractors and Managed Telecom Transport Providers (as defined in Section 9.11.5), identified on Schedules 11.1, 12.1 or 12.3 or the applicable Supplement, as such Schedules may be amended from time to time.

“Management Tools” shall mean all Software that is used to deliver and manage the Services.

“Materials” shall mean, collectively, Software, literary works, other works of authorship, specifications, designs, analyses, processes, methodologies, concepts, inventions, know-how, programs, program listings, programming tools, documentation, user materials, reports, drawings, databases, spreadsheets, machine-readable text and files and financial models, whether tangible or intangible.

“Measurement Window” shall mean the time during, or frequency by, which a Service Level shall be measured. The Measurement Window will exclude Kraft approved scheduled maintenance and Maintenance Downtime.

“Minimum Service Level Default” shall mean the Supplier’s performance for a particular Critical Service Level fails to meet the applicable Minimum Service Level at any time.

“Minimum Service Level(s)” shall mean the minimum level of performance set forth in the applicable Supplement with respect to each Critical Service Level and Key Measurement.

“Minor Release” shall mean a scheduled release containing small functionality updates and/or accumulated resolutions to defects or non-conformances made available since the immediately preceding release (whether Major Release or Minor Release). Minor Releases shall include “Maintenance Releases” which are supplemental to and made available between Major Releases and other Minor Releases, issued and provided under specific vendor service level or maintenance obligations and contain only accumulated resolutions or mandated changes. These releases are usually identified by a change in the decimal numbering of a release, such as “7.12” to “7.13.”

“Mobile Data Communications Equipment” shall mean the Equipment and associated attachments, features, accessories, and peripherals supported or used by Supplier in connection with its provision of Mobile Data Communications Services to the Authorized Users (e.g., wireless modems, wireless access points (“WAPs”), mobile data terminals, or other devices that may be mounted in vehicles either permanently or detachable for portability used to deliver Mobile Data Communication Network Services, and associated diagnostic equipment), and all additions, modifications, substitutions, Upgrades or enhancements to such Equipment.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Mobile Data Communications Network” shall mean the wireless portion of Kraft’s Network consisting of Mobile Data Communications Equipment, Software, Transport Systems, Interconnect Devices, Wiring and Cabling used to create, connect and transmit data to and from Mobile Data Communications Equipment via mobile IP network roaming services.

“Mobile Data Communications Services” shall mean the mobile Services as described in the applicable Supplement.

“Mobile Data Communications System” shall mean the Mobile Data Communications Equipment supported or used by Supplier in connection with its provision of Mobile Data Communications Services.

“Mobile Short Messaging Equipment” or “MSM Equipment” shall mean the Equipment and associated attachments, features, accessories, and peripherals supported or used by Supplier in connection with its provision of Mobile Short Messaging Services to the Authorized Users (pagers, paging transmitters, and Portable Network Devices and associated diagnostic equipment) and all additions, modifications, substitutions, Upgrades or enhancements to such Equipment.

“Mobile Short Messaging Network” shall mean the portion of the Network consisting of Mobile Short Messaging Equipment, Software, Transport Systems, Interconnect Devices, and Cabling used to create, connect and transmit data to Authorized Users.

“Monthly Base Charge” means, with respect to each Tower, the amount specified in the applicable Supplement, as adjusted pursuant to the applicable Supplement, for that Tower in the applicable time period specified in the applicable Supplement.

“Monthly Invoice” shall have the meaning given in Section 12.1.1.

“N Release Level” shall mean the most recently released and generally available Major Release of the Software.

“N-1 Release Level” shall mean the next to most recently released and generally available Major Release of the Software.

“N-2 Release Level” shall mean the next to most recently released and generally available Major Release prior to N-1 Release Level.

“Network” shall mean collectively, Kraft’s Transport Services, WAN, MAN, BAN, LAN, Standard Voice Network, and conferencing Network.

“New Advances” shall have the meaning given in Section 9.17.5.

“New Services” means new services or changes to existing Services required by Kraft (which could include items that are identified as being eligible to be New Services), (i) that impose [ * * * ] obligations on Supplier, (ii) that require [ * * * ] of effort, resources or expense from Supplier, and (iii) for which there is no [ * * * ] or [ * * * ].

“Non-Billable Projects” shall have the meaning given in Section 4.6.4.1.

“Notice of Arbitration” shall have the meaning given in Section 19.3.3.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Notice of Election” shall have the meaning given in Section 17.5.1.

“Notice of Mediation” shall have the meaning given in Section 19.2.3.

“Out-of-Pocket Expenses” shall mean reasonable, demonstrable and actual out-of-pocket expenses due and payable to a third party by Supplier that are approved in advance by Kraft and for which Supplier is entitled to be reimbursed by Kraft under this Agreement. Out-of-Pocket Expenses shall not include Supplier’s overhead costs (or allocations thereof), general and/or administrative expenses or other mark-ups. Out-of-Pocket Expenses shall be calculated at Supplier’s actual incremental expense and shall be net of all rebates and allowances.

“Party” and “Parties” shall have the meaning given in the preamble to this Agreement.

“Pass-Through Expenses” shall mean the types of expenses, if any, listed in the applicable Supplement, as such list may be amended by Kraft from time to time, for which Kraft has agreed in advance to be financially responsible, in accordance with Article 11 of this Agreement, following processing and review of the third party invoice by Supplier. Supplier shall not separately charge any handling or administrative charge in connection with its processing or review of such invoices.

“Performance Category” shall mean a grouping of Service Levels as set forth in the applicable Supplement. Critical Deliverables do not constitute a Performance Category.

“Personnel Projection Matrix” shall have the meaning given in Section 8.1.6.

“Policy and Procedures Manual” shall have the meaning given in Section 9.1.1.

“Pool Percentage Available for Allocation” shall have the meaning given in the applicable Supplement.

“Portable Network Devices” shall mean portable, hand-held Equipment used by Authorized Users for telecommunications access and services devices, as listed in the applicable Supplement, where such list may be updated from time to time by Kraft after a review of the update has gone through Change Control Procedures in accordance with Section 9.6 of the Agreement. Portable Network Devices do not include personal computers or laptops.

“Principles” shall have the meaning given in Section 8.3.2.

“Priority” shall mean the classification of a problem or incident as recorded in the Problem Tracking System. Priority shall be set at one of P1, P2, P3, or P4.

“Priority 1” or “P1” shall mean that a problem or incident has a critical degree of business impact and shall refer to a major system, product, or component failure that impacts level of service and affects a major function of the business, as a result of which the business is unable to function until the failure is resolved. Problems or incidents involving a single user’s system or access will not be considered a Priority 1, except for those systems or access identified as plant floor equipment. Desktops and laptops may not generate P1 problems, with the exception of the Kraft designated plant floor desktops and laptops (which may generate P1 problems) that Supplier has agreed may generate P1 problems.

“Priority 2” or “P2” shall mean that a problem or incident has a high degree of business impact and shall refer to a problem or incident that impacts the business’ ability to complete daily work and therefore

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

affects daily level of service, as a result of which the business is able to perform and function with either a workaround or manual processes but service is degraded. Desktops and laptops may not generate P2 problems, with the exception of the Kraft designated plant floor desktops and laptops (which may generate P2 problems) that Supplier has agreed may generate P2 problems.

“Priority 3” or “P3” shall mean that a problem or incident has a medium degree of business impact and shall refer to a problem or incident that results in limited loss of function, during which work can be completed using alternative methods and there is no impact to daily levels of service, and as a result of which the business can continue to function even though service may be degraded.

“Priority 4” or “P4” shall mean that a problem or incident has a low degree of business impact and shall refer to a minor issue or request which has no impact on daily level of service and requires follow-up only.

“Privacy Laws” means Laws that relate to the security and protection of personally identifiable information, data privacy, trans-border data flow or data protection, including the Health Insurance Portability and Accountability Act (HIPAA), the Gramm-Leach-Bliley Act and the implementing legislation and regulations of the European Union member states under the European Union Directive 95/46/EC.

“Problem Management” shall mean the process of tracking and managing all problems arising in Kraft’s information technology (“IT”) environment and recorded in the Problem Tracking System, and resolving those problems arising from or related to the Services.

“Problem Tracking System” shall mean the functionality and technical characteristics of the system described in the problem tracking system described in the applicable Supplement.

“Procurement Catalog” shall mean a list of Equipment and Software that are the approved products for purchase or lease by Authorized Users. The Procurement Catalog may include the provision of Services and also products purchased by Authorized Users as Pass-Through Expenses.

“Projects” shall have the meaning given in Section 4.6.1.

“Project IMAC” shall mean a combination of ten or more IMACs that occur within the same building or locale or some other similar requirements or timeframe that requires more than routine scheduling of personnel to deliver this group of IMACs in a coordinated manner. These types of requests typically involve a coordinated movement of multiple Equipment in order to minimize the impact to the end users. Supplier will work with Kraft to schedule these IMACs and provide a written plan for Project IMACs as described in the applicable Supplement. IMACS that have similar requirements that may require EDS to perform a Project may be submitted to EDS as described in the Agreement. Project IMACS will be performed according to the schedule in the written plan for Project IMACS or a Project plan, as approved by Kraft.

“Proprietary Information” shall have the meaning given in Section 13.4.1.

“Quality Assurance” means the actions, planned and performed, to provide confidence that all business processes, Systems, Equipment, Software and components that influence the quality of the Services are working as expected individually and collectively.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Recovery Point Objective” or “RPO” shall mean the maximum amount of acceptable data loss after an unplanned data loss or unplanned disruption preventing Kraft Authorized Users from accessing a computer, Server, System, Network or Application files. This is the point in time before the event from which Application and data can be successfully recovered; that is, the time elapsed since the most recent completed, usable backup meeting the Kraft defined Application back-up requirements.

“Recovery Time Objective” or “RTO” shall mean the maximum acceptable length of time for restoring a computer, Server, System, Network, or Application and regaining access to data and Applications by Kraft Authorized Users and Eligible Recipients for business use in a production mode after an unplanned disruption, failure or disaster. RTO is comprised of both the amount of time required for Supplier to recover the Application infrastructure for which Supplier is responsible under the Agreement and the amount of time Kraft and/or Kraft’s designee require to perform their work to ensure that the RTO is met.

“Reduced Resource Credit(s)” or “RRC(s)” means, for any Billable Resource Unit, the incremental credit payable by Supplier to Kraft based on the amount by which the Actual Volumes of Billable Resource Units is below the Resource Baseline for such Billable Resource Unit.

“Regional Support Services” shall mean, collectively, the services that will be provided by Kraft to support Kraft non-Core Equipment consisting of (i) servers and distributed computing equipment and associated attachments, features, accessories, peripheral devices, and cabling, (ii) personal computers, laptop computers, terminals, workstations and associated attachments, features, accessories, printers, multi-functional printers, peripheral devices, and cabling and (iii) voice, data, video and wireless telecommunications and network and monitoring equipment and associated attachments, features, accessories, cell phones, peripheral devices, and cabling, all of which shall be physically installed or located within a CEEMA Core Location that is designated in Schedule 7 to receive CEEMA Core Services from Supplier.

“Reports” shall have the meaning set forth in Section 9.2.1.

“Request Management” shall mean the process of tracking and managing all requests from Authorized Users arising in Kraft’s information technology environment recorded on the Request Management System, and resolving those requests arising from or related to the Services.

“Request Management System” shall mean the functionality and technical characteristics of the System described in the applicable Supplement as a “Request Management System”.

“Required Consents” shall mean the consents (if any) required to be obtained: (i) to assign or transfer to Supplier Kraft licensed Third Party Software, Third Party Contracts, Equipment Leases or Acquired Assets (including related warranties); (ii) to grant Supplier the right to use and/or access the Kraft licensed Third Party Software in connection with providing the Services; (iii) to grant Kraft and the Eligible Recipients the right to use and/or access the Supplier Owned Software, Third Party Software and Equipment acquired, operated, supported or used by Supplier in connection with providing the Services; (iv) to change location of the installation or use of any Software, Equipment or System (including consents to offshore use) or change the permitted use thereof by Supplier; (v) except for Developed Materials that are owned by Supplier pursuant to Section 14, to assign or transfer to Kraft, the Eligible Recipients or their designee(s) any Developed Materials; (vi) to assign or transfer to Kraft, the Eligible Recipients or their designee(s) Supplier Owned Software, Third Party Software, Third Party Contracts, Equipment leases or other rights following the Term to the extent provided in this Agreement; and (vii)

19

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

all other consents required from third parties in connection with Supplier’s provision of the Services or performance of its obligations hereunder.

“Resolvable Calls” shall mean those Calls that would be possible to solve at first level, either through existing knowledge, transfer of knowledge, or process changes. This does not include Calls that require dispatch or transfer to another group for resolution.

“Resource Baselines” shall mean the estimated number of Resource Units applicable to a defined period of time and included in the Monthly Base Charges. The Resource Baselines as of the Commencement Date are set forth in the applicable Supplement, and may be adjusted in accordance with the applicable Supplement. The Resource Baselines may also be revised from time to time by agreement of the Parties based on the usage, demand and business requirements of Kraft and the Eligible Recipients and the Monthly Base Charges will be adjusted accordingly.

“Resource Baseline Band(s)” means the volume bands (or, where applicable, the multiple volume bands) represented as percentages above and below the Resource Baseline. Each Resource Baseline Band has unique ARC Rates and RRC Rates, as set forth on the applicable Supplement, that shall apply to the volume of Billable Resource Units that fall within that Resource Baseline Band. Unless otherwise indicated on the applicable Supplement, the Resource Baseline Band for each Resource Unit, other than the Resource Units designated in the applicable Supplement as not being subject to Resource Baseline Bands, will be [ * * * ] above and [ * * * ] below the Resource Baseline for that Resource Unit.

“Resource Unit(s)” means a particular unit of service delivery resources. Each Resource Unit is either a “Non-Billable Asset” or a “Billable Resource Unit” as indicated on the applicable Supplement.

“Retained Systems and Business Processes” means those systems and business processes of Kraft or an Eligible Recipient for which Supplier has not assumed responsibility under this Agreement (including those provided, managed, operated, supported and/or used on their behalf by Kraft Third Party Contractors). Retained Systems and Business Processes include equipment and software associated with such systems and business processes.

“Root Cause Analysis” shall mean the formal process, specified in the Policy and Procedures Manual, to be used by Supplier to diagnose the underlying cause of problems at the lowest reasonable level so that corrective action can be taken that will eliminate repeat failures. Supplier shall implement a Root Cause Analysis in accordance with the Service Levels.

“RRC Rate” means, in relation to each Billable Resource Unit, the amount specified as the “RRC Rate” for that Billable Resource Unit on the applicable Supplement, as adjusted pursuant to the applicable Supplement.

“SSAE Audit” shall have the meaning given in Section 9.10.9.1.

“SSAE Report” shall have the meaning given in Section 9.10.9.1.

“Scheduled Downtime” shall mean that period of time during which a particular System, Application, Software, Equipment, Network or any other part of the Services is expected not to be available during the Measurement Window.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Scheduled Uptime” shall mean that period of time during which a particular System, Application, Software, Equipment, Network or any other part of the Services is expected to be available during the Measurement Window.

“SDBs” shall have the meaning given in Section 9.13.3.

“Self Service Tools” shall mean tools and processes that allow an Authorized User to obtain Service or remediate a problem without the direct intervention of Supplier.

“Server” shall mean any computer, but excluding desktops and laptops acting as a server, that provides shared processing or resources such as printer, fax, Application processing, database, mail, proxy, firewalls, and backup capabilities to Authorized Users or other computers over the Network. A Server includes the operating system, associated peripherals, such as local storage devices, attachments to centralized storage, monitor, keyboard, pointing device, tape drives and external disk arrays (but not desktops and laptops), and is identified by a unique manufacturer’s serial number.

“Server Instances” shall have the meaning given in the applicable Supplement.

“Service Entitlement” shall have the meaning set forth in the applicable Supplement.

“Service Level(s)” shall mean, individually and collectively, the quantitative performance standards for the Services set forth in the applicable Supplement.

“Service Level Credit Allocation Percentage” shall mean the percentage of the Allocation of Pool Percentage allocated to a Critical Service Level within a Performance Category.

“Service Level Credits” shall have the meaning given in Section 7.2 and the applicable Supplement.

“Service Level Default” shall mean a Minimum Service Level Default or an Expected Service Level Default.

“Service Target” shall mean a performance level to which (i) a particular service element is to be delivered and (ii) Supplier’s solution is to be architected and designed to deliver. Service Targets are not measured for Service Level purposes, however may be reported by Supplier in accordance with the applicable Supplement. Service Targets are listed in the applicable Supplement.

“Service Taxes” shall mean all sales, use, transaction based gross receipts, excise, provincial, value added, COFINS, ISS and PIS and other similar taxes that are assessed against either Party on the final provision of the Services as a whole, or on any particular Service received by Kraft or an Eligible Recipient from Supplier, excluding Income Taxes.

“Services” shall mean, collectively: (i) the services, functions and responsibilities of Supplier described in the applicable Supplements, in Article 4 and elsewhere in this Agreement (including Transition Services, Transformation Services and Termination Assistance Services) as they may be supplemented, enhanced, modified or replaced during the Term in accordance with this Agreement; and (ii) any ongoing Projects required to be performed as specifically described in this Agreement and any new Projects upon Kraft’s acceptance of Supplier’s proposals for such Projects in accordance with Section 4.6 and the other provisions of this Agreement; and (iii) any New Services, upon Kraft’s acceptance of Supplier’s proposal for such New Services in accordance with Section 11.5 and the other provisions of this Agreement.

21

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Service Function” shall mean a specific category of Services, such as remote monitoring and management services, systems support and DBA support performed by Supplier Personnel. Service Functions are listed in the applicable Supplement.

“Shared Subcontractors” shall have the meaning given in Section 9.12.3.

“SMC” shall have the meaning given in Section 9.10.9.1.

“Snack Business” means the global snacks business of Kraft and its Affiliates, that is being separated from the North America grocery businesses in the Spin-Off.

“SnackCo” means Kraft.

“Soft IMAC” shall mean an approved Soft IMAC request received from Kraft, which IMAC can be performed concurrently with remote element management tools and does not require any physical on-site intervention. A Software patch or error correction upgrade will not be considered as a Soft IMAC, but is included in the Services.

“Software” shall mean all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto), to the extent a Party has financial or operational responsibility for such programs or programming in connection with the Services, including under Schedule 11.1, 12.1 or 12.3 or the applicable Supplement. Software shall include all such programs or programming in use or required to be used as of the Commencement Date, including those set forth in Schedule 11.1 or the applicable Supplement, those as to which the license, maintenance or support costs are included in the Kraft Base Case, and those as to which Supplier received reasonable notice and/or access prior to the Commencement Date. Software also shall include all such programs or programming developed and/or introduced by or for Kraft or the Eligible Recipients on or after the Commencement Date to the extent a Party has financial or operational responsibility for such programs or programming under Schedule 11.1, 12.1 or 12.3 or the applicable Supplement. Software includes all Applications, Development Tools, Management Tools and Systems Software.

“Specialized Services” shall have the meaning given in Section 9.9.1.

“Specifications” shall mean, with respect to business processes, Software, Equipment, Systems or other contract deliverables to be designed, developed, delivered, integrated, installed and/or tested by Supplier, the technical, design and/or functional specifications set forth in the applicable Supplement or Schedule 8, in third party vendor documentation, in a New Services or Project description requested and/or approved by Kraft, or otherwise agreed upon in writing by the Parties.

“Spin-Off” means Kraft’s intended separation of its operations into two independent public companies: a North American grocery business and a global snacks business.

“Standard Products” shall mean EUC Equipment and Software requirements and/or specific EUC Equipment and Software that are designated as being in standard use within Kraft.

“Standard Voice Network” shall mean the portion of the Network consisting of Standard Voice Premise Systems, Software, Transport Systems, Interconnect Devices, and Cabling used to create, connect and transmit voice to Authorized Users.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Standard Voice Premise Equipment” shall mean the Equipment and associated attachments, features, accessories, and peripherals supported or used by Supplier in connection with its provision of standard voice Services to the Authorized Users, including PBXs and PBX rectifiers, handsets, key systems, voice mail systems, and paging systems, American Disabilities Act (“ADA”) communications devices (e.g., TDDs, teletype, special equipped handsets), voice communications management systems, backup battery systems, and associated diagnostic equipment.

“Standard Voice Premise Systems” shall mean all Standard Voice Premise Equipment and associated Software supported or used by Supplier in connection with its provision of standard voice Services.

“Strategic Plan” shall mean the plans that may be periodically developed by Kraft that set forth Kraft’s key business objectives and requirements and outline its strategies for achieving such objectives and requirements. Kraft may revise the Strategic Plan from time to time. The Strategic Plan will include both annual and multi-year strategies, objectives and requirements.

“Subcontractors” shall mean subcontractors (of any tier) of Supplier, including Shared Subcontractors (as defined in Section 9.12.3). The initial list of Subcontractors is set forth on Schedule 19, each of which has been approved by Kraft to the extent such approval is required and described thereon. This Schedule 19 shall be reviewed and modified as necessary as the Parties add or remove Supplements. In addition, such list may be amended during the Term in accordance with Section 9.12.

“Supplement Commencement Date” shall mean the date upon which the applicable Services commence under the applicable Supplement.

“Supplement Effective Date” shall mean the execution date with respect to the applicable Supplement(s).

“Supplier” shall have the meaning given in the preamble to this Agreement.

“Supplier Account Executive” shall mean the Supplier representative responsible for both the day-to-day relationship with Kraft as well as the delivery of all Services to Kraft, as further described in Section 8.5.

“Supplier Facilities” shall mean, individually and collectively, the facilities owned or leased by Supplier (or its Affiliates or Subcontractors) from which Supplier (or its Affiliates or Subcontractors) provides any Services.

“Supplier Laws” shall have the meaning given in Section 15.10.4.

“Supplier Overhead Functions” means Supplier’s overhead functions and activities, including those described in the applicable Supplement.

“Supplier Overhead Materials” means for third party products that are used by Supplier to perform its internal functions and which are not directly used to provide the Services and for which Kraft does not have any reimbursement or payment obligation either during the Term or upon any termination of this Agreement. For avoidance of doubt, these are items such as Supplier Personnel’s personal computers and associated software, and Supplier’s internal accounting systems and internal database software which Kraft would not need to enable it to provide the Services for itself.

23

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Supplier Owned Materials” shall have the meaning given in Section 14.3.1.

“Supplier Owned Software” shall mean any Software owned by Supplier and used to provide the Services.

“Supplier Personnel” shall mean those employees, representatives, contractor personnel, subcontractor personnel and agents of Supplier, Subcontractors and Supplier Affiliates who perform any Services under this Agreement.

“System” shall mean an interconnected grouping of manual or electronic processes, including Equipment, Software and associated attachments, features, accessories, peripherals and cabling, and all additions, modifications, substitutions, Upgrades or enhancements to such System, to the extent a Party has financial or operational responsibility for such System or System components under the applicable Supplement. System shall include all Systems in use or required to be used as of the Commencement Date, all additions, modifications, substitutions, Upgrades or enhancements to such Systems and all Systems installed or developed by or for Kraft, the Eligible Recipients or Supplier following the Commencement Date.

“Systems Software” shall mean all Software that perform tasks basic to the functioning of the Equipment and are required to operate the Applications Software or otherwise support the provision of Services by Supplier, including operating systems, systems utilities, data security software, compilers, performance monitoring and testing tools and database managers.

“Target Baselines” shall have the meaning set forth in the applicable Supplement.

“Tax Authority” shall mean any federal, state, provincial, regional, territorial, local or other fiscal, revenue, customs or excise authority, body or official competent to impose, collect or assess tax.

“Technological Evolution” means any improvement, upgrade, addition, modification, replacement, or enhancement to the standards, policies, practices, processes, procedures, methods, controls, scripts, product information, technologies, architectures, standards, Applications, Equipment, Software, Systems, tools, products, transport systems, interfaces and personnel skills associated with the performance of information technology services and related functions in line with the established best practices of first-tier providers of such services, as determined by Kraft. Technological Evolution includes: (i) higher capacity, further scaling and commercializing of business processes, more efficient and scalable business processes, new versions and types of applications and systems/network software, new business or IT processes, and new types of hardware and communications equipment that will enable Supplier to perform the Services more efficiently and effectively as well as enable Kraft and the Eligible Recipients to meet and support their business requirements and strategies and (ii) any change to the Equipment, Software or methodologies used to provide the Services that is necessary to bring that function, Equipment or Software or those methodologies into line with the Kraft Standards and/or current industry standards.

“Technology Plan” shall have the meaning given in Section 9.5.5.

“Term” shall mean the term for the applicable Supplement.

“Termination Assistance Services” shall mean the termination/expiration assistance requested by Kraft to allow the Services to continue without interruption or adverse effect and to facilitate the orderly

24

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

transfer of the Services to Kraft or its designee, as such assistance is further described in Section 4.4 and Schedule 23.

“Termination Charges” shall mean the termination charges set forth in the applicable Supplement.

“Third Party Contracts” shall mean all agreements between third parties and Kraft, an Eligible Recipient or Supplier that have been or will be used to provide the Services to the extent a Party has financial or operational responsibility for such contracts under the applicable Supplement. Third Party Contracts shall include all such agreements in effect as of the Commencement Date, including those contracts identified in Schedules 12.1 and the applicable Supplement, those as to which the costs are included in the Kraft Base Case, and those as to which Supplier received reasonable notice and/or reasonable access prior to the Commencement Date. Third Party Contracts also shall include those third party agreements entered into by Supplier following the Commencement Date which Supplier uses to provide the Services.

“Third Party E-Mail Services Provider” shall mean an entity that Kraft has contracted directly to provide Microsoft Exchange and SharePoint hosting, management and support services (collectively “Exchange & SharePoint Services”) for Kraft Authorized Users worldwide as identified in Amendment 84. Exchange and SharePoint Services shall include the following services and related activities: server/messaging operational management, including related functions such as incident management & request management, for the equipment that resides in the Third Party E-Mail Services Provider’s data center hosting environment.

“Third Party LAN Printer” shall mean a LAN attached printer or multifunctional device that Kraft acquires directly from a Third Party other than the Supplier or its subcontractors for Kraft sites in Kraft North America, which includes Canada, Puerto Rico, and the United States, or specific countries in the European Union (EU) as identified in Amendment 69 and which receives the limited Services from Supplier as further described in the applicable Supplement.

“Third Party LAN Printer Provider” shall mean an entity that Kraft has contracted directly to provide LAN Printers and multifunctional devices for Kraft sites in Kraft North America, which includes Canada, Puerto Rico, and the United States, or specific countries in the European Union (EU) as identified in Amendment 69, as further described in the applicable Supplement.

“Third Party LAN Printer Services” shall have the meaning given in the applicable Supplement.

“Third Party Provider of EUC Equipment” shall mean a supplier with whom Kraft has directly negotiated an agreement for the provision of EUC Equipment.

“Third Party Litigation” shall have the meaning given in Section 13.6.4.

“Third Party Materials” shall mean intellectual property, Third Party Software or other Materials that are owned by third parties and provided under license to Supplier (or its Affiliates or Subcontractors) or Kraft (or the Eligible Recipients) and that have been or will be used to provide or receive the Services.

“Third Party Software” shall mean all Software that is provided under license or lease to Supplier, a Subcontractor, Kraft or an Eligible Recipient. Third Party Software also shall include all such Software that is licensed and/or leased after the Commencement Date.

25

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Three Year Architectural Plan” shall mean the long-range, comprehensive plan for Kraft’s information technology systems, processes, technical architecture and standards as described in the applicable Supplement.

“Tier 1 Disaster Recovery” shall mean a level of disaster recovery services with an RTO/RPO of less than twenty-four (24) clock hours, which is generally used for mission critical Systems or Applications with an extreme and immediate business impact if they are not accessible by Kraft. This recovery methodology has interdependent steps within the overall timeframe in which Kraft and/or Kraft’s designee are allotted up to (8) clock hours to perform Application recovery tasks within these time periods and Supplier is measured based upon the remaining time of the RTO.

“Tier 2 Disaster Recovery” shall mean a level of disaster recovery services with an RTO of between twenty-five to seventy-one (25 to 71) clock hours and an RPO of less than twenty five (25) clock hours, and is generally used for business critical Systems or Applications with high business impact and a minimal tolerance for downtime if they are not accessible by Kraft. This recovery methodology has interdependent steps within the overall timeframe in which Kraft and/or Kraft’s designee are allotted up to (12) clock hours to perform Application recovery tasks within these time periods and Supplier is measured based upon the remaining time of the RTO.

“Tier 3 Disaster Recovery” shall mean a level of disaster recovery services with an RTO of between seventy-two to ninety-six (72 to 96) clock hours and an RPO of between twenty-four to forty-eight (24 to 48) clock hours, and is generally used for critical Systems or Applications that have a moderate business impact and a limited tolerance for downtime if they are not accessible by Kraft. This recovery methodology has interdependent steps within the overall timeframe in which Kraft and/or Kraft’s designee are allotted up to (24) clock hours to perform Application recovery tasks within these time periods and Supplier is measured based upon the remaining time of the RTO.

“Tier 4 Disaster Recovery” shall mean a level of disaster recovery services with a RTO defined in calendar weeks and an RPO that meets the Kraft defined back-up requirements for the System or Application but not earlier than forty-eight clock hours, and is generally used for Systems or Applications that are business important that have a reduced or minimal business impact if they are not accessible by Kraft.

“Tier 5 Disaster Recovery” shall mean a level of disaster recovery services with a RTO defined in calendar months and an RPO that meets the Kraft defined back-up requirements for the System or Application and is generally used for discretionary Systems or Applications that have minimal or no business impact if they are not accessible by Kraft.

“Tower” shall mean any of the components of Services identified in the applicable Supplement as being a “Tower”.

“Transaction Document(s)” means an accepted Kraft order (excluding pre-printed terms) and in relation to that order valid Supplier quotations, Supplier published technical data sheets or service descriptions (to the extent such service descriptions do not conflict with the Services to be provided under the Agreement), Supplier limited warranty statements in the applicable Supplement subject to the terms, limitations and exclusions, if any, that may be contained in a limited warranty statement delivered with the products or otherwise made available to customer for those products specifically applicable for the

26

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

country in which the products are delivered, and mutually executed statements of work, all as provided by Supplier, or other mutually executed documents that reference this Agreement.

“Transformation Milestone” shall have the meaning given in Section 4.3.3.

“Transformation Plan” means the plan or plans set forth in the applicable Supplement and further developed pursuant to Section 4.3 hereof, which identifies the principal changes in technology and deliverables to be undertaken by Supplier in connection with the transformational activities to be completed during and after the Transition Period, and the dates by which each will be completed by Supplier.

“Transformation Services” shall mean the services, functions and responsibilities described in Section 4.3 and the Transformation Plan to be performed by Supplier.

“Transition Milestone” shall mean each date identified in the Transition Plan and the applicable Supplement as a milestone by which Supplier shall have completed a key task or set of tasks in accordance with the Transition Plan in a manner acceptable to Kraft.

“Transition Period” shall mean the period that commences on the Effective Date and expires 11:59:59 p.m., United States Central Time, on the date specified for the completion of the Transition Services as specified in the Transition Plan, unless expressly extended in writing by Kraft.

“Transition Plan” shall mean the plan or plans set forth in the applicable Supplement and developed pursuant to Section 4.2 hereof, which identifies all material transition tasks, Projects and deliverables to be completed by Supplier in connection with the transition of Services to Supplier, and the dates by which each is to be completed by Supplier.

“Transition Services” shall mean the services, functions and responsibilities described in Section 4.2 and the Transition Plan to be performed by Supplier during the Transition Period.

“Transitioned Employees” shall mean the Affected Personnel who accept offers of employment from Supplier, its Affiliates or Subcontractors and become employed by such Entities pursuant to Article 8. Upon being employed by such Entities, such Transitioned Employees shall be deemed to be Supplier Personnel as defined herein.

“Transport Facilities” shall mean the entire medium over which transport takes place, including the Equipment and associated attachments, features, accessories, and peripherals supported or provided by Supplier in connection with Transport Services (for example, data access lines and circuits; voice access lines and trunks; ISDN lines; copper and fiber; microwave, and satellite, routers, hubs, switches, and PBXs).

“Transport Services” shall mean a commercial service providing the carriage or transmission of voice, video, or data electronic impulses over a distance.

“Transport Systems” shall mean all Transport Facilities and associated Software supported or provided by Supplier in connection with the provision, monitoring or management of Transport Services.

“Transport Vendor(s)” shall mean a provider of Transport Services.

27

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Unanticipated Change” shall have the meaning set forth in Section 11.7.

“Upgrade” and its derivatives shall mean the updates, renovations, enhancements, additions and/or new versions or releases of Software or Equipment by Supplier. Unless otherwise agreed, financial responsibility for the costs, fees and expenses associated with an Upgrade of Software or Equipment shall be allocated between the Parties in accordance with Sections 6.4 and the applicable Supplement.

“US Telecom Management Fee” the differential between the applicable Supplement pricing for applicable US Telecom Resource Units and the AT&T Charges to Kraft, as per the applicable Supplement.

“Virtualization Software” shall mean Software that enables multiple Instances or Application environments to be installed and operational on one or more physical Servers.

“WAN” or “Wide Area Network” shall mean a long haul, high speed transmission Network, consisting of WAN Equipment, Software, Transport Systems, and Interconnect Devices that are used to create, connect and transmit data, voice and video signals to within, between or among: (i) LANs; (ii) and non-Kraft locations that do business with Kraft and for which Kraft is responsible for allowing Connectivity.

“WAN Equipment” shall mean the Equipment and associated attachments, features, accessories, peripherals and Cabling supported or used by Supplier in connection with its provision of WAN Services to the Authorized Users (e.g., routers, multiplexors, access circuits, backbone circuits, channel banks, CSU/DSUs, and associated diagnostic equipment), and all additions, modifications, substitutions, Upgrades or enhancements to such Equipment.

“Warehouse Devices” shall have the meaning given in the applicable Supplement.

“WARN Act” shall have the meaning set forth in Section 8.11.2.

“welfare plans” shall have the meaning set forth in Section 8.2.2.

“Whole Unit Spares” shall mean Desktop and Laptop devices used by EDS for the repair of EDS supported End User Desktops and Laptops.

“Whole Unit Spare Credit” shall mean a monthly credit that will be provided to Kraft by EDS to reimburse Kraft for its acquisition costs associated with the Whole Unit Spare devices managed by EDS as part of the EUC Equipment Inventory Pool

“Wiring” or “Wire” shall mean the physical wire connection within walls, between floors and between buildings terminating in a wall jack or other equipment that allows a cable to be connected.

“Yearly Performance Average” shall mean, with respect to each Critical Service Level for which there was a Service Level Default during the preceding Contract Year, the average of the Supplier’s average monthly performances in the Critical Service Level during the preceding Contract Year.

28

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

-i-

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(continued)

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(continued)

-iii-

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(continued)

-iv-

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(continued)

-v-

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(continued)

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.